Exhibit 15.1


Annual Report 2025
Sunrise

Shareholder Letter | Sunrise at a glance | Operational & Financial Review | Sustainability | Corporate Governance | Compensation | Financial Statements

Table of Contents

Shareholder Letter	**5**
Sunrise at a glance	**8**
Facts & Figures	9
Financial & Operational KPIs	10
Operational & Financial Review	**12**
Introduction	14
Strategy	15
Consumer Main Brand	16
Consumer Flanker Brands	21
Business Customers	23
Network	27
Regulatory Environment	29
Risk Management	31
Financial Review	33
Sustainability	**66**
Facts & Figures	68
Message to the Stakeholders	69
Sustainability at Sunrise	71
People	82
Planet	91
Progress	101
Governance	107
Annex	112

2 **Sunrise Annual Report 2025 I** Table of Contents

Shareholder Letter | Sunrise at a glance | Operational & Financial Review | Sustainability | Corporate Governance | Compensation | Financial Statements

Corporate Governance	**144**
Group Structure	146
Capital Structure	148
Board of Directors	153
Executive Committee	168
Compensation Shares & Loans	174
Shareholder Participation Rights	175
Change of Control & Defence Measures	177
Auditor	179
Information Policy	180
Ordinary black out periods	180
Compensation	**181**
Letter of the Chair and Introduction	183
Compensation Governance	184
Board of Directors Compensation	187
Sunrise Compensation Principles & Philosophy	190
Executive Committee Compensation	191
Shareholdings Board & Executive	199
Gender Representation on the Board of Directors	200
Activities at Other Companies	201
Financial Statements	**205**
Consolidated Statements of Comprehensive Income (Loss)	207
Consolidated Statements of Financial Position	209
Consolidated Statements of Changes in Equity	211
Consolidated Statements of Cash Flows	213
Notes to the Consolidated Financial Statements	215
Statutory Financial Statements	291

3 **Sunrise Annual Report 2025 I** Table of Contents

Shareholder Letter | Sunrise at a glance | Operational & Financial Review | Sustainability | Corporate Governance | Compensation | Financial Statements

Shareholder Letter

01

4 **Sunrise Annual Report 2025 I** Shareholder Letter

Shareholder Letter | Sunrise at a glance | Operational & Financial Review | Sustainability | Corporate Governance | Compensation | Financial Statements

Shareholder Letter

Dear Shareholders,

Telecommunications services are the digital backbone of our society, as resilient infrastructure and high-performance networks are essential to economic competitiveness, societal prosperity and innovation. They connect devices, value chains and markets, while enabling people to integrate, socially communicate and economically participate – far beyond national borders. With accelerating digitalisation and rapid advances in artificial intelligence, the importance of telecommunications is increasing further.

As Switzerland's premium and scaled challenger, we bear a special responsibility to shape our market and industry, and with that create long-term value for our customers and shareholders.

With a diverse organisation of around 2,900 people and a customer base that reaches 5.4 million Swiss consumers with fixed and mobile connectivity, Sunrise concentrates on building enduring customer relationships, operating its world-class network, and allocating capital with discipline. We constantly strive towards compelling innovation, service quality in the moments that matter, and creating value that earns customers' trust and loyalty over time.

This strategic direction shaped our commercial decisions, guided our investment priorities, and underpinned our approach to shareholder returns throughout the year.



5 **Sunrise Annual Report 2025 I** Shareholder Letter

Shareholder Letter | Sunrise at a glance | Operational & Financial Review | Sustainability | Corporate Governance | Compensation | Financial Statements

Financial Performance

Despite a challenging market environment, Sunrise delivered on its financial guidance for the 2025 financial year. Revenue was broadly stable with - 1.1% year on year to CHF 2.98 billion, reflecting lower market liquidity and continued pressure in the residential Internet segment, while growth in business customers and wholesale provided a partial offset. At the same time, disciplined cost management and operational efficiencies supported a stable Adjusted EBITDAaL which increased 0.9% to CHF 1.01 billion. Capital expenditures were reduced by 6.1% year on year to 16.0% of revenue, reflecting the completion of major infrastructure programmes and a more targeted investment approach.

This combination of stable operating performance and lower capital intensity translated into a strong increase in cash generation. Adjusted Free Cash Flow rose by 4.7% to CHF 379.7 million, enabling Sunrise to deliver dividend growth of 2.7% year on year while maintaining a resilient balance sheet.

With a clear focus on execution, disciplined capital allocation and a progressive dividend policy, Sunrise enters 2026 well positioned to continue creating sustainable value for its shareholders.

2025 Dividends

Our capital allocation philosophy remains unchanged: invest with discipline, maintain a resilient balance sheet and return cash to shareholders through a progressive dividend. The Board intends to propose at the AGM a dividend for the 2025 financial year of CHF 3.42 per Class A share and ~CHF 0.34 per Class B share. The proposed distribution is expected to be paid entirely from reserves from foreign capital contributions. For shareholders, that means the payout is not subject to the 35% Swiss withholding tax; for Swiss-resident individuals holding the shares as private assets, it is in principle not subject to Swiss income tax.

Sunrise share trading

In 2025, we completed the move to a single market listing. After voluntarily delisting our Class A ADSs from the Nasdaq in mid-August, we terminated the programme in mid-November: 93.1% of Class A ADSs had already been exchanged into Swiss shares and the small remainder was placed with investors on SIX. Our Class A shares now trade solely on the SIX Swiss Exchange (SUNN). We also set 30 January 2026 as the end date for the Class B ADS programme; ~99% of Class B ADSs have already been exchanged, with the remainder to be converted into Class A shares and sold by the depositary, with proceeds distributed to former holders.

Commercial highlights

2025 was a year of robust commitment to our multi-brand strategy. For the main brand our commercial choices were based on a common theme: deliver strong value across the customer lifecycle. We launched Swiss Connect, a premium portfolio including inclusive roaming across Europe, the U.S. and Canada. And with it, we underlined our commitment to treating new and existing customers alike, shifting the conversation away from discounts and towards value and tenure – supported by meaningful benefits as customers accumulate products with us. Also, beyond connectivity, we broadened our participation in customers' lives. Home Security delivered professional-grade protection, combining hardware devices with 24/7 support and insurance.

For our flanker brands we sharpened our position in the smart and budget shopper segment. We refreshed yallo and strengthened its offering. And we launched CHmobile as an online-first, fast-follower brand that brings Swiss quality at attractive price points, with simple plans and Swiss-based service. Whilst strengthening the value brand Sunrise, we tactically leveraged our flanker brands to extend our reach into all customer segments.

In Business, we further strengthen relationships with key enterprise customers, including Universitätsspital Zürich, Radio Energy and Electrosuisse, while continuing to address the everyday connectivity needs of Swiss SMEs. With SME Ready and SME Ready Connect & Pay, we packaged plug-and-work solutions that can be deployed quickly with no need for an in-house IT team, scaling with customers as their companies grow. The result is a clearer on-ramp for Swiss SMEs to secure, modern connectivity.

« With accelerating digitalisation and rapid advances in artificial intelligence, the **importance of telecommunications** is increasing further. As Switzerland's **premium and scaled challenger**, we bear a special responsibility to shape our market and industry »

Mike Fries

6 **Sunrise Annual Report 2025 I** Shareholder Letter

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Outstanding network

Great propositions only resonate when the network delivers fast, reliable and secure connectivity. In Q1, we introduced 5G Standalone (5G SA) and by autumn we had completed the nationwide 5G SA build, making Sunrise the only operator to offer a nationwide 5G SA network in Europe at that time. Paired with the most comprehensive landline access and the highest gigabit coverage in Switzerland, this is a platform for the next wave of low latency, high-capacity services – for both consumers and business.

Independent testing reinforces the quality story: *connect* awarded Sunrise mobile the rating «Outstanding» for the tenth time in a row, with fixed broadband again also rated «Outstanding», evidenced by top download speeds and reliability on our hybrid fibre-coax network.

« We constantly strive towards compelling **innovation, service quality** in the moments that matter, and creating value that earns customers' **trust and loyalty** over time. »

André Krause

Sustainability

We took further steps along our practical path to net-zero by 2050, validated by the SBTi, and translated it into a comprehensive transition plan. Beyond our decarbonisation efforts, we are expanding a tool-based Supplier Engagement Programme and working on lifecycle tracking for customer-premises equipment (CPE). We are also developing product carbon footprints for Sunrise products and services to offer customers transparency, especially in B2B.

In addition to environmental progress, we also took forward the People dimension of our sustainability agenda. Volunteering participation increased more than sevenfold and is more closely aligned with our business and the community's needs, strengthening the ways in which employees engage in our sustainability journey.

Independent recognition – EcoVadis Platinum, an A-rating from Inrate and ISO 14001 renewal – confirms progress tied to long-term value creation.

Outlook

We are heading deeper into the new year with momentum in the places that count: most modern mobile network with a nationwide 5G SA platform ready for broader commercialisation; access to all fixed technologies; a premium portfolio anchored in loyalty; sharper flanker brands for price-sensitive segments; a growing bench of adjacent services; and an expansion of our ICT and SME business.

For its main brand, Sunrise will further prioritise long-term relationships over one-off leads, supporting the ongoing development of premium experience. For customers, this translates into consistent, meaningful value over time and a level of quality that is experienced in every interaction.

Our flanker brands create clear benefits for customers by extending choice and accessibility across the market. Through simple, value-driven propositions, we aim to serve smart shoppers, digitally savvy users and the budget-conscious even better, offering relevant solutions aligned to their needs.

For businesses, our focus is on making modern IT and connectivity effortless. Customers benefit from simple, reliable solutions, clearer guarantees and scalable offers that grow with their needs. In parallel, we will continue to expand our ICT capabilities and partner network to deliver more integrated end-to-end solutions.

Our cost base is lean, our capital intensity is well balanced, and our focus on cash generation remains strong. After significant investments in the past years, we are able to deploy capital in a very tailored manner, directly benefiting our shareholders. We will continue to pursue a progressive dividend-per-share policy, invest where returns are compelling, and uphold transparency and accountability across our financial, operational and environmental activities.

To our shareholders, customers, employees and partners: thank you for your continued trust. We are building Sunrise for the long term – guided by clear strategic choices, consistent execution and a firm commitment to sustainable value creation.

Best regards,

Mike Fries
Chairman

André Krause
CEO

7 **Sunrise Annual Report 2025 I** Shareholder Letter

Shareholder Letter | Sunrise at a glance | Operational & Financial Review | Sustainability | Corporate Governance | Compensation | Financial Statement

Sunrise at a glance

02

8 **Sunrise Annual Report 2025 I** Sunrise at a glance

Shareholder Letter | **Sunrise at a glance** | Operational & Financial Review | Sustainability | Corporate Governance | Compensation | Financial Statement

company

#SUNN – one year on the SIX Swiss Exchange

Switzerland's leading challenger, driving the market with speed, agility and innovation, while accelerating digitalisation

2,897 employees (FTEs) from **78 nations**

access

Headquarters in Opfikon, with business locations in Basel, Berne, Bussigny, Geneva and Lugano

Over **100 Sunrise shops** and around **18 yallo shops**

Digital inclusion, advancing digital access and inclusion for all offering

Multi-brand strategy, covering all market opportunities in the Swiss consumer segment

Sunrise Moments, a unique loyalty programme with exclusive access to events and experiences

360-degree communications and integrated ICT solutions for business customers performance

Mobile network awarded 'Outstanding' for the tenth consecutive time

First nationwide 5G Standalone network in Europe

Carbon Transition Plan to net-zero by 2050, validated by SBTi

9 **Sunrise Annual Report 2025 I** Sunrise at a glance

Shareholder Letter | **Sunrise at a glance** | Operational & Financial Review | Sustainability | Corporate Governance | Compensation | Financial Statements

Financial KPIs

CHF in millions, except percentages	**2025**	**2024[1]**	**Change of reported figures (%)**
Revenue	**2,983.4**	**3,018.0**	**-1.1%**
Residential customers:	**2,107.2**	**2,173.1**	**-3.0%**
Fixed revenue:	974.0	1,047.4	-7.0%
Subscription	933.6	1,003.3	-6.9%
Non-subscription and hardware	40.4	44.1	-8.4%
Mobile revenue:	**1,027.9**	**1,033.0**	**-0.5%**
Subscription	821.9	824.6	-0.3%
Non-subscription and hardware	206.0	208.4	-1.2%
Other:	**105.3**	**92.7**	**13.6%**
Business customers and wholesale:	**859.0**	**830.3**	**3.5%**
Fixed revenue:	505.9	483.1	4.7%
Subscription	307.0	295.8	3.8%
Non-subscription and hardware	198.9	187.3	6.2%
Mobile revenue:	**347.1**	**344.5**	**0.8%**
Subscription	267.9	264.4	1.3%
Non-subscription and hardware	79.2	80.1	-1.1%
Other:	6.0	2.7	122.2%
Infrastructure and support functions:	**17.2**	**14.6**	17.8%
Other:	17.2	14.6	17.8%
Adjusted EBITDAaL	**1,006.9**	**1,022.1**	**-1.5%**
% margin	33.8%	33.9%	-0.3%
P&E Additions (CAPEX)[2]	478.7	509.9	-6.1%
Adjusted Free Cash Flow	**350.2**	**362.5**	**-3.4%**

[1] The 2024 revenue split and comparative figures have been reclassified to align with the current year's presentation. Further details are provided in the Revenue Note of the Consolidated Financial Statements.
[2] Excluding additions from leases, ice-hockey rights and M&A activity.

10 **Sunrise Annual Report 2025 I** Sunrise at a glance

Shareholder Letter | **Sunrise at a glance** | Operational & Financial Review | Sustainability | Corporate Governance | Compensation | Financial Statements

Operational KPIs

Residential ARPU (CHF)	**2025**	**2024[3]**	**Change in %**
Fixed Customer Relationship	57.3	60.6	-5.5%
Mobile Subscriber	29.2	29.6	-1.3%
Residential customers subscription base (in thousands)			
Mobile RGU	2,339.4	2,347.7	-0.4%
Mobile Postpaid RGU	2,106.2	2,065.4	2.0%
Broadband Internet	1,137.8	1,154.5	-1.4%
Enhanced TV	867.6	898.3	-3.4%
Business customers and wholesale subscription base (in thousands)			
Mobile RGU	819.6	784.7	*4.4%*
Mobile Postpaid RGU	781.6	740.5	*5.6%*
Broadband Internet	145.8	138.4	*5.3%*
Enhanced TV	96.5	90.9	*6.1%*

[3] The operating data used in the calculation of ARPU and the subscription base for the year ended 31 December 2024 are on a rebased basis.

11 **Sunrise Annual Report 2025 I** Sunrise at a glance

Shareholder Letter | Sunrise at a glance | **Operational & Financial Review** | Sustainability | Corporate Governance | Compensation | Financial Statements

Operational & Financial Review

03

12 **Sunrise Annual Report 2025 I** Operational & Financial Review

Table of Contents | Operational & Financial Review 13 Introduction 14 Strategy 15 Consumer Main Brand 15 Flanker Brands 15 Business Customers 15 Excellent Infrastructure 15 Efficient Operations 15 Engaged People 15 Sustainability 15 Consumer Main Brand 16 Core Services 17 Adjacent Services 18 Customer Experience and Support 21 Consumer Flanker Brands 21 yallo 22 CHmobile 22 swype 22 Lebara 22 Business Customers 23 Wholesale 23 Portfolio 24 Sales and Support Channels 25 References 25 Network 27 Broadband Infrastructure 27 Mobile Infrastructure 27 Regulatory Environment 29 Risk Management 31 The risk management process 31 Principal risk areas 31 Financial Review 33 Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 13 Sunrise Annual Report 2025 I Operational & Financial Review Introduction Sunrise is Switzerland's leading challenger, with the clear ambition to drive the telecommunications market with its pace, agility and innovation. Sunrise is in a strong number two position and has proven its potential to pioneer developments, and to enable digital progress. It boasts a dynamic and international environment. Roughly 2,900 employees (FTEs) from around 80 nations contribute to the success of Sunrise with their expertise, innovative thinking and exceptional commitment, reflecting the diversity of the Sunrise customers. The company is led by an experienced management team with a proven track record in the telecommunications industry, driving growth through strategic initiatives and operational efficiency. History Sunrise was initially formed in 2001 as Sunrise Communications Ltd., a Swiss corporation, through the merger of two companies, each founded in 1996: landline and mobile operator diAx and landline operator NewTelco Ltd. In February 2015, Sunrise became a Swiss public company listed on SIX Swiss Exchange. In November 2020, Liberty Global, through its Swiss subsidiary UPC, another Swiss telecommunications company, successfully completed the acquisition of Sunrise in the Sunrise–UPC transaction. Following this transaction, Sunrise UPC became an indirectly wholly owned subsidiary of Liberty Global. The new corporate entity Sunrise UPC LLC was renamed Sunrise LLC in 2022. Following the spin-off from Liberty Global in 2024 and the listing on SIX Swiss Exchange, Sunrise operates as an independent, publicly owned company managed by a dedicated and experienced Swiss executive team. Scope of Business and Infrastructure Sunrise distinguishes itself in the Swiss telecommunications market through its extensive fixed-network access and a leading mobile network, offering the highest gigabit coverage nationwide. As a premium, large-scale provider, Sunrise delivers a full suite of mobile, landline, broadband and TV services to residential customers, with strong market positions (Mobile: 27%, Broadband: 32%, TV: 28%)4. For business clients, Sunrise offers comprehensive communications solutions, including integrated ICT services that cover connectivity, security and IoT, supporting their digital transformation initiatives. The company’s multi-brand approach enables it to effectively serve diverse market segments, ranging from premium customers to value-focused and budget-conscious users. This strategy ensures tailored offerings that meet the specific needs of each customer group. Further details on the product portfolio and service offerings are available in the following chapters of this section. Sunrise continues to invest in its mobile infrastructure, particularly in the deployment of 5G technology. These investments have resulted in broad network coverage and consistently high performance ratings in independent network assessments. Sunrise is the first operator in Europe to operate exclusively on 4G and 5G in combination with a nationwide 5G Standalone (SA) network. The company’s hybrid infrastructure model combines proprietary high-quality network assets with selected third-party networks, ensuring robust and comprehensive broadband service delivery across Switzerland. Additional information on network development and performance can be found in the Network chapter. Regulatory and Risk Management As a Swiss telecommunications-service provider, Sunrise works in a highly regulated environment. For more details on regulations, see the Regulatory Environment chapter. To support its business in successfully delivering its objectives, targets and commitments to all stakeholders, Sunrise operates an Enterprise Risk Management system. Additional information is available in the Risk Management chapter. Financial Performance Financially, Sunrise delivered on its guidance for the 2025 financial year, despite a challenging market environment. The financial results reflect disciplined execution, resilient operating performance and strong cash generation; further details are provided in the Financial Review and Financial Statements chapters. Sustainability – engaging the organisation on the journey Sustainability remains a core value for Sunrise, as demonstrated in its third annual Sustainability Report, which can be found integrated in this report. Reflecting the importance of the formulated objectives and initiatives, the sustainability performance has been tied to the variable remuneration of all employees, including the management team. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 14 Sunrise Annual Report 2025 I Operational & Financial Review 4 Based on 2025 Ampere Analysis Strategy The Sunrise strategy is designed to drive sustainable growth, foster innovation and constantly enhance customer satisfaction and loyalty. In a rapidly evolving market, the company is committed to staying ahead by leveraging its strengths, embracing new opportunities and continuously improving its operations. The strategic pillars are focused on key areas that will enable Sunrise to achieve its long-term goals and deliver exceptional value to its stakeholders. The company's growth strategy is centred around three main components: winning more customer relationships, expanding those relationships and exploring adjacent opportunities to drive additional services to customers. Operating with a multi-brand strategy, Sunrise covers all the market opportunities in the Swiss consumer segment The company intends to grow its market share further in both the residential and business segments by appealing to Swiss customers with compelling offerings and multiple brands. Consumer Main Brand In the consumer segment, the main brand, Sunrise, is positioned in the quality- and service-sensitive segment. It aims to enhance Customer Lifetime Value (CLV) within the premium market segment and invests in differentiation through innovation, service excellence and loyalty-building initiatives. Flanker Brands In the smart-shopper and budget segment the flanker brands yallo, swype, CHmobile and Lebara are designed to drive profitable volume growth in lower market segments through compelling products and branding. As the customer base grows, limiting churn remains a top priority. Furthermore, branded resellers and mobile virtual-network operators (MVNOs) such as TalkTalk, Aldi Mobile or Quickline and fixed virtual-network operators (FVNO) such as Digitec Galaxus provide mobile services without owning their own mobile network. These brands complement the Sunrise strategy in the lower market segments. Business Customers The B2B market still has significant potential for further penetration in key segments. The focus is on expanding market share within the SME segment and unlocking new opportunities in the ICT sector through the convergence of IT and telecommunications. We constantly strive towards compelling innovation, service quality in the moments that matter, and creating value that earns customers’ trust and loyalty over time. Excellent infrastructure The Sunrise services are founded on superior connectivity, through high-performing fixed and mobile networks, backed by the highest security standards. With a hybrid strategy, Sunrise maximises its own infrastructure while managing wholesale costs efficiently for access to out-of-footprint areas and FttH technology. Efficient operations By managing costs effectively and enhancing investment efficiency in relation to revenues, operational efficiency is maintained. This involves strategic investments in automation and AI, focused capital allocation and promoting a cost-conscious culture. By integrating these elements, Sunrise aims to achieve sustainable growth, enhance customer satisfaction and consolidate its position in the market. Engaged people The success of Sunrise is deeply rooted in the expertise, experience and commitment of its employees. To attract and retain top talent, Sunrise adopts fair recruitment practices, offers attractive remuneration based on equal-pay principles as well as additional benefits, and provides ample opportunities for career progression. Employee development is a key focus of its strategy, aiming to build a loyal workforce, manage skill shifts towards new revenue streams and technological progress and foster a strong and inclusive culture. Under the motto «Challengers wanted», Sunrise strengthens its employer brand, appealing to individuals ready to challenge the status quo. Sustainability As an integral part of its corporate strategy, Sunrise implements sustainable measures within its daily business activities. Its sustainability strategy is based on the pillars of People, Planet and Progress, with the pillar of Governance as the foundation. With goals such as high employee commitment, significant reduction in emissions, circular economy and increased digitalisation, Sunrise is striving towards a more sustainable future. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 15 Sunrise Annual Report 2025 I Operational & Financial Review Company Values The company values of Sunrise are at the core of its business and represent the foundation for the way things are done. The Sunrise values are crucial in forming a unified company and the company’s very own culture, given the history of a merger and strategic acquisitions. The values provide common ground for co-creation, and they are the basis for any interaction with internal or external stakeholders. Shareholder Letter Sunrise at a glance Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 16 Sunrise Annual Report 2025 I Operational & Financial Review Passionate We put our customers first. Customer needs are at the core of everything we do, we strive to inspire them and exceed their connected- living expectations. We deliver ambitious goals in line with our vision and strategy to brighten connected living. We follow through on set priorities, and aim to perform highly as individuals, as teams and as a company. We take ownership with a can-do attitude. We are empowered to create and make a difference, growing through autonomy and by taking on responsibility to deliver agreed goals. Bold We push the boundaries by being the challenger in the market and shaping new horizons for the future of connectivity with products and services that deliver value to customers. Internally, we speak up to address improvement opportunities and make decisions even if the outcome is uncertain. We act like entrepreneurs. We learn from failures and grow. We iterate to get it right and deliver on defined goals. We adapt quickly to changing situations. This helps us to be solution focused. We are to the point by acting in a pragmatic, efficient and clear way. One We collaborate to deliver on our ambitious goals as a unified team, by working cross- functionally, sharing knowledge and involving our customers. We build trust through respect, appreciation and reliability. We prioritise our mutual success and don't put our individual interests first. We embrace DE&I so that everyone belongs and is able to realise their full potential. We seek to understand different perspectives, mindsets and cultures. We connect to a wider community and understand the impact of our actions in the world.

Consumer Main Brand Focusing on long-lasting customer relationships, the Sunrise Consumer Main Brand offers residential customers mobile, broadband, TV and fixed-line telephony services, which customers can bundle together in various combinations for a fixed monthly fee. Sunrise is redefining value for its customers by moving beyond discounts to focus on long-term relationships built on trust, loyalty, innovation and exceptional service. Core Services Mobile services Mobile services include prepaid and postpaid voice, SMS and data services, and international calling and roaming. Sunrise offers multi-SIM subscriptions for families and individuals with multiple mobile devices and, among other things, mobile-device insurance. While mobile subscribers always have access to the Sunrise 5G network, they can select from a range of available mobile connectivity speeds at different price points. Broadband, TV and fixed-line telephony Sunrise provides broadband, TV and fixed-line telephony services as service packages with varying service combinations at fixed monthly fees directly to residential customers and to housing associations and other landlords who subscribe for services to be provided to the tenants of a residential complex as part of their utility bills if they so choose. Broadband services are available at several competitive speeds, and Sunrise rents or sells Internet service equipment, including modems and routers, to its customers. Sunrise has been advancing the expansion of Internet speed in the hybrid fibre-coaxial (HFC) network and is the only provider to offer high-speed Internet (at 1 Gbit/s and above) to almost all Swiss households (incl. 5G fixed wireless access). Around 60% of Swiss dwellings (based on a total of 5.5 million households and businesses in Switzerland) have access to Sunrise high-speed Internet with speeds of up to 2.5 Gbit/s. More on the Sunrise broadband infrastructure can be found in the Network chapter. As part of its TV services, Sunrise provides its subscribers with a comprehensive television content offering focused on family and general entertainment. The TV services are provided through TV set-top boxes which Sunrise rents to its customers and through the Sunrise TV app for smart TVs, computers and mobile devices. Sunrise continues to offer fixed-line telephony products that can be bundled with other services. Entertainment Sunrise holds a 20% stake in a joint venture with CH Media, providing Sunrise TV customers with the streaming service oneplus. In 2025, oneplus integrated Paramount+, expanding its catalogue to include Paramount’s feature films and series and uniting international and Swiss content within a single local platform. For a fixed monthly fee, Sunrise offers its TV subscribers (and subscribers to other TV service providers) access to MySports, which is a Sunrise-owned sports channel that has exclusive rights to Swiss National League ice-hockey games, including rights to broadcast live games and highlights on TV and online, as well as rights to broadcast North American National Hockey League games. In August 2025 Sunrise and the Swiss National League extended their media partnership for MySports until 2035. The extended partnership will continue to encompass all live and highlight rights to all Swiss National League games for both pay TV and free TV. The Sunrise TV Shop consolidates leading streaming subscriptions (Netflix, Disney+, oneplus, Sky Show, Sky Sport, DAZN, blue Sport) with simple in-app management and billing on the Sunrise invoice; MySports, Canal+ and additional TV options are added just as easily, while Apple TV+, Amazon Prime Video and YouTube remain accessible via the TV Shop. By summer 2025, all major sports services were available on Sunrise TV. Product enhancements included the integration of a TV Highlights section in the Sunrise TV app, prominently displaying personalised recommendations, and SuperSearch on the Sunrise TV Box. This innovative, voice-controlled AI content search feature is based on Google Gemini Flash and guides customers directly to their preferred content. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 17 Sunrise Annual Report 2025 I Operational & Financial Review Swiss Connect Sunrise is the first provider in Switzerland to include roaming with all its new Swiss Connect mobile subscriptions. With the included roaming services, Swiss Connect Mobile focuses on the European zone as well as the USA and Canada. The Swiss Connect subscriptions offer unlimited data with full 5G speed (with the exception of the Swiss Connect Lite entry- level offer). With the launch of Swiss Connect, Sunrise enhances its existing combo benefits by adding a long-term price guarantee: Both new and existing customers who opt for a Swiss Connect mobile plan benefit from the same advantages. Customers who combine several Swiss Connect mobile plans or a landline Internet plan with a Swiss Connect plan on a single bill keep benefiting from attractive price advantages. Sunrise also launched a new offer for customers with a requirement for roaming in the Balkan region: «Travel East» is the new mobile plan that includes roaming for neighbouring countries as well as Albania, Bosnia and Herzegovina, Kosovo, Montenegro, North Macedonia and Serbia. Sunrise Young Portfolio Sunrise offers a portfolio created for the youth segment. Young offers unlimited surfing on the largest and most reliable 5G network in Switzerland without a minimum contract period. Subscriptions cater more specifically for the core needs of the young target group and offer them fast Internet. Customers have access to Sunrise Moments, receive a 50% discount on their SBB Half Fare Travelcard subscription and get the «surf protect» option at no extra cost. Devices and Services Sunrise sells third-party mobile phones, tablets and other hardware and accessories. Customers have the option to purchase smartphones, smartwatches or tablets for cash or under financing plans which allow for monthly instalment payments. In August 2023, Sunrise launched its first Device as a Service (DaaS) offering, which allows residential customers to buy their mobile devices, to upgrade their devices to a newer model at any time during the ownership and to insure their devices against theft and damage. With the Flex Premium Bundle, launched in 2024, Sunrise combined individual DaaS elements into an all-in-one package. The package makes a smartphone combined with advantageous subscription conditions even more affordable. It offers a substantial price advantage and allows customers either to exchange existing devices for a new one at any time or to have their device repaired whenever they want to give it a longer lifespan and boost sustainability by embracing circularity. Furthermore, it rewards customer loyalty by removing any difference in eligibility between new and existing customers, allowing even customers enrolled in a binding contract to purchase the Flex Premium Bundle without paying penalties on the previous contract offering. In August 2025, Sunrise expanded its Flex Upgrade programme to include smartwatches, giving customers even more flexibility to keep their wearable technology up to date. More information on the sustainability aspects of this innovative insurance option can be found in the chapter Trade-in Programmes for mobile devices in the Sustainability Report. Iconic Bundle Launched in the autumn of 2025, the Iconic Bundle sets the new benchmark among premium offers: national and international connections and global roaming are included, there is the option to purchase and exchange the latest smartphones, watches and tablets at any time, and global insurance cover for the devices and up to five extra SIM cards for unlimited connectivity, all in one plan. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 18 Sunrise Annual Report 2025 I Operational & Financial Review Adjacent Services Sunrise has been supplementing its telecommunications products with extra offers like payment services (Sunrise Pay) and cybersecurity products (Sunrise Protect). These additional services provide Sunrise customers with exclusive benefits that complement its core telecommunications offering. Perplexity, Travel and Cyber Insurance policies and Home Security are the latest additions to the portfolio. Sunrise Pay Sunrise Pay is a convenient, simple and secure payment method offered by Sunrise to make purchases in thousands of apps for games, films, music files, services and online subscriptions by paying via the phone bill or by deducting payment from the prepaid balance at no extra cost. It can be selected as a payment method either through the personal device settings in the case of app stores, or on partner pages. Purchases made using Sunrise Pay can only be authenticated via mobile phone or tablet over the Sunrise mobile network, creating a secure digital experience. Sunrise Protect Sunrise continues to strengthen its customers’ digital safety with Sunrise Protect, a comprehensive security solution. In collaboration with F-Secure, Sunrise has expanded its security portfolio with Identity Protect and Device Protect. Identity Protect helps safeguard personal and sensitive information – such as passwords, credit card numbers and user data – against misuse online. Device Protect combines antivirus protection and parental controls to create a secure environment for everyday browsing, banking and online shopping. Perplexity Sunrise recognises the growing importance of artificial intelligence in everyday digital life and is committed to enabling its customers to benefit from these developments. In 2025, Sunrise collaborated with Perplexity, an AI-powered search and information platform, and launched a loyalty initiative providing all existing residential customers who have a Sunrise plan with one year of complimentary access to Perplexity Pro. Travel and Cyber Insurance The new Sunrise Travel Insurance includes cover for travel cancellation costs, medical emergencies, loss of luggage, car-rental excesses, roadside assistance and public-transport cancellations. Cyber Insurance protects against a wide range of items, including the financial consequences of data misuse, recovery of data and identity theft, and provides legal protection against cyber crime.Sunrise is collaborating with Toni Digital Insurance Solutions AG and insurance companies TAS Versicherungen AG and Assista Rechtsschutz AG to provide the new insurance offers. Home Security In 2025, Sunrise introduced a new Home Security offering that helps protect customers’ homes by combining security devices, a dedicated app, on-site security services and insurance cover with personal support from insurance partner Zurich Insurance. The easy-to-install system brings together three elements: a do-it-yourself kit (buy and install), a Sunrise subscription (Basic or Complete) and the Sunrise Home Security app, which enables customers to monitor their home at any time. The Home Security product is aimed both at Sunrise customers and at those of other providers. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 19 Sunrise Annual Report 2025 I Operational & Financial Review Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 20 Sunrise Annual Report 2025 I Operational & Financial Review Sunrise Moments Sunrise Moments is a unique and comprehensive customer-loyalty programme that gives Sunrise subscribers exclusive access to pre-sales for sports, concerts and other event tickets, as well as fast-lane entry and discounted tickets, among other benefits. In 2025, the portfolio was expanded beyond music and festivals to include family experiences at Europa-Park, nationwide cinema offers and cultural highlights. In October 2025, Sunrise launched a national campaign highlighting that customers spend less time on their phones when they are out enjoying unforgettable Moments – featuring Sunrise ambassador Marco Odermatt. Sunrise and Swiss-Ski Sunrise and Swiss-Ski are driving the future of Swiss snow sports. In 2022, Sunrise became the main partner of Swiss- Ski with the ambition to contribute to the future success of Swiss snow sports across all disciplines and performance levels and thereby to strengthen Switzerland's position as the leading winter-sports nation. A second element is digitalisation. Sunrise aims to elevate the overall experience for fans and the community to a new level through innovative services in areas such as a fan- engagement app, ticketing, streaming and gaming, thus strengthening its identity as a credible premium brand.

Customer Experience and Support Sunrise aims to deliver a consistent experience across hotlines, digital channels and retail at all times, supported by targeted training, clear processes and continuous customer feedback. In 2025, upgraded sales and service platforms and a new shop concept further streamlined customer interaction, allowing agents to spend more time with customers. A key strategic priority in service is «first-call resolution» – ensuring that customer needs are addressed or resolved at the first point of contact. Hotlines for residential customers The dedicated Sunrise call-centre teams manage the customer life cycle, including sales, retention, billing inquiries and technical support. In the residential-customers segment, Sunrise operates through dedicated call centres, which are in nine countries in Europe and North Africa. These call centres offer support in German, French, Italian and English and are powered by an integrated system providing knowledge management and process guidance to customer-service representatives. All Sunrise customer-service representatives receive training in Sunrise processes and standards and have access to periodic coaching and cross- product training. Sunrise relies on surveys to gather feedback on each customer interaction. To improve customer experience further, it invests in enhancing its digital service capabilities, such as customer service via chat, automated chat service and interactive voice responses. In 2025 connect’s broadband hotline test awarded Sunrise «very good», with a win for accessibility and top scores for interactive voice response and friendliness. New sales and service support platforms In 2025, Sunrise introduced Orbit, an AI-supported sales platform for shop agents. Orbit provides offer recommendations and an intuitive interface to navigate devices, accessories and product combinations quickly, enabling agents to focus on customer needs. Sunrise also launched ACE, powered by Sprinklr, as its Contact as a Service (CaaS) platform across all brands and channels. ACE consolidates inbound and outbound voice, email, live chat and chatbot interactions into a single interface with advanced monitoring and reporting. Sales Channels Sunrise relies on its website, mobile applications, call centres, sales representatives, over 100 retail locations and third- party distributors and partners to generate sales and sales leads. In 2025, Sunrise started rolling out a new shop concept featuring premium materials, dedicated consultation zones and interactive desks, plus a smart audio concept and higher digitalisation and automation that free advisors to focus on customer needs. In connect’s shop test across more than 350 locations in Germany, Austria and Switzerland, Sunrise shops were rated «very good», with outstanding staff demeanour and very good/outstanding advice on rates and devices, achieving the largest year-on-year improvement among all providers. Sunrise has partnerships with several nationwide retail chains, including Mobilezone (the largest independent telecommunications retailer in Switzerland), and with regional partners and dealers who sell Sunrise products and services. For advertising, a variety of channels are used; nationwide marketing campaigns with a strong focus on digital and outdoor advertising in Switzerland’s largest cities are included as well as regional marketing activities and campaigns. Marketing to existing customers is designed to increase customer satisfaction and loyalty and leverage up- selling and cross-selling potential. Campaigns are supported by analytics tools to enhance the marketing experience and allow for micro-segmentation and targeted campaigns. Read more about customer experience and support in chapter User protection and satisfaction in the Sustainability Report. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 21 Sunrise Annual Report 2025 I Operational & Financial Review Consumer Flanker Brands As part of the Sunrise multi-brand strategy, the consumer flanker portfolio – yallo, CHmobile (launched in 2025), swype and Lebara – extends market coverage with clear and compact propositions . These brands complement the Sunrise main brand offer by serving smart shoppers, price-conscious and digitally savvy users, and budget savers through online, telesales and selected retail channels, while maintaining simple journeys and transparent pricing. yallo yallo is a lean digital-first brand, operating online and in several other channels such as telesales or retail stores. The typical yallo customer is a «smart shopper» seeking a well- priced, digital-innovative full telco provider. yallo is positioned as the «smart choice» in this segment and focuses on delivering high-performance, no-frills but customisable products with an emphasis on an excellent digital user experience. The brand offers a comprehensive range of telecom services, including Internet, TV and mobile, underpinned by simple customer journeys. Additionally, it is the only smart-shopper brand in Switzerland to leverage three outstanding networks: 5G, HFC, and fibre. The yallo full telco proposition provides room for continued growth and the opportunity to promote customer loyalty based on its converged offerings. CHmobile In 2025, the new flanker brand CHmobile was launched. CHmobile is positioned in the price-sensitive budget segment and delivers a basic offer without sacrificing quality. It promises low prices (not driving but following the competitors price points in this segment), free telephone customer service based in Switzerland and an outstanding 5G network. The hotline number 0800 18 18 18 is a reflection of the Swiss National Day on 1 August. CHmobile is aimed at budget savers and customers can always rely on enjoying low or even the lowest prices – transparently and with no hidden costs. There is a concise portfolio of mobile postpaid tariff plans and any discounts on the list price apply forever. CHmobile is available online and via telesales. swype swype is an innovative brand that is particularly popular with the young, cost-conscious and digitally savvy generation. It is based on an app with a disruptive user experience, e.g., a straightforward, fully digital onboarding process via eSIM. swype offers the same price consistently every day for everyone. Tariffs can be customised with extra options for international calls and roaming. The eSIM makes the fully digital onboarding process especially straightforward. Thanks to maximum transparency and cost control, swype provides complete peace of mind. It is «mobile, just better». Lebara Lebara offers mobile services to price-conscious customers and specialises in targeting the ethnic market. It also is accessible through a wide network of indirect sales partners throughout Switzerland. After focusing historically on prepaid, the majority of customer additions here are now mobile postpaid. Various options for international calls or for travelling are also available. The brand offers the best all-in mobile solution for staying nationally and globally connected. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 22 Sunrise Annual Report 2025 I Operational & Financial Review Business Customers Based on its best-in-class, future-fit networks, Sunrise empowers business customers with 360° communications and integrated ICT solutions from a single source, thereby advancing their digitalisation. Additionally, Sunrise provides wholesale services to mobile virtual network operators (MVNOs), fixed virtual network operators (FVNO) and branded resellers. The Sunrise business-customer and wholesale segment, comprising telecommunications and portfolio services, represented approximately 29% of Sunrise revenues in the financial year 2025 which ended on 31 December. Wholesale Sunrise provides access to mobile and fixed networks in Switzerland as well as international connections, enabling wholesale customers and partners to deliver voice, data and roaming services as well as high-quality broadband. Sunrise combines a comprehensive product portfolio with streamlined processes and reliable service performance. With comprehensive wholesale solutions serving multiple industries, customers can source a broad range of products and services from a single provider. Mobile virtual network operators (MVNO) With a total of eight MVNO partners and one branded reseller, Sunrise stands as the leading MVNO provider in Switzerland. These partners often target specific or additional market segments that the main or flanker brands do not fully reach. MVNO and branded reseller partnerships with companies like TalkTalk, Digital Republic, Digitec Galaxus, Quickline, FL1, netplus, EW-Buchs, WWZ and Aldi Suisse enable Sunrise to cover all market opportunities in the Swiss consumer segment. This «co-opetition» approach is what allows Sunrise to expand its reach and effectively cater to these additional market segments. Fixed virtual network operators (FVNO) Sunrise delivers high quality broadband services through a flexible and fully integrated whitelabel platform. This setup allows partners to offer their own Internet fibre and HFC products without investing in physical network infrastructure. Digitec Galaxus is the first FVNO that Sunrise has successfully onboarded on its whitelabel solution, marking an important milestone in expanding the wholesale footprint. Particularly within the HFC domain, the Swiss market continues to offer substantial growth opportunities and differentiation potential for future FVNOs. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 23 Sunrise Annual Report 2025 I Operational & Financial Review Business Portfolio The evolving Sunrise business service portfolio combines comprehensive telecommunications services, as well as security, professional services and information and communication technology (ICT), consulting and engineering solutions, underpinned by an ecosystem of strategic partners, including AWS, Cisco and Microsoft. Its range of services meets the specific needs of its customers with a portfolio of standardised products for small-sized businesses as well as customised, scalable and secure offers for medium and large enterprises. Mobile In mobile, businesses may choose to take advantage of a number of subscription options, including plans for calls within the organisation only, data packages shared across all employees, unlimited voice and data in European or worldwide destinations, as well as Device as a Service (DaaS) for mobile devices such as smartphones, tablets and smartwatches. For business customers who want to offer strong mobile reception on their premises, Sunrise provides easy to install, standardised indoor coverage solutions or can develop on-premises networks to distribute mobile capacity in the building and improve connectivity. Broadband and multi-site connectivity In broadband, business customers can, among other things, choose their desired level of bandwidth, receive dedicated Internet access and receive minimum-service guarantees from Sunrise related to broadband speed and network availability and access to network-redundancy options. Business customers may also take advantage of a wide range of standardised and fully customised options to enable them to create virtual private networks to exchange information privately and securely within Switzerland and internationally. Mobile Private Networks Mobile Private Networks (MPN) are private 5G network environments that allow companies and organisations to use private 5G resources exclusively for their applications and therefore ensure network quality and availability regardless of the public network's load. In 2023, Sunrise launched the MPN Campus solution as the first telecommunications company in Switzerland to do so. In 2024, the launch of a slicing solution followed. Mobile IoT As the volume of interconnected hardware continues to rise, efficient Internet of Things (IoT) management is becoming increasingly important. Sunrise services are designed to facilitate communication between machinery and hardware – without direct human intervention. Sunrise helps enterprises use their machines and construction vehicles more efficiently. A variety of features are integrated into the IoT management platform, allowing companies to view all hardware-related connection information in real time. This facilitates the optimisation of business processes and increases efficiency. Cloud services Business Direct Cloud Access connects business customers securely and efficiently with cloud service providers and enables them to use business-critical and latency-sensitive applications reliably from the cloud. Additionally, Sunrise launched its new cloud portfolio, which offers SMEs standardised, managed cloud solutions. These currently include Cloud Foundations, which allows customers to get started in the cloud with ease. Further offerings are in the pipeline. SME Ready To meet even better the needs of small and medium-sized enterprises (SMEs), Sunrise launched a new portfolio in 2025 called SME Ready. It offers SMEs so-called Plug-and-Work bundles that combine different solutions and can be quickly deployed without the support of an in-house IT department. Since the solutions are easily scalable thanks to their modular structure, they can be adapted flexibly to the current business needs of any SME. The portfolio currently includes SME Ready Mobile, SME Ready Office and SME Ready Connect & Pay. Additional solutions are in development. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 24 Sunrise Annual Report 2025 I Operational & Financial Review

Benefit Programme The Sunrise Benefit Programme gives the employees of business customers access to exclusive discounts and promotional offers across mobile, Internet and TV services. All subscriptions are personal and can be extended to family members, allowing households to benefit from multiple offers. Employees retain full control over their subscriptions, which are managed independently on the digital platform MySunrise. Thus, the programme allows companies to provide their employees with added value without creating any liability as employer. Sales and Support channels Small businesses purchase Sunrise services through the same channels as residential customers: retail shops, websites and call centres. Sunrise additionally targets enterprises with a dedicated business sales force, including salespeople with expertise in specialised IT and cybersecurity solutions. Sunrise also partners with regional and specialised third-party IT and cybersecurity service providers who promote Sunrise services to their business clients. All business customers can take advantage of a dedicated 24/7 business-customer support call centre and a digital portal which allows them to self-manage their accounts and subscriptions. Business customers can also sign up for enhanced, tailored support services, including a dedicated service manager working on the customer’s premises. Enterprise relationships are managed by account consultants who support business customers, and, for particularly large clients, account managers dedicated to the particular client relationship. Sunrise also maintains a team dedicated exclusively to wholesale services whose duties relate to sales and pre- and post-sales activities, as well as other tasks such as technical issues, troubleshooting and fraud prevention. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 25 Sunrise Annual Report 2025 I Operational & Financial Review References Aarvia Services AG Aarvia Services AG migrated all business mobile subscriptions to Sunrise Business, ensuring highly available mobile services across all locations. Employees also benefit from the Sunrise Benefit Program, offering exclusive discounts on private mobile, landline, TV and Internet plans, boosting satisfaction and strengthening the partnership. AccorHotels Switzerland SA Sunrise Business won an RFP process from AccorHotels for its business mobile services. The solution delivers secure, scalable mobile connectivity tailored to the needs of a global hospitality leader, improving communication and operational efficiency across its network. Electrosuisse Electrosuisse partnered with Sunrise Business to deliver a comprehensive voice and mobility solution. It includes a complete business voice offering with SIP trunking and enhanced mobile services supported by device management. This integrated approach ensures secure and reliable communication for employees, strengthening operational efficiency and supporting Electrosuisse’s digital transformation. Energy Schweiz AG (Radio Energy) Energy Schweiz AG, operator of the Radio Energy stations in Zurich, Bern and Basel, chose Sunrise Business for secure, high-performance connectivity. With SD-WAN and advanced security solutions, the company enjoys a reliable and scalable infrastructure to support its media platforms. Soplar SA Soplar SA relies on Sunrise Business for a comprehensive mobile solution, including high-speed connectivity, backup services and device management. This approach guarantees maximum availability and business continuity, enabling efficient workflows and collaboration across all locations. Truninger-Plot 24 AG Sunrise Business supports Truninger-Plot 24 AG’s «Digital Construction» initiative with IoT SIM services delivered via a dedicated APN and secure SIP VPN. This ensures the BIM Pro Station remains connected on-site, enabling real-time updates and improving process reliability and efficiency. Universitätsspital Zürich Universitätspital (University Hospital) Zürich partnered with Sunrise Business to enhance its mobile-communication capabilities. The project focused on renewing existing business mobile subscriptions, adding new lines and implementing device management services – ensuring secure, efficient mobility for staff and supporting critical healthcare processes. volenergy AG Sunrise Business implemented a SD-WAN solution for volenergy AG to ensure resilient, high-performance connectivity across its sites. This architecture optimises bandwidth, enhances security and provides a flexible foundation for future digital initiatives. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 26 Sunrise Annual Report 2025 I Operational & Financial Review Network In 2025, Sunrise continued its long-term strategy of providing a reliable network with world- leading speed and wide coverage and, in doing so, globally-acclaimed, exceptional quality. After achieving great success in the internationally recognised quality-benchmark test conducted by connect, Sunrise is now the only telecommunications provider to achieve the top overall rating of «Outstanding» for its mobile network for the tenth time in a row. In fixed- line broadband services, Sunrise earned the «Outstanding» rating for the third consecutive year. This is further confirmation of the success of the company’s strong focus on quality. Broadband infrastructure Sunrise operates a hybrid fibre coax fixed network comprising more than 26,000 km of fibre- optic and approximately 40,000 km of coaxial cables. It is the largest fixed network, offering 2.5 Gbit/s or higher speeds in Switzerland and is the largest HFC network in Switzerland. Sunrise has been advancing the expansion of Internet speed in the network and is the only provider to offer high-speed Internet (at 1 Gbit/s and above) to nearly all Swiss households (incl. 5G fixed wireless access). The Sunrise HFC network covers around 60% of Swiss dwellings (based on a total of 5.5 million households and businesses in Switzerland) and delivers high-speed Internet of up to 2.5 Gbit/s. Sunrise therefore relies on a hybrid network infrastructure strategy, leveraging its fully-owned HFC-network capabilities whenever possible and relying on supplemental fibre- to-the-home (FTTH) network-access agreements with power companies, local communities and Swisscom where necessary. Thanks to this unique set-up, Sunrise is the only Swiss telecommunications company capable of supporting broadband services across all available fixed infrastructure technologies (DSL, HFC, fibre and FWA) to ensure that broadband services at the fastest download speed are available at each geographical location. As of 31 December 2025, about 52% of Sunrise broadband residential subscribers (across both Sunrise Main Brand and yallo) were connected through HFC technology; 24% through fibre, offering a maximum download speed of 10 Gbit/ s; 20% through DSL technology, offering a maximum download speed of 300 megabits per second (Mbit/s); and around 4% through FWA technology, offering a maximum download speed of 1 Gbit/s. In its 2025 Broadband Test, connect rated Sunrise «Outstanding» for the fourth year in a row, with Sunrise improving its score and recording the fastest average download speeds among nationwide providers. A 99.4% success rate across for all Internet connections underpins the reliability and performance of the Sunrise hybrid fibre-cable broadband network, which reaches the most households overall, including in rural areas. Mobile infrastructure The Sunrise mobile network is operated using 4,776 antenna sites as of 31 December 2025, which are connected to Sunrise infrastructure. Sunrise currently relies on both 4G and 5G mobile equipment to support its 5G connectivity. More than 94% of Sunrise outdoor antenna sites currently include 5G equipment, with a plan to add 5G equipment to all outdoor antenna sites by the end of 2026. Of the 4,776 antenna sites in operation approximately 56% are accessed on the basis of a long-term master services agreement with Swiss Towers, which is controlled by Cellnex. The remaining antenna sites that are not covered by the master services agreement with Swiss Towers are leased under separate lease agreements with other third parties. Sunrise accesses certain additional antenna sites under an antenna-sharing agreement with Salt, which gives Sunrise access to certain of Salt’s antennas in exchange for providing Salt with access to the same number of Sunrise antennas.The Sunrise mobile services are enabled by a substantial spectrum holding of 295 MHz in aggregate, composed of 70 MHz held in the low band (700 – 900 MHz frequency), 125 MHz in the mid-band (1400 – 2600 MHz frequency) and 100 MHz in the high band (3,500 MHz frequency). Approximately 46% of this spectrum holding runs until 2034, while the remainder expires in 2028. Nationwide 5G Standalone Sunrise is the first operator in Europe to operate exclusively on 4G and 5G in combination with a nationwide 5G Standalone (SA) network covering more than 99.5% of the population after completing the full shutdown of its 3G network in 2025. 5G Standalone is the latest development in mobile-network technology, offering a wide range of advantages over previous generations. Unlike 5G Non-Standalone, which is built on existing 4G infrastructure, 5G SA uses an entirely independent 5G infrastructure. 5G SA is the next step in the evolution of mobile networking, enabling faster download speeds, supporting ultra-high concentrations of Internet-connected devices in a single location and improved functionality for enterprises (such as the deployment of virtual private cellular networks) and potentially offering a reliable and flexible alternative to broadband- based Wi-Fi connectivity. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 27 Sunrise Annual Report 2025 I Operational & Financial Review 4G and 5G coverage The Sunrise outdoor 4G and 5G connectivity covers almost all of Switzerland (geographically and by population). Sunrise supplies 4G to more than 99% of Swiss residents with 4G mobile high-speed Internet, covering 97% of the country’s territory. As of 31 December 2025, more than 97% of mobile voice traffic was carried over 4G. Sunrise also aims eventually to migrate further 4G data traffic to 5G to enable higher data speeds, lower latency and new use cases for mobile connectivity. connect mobile network test The Sunrise mobile network is the only Swiss network to have been awarded the top rating of «Outstanding» for the tenth time in a row in the connect mobile network test, scoring 975 out of a total of 1,000 points. Sunrise offers the largest 5G network in Switzerland (without DSS) and the only 5G Standalone (SA) network throughout Switzerland. Delivering top- quality mobile telephony, Sunrise is joint winner in the voice category, and joint winner for the reliability of mobile data connections. Also, Sunrise provides the best mobile network for interactive video calls and e-gaming. The Sunrise mobile network rates as one of the top five networks in the international connect mobile network tests. Investment in the mobile network Sunrise has continued to invest in the quality, availability and security of its network and has remained committed to its strategy of expanding 5G technology and driving network quality to a new record in industrial standards. By the end of 2025, Sunrise reached a level of 87% in 5G area coverage, while at the same time expanding its 5G population coverage to a level above 99%. Key drivers for this strategy continued to be the sustained rapid growth in data traffic and the demand for mobile and landline broadband services. Furthermore, Sunrise is implementing IoT capabilities continuously. More on IoT to be found in the chapter Digitalisation and innovation. The success of this clear quality-driven strategy is paying off in the successful acquisition of well-known brands such as Universitätsspital Zürich (USZ) AccorHotels Switzerland SA and many more. Protection against non-ionising radiation Sunrise is well aware that in public discourse electromagnetic radiation from mobile-phone antennas has been repeatedly associated with possible health impairments. Switzerland applies a precautionary principle through the Ordinance on Protection against Non-Ionising Radiation (ONIR). It introduced exposure limits for base stations that are ten times stricter than the EU guidelines. Read more in the chapter Non-ionising radiation (NIR) in the Sustainability Report. 5G/5G Standalone - 99.5% population coverage Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 28 Sunrise Annual Report 2025 I Operational & Financial Review

Regulatory environment The Swiss telecommunications industry benefits from a regulatory environment which, together with complex topography, high network construction costs and a concentrated market structure, imposes high entry barriers for new entrants. Swiss regulations, for example, impose requirements for minimum network coverage in spectrum allocations and provide long-term spectrum availability to existing industry players. However, the Swiss telecommunications industry is not as extensively regulated as the European Union, with only limited roaming regulation and no retail roaming price caps, for instance. Telecommunications-services provider activities in Switzerland are subject to statutory regulation and supervision by various Swiss authorities, in particular ComCom and OFCOM, a specialised agency with expertise in telecommunications. ComCom is the independent licencing and market regulatory authority and awards the universal service licence (which is, and to date has always been, held by Swisscom) and licences for the provision of mobile telephone and other radio services. OFCOM supports ComCom, the Swiss Parliament and the Swiss Federal Council in their affairs and regulatory decisions. ComCom delegated to OFCOM the authority to issue guidelines and enforce ComCom’s decisions and has delegated some of its other responsibilities, such as certain allocations of broadcast frequencies, to OFCOM. The primary regulations applicable to the Swiss telecommunications industry are set out in the Telecommunications Act and associated regulations. A number of other laws and regulations, which are enforced by other authorities including the Competition Commission, the general competition authority in Switzerland, are also applicable. Network access The Regulated Access Regime in Switzerland is limited to the incumbent Swisscom’s legacy copper infrastructure and does not cover access to HFC, fibre and mobile infrastructure (the «Unregulated Infrastructure»). The Regulated Access Regime follows an ex-post regulation approach, making it necessary for operators first to negotiate the conditions of access with each other and only request an intervention by the regulator if such negotiations fail. Market participants must contract privately for access to Unregulated Infrastructure, and the provision of such access, as well as access prices, are at the discretion of the network owner. However, the Competition Commission may nonetheless examine access to Unregulated Infrastructure under Swiss competition law. Telecommunications installations In Switzerland, a permit from the cantonal and municipal authorities is generally required to construct telecommunications installations primarily comprising active and passive antenna infrastructure. Additionally, regulations regarding nature and landscape protection, protection from radio emissions, protection from certain levels of non-ionising radiation, and the provisions of the Swiss Ordinance on Telecommunication Installations regulating technical compliance apply. The federal authorities have also issued guidelines regarding the construction of antennas, which set forth principles for the responsible authorities when deciding whether or not to issue an antenna-construction permit. In general, extensive permit procedures must be followed to construct an antenna, which oblige the permit applicant to meet the requirements set out in the building-permit procedure and comply with other regulatory requirements, such as those related to environmental protection and the emission and installation limits specified in the rules governing non-ionising radiation. The government has initiated a revision of the law (as part of a revision of the Telecommunications Act) that aims to reorganise the approval process. The intention is to separate building permits from operating licences. This would significantly simplify the regulatory framework for the modernisation of the mobile communications network. The preliminary draft of the law has been available since the end of 2025. Once parliamentary deliberations have been concluded, a referendum is expected to be held. Response to power shortages and outages With the amendment to the Ordinance on Telecommunications Services confirmed on 14 January 2026, telecommunications service providers are required to strengthen their mobile networks against power outages lasting up to four hours. By early 2031, the resilience must be implemented to the extent that, in the event of a power failure, at least emergency-call services are ensured. From early 2034, this requirement will also apply to public telephone services, communication for emergency organisations and the general provision of Internet radio. This mandate requires Sunrise to equip its antenna sites and other network elements with more powerful emergency-power components (mainly batteries). The costs for the additional resilience will be borne by Sunrise. Even though these measures should ideally take place largely within the framework of regular infrastructure renewal, significant additional investments are to be expected. In the medium term, a further revision of the Ordinance on Telecommunications Services is anticipated, which will require mobile networks to be safeguarded even against cyclical shutdowns in the event of a power shortage. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 29 Sunrise Annual Report 2025 I Operational & Financial Review Licences to use radio frequencies In order to provide mobile telecommunications services in Switzerland, an operator must obtain, among other things, a licence from ComCom for the use of the radio spectrum, subject only to very limited exceptions for certain spectrum frequencies. Neither the number of licences nor the available spectrum bandwidth is predetermined by ComCom in advance of an auction or other proceedings to allocate spectrum. Spectrum-sharing among providers requires the approval of ComCom. No MNO has requested such an approval to date. Sunrise currently holds 295 MHz of spectrum to support its mobile operations. ComCom has instructed OFCOM to initiate preparations for the allocation of any new, and reallocation of existing, frequencies in 2029 via a process with an auction potentially held in 2027. The cost to renew the Sunrise spectrum is unknown at this time, but spectrum-allocation costs will be significant. Generally, allocation of spectrum by auction requires greater expense than an allocation performed in line with a renewal procedure. In March 2024, ComCom completed the first public consultation on the next allocation procedure for (i) the frequency-usage rights of the existing 800, 900, 1800, 2100 and 2600 MHz frequency bands, which are currently allocated to Swisscom, Sunrise and Salt and expire on 31 December 2028, and (ii) currently unallocated frequencies in the 6 GHz, 26 GHz and 40 GHz frequency bands. The results of the consultation indicate industry interest in additional frequencies, particularly in the 6 GHz band, with limited or inconsistent interest in frequencies in the 26 GHz and 40 GHz bands. In October 2025, the Swiss Federal Communications Commission (ComCom) communicated that frequency bands will be allocated by means of an auction and has published the proposed auction mechanism. Sunrise disagrees with major aspects of this proposal and has detailed its concerns in the publicly available consultation answer to ComCom on 5 December 2025. Site-sharing regulation The Telecommunications Act regulates site sharing among telecommunications service providers. OFCOM may, upon application, require telecommunications services providers, if they have sufficient capacity, to share access to their telecommunications and other installations with other such providers for appropriate compensation, in order to address technical issues, planning needs or protection of the countryside, national heritage, the environment, nature or animals. For similar reasons, OFCOM may also require providers of telecommunications services to co-install and jointly use telecommunications and other installations. Security regulation The Telecommunications Services Ordinance establishes certain requirements for the security of the networks and services of mobile-telephony licence holders, such as Sunrise. If such service providers offer customer-premises equipment (CPE), such as modems, set-top boxes and routers, and have technical control over such CPE, the CPE must be replaced if it poses a security risk that cannot otherwise be remedied. In addition, in December 2023, the Swiss Federal Department of Environment, Transport, Energy and Communications was tasked with presenting draft amendments to the Telecommunications Act that would implement measures to reduce geopolitical risks associated with the development of 5G infrastructure and otherwise strengthen the security of telecommunications and digital infrastructure, including potential regulations prohibiting high-risk vendors from providing equipment or network services to Swiss telecommunications providers. Such amendments, if implemented, could entitle the regulator to require Sunrise to cease contracting with its partner Huawei or decrease the use of Huawei equipment in its network, if the regulator determines that Huawei is a high-risk vendor. A related draft of the Telecommunications Act is expected to be published in spring 2026; Sunrise is monitoring this legislative process. Television and radio The transmission of TV and radio programmes is considered a telecommunications service and, as such, it is subject to the regulations set out in the Telecommunications Act and the Swiss Federal Radio and Television Act (Bundesgesetz über Radio und Fernsehen of 2006, as amended; the «Radio and Television Act»). The Radio and Television Act requires broadcasters of programme services to obtain a licence, subject to certain, limited exceptions. Sunrise is a registered broadcaster of the MySports pay TV platform. As a provider of TV and radio services, Sunrise is subject to rules governing advertising content and regulations regarding certain content which must be carried. Sunrise is also subject to recently implemented regulations which require service providers that show films in Switzerland as part of their programme services or offer films via video on demand or subscription services to, among other things, have certain registration, quota and film-funding obligations, and to invest 4% of their gross revenues annually in independent Swiss film production or pay a corresponding tax. Data privacy The Federal Data Protection Act is generally aligned with the standards of the GDPR enacted by the European Union and the European Economic Area in 2016. The Federal Data Protection Act is a uniform framework laying down principles for legitimate data processing and entails strict requirements for data protection, in particular data-processing principles, data-security requirements, rules for international data transfers, data mapping, processor (service provider) obligations and data-subject rights. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 30 Sunrise Annual Report 2025 I Operational & Financial Review Risk Management Sunrise operates an Enterprise Risk Management process that is designed to support the business in successfully delivering its objectives, targets and commitments to all stakeholder groups through enhanced understanding and effective management of risk. The primary objective is to reduce the impact of significant risks and/or the likelihood of their occurrence both for Sunrise and the wider stakeholder groups with whom Sunrise interacts directly or indirectly through its partners. The risk-management framework provides executive leadership and the Board of Directors with visibility into the key risks to support effective decision making and resource allocation. The risk-management process The risk-management process facilitates the identification, assessment, mitigation, monitoring and reporting of risks from internal and external sources as well as emerging narratives with the potential to impact the business. The risk- management process is ongoing throughout the year and encompasses all business units. Business units are responsible for the identification, assessment and mitigation of risks. The Risk Management team, a second-line function, supports management with their responsibilities, driving consistency of risk assessment and reporting, and challenging risk owners with regard to the adequacy of risk mitigations. If a risk with an external impact is identified, for example, for the environment, society or more general stakeholders, specialists contribute to defining the appropriate risk-assessment methodology to evaluate the external impact, for example the Sustainability team for TCFD risks. Each risk is documented in a risk register capturing relevant details including the owner, assessment rationale, existing mitigations and relevant planned mitigations. Executive Committee members review all relevant risks in their remit as well as the top risks for the business, including the implementation status of any key mitigation plans. At least annually, a consolidated risk report is prepared for the Audit Committee and Board of Directors which details the top risks for Sunrise. Each top risk is assigned to an Executive Committee owner. Principal risk areas The key risks that Sunrise is exposed to and focuses on are discussed as follows. Market dynamics and customer experience The Swiss telecommunications market continues to be competitive. Promotional intensity and price competition are driven by established network operators and increasing numbers of MVNOs and resellers. As consumer options grow, customer experience and satisfaction is more important than ever. Technological innovation, the proliferation of IP-based services and changes to consumer behaviour continue to challenge traditional revenue lines and present opportunities for enhancements to services, processes and customer experience. Sunrise actively monitors market changes, exploring ways to shape and respond to these through tailored offerings, new adjacent products and services, network enhancements such as 5G SA and by always putting the customer experience first. Sunrise is focused on providing top-quality customer service, matching new products and offerings to customer needs, delivering stable user experiences, personable interactions and loyalty experiences that cannot be found elsewhere. Security and information protection The frequency and volume of cyber attacks has been increasing globally, coupled with enhanced sophistication and attack techniques enabled by new technologies. Sunrise systems, or those of its business partners, may be targeted by cyber criminals seeking to exploit vulnerabilities in systems or human interfaces resulting in a range of potential impacts including service disruption, fraud perpetration and misuse of information. The company operates a robust information-security framework that meets all applicable regulatory obligations and is designed to identify threats early, allowing appropriate response and recovery measures to be taken and the swift mitigation of incidents. This is also required of all relevant business partners. During 2025 Sunrise again achieved ISO 27001 certification. The security framework is further strengthened by the Sunrise Cyber Defence Center (CDC). The Cyber Defence team consists of the Security Operations Center (SOC) team, which is responsible for monitoring security events and responding to incidents, and the Security Engineering team, which is responsible for managing and mitigating threats and vulnerabilities. As the opportunities presented by new technologies and transformation programmes are assessed, Sunrise seeks to ensure the security, operational and ethical considerations are fully understood and appropriate control mechanisms are implemented by design. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 31 Sunrise Annual Report 2025 I Operational & Financial Review Service performance and resilience IT and network infrastructure forms the backbone to service provision for our customers. This infrastructure, whether owned or accessed via a third party, must keep pace with increasing customer usage and may be vulnerable to disruption or damage from a multitude of events including acute or chronic environmental causes, malicious acts, power outages, security breaches, operational issues, vendor failures or errors. The impacts from disruption can be wide ranging, encompassing harm to the brand and reputation, additional expenditures and even regulatory action. Where network infrastructure is accessed via a third party, risks may arise related to the access rights as well as to related terms, conditions and costs of access. In addition, the inability to renew expiring spectrum allocation or technical site leases on favourable terms, or at all, could result in additional costs or service-performance impacts. Critical systems and infrastructure are subject to ongoing assessment to ensure redundancy, resilience, load balancing and future capacity demands are appropriately addressed. This mindset also extends to vendor selection and set-up. In addition to the ISO 27001 certification, during 2025, Sunrise again achieved ISO 22301 certification of the Business Continuity Management System and operates a mature crisis-management system. Laws and regulations The telecoms industry is subject to ever-increasing demands which are currently shaping a more restrictive regulatory framework including network access and evolution, service provision and customer interactions, revenue generation and increasing network investment costs and other costs of compliance. Proposed revisions to the Telecommunications Services Ordinance (Verordnung über Fernmeldedienste) of 2007 as amended may drive significant additional costs over the next five to ten years. At a local level, consumer concern over non-ionising radiation continues to weigh on decisions over the construction and operation of antennas. Sunrise continues to lobby decision makers and engage with other operators to educate about the implications of proposed regulatory changes which may conflict with consumer demands for increased network coverage and speed and high data consumption. A mature compliance- management system is in place to manage existing compliance requirements. Geopolitical context The ever-evolving context within which Sunrise operates poses risks that may be amplified by political unrest and geopolitical conflicts. In turn, these may be further intensified by ensuing nation-state sanctions and/or regulatory actions, investor- and customer-driven reactions or opportunism by malicious actors. Principal among these are disruption to global supply chains and vendor service provision, restrictions in the use of vendors deemed to be high risk, heightened volatility of financial markets, increasing longer-term inflation and attacks against critical infrastructure (physical or cyber). Sunrise monitors developments in these areas closely to assess whether further action is required to minimise exposure in the future, for example, by dual sourcing, hedging and security strategies. Financial Sunrise is exposed to a range of financial risks including market, credit and liquidity. See Note 24 of the Financial Statements for more information. Sustainability Sunrise is exposed to a variety of environmental, social and governance risks. Read more in the ESG Risk Management chapter of the Sustainability Report and in the TCFD Report. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 32 Sunrise Annual Report 2025 I Operational & Financial Review

Financial Review Comparability of future results The following financial review, which should be read in conjunction with the Sunrise Consolidated Financial Statements included in this report, reflects the Sunrise results for the years ended 31 December 2025, 2024 and 2023. During 2023 and up until 8 November 2024, Sunrise was a wholly-owned subsidiary of Liberty Global. On 8 November 2024, Sunrise completed the spin-off into an independent publicly-owned company. Sunrise entered into a number of agreements with Liberty Global that govern the relationship between Sunrise and Liberty Global after the spin-off, and incurred certain costs related to the spin-off. In addition, following the spin-off, Sunrise started to incur certain ongoing administrative expenses as a result of its status as a separate, publicly listed company. As a result, the historical results of Sunrise operations and the period-to- period comparisons of results presented herein and certain financial data included elsewhere in this annual report may not be indicative of future results. Factors affecting Sunrise performance Sunrise believes that the key factors affecting its historical and future business and financial performance include: Sunrise–UPC transaction. The combination of the Sunrise legacy mobile franchise with UPC Switzerland’s broadband network, in the Sunrise–UPC transaction that closed in November 2020, created opportunities for both revenue growth and cost synergies. Capturing these opportunities required the combined company to invest in integrating operations, and also came with some expected execution challenges, primarily related to preserving ARPUs and elevated customer churn experienced while migrating legacy UPC customers from the higher-priced legacy UPC platform to the Sunrise brand. Competition. The Swiss telecommunications market is served by three primary players, Swisscom, Sunrise and Salt, with Swisscom historically holding the largest market share across all services. Close competition among the three players has resulted in industry pricing pressure leading to decreased industry ARPUs, with each of the three competitors, including Sunrise, introducing flanker brands to provide services at lower prices and engaging in price-based promotions and price-matching offers to win customers. Subscriber base and ARPU in residential services. Sunrise revenues in the residential segment are dependent on its ability to maintain and expand its subscriber base. In addition, Sunrise revenues in this segment are dependent on its ability to balance its service prices with the size of its subscriber base to optimise ARPU, calculated as the average monthly revenue per fixed customer relationship or mobile subscriber, as applicable. Revenues for each of the periods presented were affected by decreases in the subscriber base resulting from expected integration challenges associated with migrating legacy UPC customers in the residential segment to the Sunrise brand following the Sunrise–UPC transaction, as well as lower ARPU resulting from migration of such UPC customers from the higher-priced UPC platform to the Sunrise brand. Sunrise believes that such challenges have now been substantially resolved, which it believes should enable Sunrise to stabilise and grow the Sunrise brand revenues in the residential segment in the near to medium term. Sunrise has been implementing strategies designed to reduce subscriber volume loss and price sensitivity, including premium positioning of the Sunrise brand, promotion of converged subscriptions and introduction of value-added services. Service portfolio and pricing in business services. Compared to its market share in residential services, Sunrise believes that it is currently under-represented in business- customer services, where Swisscom is by far the dominant competitor. Growth in business- and wholesale-services segment revenues in the periods presented reflected, in part, the success of efforts by Sunrise to capture additional market share in Swiss business services, supported by its robust telecommunications-services offerings and its evolving portfolio of value-added services (such as security, ICT, consulting and engineering solutions) underpinned by an ecosystem of strategic partners. Such revenue growth also reflects growth in revenues from existing business customers, primarily as a result of the expansion of the businesses of Sunrise customers necessitating additional services, including, primarily, additional mobile-service subscriptions, but also as a result of efforts by Sunrise to cross-sell additional services to existing customers. In the business-services segment, the size of the Sunrise customer base is generally less impacted by its service prices than in the residential segment because Sunrise normally offers its portfolio of services to business customers in customised service packages at negotiated prices, benefiting from volume, usage and bundling discounts. Although certain of the Sunrise business customers may be sensitive to mobile- service price fluctuations, particularly in larger enterprises, the number of mobile-service subscriptions generally fluctuates based on the size of the business-customer’s employee base, rather than changes to the Sunrise service prices. Accordingly, in business services, in addition to the ability to maintain and expand its customer base and cross- sell additional services, Sunrise revenues depend on its ability to price its services effectively. Going forward, Sunrise Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 33 Sunrise Annual Report 2025 I Operational & Financial Review is further focused on leveraging synergies with residential subscribers to acquire small business customers (9 or fewer employees), growing market share among small-medium business customers (10 to 249 employees), including by leveraging residential sales channels, and further increasing its share of wallet of existing enterprise business customers (250 employees and up). Investments in network quality. Sunrise revenues are dependent on its reputation among customers for high mobile and fixed network quality and reliability. While Sunrise does not develop its own network-infrastructure technologies or otherwise conduct meaningful research and development activities, Sunrise contracts with infrastructure-technology providers to purchase and install upgrades and additions to its network infrastructure in order to maintain and enhance the quality and reliability of its telecommunications services. Therefore, Sunrise undertook capital expenditures in the periods presented to increase capacity and upgrade the mobile infrastructure. During the periods presented, the capital-expenditure profile of Sunrise has benefited, and is expected to continue to benefit, from its hybrid network infrastructure, which utilises a mix of owned infrastructure, shared antenna sites and supplemental network-access agreements with subscriber-based charges to increase network coverage and enhance service offerings, thereby substantially reducing capital expenditures necessary to support growth. Cost management. Sunrise supports its profitability by managing its cost profile. Capital expenditures in the years ended 31 December 2024 and 2023 were increased due to costs-to-capture synergies following the Sunrise–UPC transaction, including a related IT transformation and roll out of customer-premises equipment (CPE). These initiatives are completed and therefore no further costs-to-capture expenditures are expected. Interest and currency exchange rates. In the periods presented, Sunrise after-tax losses and free cash flows benefited from relatively low interest rates after hedges, resulting from the low interest-rate environment prevailing at the time the debt was incurred. While substantially all of Sunrise debt is denominated in EUR or USD, substantially all debt has been swapped into CHF and interest rates were fixed through hedging arrangements at the time the debt was incurred. As of 31 December 2025, Sunrise had outstanding third- party indebtedness together with accrued interest of CHF 4.4 billion, at a weighted-average cost of capital of approximately 2.8% after interest-rate hedges. Sunrise indebtedness outstanding as of 31 December 2025 matures between 2029 and 2032. On 13 February 2025, Sunrise announced the issuance of Facility AAA (USD 1,300 million Term Loan B due 2032) by Sunrise Financing Partnership. The loan was drawn and closed on 13 February 2025. Proceeds from the new loan were used to refinance Facility AX in full and to partially repay Facility AY, including associated fees. On 28 May 2025, Sunrise issued Sunrise FinCo I B.V. 4.625% 2032 (€) and applied the proceeds in full to refinance its existing Term Loans AU and AY. On 30 June 2025, the Group amended Revolving Facility B, replacing the prior EUR 720 million revolving commitment (maturing September 2029) with a CHF 500 million facility (maturing March 2031), transitioning pricing from EURIBOR + 2.5% to SARON + 2.0%. On 9 October 2025, the Group issued an additional 4.625% Senior Secured Notes due 2032 through its subsidiary Sunrise FinCo I B.V. Together with a new USD 650 million term loan under Facility AAA (fungible with, and consolidating into, Facility AAA) maturing in February 2032, the proceeds were used to refinance existing debt, including Term Loan AT and a portion of the USD 5.5% Senior Notes due 2028. Following the refinancing completed on 9 October 2025, the Group, on 13 November 2025, fully redeemed the remaining USD 75 million of 5.5% Senior Notes due 2028, eliminating this maturity entirely. In December 2025, the Group further reduced gross indebtedness through a partial repayment of EUR 56.8 million of Senior Secured Notes due 2029, lowering the outstanding balance of those notes to EUR 318.1 million. As a result of these transactions, near-term maturities were materially reduced, the weighted-average maturity of the Group’s debt was extended, and the debt stack remained substantially fixed-rate or economically hedged through 2032, limiting exposure to interest-rate and currency volatility. The debt stack is economically hedged against interest-rate and currency changes until 2032 with the weighted-average cost of debt reduced from 3.0% as of December 2024 to 2.8% as of December 2025. All outstanding borrowings are classified as non-current as of 31 December 2025. Inflationary environment. In 2023 and 2024, the Sunrise expense profile was adversely affected by the global inflationary environment, which, particularly in 2023, resulted from global supply-chain issues, the effects of COVID-19 and geopolitical conflicts and tensions. Sunrise primarily experienced inflation in energy costs, which are a significant expense associated with operating the Sunrise fixed and mobile networks, as well as in costs of products and services provided by vendors outside Switzerland, including, among others, IT and call-centre service providers and mobile- device and CPE suppliers. In 2023 and 2024, such inflation in costs partially offset the benefits of Sunrise–UPC transaction synergies and operating-cost reductions which Sunrise experienced in the same periods. In 2025, inflationary pressures have moderated, resulting in only a limited impact on the Sunrise cost profile. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 34 Sunrise Annual Report 2025 I Operational & Financial Review The following financial review, which should be read in conjunction with the Sunrise Consolidated Financial Statements included in this report, is intended to assist in providing an understanding of the results of operations and financial condition and is organised as follows: • Summary financial information and operating data: This section includes summary financial information and operating data of Sunrise for the years ended 31 December 2025, 2024 and 2023. • Results of operations: This section provides an analysis of actual results of operations for the years ended 31 December 2025, 2024 and 2023. • Liquidity and capital resources: This section provides an analysis of corporate and subsidiary liquidity and the Consolidated Statements of Cash Flows. • Quantitative and qualitative disclosures about market risk: This section provides discussion and analysis of the market risks that Sunrise faces. Certain uppercase terms used below have been defined in the Notes to the Consolidated Financial Statements. Summary financial information and operating data The tables below set out summary financial information and operating data of Sunrise for the indicated periods. Sunrise results have been prepared in accordance with IFRS. The following information should be read in conjunction with the Sunrise Consolidated Financial Statements included in this report. Sunrise historical results are not necessarily indicative of expected future results. Sunrise Statements of Income or Loss Data: Year ended 31 December CHF in millions 2025 2024 2023 Revenue 2,983.4 3,018.0 3,035.2 Direct costs (831.2) (830.1) (834.6) Personnel expenses (429.9) (407.0) (416.7) Other operating income and capitalised labour 63.3 68.1 105.7 Other operating expenses (623.1) (696.4) (758.8) Operating income before depreciation and amortisation 1,162.5 1,152.6 1,130.8 Depreciation of right-of-use assets (129.9) (129.7) (128.0) Depreciation and amortisation (936.4) (917.9) (992.1) Operating income 96.2 105.0 10.7 Financial income 425.8 257.7 574.7 Financial expenses (656.3) (742.6) (957.2) Share of gains (losses) of equity method investments 5.9 1.3 (0.3) Loss before taxes (128.4) (378.6) (372.1) Income tax benefit 19.9 16.7 59.9 Net loss (108.5) (361.9) (312.2) Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 35 Sunrise Annual Report 2025 I Operational & Financial Review Sunrise Cash Flow Data: Year ended 31 December CHF in millions 2025 2024 2023 Net cash provided by operating activities 1,215.2 1,279.1 1,201.5 Net cash used in investing activities (503.8) (478.7) (760.6) Net cash used in financing activities (786.0) (454.4) (440.1) Effect of exchange rate changes on cash (4.0) 1.0 1.7 Net increase (decrease) in cash and cash equivalents (78.6) 347.0 2.5 Sunrise Summary Financial Data: Year ended 31 December CHF in millions, except percentages 2025 2024 2023 Revenue 2,983.4 3,018.0 3,035.2 Net loss (108.5) (361.9) (312.2) Net loss margin (3.6)% (12.0)% (10.3)% Adjusted EBITDAaL1 1,006.9 1,022.1 1,043.6 Adjusted EBITDAaL margin 33.8% 33.9% 34.4% Net cash provided by operating activities 1,215.2 1,279.1 1,201.5 Net cash used in investing activities (503.8) (478.7) (760.6) Net cash used in financing activities (786.0) (454.4) (440.1) Adjusted Free Cash Flow2 350.2 362.5 352.5 1Adjusted EBITDAaL is the primary measure used by the Sunrise chief operating decision maker to evaluate operating performance and is also a key factor that is used by the internal decision makers within Sunrise to (i) determine how to allocate resources and (ii) evaluate the effectiveness of Sunrise management for the purposes of annual and other incentive- compensation plans. The Sunrise internal decision makers believe Adjusted EBITDAaL is a meaningful measure because it represents a transparent view of recurring operating performance that is unaffected by the Sunrise capital structure and allows management to (a) readily view operating trends, (b) perform analytical comparisons and benchmarking between segments and (c) identify strategies to improve operating performance. Adjusted EBITDAaL is defined as Adjusted EBITDA after lease-related expenses. Adjusted EBITDA is defined as income (loss) before income-tax benefit (expense), share of losses (gains) of affiliates, financial income, financial expenses, depreciation and amortisation, share-based compensation expense and restructuring and other. Other operating items include but are not limited to (1) provisions and provision releases related to litigation, (2) certain related-party charges and (3) gains and losses on the disposal of long-lived assets. Consolidated Adjusted Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 36 Sunrise Annual Report 2025 I Operational & Financial Review

EBITDA and Adjusted EBITDAaL are non-IFRS measures, which readers should view as a supplement to, and not a substitute for, IFRS measures of profitability included in the Sunrise Consolidated Financial Statements included in this report. Further, the Sunrise definition of Adjusted EBITDAaL and Adjusted EBITDA may differ from the way other companies define and apply their definitions of such terms. The following table provides a reconciliation of net income (loss) to Adjusted EBITDA and Adjusted EBITDAaL: Year ended 31 December CHF in millions 2025 2024 2023 Net loss (108.5) (361.9) (312.2) Income tax benefit (19.9) (16.7) (59.9) Share of losses (gains) of affiliates (5.9) (1.3) 0.3 Financial income (425.8) (257.7) (574.7) Financial expenses 656.3 742.6 957.2 Operating income 96.2 105.0 10.7 Depreciation and amortisation 936.4 917.9 992.1 Depreciation of right-of-use assets 129.9 129.7 128.0 Share-based compensation expense 49.0 19.1 22.5 Restructuring and other (13.5) 49.8 86.2 Adjusted EBITDA 1,198.0 1,221.5 1,239.5 Lease-related expenses (191.1) (199.4) (195.9) Adjusted EBITDAaL 1,006.9 1,022.1 1,043.6 2Adjusted Free Cash Flow is defined as net cash provided by operating activities plus (i) operating-related vendor-financed additions (which represents an increase in the period to actual cash available as a result of extending vendor payment terms beyond normal payment terms, which are typically 90 days or less, through non-cash financing activities) and (ii) cash receipts in the period from interest-related derivatives, less (a) cash payments in the period for interest, (b) cash payments in the period for capital expenditures, (c) principal payments on amounts financed by vendors and intermediaries (which represents a decrease in the period to actual cash available as a result of paying amounts to vendors and intermediaries where vendor payments were previously extended beyond the normal payment terms) and (d) principal payments on lease liabilities (which represents a decrease in the period to actual cash available), each as reported in the Consolidated Statements of Cash Flows. Sunrise believes its presentation of Adjusted Free Cash Flow, which is a non-IFRS measure, provides useful information to investors because this measure can be used to gauge its ability to (1) service debt, (2) distribute dividends to shareholders and (3) fund new investment opportunities after consideration of all actual cash payments related to its working-capital activities and expenses that are capital in nature, whether paid inside normal vendor payment terms or paid later outside normal vendor payment terms (in which case Sunrise typically pays in less than 365 days). Adjusted Free Cash Flow should not be understood to represent the ability to fund discretionary amounts, as Sunrise has various mandatory and contractual obligations, including debt repayments, that are not deducted to arrive at these amounts. Investors should view Adjusted Free Cash Flow as a supplement to, and not a substitute for, IFRS measures of liquidity included in the Sunrise Consolidated Statements of Cash Flows. Further, the Sunrise definition of Adjusted Free Cash Flow may differ from the way other companies define and apply their definition of Adjusted Free Cash Flow. The following table provides a reconciliation of net cash provided by operating activities to Adjusted Free Cash Flow: Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 37 Sunrise Annual Report 2025 I Operational & Financial Review Year ended 31 December CHF in millions 2025 2024 2023 Net cash provided by operating activities 1,215.2 1,279.1 1,201.5 Interest paid (261.3) (420.2) (422.5) Interest-related derivative receipts 41.9 172.7 174.5 Vendor financing additionsi 405.7 363.4 271.2 Capital expenditures (499.5) (541.1) (468.0) Principal payments on vendor financing (430.7) (377.0) (296.6) Payment of lease liabilities (121.0) (114.4) (107.6) Adjusted Free Cash Flow 350.2 362.5 352.5 iFor the purposes of the Sunrise Consolidated Statements of Cash Flows, vendor financing additions represent operating-related expenses financed by an intermediary that are treated as constructive operating cash outflows and constructive financing cash inflows when the intermediary settles the liability with the vendor. When Sunrise pays the financing intermediary, it records financing cash outflows in its Consolidated Statements of Cash Flows. For the purposes of its Adjusted Free Cash Flow definition, Sunrise (a) adds in the constructive financing cash inflow when the intermediary settles the liability with the vendor, as its actual net cash available at that time is not affected and (b) subsequently deducts the related financing cash outflow when Sunrise actually pays the financing intermediary, reflecting the actual reduction to its cash available to service debt or fund new investment opportunities. Sunrise Summary ARPU Data: Year ended 31 December CHF 2025 2024³ 2023³ Residential customers: Fixed Services ARPU per Fixed Customer Relationship1 57.3 60.6 63.2 Mobile Services ARPU per Mobile Subscriber2 29.2 29.6 30.9 1Average Revenue Per Unit (ARPU) is the average subscription revenue per average fixed customer relationship or mobile subscriber, as applicable. ARPU per fixed customer relationship is calculated by dividing the average subscription revenue from residential fixed services by the average of the opening and ending balances of fixed customer relationships for the period. 2ARPU per mobile subscriber is calculated by dividing the average mobile subscription revenue (including interconnect revenue but excluding handset sales and late fees) by the average of the opening and ending balances of mobile subscribers in service for the period. 3ARPU is calculated using reported revenues and rebased operating data (see table on next page). Therefore, these ARPU figures may differ from the rebased ARPU figures in the Investor Relations Factsheet, as the Investor Relations Factsheet utilises rebased revenues for its calculation. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 38 Sunrise Annual Report 2025 I Operational & Financial Review Sunrise Summary Operating Data: As of 31 December 2025 2024⁹ 2023⁹ Residential customers: Fixed Services Fixed Customer Relationships1 1,341,515 1,375,785 1,382,534 Select Fixed RGUs2: Broadband Internet3 1,137,803 1,154,453 1,134,716 Enhanced TV4 867,576 898,294 905,718 Mobile Services Mobile RGUs5 2,339,425 2,347,669 2,294,304 Postpaid Mobile RGUs 2,106,223 2,065,416 1,970,132 Prepaid Mobile RGUs 233,202 282,253 324,172 Fixed-mobile Convergence6 59.8% 58.0% 56.6% Business customers and wholesale: Fixed Services7 Fixed Customer Relationships1 133,099 121,523 112,966 Select Fixed RGUs2: Broadband Internet3 145,834 138,435 127,394 Enhanced TV4 96,484 90,917 82,179 Mobile Services8 Mobile RGUs5 819,580 784,702 726,495 Postpaid Mobile RGUs 781,616 740,461 677,083 Prepaid Mobile RGUs 37,964 44,241 49,412 Fixed-mobile Convergence6 77.4% 78.9% 85.0% Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 39 Sunrise Annual Report 2025 I Operational & Financial Review 1Fixed customer relationships represent the number of customers who receive at least one of the Sunrise broadband Internet, TV or fixed-line telephony services, without regard to which or to how many services they subscribe. Fixed customer relationships generally are counted on a unique-premises basis. Accordingly, if an individual receives Sunrise services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two fixed customer relationships. Sunrise fixed customer relationships include customers who receive basic cable services (BCS) which are services delivered without the use of encryption-enabling, integrated or virtual technology as well as customers who receive fixed telephony services over Sunrise networks, or that Sunrise services through a partner network. 2A fixed RGU is, separately, an Internet subscriber or an enhanced TV subscriber. A home, residential multiple-dwelling unit or commercial unit may contain one or more RGUs. For example, if a residential customer subscribes to the Sunrise broadband Internet service or enhanced TV service, the customer will constitute two RGUs. RGUs generally are counted on a unique-premises basis such that a given premise does not count as more than one RGU for any given service. However, if an individual receives one of the services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled Internet or enhanced TV service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., certain preferred subscribers) generally are not counted as RGUs. Free services provided to Sunrise employees generally are counted as RGUs. 3Internet subscribers are homes, residential multiple-dwelling units or commercial units that receive fixed broadband Internet services over Sunrise fixed or mobile networks or that Sunrise services through a partner network. 4Enhanced TV subscribers are homes, residential multiple-dwelling units or commercial units that receive Sunrise enhanced TV services, which are TV services delivered through encryption-enabling, integrated or virtual technology over the Sunrise broadband network or through a partner network. Enhanced TV subscribers exclude subscribers that receive BCS, as described above. 5A mobile RGU is a mobile subscriber, and is represented by an active SIM card in service. A subscriber who has a data and voice plan for a mobile handset and a data plan for a laptop would be counted as two mobile subscribers. Sunrise has both prepaid and postpaid mobile subscribers. Prepaid subscribers are excluded from the mobile-subscriber count after a period of inactivity of 90 days, based on industry standards in Switzerland. 6Fixed-mobile convergence penetration represents the number of customers who subscribe to both a fixed broadband Internet service and a pre- or postpaid mobile-telephony service, divided by the total number of customers who subscribe to a fixed broadband Internet service. 7Business-customer and wholesale fixed relationships and fixed RGUs include customers who receive fixed services that are the same or similar to mass-marketed products offered to residential customers. This includes customers who receive discounted services pursuant to a programme Sunrise has in place with their employer and small business customers (generally defined as businesses with 9 or fewer employees) and does not include services provided to small-medium business customers (generally defined as businesses with 10 to 249 employees) and large enterprises (generally defined as businesses with 250 or more employees) or wholesale services. 8Business-customer and wholesale mobile RGUs represent the number of active SIM cards in service that are provided to business and wholesale customers, including customers who receive discounted services pursuant to a programme Sunrise has in place with their employer, SOHO, SME and enterprise customers, as well as to customers who subscribe for mobile services delivered over Sunrise networks through a branded reseller with whom Sunrise contracts, and excluding customers who subscribe for mobile services delivered over Sunrise networks through an MVNO with whom Sunrise contracts, as well as other wholesale customers. 9The operating data for the years ended 31 December 2024 and 2023 are presented on a rebased basis. Additional general notes to table While Sunrise takes appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance-sheet date, the variability in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad-debt collection efforts and (v) other factors add complexity to the subscriber-counting process. Sunrise periodically reviews the subscriber-counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 40 Sunrise Annual Report 2025 I Operational & Financial Review

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Results of operations

The discussion presented in this section provides an analysis of Sunrise revenue and expenses for the years ended 31 December 2025, 2024 and 2023 as further described in Notes 6, 7 and 8 to the Consolidated Financial Statements.

Revenue

Sunrise derives revenue primarily from communications services provided to residential and business customers, including mobile, broadband Internet, TV and fixed-line telephony services, and from infrastructure and support functions.

Residential customers revenue

Residential fixed subscription revenue includes amounts received from subscribers for ongoing services and the recognition of deferred installation revenue over the associated contract period. Residential fixed non-subscription and hardware revenue includes, among other items, channel carriage fees, late fees and revenue from the sale of equipment.

Residential subscription revenue from subscribers who purchase bundled services at a discounted rate is generally allocated proportionally to each service based on the standalone price for each individual service. As a result, changes in the standalone pricing of fixed and mobile products or the composition of bundles can contribute to changes in product revenue categories from period to period.

Residential mobile subscription revenue includes amounts received from subscribers for ongoing services. Residential mobile non-subscription and hardware revenue includes, among other items, revenue from sales of mobile handsets and other devices.

Business customers and wholesale revenue

Business-customer and wholesale subscription revenue represents revenue from (i) services provided to SOHO subscribers and (ii) mobile, connectivity and information and communication technology (ICT) services provided to medium and large enterprises. Business-customer and wholesale non-subscription and hardware revenue includes revenue from business broadband Internet, TV, fixed-line telephony, data and ICT services, such as carrier and roaming services, offered to medium and large enterprises and fixed-line and mobile services on a wholesale basis, offered to other operators.

Infrastructure and support functions revenue

Infrastructure and support functions revenue primarily includes built-to-suit (BTS) revenue related to mobile towers built by Sunrise and sold to Swiss Towers.



41 Sunrise Annual Report 2025 I Operational & Financial Review

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Year ended 31 December 2025 compared to year ended 31 December 2024

Revenue by major category and reportable segment for the indicated periods is set out below:

	Year ended 31 December		Increase (decrease)	
CHF in millions, except percentages	**2025**	**2024**	**CHF**	**%**
Residential customers:				
Fixed revenue:	974.0	1,047.4	(73.4)	(7.0)
Subscription	933.6	1,003.3	(69.7)	(6.9)
Non-subscription and hardware	40.4	44.1	(3.7)	(8.4)
Mobile revenue:	1,027.9	1,033.0	(5.1)	(0.5)
Subscription	821.9	824.6	(2.7)	(0.3)
Non-subscription and hardware	206.0	208.4	(2.4)	(1.2)
Other:	105.3	92.7	12.6	13.6
Total residential customers revenue	**2,107.2**	**2,173.1**	**(65.9)**	**(3.0)**
Business customers and wholesale:				
Fixed revenue:	505.9	483.1	22.8	4.7
Subscription	307.0	295.8	11.2	3.8
Non-subscription and hardware	198.9	187.3	11.6	6.2
Mobile revenue:	347.1	344.5	2.6	0.8
Subscription	267.9	264.4	3.5	1.3
Non-subscription and hardware	79.2	80.1	(0.9)	(1.1)
Other:	6.0	2.7	3.3	122.2
Total business customers and wholesale revenue	**859.0**	**830.3**	**28.7**	**3.5**
Infrastructure and support functions:				
Other:	17.2	14.6	2.6	17.8
Total infrastructure and support functions revenue	**17.2**	**14.6**	**2.6**	**17.8**
Total revenue	**2,983.4**	**3,018.0**	**(34.6)**	**(1.1)**

42 Sunrise Annual Report 2025 I Operational & Financial Review

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Residential customers. The details of the decrease in Sunrise residential-customer revenue during the year ended 31 December 2025, compared to the corresponding period in 2024, are set out below:

CHF in millions	**Subscription revenue**	**Non-subscription and hardware revenue**	**Total**
Decrease in residential fixed subscription revenue due to change in:			
Average number of fixed customer relationships[1]	(14.1)	—	(14.1)
ARPU	(55.6)	—	(55.6)
Decrease in residential fixed non-subscription and hardware revenue	—	(3.7)	(3.7)
Total decrease in residential fixed revenue	**(69.7)**	**(3.7)**	**(73.4)**
Increase (decrease) in residential mobile subscription revenue due to change in:			
Average number of mobile subscribers[2]	7.9	—	7.9
ARPU	(10.6)	—	(10.6)
Decrease in residential mobile non-subscription and hardware revenue	—	(2.4)	(2.4)
Total decrease in residential mobile revenue	**(2.7)**	**(2.4)**	**(5.1)**
Increase in other residential revenue	—	12.6	12.6
Total	**(72.4)**	**6.5**	**(65.9)**

[1]Average number of fixed customer relationships is calculated as the average of the opening and ending balances of fixed customer relationships in the period.
[2]Average number of mobile subscribers is calculated as the average of the opening and ending balances of mobile subscribers in the period.

Total residential customers revenue decreased CHF 65.9 million or 3.0% during the year ended 31 December 2025, compared to the corresponding period in 2024. This includes a decrease of CHF 12.0 million attributable to the impact of legacy UPC customer shifts from residential products to business customers and wholesale products respectively (see details below).

The revenue decrease is primarily due to the net effect of (i) a decrease in fixed subscription revenue due to lower ARPU, mainly driven by higher discounts (partially from a technical shift of discount allocation from mobile to fixed since the new portfolio launch in spring 2025) and migrating legacy UPC customers from the higher-priced legacy UPC platform to the Sunrise brand, which also led to elevated churn, partially offset by growth in flanker brands, (ii) a decrease in fixed non-subscription and hardware revenue attributable to lower equipment sales driven by lower hardware-bundling activity, partially offset by higher MySports revenue, (iii) a decrease in mobile subscription revenue attributable to lower variable usage (interconnect, roaming and options), as well as lower ARPU from other drivers such as higher discounts due to pricing pressure in the market (partially offset by a technical shift of discount allocation from mobile to fixed since the new portfolio launch in spring 2025), multi-SIM discounts and flanker brands' share in the base, partially offset by the mobile portfolio refresh in spring 2025, the price increase from March and April 2025 and an increase in the average number of RGUs mainly from growth in flanker brands, (iv) a decrease in mobile non-subscription and hardware revenue, mainly driven by lower handset sales and (v) an increase in other revenue mainly due to higher fee-related revenue.

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Changes in product hierarchy. As of 2025, there has been an adjustment in the product hierarchy within the residential customer segment. This change reflects a refinement of the product hierarchy based on how management analyses and steers the business. For better comparability, the 2024 revenues shown above have been reclassified. These reclassifications within the residential customers segment for the year ended 31 December 2024 as well as the legacy UPC customer shifts to the business customers and wholesale segment are shown in the table below.

	Year ended 31 December		
	2024		
CHF in millions	**Product hierarchy**	**Customer shifts**	**Total change**
Residential customers:			
Fixed revenue:	45.6	(11.0)	34.6
Subscription	15.5	(11.0)	4.5
Non-subscription and hardware	30.1	—	30.1
Mobile revenue:	(8.1)	(1.0)	(9.1)
Subscription	(8.9)	(1.0)	(9.9)
Non-subscription and hardware	0.8	—	0.8
Other:	(37.5)	—	(37.5)
Total residential customers revenue	**—**	**(12.0)**	**(12.0)**

44 Sunrise Annual Report 2025 I Operational & Financial Review

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Business customers and wholesale. Total business-customers and wholesale revenue increased CHF 28.7 million or 3.5% during the year ended 31 December 2025, compared to the corresponding period in 2024. This includes an increase of CHF 12.0 million attributable to the impact of legacy UPC customer shifts from residential products to business customers and wholesale products respectively (see details below).

The revenue increase is primarily due to the net effect of (i) an increase in fixed subscription revenue due to a higher number of business customers partially offset by a decrease in fixed subscription revenue due to an annualisation of a large customer deal's variable revenue and lower ramp-up of initiatives, (ii) an increase in fixed non-subscription and hardware revenue due to higher revenue from wholesale services driven by higher voice hubbing activity and higher FVNO-related revenues, (iii) higher mobile subscription revenue due to an increase in wholesale services driven by higher MVNO-related revenues partially offset by lower variable revenues, (iv) a decrease in mobile non-subscription and hardware revenue, mainly driven by lower handset sales and partially offset by an increase in wholesale services driven by higher roaming revenues and (v) an increase in other revenue mainly due to higher fee-related revenue.

Changes in product hierarchy. As of 2025, there has been an adjustment in the product hierarchy within the residential customer segment. This change reflects a refinement of the product hierarchy based on how management analyses and steers the business. For better comparability, the 2024 revenues shown above have been reclassified. These reclassifications within the residential customers segment for the year ended 31 December 2024 as well as the legacy UPC customer shifts to the business customers and wholesale segment are shown in the table below.

	Year ended 31 December		
	2024		
CHF in millions	**Product hierarchy**	**Customer shifts**	**Total change**
Business customers and wholesale:			
Fixed revenue:	**0.1**	**11.0**	**11.1**
Subscription	2.4	11.0	13.4
Non-subscription and hardware	(2.3)	—	(2.3)
Mobile revenue:	**0.6**	**1.0**	**1.6**
Subscription	(1.8)	1.0	(0.8)
Non-subscription and hardware	2.4	—	2.4
Other:	**(0.7)**	**—**	**(0.7)**
Total business customers and wholesale revenue	**—**	**12.0**	**12.0**

Infrastructure and support functions. Total infrastructure and support-functions revenue increased CHF 2.6 million or 17.8% during the year ended 31 December 2025, compared to the corresponding period in 2024, primarily due to higher BTS revenue.

45 Sunrise Annual Report 2025 I Operational & Financial Review

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Year ended 31 December 2024 compared to year ended 31 December 2023

Revenue by major category and reportable segment for the indicated periods is set out below:

	Year ended 31 December		Increase (decrease)	
CHF in millions, except percentages	**2024**	**2023**	**CHF**	**%**
Residential customers:				
Fixed revenue:	**1,047.4**	**1,107.4**	**(60.0)**	**(5.4)**
Subscription	1,003.3	1,059.2	(55.9)	(5.3)
Non-subscription and hardware	44.1	48.2	(4.1)	(8.5)
Mobile revenue:	**1,033.0**	**1,045.2**	**(12.2)**	**(1.2)**
Subscription	824.6	843.0	(18.4)	(2.2)
Non-subscription and hardware	208.4	202.2	6.2	3.1
Other:	**92.7**	**94.5**	**(1.8)**	**(1.9)**
Total residential customers revenue	**2,173.1**	**2,247.1**	**(74.0)**	**(3.3)**
Business customers and wholesale:				
Fixed revenue:	**483.1**	**437.9**	**45.2**	**10.3**
Subscription	295.8	276.2	19.6	7.1
Non-subscription and hardware	187.3	161.7	25.6	15.8
Mobile revenue:	**344.5**	**336.5**	**8.0**	**2.4**
Subscription	264.4	254.3	10.1	4.0
Non-subscription and hardware	80.1	82.2	(2.1)	(2.6)
Other:	**2.7**	**2.2**	**0.5**	**22.7**
Total business customers and wholesale revenue	**830.3**	**776.6**	**53.7**	**6.9**
Infrastructure and support functions:				
Other:	**14.6**	**11.5**	**3.1**	**27.0**
Total infrastructure and support functions revenue	**14.6**	**11.5**	**3.1**	**27.0**
Total revenue	**3,018.0**	**3,035.2**	**(17.2)**	**(0.6)**

46 Sunrise Annual Report 2025 I Operational & Financial Review

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Residential customers. The details of the decrease in Sunrise residential customers revenue during the year ended 31 December 2024, compared to the corresponding period in 2023, are set out below:

CHF in millions	**Subscription revenue**	**Non-subscription and hardware revenue**	**Total**
Decrease in residential fixed subscription revenue due to change in:			
Average number of fixed customer relationships[1]	(13.3)	—	(13.3)
ARPU	(42.6)	—	(42.6)
Decrease in residential fixed non-subscription and hardware revenue	—	(4.1)	(4.1)
Total decrease in residential fixed revenue	**(55.9)**	**(4.1)**	**(60.0)**
Increase (decrease) in residential mobile subscription revenue due to change in:			
Average number of mobile subscribers[2]	16.2	—	16.2
ARPU	(34.6)	—	(34.6)
Increase in residential mobile non-subscription and hardware revenue	—	6.2	6.2
Total increase (decrease) in residential mobile revenue	**(18.4)**	**6.2**	**(12.2)**
Decrease in other residential revenue	—	(1.8)	(1.8)
Total	**(74.3)**	**0.3**	**(74.0)**

[1]Average number of fixed customer relationships is calculated as the average of the opening and ending balances of fixed customer relationships in the period.
[2]Average number of mobile subscribers is calculated as the average of the opening and ending balances of mobile subscribers in the period.

Total residential customers revenue decreased CHF 74.0 million or 3.3% during the year ended 31 December 2024, compared to the corresponding period in 2023, primarily due to the net effect of (i) a decrease in fixed subscription revenue due to lower ARPU, mainly driven by higher discounts and migrating legacy UPC customers from the higher-priced legacy UPC platform to the Sunrise brand, which also led to a decrease in the average number of customers and lower variable usage in fixed-line telephony, partially offset by growth in flanker brands (mainly yallo), (ii) a decrease in fixed non-subscription and hardware revenue attributable to lower equipment sales driven by lower hardware-bundling activity and the related revenue-recognition impact, (iii) a decrease in mobile subscription revenue attributable to lower ARPU, mainly driven by higher discounts due to pricing pressure in the market, multi-SIM discounts and flanker brands' share in the base, as well as lower roaming-related revenue partially offset by an increase in the average number of RGUs primarily from growth in flanker brands (mainly yallo), (iv) an increase in mobile non-subscription and hardware revenue, mainly driven by higher handset sales due to higher market demand and new handset options and (v) a decrease in other revenue, mainly due to lower fee-related revenue.

47 Sunrise Annual Report 2025 I Operational & Financial Review

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Changes in product hierarchy. As of 2025, there has been an adjustment in the product hierarchy within the residential customer segment. This change reflects a refinement of the product hierarchy based on the way management analyses and steers the business. For better comparability, the 2024 and 2023 revenues shown above have been reclassified. These reclassifications within the residential customers segment for the years ended 31 December 2024 and 2023 are shown below.

	Year ended 31 December	
	2024	2023
CHF in millions	**Product hierarchy**	**Product hierarchy**
Residential customers:		
Fixed revenue:	**45.6**	**45.7**
Subscription	15.5	16.1
Non-subscription and hardware	30.1	29.6
Mobile revenue:	**(8.1)**	**(7.1)**
Subscription	(8.9)	(9.9)
Non-subscription and hardware	0.8	2.8
Other:	(37.5)	(38.6)
Total residential customers revenue	**—**	**—**

48 Sunrise Annual Report 2025 I Operational & Financial Review

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Business customers and wholesale. Total business-customers and wholesale revenue increased CHF 53.7 million or 6.9% during the year ended 31 December 2024, compared to the corresponding period in 2023, primarily due to the net effect of (i) an increase in fixed subscription revenue due to a higher number of business customers, (ii) an increase in fixed non-subscription and hardware revenue due to higher revenue from wholesale services driven by higher voice hubbing activity, (iii) higher mobile subscription revenue due to an increase in the average number of mobile subscribers and an increase in wholesale services driven by higher MVNO-related revenues, (iv) a decrease in mobile non-subscription and hardware revenue due to lower handset sales volumes, mainly due to lower market demand and (v) an increase in other revenue, mainly due to higher fee-related revenue.

Changes in product hierarchy. As of 2025, there has been an adjustment in the product hierarchy within the business customers and wholesale segment. This change reflects a refinement of the product hierarchy based on the way management analyses and steers the business. For better comparability, the 2024 and 2023 revenues shown above have been reclassified. These reclassifications within the business customers and wholesale segment for the years ended 31 December 2024 and 2023 are shown below.

	Year ended 31 December	
	2024	2023
CHF in millions	**Product hierarchy**	**Product hierarchy**
Business customers and wholesale:		
Fixed revenue:	0.1	0.5
Subscription	2.4	2.8
Non-subscription and hardware	(2.3)	(2.3)
Mobile revenue:	0.6	0.3
Subscription	(1.8)	(0.4)
Non-subscription and hardware	2.4	0.7
Other:	(0.7)	(0.8)
Total business customers and wholesale revenue	**—**	**—**

Infrastructure and support functions. Total infrastructure and support-functions revenue increased CHF 3.1 million or 27.0% during the year ended 31 December 2024, compared to the corresponding period in 2023, primarily due to higher BTS revenue.

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Profit Reconciliation

Direct costs
Direct costs include programming and copyright costs, interconnect and access costs, costs of mobile handsets and other devices and other costs of sales related to Sunrise operations. Programming and copyright costs represent a significant portion of operating costs and are subject to rises in future periods due to various factors, including (i) higher costs associated with the expansion of digital video content, including rights associated with ancillary product offerings and rights that provide for the broadcast of live sporting events, and (ii) rate increases.

Personnel expenses
Personnel expenses include salary and payroll costs, commissions, share-based compensation, deferred labour and contingent labour.

Other operating income and capitalised labour
This line item includes capitalised internal labour and other income primarily related to legal settlements.

Other operating expenses
Other expenses include marketing and other sales costs, network operations, customer-service costs, business-service costs, restructuring and other general expenses.


Sunrise

50 Sunrise Annual Report 2025 I Operational & Financial Review

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Year ended 31 December 2025 compared to year ended 31 December 2024

	Year ended 31 December		Increase (decrease)	
CHF in millions, except percentages	**2025**	**2024**	**CHF**	**%**
Revenue	2,983.4	3,018.0	(34.6)	(1.1)
Direct costs	(831.2)	(830.1)	1.1	0.1
Personnel expenses	(429.9)	(407.0)	22.9	5.6
Other operating income and capitalised labour	63.3	68.1	(4.8)	(7.0)
Other operating expenses	(623.1)	(696.4)	(73.3)	(10.5)
Operating income before depreciation and amortisation	**1,162.5**	**1,152.6**	**9.9**	**0.9**
Depreciation of right-of-use assets	(129.9)	(129.7)	(0.2)	(0.2)
Depreciation and amortisation	(936.4)	(917.9)	18.5	2.0
Operating income	**96.2**	**105.0**	**(8.8)**	**(8.4)**
Financial income	425.8	257.7	168.1	65.2
Financial expenses	(656.3)	(742.6)	(86.3)	(11.6)
Share of gains of affiliates, net	5.9	1.3	4.6	353.8
Loss before taxes	**(128.4)**	**(378.6)**	**250.2**	**66.1**
Income tax benefit	19.9	16.7	3.2	19.2
Net loss	**(108.5)**	**(361.9)**	**(253.4)**	**(70.0)**

51 Sunrise Annual Report 2025 I Operational & Financial Review

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Direct costs

	Year ended 31 December		Increase (decrease)	
CHF in millions, except percentages	**2025**	**2024**	**CHF**	**%**
Residential customers	508.2	515.2	(7.0)	(1.4)
Business customers and wholesale	305.9	299.5	6.4	2.1
Infrastructure and support functions	17.1	15.4	1.7	11.0
Total	**831.2**	**830.1**	**1.1**	**0.1**

Residential customers. Total residential-customers direct costs decreased CHF 7.0 million or 1.4% during the year ended 31 December 2025, compared to the corresponding period in 2024, primarily due to (i) a decrease in fixed equipment costs driven by lower hardware-bundling activity, (ii) a decrease in direct usage cost following lower variable revenue and (iii) a decrease in mobile handset costs driven by lower handset sales volumes, partially offset by (iv) an increase in access costs from a different access mix and a growing base.

Business customers and wholesale. Total business-customers and wholesale direct costs increased CHF 6.4 million or 2.1% during the year ended 31 December 2025, compared to the corresponding period in 2024, primarily due to (i) higher voice hubbing costs in line with higher voice hubbing revenue and (ii) higher FVNO-related hardware costs in line with higher FVNO-related revenues, partially offset by (iii) lower mobile handset costs driven by lower handset sales volumes and (iv) a decrease in direct usage costs following lower variable revenue.

Infrastructure and support functions. Total infrastructure and support-functions direct costs increased CHF 1.7 million or 11.0% during the year ended 31 December 2025, compared to the corresponding period in 2024, primarily due to an increase of BTS-related costs.

Personnel expenses

	Year ended 31 December		Increase (decrease)	
CHF in millions, except percentages	**2025**	**2024**	**CHF**	**%**
Residential customers	141.8	143.6	(1.8)	(1.3)
Business customers and wholesale	80.3	78.8	1.5	1.9
Infrastructure and support functions	207.8	184.6	23.2	12.6
Total	**429.9**	**407.0**	**22.9**	**5.6**

Residential customers. Total residential-customers personnel expenses decreased CHF 1.8 million or 1.3% during the year ended 31 December 2025, compared to the corresponding period in 2024.

Business customers and wholesale. Total business-customers and wholesale personnel expenses increased CHF 1.5 million or 1.9% during the year ended 31 December 2025, compared to the corresponding period in 2024.

Infrastructure and support functions. Total infrastructure and support-functions personnel expenses increased CHF 23.2 million or 12.6% during the year ended 31 December 2025, compared to the corresponding period in 2024, primarily due to (i) higher share-based compensation mainly due to an employee stock purchase plan and the spin-off-related initial awards from Q4 2024 and (ii) higher pension expenses.

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Other operating income and capitalised labour

CHF in millions, except percentages	Year ended 31 December 2025	Year ended 31 December 2024	Increase (decrease) CHF	Increase (decrease) %
Residential customers	7.1	7.5	(0.4)	(5.3)
Business customers and wholesale	5.7	6.0	(0.3)	(5.0)
Infrastructure and support functions	50.6	54.6	(4.0)	(7.3)
Total	**63.4**	**68.1**	**(4.7)**	**(6.9)**

Residential customers. Total residential-customers other operating income and capitalised labour decreased CHF 0.4 million or 5.3% during the year ended 31 December 2025, compared to the corresponding period in 2024, primarily due to a decrease in capitalisable labour activities.

Business customers and wholesale. Total business-customers and wholesale other operating income and capitalised labour decreased CHF 0.3 million or 5.0% during the year ended 31 December 2025, compared to the corresponding period in 2024, primarily due to a decrease in capitalisable labour activities.

Infrastructure and support functions. Total infrastructure and support-functions other operating income and capitalised labour decreased CHF 4.0 million or 7.3% during the year ended 31 December 2025, compared to the corresponding period in 2024, primarily due to (i) a decrease in other operating income partially offset by (ii) an increase in capitalisable labour activities.

Other operating expenses

CHF in millions, except percentages	Year ended 31 December 2025	Year ended 31 December 2024	Increase (decrease) CHF	Increase (decrease) %
Residential customers	257.5	265.4	(7.9)	(3.0)
Business customers and wholesale	39.9	43.0	(3.1)	(7.2)
Infrastructure and support functions	325.7	388.0	(62.3)	(16.1)
Total	**623.1**	**696.4**	**(73.3)**	**(10.5)**

Residential customers. Total residential-customers other operating expenses decreased CHF 7.9 million or 3.0% during the year ended 31 December 2025, compared to the corresponding period in 2024, primarily due to (i) lower marketing spend and lower external sales commissions, (ii) lower supply-chain-related spend, (iii) lower IT-related project spend and (iv) a decrease from the phase-out of costs-to-capture synergies related to the Sunrise–UPC transaction, partially offset by (v) an increase in professional services mainly from higher consultancy spend and (vi) an increase in contact-centre costs due to higher call volumes.

Business customers and wholesale. Total business-customers and wholesale other operating expenses decreased CHF 3.1 million or 7.2% during the year ended 31 December 2025, compared to the corresponding period in 2024, primarily due to (i) less project spend related to a large customer onboarding in the previous year, partially offset by (ii) higher external sales commissions.

Infrastructure and support functions. Total infrastructure and support-functions other operating expenses decreased CHF 62.3 million or 16.1% during the year ended 31 December 2025, compared to the corresponding period in 2024. This includes a decrease of approximately CHF 25 million due to a transfer-pricing agreement with the relevant tax authorities covering shared technology-platform charges. The agreement establishes a mutually accepted cost amortisation for the covered period. The remaining decrease in other operating expenses is primarily due to the net effect of (i) lower cost from updated agreements post spin-off, (ii) a decrease in allowance for receivables, (iii) cost synergies from the Sunrise–UPC transaction (legacy UPC mobile core switch-off after migrating all legacy UPC mobile customers to the Sunrise mobile network), (iv) a decrease in network-related cost and (v) a reduction in supply-chain-related cost, partially offset by (vi) higher restructuring cost and (vii) an increase in legal contingencies.

53 **Sunrise Annual Report 2025 I** Operational & Financial Review

Shareholder Letter | Sunrise at a glance | Operational & Financial Review | Sustainability | Corporate Governance | Compensation | Financial Statements

Depreciation and amortisation. Total depreciation and amortisation, including depreciation and amortisation of right-of-use assets, decreased CHF 18.3 million or 1.8% during the year ended 31 December 2025, compared to the corresponding period in 2024.

Operating income. Operating income decreased CHF 8.8 million or 8.4% during the year ended 31 December 2025, compared to the corresponding period in 2024, driven by the aforementioned changes in revenue and expenses.

Financial income. Financial income increased CHF 168.1 million or 65.2% during the year ended 31 December 2025, compared to the corresponding period in 2024, primarily due to an increase in foreign-currency transaction gains partially offset by a decrease in realised and unrealised gains on derivative instruments.

Financial expenses. Financial expenses decreased CHF 86.3 million or 11.6% during the year ended 31 December 2025, compared to the corresponding period in 2024. The decline reflects lower foreign-currency transaction losses and reduced interest expense due to lower outstanding debt, partially offset by higher realised and unrealised losses on derivative instruments.

Income tax benefit. Sunrise recognised income tax benefits of CHF 19.9 million during the year ended 31 December 2025 and income tax benefits of CHF 16.7 million during the year ended 31 December 2024. The increase in income tax benefit is primarily due to a decrease in current tax expense.

Net loss. Net loss decreased CHF 253.4 million or 70.0% during the year ended 31 December 2025, compared to the corresponding period in 2024, due to the aforementioned changes in the above items.


Sunrise
Sunrise

54 **Sunrise Annual Report 2025 I** Operational & Financial Review

Shareholder Letter | Sunrise at a glance | Operational & Financial Review | Sustainability | Corporate Governance | Compensation | Financial Statements

Adjusted EBITDAaL. Adjusted EBITDAaL is the primary measure used by the Sunrise chief operating decision maker to evaluate segment operating performance. Consolidated Adjusted EBITDAaL is reconciled to net income (loss) (the most directly comparable IFRS financial measure) within the section Summary financial information and operating data. Consolidated Adjusted EBITDAaL is a non-IFRS measure, which readers should view as a supplement to, and not a substitute for, IFRS measures of performance included in the Consolidated Statements of Income or Loss. The following table sets out the Adjusted EBITDAaL of the reportable segments of Sunrise, as well as its Consolidated Adjusted EBITDAaL:

CHF in millions, except percentages	Year ended 31 December 2025	Year ended 31 December 2024	Increase (decrease) CHF	Increase (decrease) %
Residential customers	1,156.2	1,204.4	(48.2)	(4.0)
Business customers and wholesale	426.2	401.5	24.7	6.2
Infrastructure and support functions	(575.5)	(583.8)	8.3	1.4
Total	**1,006.9**	**1,022.1**	**(15.2)**	**(1.5)**

Adjusted EBITDAaL margin. The following table sets out the Adjusted EBITDAaL margins (Adjusted EBITDAaL divided by revenue) of each of the reportable segments:

	Year ended 31 December 2025	Year ended 31 December 2024
Residential customers	54.9%	55.4%
Business customers and wholesale	49.6%	48.4%
Infrastructure and support functions	N.M.	N.M.

N.M. – not meaningful

Residential customers. Total residential-customers Adjusted EBITDAaL decreased CHF 48.2 million or 4.0% during the year ended 31 December 2025, compared to the corresponding period in 2024, primarily due to the net effect of (i) the aforementioned decrease in revenue of CHF 65.9 million or 3.0%, (ii) the aforementioned decrease in direct costs of CHF 7.0 million or 1.4%, (iii) a decrease in indirect costs of CHF 9.4 million or 2.3%, primarily driven by the aforementioned decrease in personnel expenses and other operating expenses partially offset by the aforementioned decrease in other operating income and capitalised labour (excluding, in each case, expenses for share-based compensation, restructuring and other) and (iv) a decrease in lease-related expenses of CHF 1.3 million or 2.5%. The Adjusted EBITDAaL margin decreased by 0.5% during the year ended 31 December 2025, compared to the corresponding period in 2024, due to a higher relative decrease in Adjusted EBITDAaL compared to revenue.

Business customers and wholesale. Total business-customers and wholesale Adjusted EBITDAaL increased CHF 24.7 million or 6.2% during the year ended 31 December 2025, compared to the corresponding period in 2024, primarily due to the net effect of (i) the aforementioned increase in revenue of CHF 28.7 million or 3.5%, (ii) the aforementioned increase in direct costs of CHF 6.4 million or 2.1%, (iii) a decrease in indirect costs of CHF 1.6 million or 1.4%, primarily driven by the aforementioned decrease in other operating expenses partially offset by the aforementioned increase in personnel expenses as well as the aforementioned decrease in other operating income and capitalised labour (excluding, in each case, expenses for share-based compensation, restructuring and other) and (iv) a decrease in lease-related expenses of CHF 0.8 million or 5.9%. The Adjusted EBITDAaL margin increased by 1.2% during the year ended 31 December 2025, compared to the corresponding period in 2024, due to a higher relative increase in Adjusted EBITDAaL compared to revenue.

Infrastructure and support functions. Total infrastructure and support-functions Adjusted EBITDAaL increased CHF 8.3 million or 1.4% during the year ended 31 December 2025, compared to the corresponding period in 2024, primarily due to the net effect of (i) the aforementioned increase in revenue of CHF 2.6 million or 17.8%, (ii) the aforementioned increase in direct costs of CHF 1.7 million or 11.0%, (iii) a decrease in indirect costs of CHF 1.2 million or 0.3%, primarily driven by the decrease in personnel expenses and the aforementioned decrease in other operating expenses partially offset by the aforementioned decrease in other operating income and capitalised labour (excluding, in each case, expenses for share-based compensation, restructuring and other) and (iv) a decrease in lease-related expenses of CHF 6.2 million or 4.6%.

55 **Sunrise Annual Report 2025 I** Operational & Financial Review

Shareholder Letter | Sunrise at a glance | Operational & Financial Review | Sustainability | Corporate Governance | Compensation | Financial Statements

Year ended 31 December 2024 compared to year ended 31 December 2023

CHF in millions, except percentages	Year ended 31 December 2024	Year ended 31 December 2023	Increase (decrease) CHF	Increase (decrease) %
Revenue	3,018.0	3,035.2	(17.2)	(0.6)
Direct costs	(830.1)	(834.6)	(4.5)	(0.5)
Personnel expenses	(407.0)	(416.7)	(9.7)	(2.3)
Other operating income and capitalised labour	68.1	105.7	(37.6)	(35.6)
Other operating expenses	(696.4)	(758.8)	(62.4)	(8.2)
Operating income before depreciation and amortisation	**1,152.6**	**1,130.8**	**21.8**	**1.9**
Depreciation of right-of-use assets	(129.7)	(128.0)	(1.7)	(1.3)
Depreciation and amortisation	(917.9)	(992.1)	(74.2)	(7.5)
Operating income	**105.0**	**10.7**	**94.3**	**881.31**
Financial income	257.7	574.7	(317.0)	(55.2)
Financial expenses	(742.6)	(957.2)	(214.6)	(22.4)
Share of gains (losses) of affiliates, net	1.3	(0.3)	1.6	533.3
Loss before taxes	**(378.6)**	**(372.1)**	**(6.5)**	**(1.7)**
Income tax benefit	16.7	59.9	(43.2)	(72.1)
Net loss	**(361.9)**	**(312.2)**	**(49.7)**	**(15.9)**

56 **Sunrise Annual Report 2025 I** Operational & Financial Review

Direct costs Year ended 31 December Increase (decrease) CHF in millions, except percentages 2024 2023 CHF % Residential customers 515.2 537.6 (22.4) (4.2) Business customers and wholesale 299.5 271.0 28.5 10.5 Infrastructure and support functions 15.4 26.0 (10.6) (40.8) Total 830.1 834.6 (4.5) (0.5) Residential customers. Total residential-customers direct costs decreased CHF 22.4 million or 4.2% during the year ended 31 December 2024, compared to the corresponding period in 2023, primarily due to (i) a decrease in interconnect and network-related costs and (ii) lower hardware costs from fixed-equipment sales driven by lower hardware-bundling activity. Business customers and wholesale. Total business-customers and wholesale direct costs increased CHF 28.5 million or 10.5% during the year ended 31 December 2024, compared to the corresponding period in 2023, primarily due to (i) higher voice hubbing costs in line with higher voice hubbing revenue and (ii) overall higher direct costs related to growth in the business-customers and wholesale segment. Infrastructure and support functions. Total infrastructure and support-functions direct costs decreased CHF 10.6 million or 40.8% during the year ended 31 December 2024, compared to the corresponding period in 2023, primarily due to other non-recurring items offset in indirect costs in 2023. Personnel expenses Year ended 31 December Increase (decrease) CHF in millions, except percentages 2024 2023 CHF % Residential customers 143.6 157.2 (13.6) (8.7) Business customers and wholesale 78.8 79.7 (0.9) (1.1) Infrastructure and support functions 184.6 179.8 4.8 2.7 Total 407.0 416.7 (9.7) (2.3) Residential customers. Total residential-customers personnel expenses decreased CHF 13.6 million or 8.7% during the year ended 31 December 2024, compared to the corresponding period in 2023, primarily due to lower payroll expenses as a result of lower residential- customer staffing levels. Business customers and wholesale. Total business-customers and wholesale personnel expenses decreased CHF 0.9 million or 1.1% during the year ended 31 December 2024, compared to the corresponding period in 2023. Infrastructure and support functions. Total infrastructure and support-functions personnel expenses increased CHF 4.8 million or 2.7% during the year ended 31 December 2024, compared to the corresponding period in 2023, primarily due to (i) higher pension expenses from a curtailment gain in 2023 due to a restructuring event, partially offset by (ii) lower payroll expenses as a result of lower infrastructure & support staffing levels and (iii) lower incentive-compensation costs driven by share-based compensation. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 57 Sunrise Annual Report 2025 I Operational & Financial Review Other operating income and capitalised labour Year ended 31 December Increase (decrease) CHF in millions, except percentages 2024 2023 CHF % Residential customers 7.5 9.1 (1.6) (17.6) Business customers and wholesale 6.0 7.3 (1.3) (17.8) Infrastructure and support functions 54.6 89.3 (34.7) (38.9) Total 68.1 105.7 (37.6) (35.6) Residential customers. Total residential-customers other operating income and capitalised labour decreased CHF 1.6 million or 17.6% during the year ended 31 December 2024, compared to the corresponding period in 2023, primarily due to a decrease in capitalisable labour activities. Business customers and wholesale. Total business-customers and wholesale other operating income and capitalised labour decreased CHF 1.3 million or 17.8% during the year ended 31 December 2024, compared to the corresponding period in 2023, primarily due to a decrease in capitalisable labour activities. Infrastructure and support functions. Total infrastructure and support-functions other operating income and capitalised labour decreased CHF 34.7 million or 38.9% during the year ended 31 December 2024, compared to the corresponding period in 2023, primarily due to (i) abandoned lease income in 2023 related to a former office building, (ii) income from legal contingencies in 2023 and (iii) a decrease in capitalisable labour activities in 2024. Other operating expenses Year ended 31 December Increase (decrease) CHF in millions, except percentages 2024 2023 CHF % Residential customers 265.4 269.4 (4.0) (1.5) Business customers and wholesale 43.0 43.0 0.0 0.0 Infrastructure and support functions 388.0 446.4 (58.4) (13.1) Total 696.4 758.8 (62.4) (8.2) Residential customers. Total residential-customers other operating expenses decreased CHF 4.0 million or 1.5% during the year ended 31 December 2024, compared to the corresponding period in 2023, primarily due to the net effect of (i) lower marketing costs, (ii) a decrease in contact-centre costs due to lower call volumes, (iii) the phase-out of costs-to-capture synergies related to the customer-migration projects from the Sunrise–UPC transaction, (iv) an increase in expenses for cloud-related projects and (v) an increase due to shop expansions. Business customers and wholesale. Total business-customers and wholesale other operating expenses remained unchanged during the year ended 31 December 2024, compared to the corresponding period in 2023, due to offsetting effects primarily from (i) lower sales costs driven by commissions and (ii) an increase in expenses for cloud-related projects. Infrastructure and support functions. Total infrastructure and support-functions other operating expenses decreased CHF 58.4 million or 13.1% during the year ended 31 December 2024, compared to the corresponding period in 2023, primarily due to the net effect of (i) lower restructuring spend, (ii) lower cost from updated agreements post spin-off, (iii) a decrease in expenses for contracting services, (iv) a decrease in expenses for cloud-related projects, (v) higher energy costs, (vi) an increase in software and hardware-related spend and (vii) an increase in allowance for receivables. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 58 Sunrise Annual Report 2025 I Operational & Financial Review Depreciation and amortisation. Total depreciation and amortisation, including depreciation and amortisation of right-of-use assets, decreased CHF 72.5 million or 6.5% during the year ended 31 December 2024, compared to the corresponding period in 2023, primarily due to the net effect of (i) a decrease associated with certain assets becoming fully depreciated and (ii) an increase associated with property, plant and equipment and intangible asset additions related to the expansion and upgrade of networks and other capital initiatives. Operating income. Operating income increased CHF 94.3 million or 881.3% during the year ended 31 December 2024, compared to the corresponding period in 2023, driven by the aforementioned changes in revenue and expenses. Financial income. Financial income decreased CHF 317.0 million or 55.2% during the year ended 31 December 2024, compared to the corresponding period in 2023, primarily due to a decrease in foreign-currency transaction gains, partially offset by an increase in realised and unrealised gains on derivative instruments. Financial expenses. Financial expenses decreased CHF 214.6 million or 22.4% during the year ended 31 December 2024, compared to the corresponding period in 2023, primarily due to a decrease in realised and unrealised losses on derivative instruments, partially offset by foreign-currency transaction losses. Income tax benefit. Sunrise recognised income tax benefits of CHF 16.7 million and CHF 59.9 million during the years ended 31 December 2024 and 2023 respectively. The decrease in income tax benefit is primarily due to the tax-audit settlement reached. Net loss. Net loss increased CHF 49.7 million or 15.9% during the year ended 31 December 2024, compared to the corresponding period in 2023, due to the aforementioned changes in the above items. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 59 Sunrise Annual Report 2025 I Operational & Financial Review Adjusted EBITDAaL. Adjusted EBITDAaL is the primary measure used by the Sunrise chief operating decision maker to evaluate segment operating performance. Consolidated Adjusted EBITDAaL is reconciled to net income (loss) (the most directly comparable IFRS financial measure) within the section Summary Financial Information and Operating Data. Consolidated Adjusted EBITDAaL is a non-IFRS measure, which readers should view as a supplement to, and not a substitute for, IFRS measures of performance included in the Consolidated Statements of Income or Loss. The following table sets out the Adjusted EBITDAaL of the reportable segments of Sunrise, as well as its Consolidated Adjusted EBITDAaL. Year ended 31 December Increase (decrease) CHF in millions, except percentages 2024 2023 CHF % Residential customers 1,204.4 1,241.0 (36.6) (2.9) Business customers and wholesale 401.5 379.0 22.5 5.9 Infrastructure and support functions (583.8) (576.4) (7.4) (1.3) Total 1,022.1 1,043.6 (21.5) (2.1) Adjusted EBITDAaL margin. The following table sets out the Adjusted EBITDAaL margins (Adjusted EBITDAaL divided by revenue) of each of the reportable segments: Year ended 31 December 2024 2023 Residential customers 55.4% 55.2% Business customers and wholesale 48.4% 48.8% Infrastructure and support functions N.M. N.M. N.M. – not meaningful Residential customers. Total residential-customers Adjusted EBITDAaL decreased CHF 36.6 million or 2.9% during the year ended 31 December 2024, compared to the corresponding period in 2023, primarily due to the net effect of (i) the aforementioned decrease in revenue of CHF 74.0 million or 3.3%, (ii) the aforementioned decrease in direct costs of CHF 22.4 million or 4.2%, (iii) a decrease in indirect costs of CHF 16.0 million or 3.8%, primarily driven by the aforementioned decrease in personnel expenses (excluding expenses for share-based compensation, restructuring and other) and (iv) an increase in lease-related expenses of CHF 1.0 million or 2.0%. The Adjusted EBITDAaL margin increased by 0.2% during the year ended 31 December 2024, as compared to the corresponding period in 2023, due to a lower relative decrease in Adjusted EBITDAaL as compared to revenue. Business customers and wholesale. Total business-customers and wholesale Adjusted EBITDAaL increased CHF 22.5 million or 5.9% during the year ended 31 December 2024, compared to the corresponding period in 2023, primarily due to the net effect of (i) the aforementioned increase in revenue of CHF 53.7 million or 6.9%, (ii) the aforementioned increase in direct costs of CHF 28.5 million or 10.5%, (iii) an increase in indirect costs of CHF 0.4 million or 0.3%, primarily driven by the aforementioned decrease in other operating income and capitalised labour (excluding expenses for share-based compensation, restructuring and other) and (iv) an increase in lease-related expenses of CHF 2.3 million or 20.0%. The Adjusted EBITDAaL margin decreased by 0.4% during the year ended 31 December 2024, compared to the corresponding period in 2023, due to a lower relative increase in Adjusted EBITDAaL as compared to revenue. Infrastructure and support functions. Total infrastructure and support-functions Adjusted EBITDAaL decreased CHF 7.4 million or 1.3% during the year ended 31 December 2024, compared to the corresponding period in 2023, primarily due to the net effect of (i) the aforementioned increase in revenue of CHF 3.1 million or 27.0%, (ii) the aforementioned decrease in direct costs of CHF 10.6 million or 40.8%, and (iii) an increase in indirect costs of CHF 20.9 million or 4.9%, primarily driven by the aforementioned increase in personnel expenses, the aforementioned decrease in other operating income and capitalised labour and the increase in other operating expenses (excluding, in each case, expenses for share-based compensation, restructuring and other). Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 60 Sunrise Annual Report 2025 I Operational & Financial Review

Liquidity and capital resources Sources and uses of cash Cash and cash equivalents At 31 December 2025, Sunrise had cash and cash equivalents of CHF 273.2 million, most of which were held by its subsidiaries. The terms of the instruments governing the indebtedness of certain of these subsidiaries may restrict the ability of Sunrise to access the liquidity of these subsidiaries. In addition, its ability to access the liquidity of its subsidiaries may be limited by tax, legal considerations and other factors. Corporate liquidity of Sunrise As Sunrise typically does not hold significant amounts of cash and cash equivalents at the corporate level, its primary source of corporate liquidity consists of, subject to the restrictions noted above, proceeds in the form of distributions or loans from its subsidiaries. From time to time, Sunrise may also supplement its sources of corporate liquidity with net proceeds received in connection with the issuance of debt instruments. No assurance can be given that any external funding will be available on favourable terms, or at all. The corporate liquidity requirements of Sunrise include (i) corporate general and administrative expenses, (ii) interest payments on the Sunrise Holding Senior Notes and (iii) dividends and other returns of capital. From time to time, Sunrise may also require cash in connection with (i) the repayment of third-party debt (including the repurchase or exchange of outstanding debt securities in the open market or privately-negotiated transactions), (ii) the satisfaction of contingent liabilities, (iii) acquisitions, (iv) other investment opportunities or (v) income tax payments. Liquidity of consolidated operating entities In addition to cash and cash equivalents, the primary source of liquidity of consolidated operating entities is cash provided by operations and any borrowing availability under the Sunrise Holding Bank Facility. The liquidity of the consolidated operating entities of Sunrise is generally used to fund (i) property and equipment additions, (ii) debt- service requirements, (iii) payments required by derivative instruments and (iv) payments associated with defined- benefit plans, as well as to settle certain commitments. In this regard, Sunrise has significant commitments related to certain operating costs associated with networks, purchase obligations associated with CPE, certain service-related commitments, programming-studio output and sports-rights contracts. These obligations are expected to represent a significant liquidity requirement of Sunrise consolidated operating entities, a significant portion of which is due over the next 12 to 24 months. From time to time, the consolidated operating entities of Sunrise may also require liquidity in connection with (i) acquisitions and other investment opportunities, (ii) loans and capital distributions to their intermediate holding companies or (iii) the satisfaction of contingent liabilities. No assurance can be given that any external funding will be available to its consolidated operating entities on favourable terms, or at all. For additional information regarding the Sunrise consolidated cash flows, see the commentary in the section Consolidated Statements of Cash Flows below. Capitalisation At 31 December 2025, the outstanding principal amount of Sunrise consolidated third-party debt, together with accrued interest, totalled CHF 4.4 billion, including CHF 0.5 billion that is classified as current in the Consolidated Statements of Financial Condition. As of 31 December, Sunrise has an extended maturity runway with no short-term maturities (c. 86% of debt becoming due in 2031 or thereafter). As of 31 December 2025, Sunrise was in compliance with its debt covenants. In addition, Sunrise does not anticipate any instances of non-compliance with respect to any debt covenants that would have a material adverse impact on its liquidity during the next 12 months. Sunrise believes it has sufficient resources to repay or refinance the current portion of its debt and lease obligations and to fund foreseeable liquidity requirements during the next 12 months. However, as maturing debt grows in later years, Sunrise anticipates it will seek to refinance or otherwise extend its debt maturities. No assurance can be given that Sunrise will be able to complete these refinancing transactions or otherwise extend its debt maturities. In this regard, it is not possible to predict how political and economic conditions, sovereign-debt concerns or any adverse regulatory developments could impact the credit markets Sunrise accesses and, accordingly, its future liquidity and financial position. The ability of Sunrise to access debt financing on favourable terms, or at all, could be adversely impacted by (i) the financial failure of any of its counterparties, which could reduce amounts available under committed credit facilities and adversely impact its ability to access cash deposited with any failed financial institution and (ii) any tightening of the credit markets. In addition, sustained or increased competition, particularly in combination with adverse economic or regulatory developments, could have an unfavourable impact on Sunrise cash flows and liquidity. For additional information regarding debt and lease obligations, see Notes 23 and 13, respectively, to the Consolidated Financial Statements. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 61 Sunrise Annual Report 2025 I Operational & Financial Review Consolidated statements of cash flows Year ended 31 December 2025 compared to year ended 31 December 2024 Summary. The Consolidated Statements of Cash Flows for the years ended 31 December 2025 and 2024, are summarised as follows: Year ended 31 December CHF in millions 2025 2024 Change Net cash provided by operating activities 1,215.2 1,279.1 -63.9 Net cash used in investing activities (503.8) (478.7) (25.1) Net cash used in financing activities (786.0) (454.4) (331.6) Effect of exchange rate changes on cash (4.0) 1.0 (5.0) Net increase (decrease) in cash and cash equivalents (78.6) 347.0 (425.6) Operating activities. The decrease in net cash provided by operating activities is primarily attributable to changes in cash provided by working-capital items which include a tax-audit payment of approximately CHF 26 million. Investing activities. The increase in net cash used by investing activities is primarily attributable to the net effect of (i) a decrease in net advances from related parties of CHF 112.7 million, (ii) a decrease in cash paid for other investing activities of CHF 45.6 million and (iii) a decrease due to lower capital expenditures of CHF 41.6 million, primarily due to the timing of payments for capital-related accrued liabilities, an increase in ice-hockey rights driven by the extension of the media partnership between Sunrise and the National League and by higher mergers and acquisitions, partially offset by an increased spend related to assets acquired under vendor financing and by lower property, plant and equipment and intangible asset additions. The capital expenditures Sunrise reports in its Consolidated Statements of Cash Flows do not include amounts that are financed under capital-related vendor financing. Instead, these amounts are reflected as non-cash additions to property and equipment when the underlying assets are delivered and as repayments of debt when the principal is repaid. A reconciliation of Sunrise consolidated property and equipment additions to the capital expenditures reported in the Consolidated Statements of Cash Flows is set out below: Year ended 31 December CHF in millions 2025 2024 Change Property, plant and equipment and intangible asset additions 478.7 509.9 (31.2) Mergers and acquisitions (asset deals) 10.2 — 10.2 Ice-Hockey rights 218.7 — 218.7 Assets acquired under vendor financing (57.5) (52.1) (5.4) Changes in current liabilities related to capital expenditures (including related-party amounts) (150.6) 83.3 (233.9) Capital expenditures 499.5 541.1 (41.6) Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 62 Sunrise Annual Report 2025 I Operational & Financial Review The decrease in property, plant and equipment, and intangible asset additions during the year ended 31 December 2025, compared to the corresponding period in 2024, is primarily attributable to the net effect of a decrease in expenditures for (i) capacity upgrades, (ii) a decrease in product and enablers mainly due to the phase-out of costs-to-capture synergies related to the Sunrise–UPC transaction, (iii) a decrease in coverage-related spend, (iv) lower baseline mainly due to the phase-out of costs-to-capture synergies related to the Sunrise–UPC transaction and (v) a decrease in expenditures for customer-premises equipment. During the years ended 31 December 2025 and 2024, Sunrise property, plant and equipment and intangible asset additions represented 16.0% and 16.9% of revenue respectively. Financing activities. The increase in net cash used by financing activities is primarily attributable to the net effect of (i) a repayment out of capital contribution reserves to shareholders of CHF 240.4 million, (ii) cash received in the form of debt borrowings of CHF 1,260.8 million, (iii) an increase in cash used for repayments of debt of CHF 158.7 million, (iv) cash used for payments of financing costs and debt premiums of CHF 19.3 million, (v) an increase in cash paid for principal-related derivative instruments of CHF 72.8 million and (vi) a decrease in capital contributions received from the former parent of CHF 1,106.2 million. Year ended 31 December 2024 compared to year ended 31 December 2023 Summary. The Consolidated Statements of Cash Flows for the years ended 31 December 2024 and 2023, are summarised as follows: Year ended 31 December CHF in millions 2024 2023 Change Net cash provided by operating activities 1,279.1 1,201.5 77.6 Net cash used in investing activities (478.7) (760.6) 281.9 Net cash used in financing activities (454.4) (440.1) (14.3) Effect of exchange rate changes on cash 1.0 1.7 (0.7) Net increase in cash and cash equivalents 347.0 2.5 344.5 Operating activities. The increase in net cash provided by operating activities is primarily attributable to the net effect of (i) an increase in cash provided by working-capital items and (ii) an increase in cash provided due to higher net cash receipts related to foreign-currency derivative instruments. Investing activities. The decrease in net cash used by investing activities is primarily attributable to the net effect of (i) a decrease in cash used of CHF 85.1 million associated with lower net cash paid for acquisitions related to the acquisition of the EBLT partner network in 2023 and (ii) an increase in cash used of CHF 73.1 million due to higher capital expenditures, primarily due to the timing of payments for capital-related accrued liabilities and increased spend related to assets acquired under vendor financing partially offset by lower property, plant and equipment and intangible asset additions mainly from the phase-out of costs-to-capture synergies related to the Sunrise–UPC transaction. The capital expenditures Sunrise reports in its Consolidated Statements of Cash Flows do not include amounts that are financed under capital-related vendor financing. Instead, these amounts are reflected as non-cash additions to property and equipment when the underlying assets are delivered and as repayments of debt when the principal is repaid. A reconciliation of Sunrise consolidated property and equipment additions to the capital expenditures reported in the Consolidated Statements of Cash Flows is set out below: Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 63 Sunrise Annual Report 2025 I Operational & Financial Review Year ended 31 December CHF in millions 2024 2023 Change Property, plant and equipment and intangible asset additions 509.9 537.7 (27.8) Assets acquired under vendor financing (52.1) (77.6) 25.5 Changes in current liabilities related to capital expenditures (including related-party amounts) 83.3 7.9 75.4 Capital expenditures 541.1 468.0 73.1 The decrease in property, plant and equipment and intangible asset additions during the year ended 31 December 2024, compared to the corresponding period in 2023, is primarily attributable to the net effect of (i) a decrease from the phase-out of costs-to-capture synergies related to the Sunrise–UPC transaction, (ii) an increase in baseline expenditures, including network improvements and expenditures for property, facilities and information-technology systems and (iii) an increase in expenditures for new-build and upgrade projects. During the years ended 31 December 2024 and 2023, Sunrise property, plant and equipment and intangible asset additions represented 16.9% and 17.7% of revenue respectively. Financing activities. The increase in net cash used by financing activities is primarily attributable to (i) repayments of debt of CHF 1,064.7 million and (ii) an increase of CHF 63 million in cash paid for principal-related derivative instruments, partially offset by (iii) cash received in the form of a capital contribution from the former parent of CHF 1,106.2 million. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 64 Sunrise Annual Report 2025 I Operational & Financial Review

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Quantitative and qualitative disclosures about market risk

Sunrise is exposed to market risk in the normal course of business operations due to its ongoing investing and financing activities. Market risk refers to the risk of loss arising from adverse changes in foreign-currency exchange rates and interest rates. The risk of loss can be assessed from the perspective of adverse changes in fair values, cash flows and future profits. Sunrise has established policies, procedures and processes governing the management of market risks and the use of derivative instruments to manage exposure to such risks.

Cash

Sunrise invests its cash in highly liquid instruments that meet high credit-quality standards. At 31 December 2025, substantially all of the consolidated cash balance of Sunrise was denominated in Swiss francs.

Foreign-currency risk

Refer to Note 24 Financial Instruments & Risk in the Notes to the Consolidated Financial Statements.

Interest-rate risk

Refer to Note 24 Financial Instruments & Risk in the Notes to the Consolidated Financial Statements.

Projected cash flows associated with derivative instruments

The following table provides information regarding the projected cash flows associated with derivative instruments. The Swiss-franc equivalents presented below are based on interest-rate projections and exchange rates as of 31 December 2025. These amounts are presented for illustrative purposes only and will likely differ from the actual cash payments or receipts required in future periods. For additional information regarding derivative instruments, including counterparty credit risk, see Note 24 Financial Instruments & Risk in the Consolidated Financial Statements.

	Payments (receipts) due during:							
CHF in millions	2026	2027	2028	2029	2030	2031	2032	Total
Projected derivative cash payments (receipts), net:								
Interest-related[1]	(70.3)	(76.2)	(72.9)	(54.9)	(42.2)	(30.5)	(19.3)	(366.3)
Principal-related[2]	0.3	—	85.2	251.6	1.5	—	149.7	488.3
Other[3]	(2.3)	—	—	—	—	—	—	(2.3)
Total	**(72.3)**	**(76.2)**	**12.3**	**196.7**	**(40.7)**	**(30.5)**	**130.4**	**119.7**

[1]Includes (i) the cash flows of interest-rate cap, floor and swap contracts and (ii) the interest-related cash flows of cross-currency and interest-rate swap contracts.
[2]Includes the principal-related cash flows of cross-currency swap contracts.
[3]Includes amounts related to foreign-currency forward contracts.

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Sustainability Report

04

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Table of Contents | Sustainability 67

Facts & Figures 68
Message to the Stakeholders 69
Sustainability at Sunrise 71
Sustainability strategy 71
Sustainability organisation 78
ESG Risk management 79
People 82
People attraction, development, retention 82
Diversity, equity and inclusion 86
Employees' health and well-being 89
Planet 91
Energy use and climate protection 91
Product design and circular economy 96
Non-ionising radiation (NIR) 100
Progress 101
Network quality and reliability 101
Digitalisation and innovation 103
User protection and satisfaction 105
Governance 107
Privacy and data security 107
Business ethics and governance 109
Responsible supply chain 110
Annex 112
Reporting basis and methodology 112
Key Figures 119
TCFD Report 127
Sustainability-linked debt instruments 135
GRI Content Index 136
Content index non-financial reporting (Swiss Code of Obligations) 140
Left Intentionally Blank 141

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people

Engagement Score in **top 25%** of peers

31% women & **69% men** among all employees

197 vocational trainees in apprenticeship

planet

-49% Scope 1 & 2 emissions (market-based) compared to base year 2022

-23% Scope 3 emissions compared to base year 2022

Energy consumption: **96%** from **renewable** & **4%** from **non-renewable** sources

~165,000 CPE items and accessories **refurbished**

>22,000 mobile devices returned via trade-in programmes

progress & governance

Digital inclusion: Contribution to over **600 Digi-Treffs &** donation of **>500 laptops**

99.9% availability in each mobile and fixed **network**

100% of **eligible employees completed** the required **mandatory training**

recognitions

Rewarded with the **EcoVadis platinum medal** again (top 1% of all companies rated)

Stock-market ESG ratings:
- **ISS ESG Corporate Rating Prime (B-)**
- **MSCI ESG AA**
- **Inrate A-**

ISO **14001**
ISO **27001**
ISO **22301**
ISO **20000**

certified

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Message to the Stakeholders

Dear Readers,

Over a year marked by regulatory uncertainties and a broader global slowdown in sustainability momentum, we at Sunrise have stayed the course. Our commitment to sustainability is not contingent on trends, it is an integral component in our approach to creating long-term value for our customers, our people and the community. Independent recognition, including the renewed ISO 14001 certification, EcoVadis Platinum and our strong first-time scores in relevant stock-market ESG ratings, such as an MSCI ESG rating of AA and an A- from Inrate, affirm that our strategy is sound and our progress is real.

Raising our climate ambition

This year, we developed our climate path from one with a medium-term lens (2032) to one with a long-term net-zero ambition by 2050 at the latest. The Science Based Targets initiative (SBTi) has validated our net-zero targets, reinforcing our principle of alignment with internationally recognised standards. This is also our contribution to Switzerland's 2050 net-zero goal, a commitment we take seriously as a national player with a critical infrastructure.

Targets alone are not enough. That is why we developed a transition plan that sets out how we will achieve net zero. We prioritise levers we directly control, such as our operations, energy sourcing and fleet transformation, while also focusing on areas where collaboration is essential, such as the decarbonisation of our supply chain and product-related considerations. We also broadened our focus beyond the transition to net-zero by strengthening our assessment of long-term climate-related risks. To this end, we enhanced our TCFD-based framework by incorporating quantitative scenario analyses, enabling more systematic identification and assessment of long-term climate-related risks and associated financial exposures.

Partnering across our ecosystem

Because a significant share of our footprint and future impact sits beyond our direct control, our Supplier Engagement Programme is crucial. The market currently lacks a standardised approach to supplier engagement and impact measurement. To advance in this area, we are adopting a tool-based approach that enables us to assess the status quo consistently across suppliers, derive insights at scale and tailor interventions. This will make progress measurable, repeatable and transparent, and will help us drive improvements where they matter most.

Scaling circularity where it counts

We concentrated on circularity across three priority areas: customer-premises equipment (CPE), mobile and network. In general, the monitoring of product and material flows was expanded. In the area of CPE, we sharpened our focus on tracking devices across their entire lifecycle and established an overarching KPI to guide this effort. We also strengthened coordination between the relevant areas to capture additional process synergies and define system boundaries. These enhancements enable us to advance our initiatives further across the full product lifecycle – from design and distribution through to reuse – supporting informed decision-making and driving measurable progress in operational efficiency and sustainability.

Serving our customers with credible carbon insights

Customer expectations have accelerated – especially in B2B – with growing demand for product-level carbon transparency to improve the quality of their carbon-footprint calculations. In response, we have prioritised the development of product carbon footprints (PCFs) for Sunrise products and services. This multi-year programme is building a robust, scalable methodology to support customer reporting and inform procurement decisions. Our goal is clear: provide data that customers can trust and solutions that help them meet their own climate targets.

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Empowering our people and strengthening inclusion

In 2025, Sunrise achieved continued progress on gender balance in leadership, supported by targeted hiring guidance, enhanced career processes and deeper insights gained from an improved exit survey.

The ECHO employee survey also ranked Sunrise in the top 25% of technology peers in terms of inclusion, employee engagement and professional growth, underlining the sustainable impact of its people, diversity and culture management.

Digital inclusion remained a key priority in 2025 as we want to leverage our core business skills into providing social community support. Sunrise offered affordable subscriptions to low-income households, digital consultation and support, while donating more than 500 refurbished laptops. At the same time, we strengthened employee involvement in our sustainability journey: volunteering participation rose to 185 volunteering assignments, delivering tangible community impact.

Looking ahead

We will carry this discipline forward: setting credible targets, closely monitoring our progress and systematically strengthening our impact where it matters most. Where we cannot act alone, we will partner with industry peers, suppliers and policymakers to accelerate solutions. To our customers, employees, partners, and investors: thank you for your engagement and trust. Sustainability is a shared endeavour, and we are committed to doing our part with transparency, precision and continuity.



Best regards,

Thomas D. Meyer
Chair of the Audit Committee

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Sustainability at Sunrise

Sustainability strategy

Materiality assessment and matrix

In 2024, Sunrise carried out a comprehensive reassessment of its previous double materiality from the year 2022. On one hand, Sunrise aimed to strengthen the resilience of its materiality by including not only internal but also external stakeholders and experts. On the other hand, the company sees it as best practice to review its materiality on a regular basis and to update it if necessary to take new standards and frameworks as well as regulatory developments in the area of sustainability into account; for example, the topic of biodiversity, which has received increased attention due to its inclusion in new regulations and frameworks.

With the support of external experts, a long-list of potentially material topics, gathered from peers, international reporting standards and non-financial reporting obligations in Switzerland and the EU, was compiled as a basis. Afterwards, internal and external stakeholders were asked to assess a shortlist of these topics via survey or interview. All topics were evaluated in terms of their business relevance for Sunrise (outside-in) and the impact relevance on Sunrise within these topics for sustainable development, namely in the context of the environment, society and economy (inside-out). The reassessment resulted in 12 material and three non-material topics, grouped in the four strategic pillars: People, Planet, Progress and Governance, although the latter serves as a foundation for all other pillars and topics. The matrix was validated and ultimately approved by the Sustainability Steering Committee.

The updated materiality matrix contains two new topics: «User protection and satisfaction» and «Non-ionising radiation (NIR)» were rated highly and are thus material for Sunrise. Biodiversity, on the other hand, was not assessed as material for Sunrise. Some other topics have been merged or elements within a topic have been removed during the reassessment.

The foundation and focus topics are strategically relevant, which also implies that these topics are relevant to internal and/or external objectives across the organisation and to Sunrise non-financial reporting. The focus topics at the top right are of the utmost strategic relevance and ambition. The three topics in the bottom left-hand corner were assessed as non-material and are therefore not relevant for reporting purposes. However, these are monitored continuously internally.


People
Planet
Progress
Governance
more relevant
impact relevance for sustainable development
less relevant
Energy use and climate protection
Network quality and reliability
Privacy and data security
Product design and circular economy
User protection and satisfaction
Digitalisation and innovation
Business ethics and governance
Responsible supply chain
Diversity, equity and inclusion
Non-ionising radiation (NIR)
People attraction, development and retention
Employees' health and well-being
Support of local communities
Biodiversity
Public policy engagement
less relevant topics not included
fundation
focus
less relevant
business relevance
more relevant

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Company targets and their contribution to the SDGs

As part of its sustainability strategy, Sunrise aims to contribute globally to sustainable development in line with the Sustainable Development Goals of the United Nations (SDGs). From the 17 global goals and 169 sub-targets, Sunrise prioritises eight SDGs to which its business model contributes in particular[5]. Since 2023, Sunrise has also been a signatory to the UN Global Compact and has committed to incorporating its ten principles in the areas of human rights, labour, environment and anti-corruption into the Sunrise strategy and everyday business.

In line with its material topics and the eight prioritised SDGs, Sunrise has defined ambitious internal and/or external targets for all four pillars. These form the centrepiece of the Sunrise sustainability strategy. Some of these targets are part of the company's overall sustainability target, which is used as a bonus metric and is therefore relevant for the remuneration of all employees and management. Further information on the remuneration of the Board and management can be found in the Compensation Report.

An overview of all Sunrise sustainability targets is presented in the table below. Compared to the previous year, some targets were slightly reformulated. More details regarding the adjustments and progress made on the individual targets can be found in the corresponding chapter of the material topics.

Company targets	Target year	Status	Contribution to the SDGs
People attraction, development and retention			
Sunrise strives to be **in the top 10% of its peers** with regard to the statement **«I feel that I'm growing professionally» by 2030.** The question is part of an employee survey and an indicator of employee development.	2030	**8.0 points: target on track** (Top 10% corresponded to a value of ≥8.1 points out of a possible 10 points in Q3 2025.)	4 QUALITY EDUCATION **Target 4.4** By offering vocational training, internships and trainee programmes, Sunrise invests in the education of young people. Furthermore, by providing broad support for further training measures, Sunrise contributes to the employability of its employees and thus also to their long-term financial security. 5 GENDER EQUALITY **Target 5.8** Sunrise follows a proactive approach to promoting women in technical areas, providing a range of training courses and mentor/mentee programmes.
The Sunrise goal is to achieve an **engagement score within the top 25% of its peers by 2025.** The Engagement Score is measured twice a year as part of an employee survey.	2025	**8.2 points: target achieved** (Top 25% corresponded to a value of ≥8.1 points out of a possible 10 points in Q3 2025.)	

[5] The content of this publication has not been approved by the United Nations and does not reflect the views of the United Nations or its officials or Member States.

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Company targets	Target year	Status	Contribution to the SDGs
Diversity, equity and inclusion			
Sunrise aims to achieve a **share of women in leadership roles of at least 25% by 2030** (base year 2023: 16.9%). This target is connected to sustainability-linked debt instruments.	2030	**18.9%: target on track** Sunrise increased the share of women in leadership by 0.8 percentage points since the previous reporting.	**Target 5.5** Sunrise promotes women in leadership and management positions. Additionally, it promotes gender balance by engaging in the EqualVoice initiative.
The goal is to obtain the **Fair-ON-Pay Advanced certification,** which confirms a **pay difference** that is **statistically smaller than 2.5%.**	2027	**Target achieved** in 2023 (certificate lasts until 2027)	**Target 8.5** Sunrise offers its employees fair, equal and attractive remuneration, and benefit offers and opportunities for progression. The company is committed to maintaining gender pay equity among its employees, which is confirmed by the award of the Equal Pay Certificate.
The goal of Sunrise is to achieve an **Inclusion Score average of ≥7.6 points by 2025** (base year 2022: 7.3 points out of 10). The Inclusion Score is measured annually as a part of the employee survey. The value is the aggregate of four values: Fairness, Acceptance, Belonging and Safety.	2025	**8.6 points: target achieved**	**Target 10.3** Sunrise promotes a diverse and inclusive culture, through established recruitment processes ensuring appropriate representation of the community and Sunrise customers among its workforce.
Employees' health and well-being			
Sunrise aims to **maintain the sickness rate below 4%** with the ambition of a reduction compared to previous years.	yearly	**2.8%: target achieved**	

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Company targets	Target year	Status	Contribution to the SDGs
Energy use and climate protection			
Sunrise has set itself the goal of **reducing Scope 1 and 2 GHG emissions by 51% by 2032** (base year 2022). This target is SBTi-validated and connected to sustainability-linked debt instruments.	2032	**–49% compared to base year: target on track** (–18% compared to the previous year)	**Target 13.2** Sunrise is committed to a science-based and gradual reduction of greenhouse-gas emissions. The Sunrise approach is threefold, focusing on avoiding unnecessary energy use, on increasing its energy efficiency and also on the quality of the electricity it purchases.
Sunrise is committed to a **reduction of 30% of its Scope 3 GHG emissions by 2032** (base year 2022). This target is SBTi-validated and connected to sustainability-linked debt instruments.	2032	**–23% compared to base year: target on track** (–12% compared to previous year)	
Sunrise aims to **reduce the emissions from its vehicle fleet and focuses on its 100% electrification.** Cars have been all-electric since 2024, and vans will be by the end of 2028.	2028	Sunrise is on track with regard to an overall all-electric fleet by 2028. 2024 target achieved: 100% all-electric cars	
Sunrise will purchase **100% renewable electricity every year.**	yearly	**100%: target achieved**	
Product design and circular economy			
The Sunrise goal for overall return with its **trade-in programmes** is 20,000 devices returned by 2025.	2025	**40,530 returned mobile devices** since 2022: **target achieved**	**Target 12.5** With the use of environmentally friendly materials for products and packaging, Sunrise strives to avoid plastic and waste. Also, Sunrise collects old devices. These are either refurbished and reused or recycled in an environmentally friendly way.
Non-ionising radiation (NIR)			
Sunrise is committed to be fully compliant with mandatory radiation-limit values defined by the Swiss government.	yearly	**Target achieved**	

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Company targets	Target year	Status	Contribution to the SDGs
Network and service quality			
Sunrise aims to **maintain very high network availability of >99.9%, in each mobile and fixed network.**	yearly	**Target achieved**	**Target 9.1** The Sunrise network availability combines mobile and fixed connectivity and delivers world-leading high-quality high-speed data-connection types.
Digitalisation and innovation			
In 2025, Sunrise aimed to scale up digital inclusion initiatives and related volunteering activities.	2025	**Target achieved** See section Digital inclusion	**Target 10.2** Sunrise promotes digital enablement and inclusion by providing affordable access and fostering digital skills for people with limited resources or in vulnerable situations. Through various volunteer-led initiatives and hardware donations, Sunrise helps individuals gain confidence in using computers, tablets and smartphones. With discounted mobile, TV and Internet subscriptions for Caritas KulturLegi card holders, Sunrise provides affordable digital access and technology for everyone.
Privacy and data security			
The Sunrise goal is to **achieve ISO 27001 Information Security Management System (ISMS) certification every year.**	yearly	**Target achieved**	
Sunrise aims to **achieve a 100% participation rate in mandatory e-learning courses every year.** These include Security and Privacy.	yearly	**Target achieved**	
Business ethics and governance			
Sunrise aims to **achieve a 100% participation rate in mandatory e-learning courses every year.** These include Code of Conduct and Anti-Corruption.	yearly	**100%: target achieved**	**Target 16.5** Sunrise is committed to conducting its business in accordance with ethical principles and in compliance with all applicable legal provisions in order to protect the interests of investors, employees, customers and the public.

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Stakeholder management

Sunrise attaches great importance to regular contact and ongoing dialogue with its stakeholders. In this way, Sunrise aims to improve mutual understanding and create a basis of trust. The aim is to link stakeholder interests closely with the company's business strategy and to identify trends at an early stage so that they can be incorporated into the strategy process.

Sunrise uses a stakeholder map for specific and systematic stakeholder dialogue. The categories of organisations listed below are not exhaustive. They have been selected based on their relevance and possible influence on Sunrise. The company's stakeholder activities include specific dialogue at local, national and international level, participation in committees and expert bodies, extensive information programmes and participation in international initiatives and cooperation. The stakeholder dialogue includes communication and active interchange with individual target groups and issue-related multi-stakeholder events.

Stakeholder group	Description	Examples of stakeholder engagement	Key topics
Employees	Sunrise employs 2,985 people (headcount) in Switzerland and Portugal.	Employee survey, social dialogue with employee representatives (Employee Representation Committee)	Social partnership, vocational and further training, health and occupational safety, conditions of employment
Customers (B2C & B2B)	Sunrise provides services for residential customers (B2C) and for business customers (B2B, including wholesale).	Customer surveys, direct dialogue	Product quality, customer satisfaction, responsible business conduct, adherence to sustainability standards (ratings and certifications)
Strategic partnerships	Sunrise relies on strategic partners which, for example, provide critical infrastructure.	Build to Suit (BTS) agreement with business partner Cellnex relating to antenna sites, partner networks	Applicable law and regulations as stipulated
Suppliers and business partners	Sunrise procures items from several thousand suppliers, mainly in Switzerland but also in Europe and even globally.	(New) Tender process, regular dialogue and knowledge exchange	Reliable cooperation, responsible business conduct, compliance with laws and regulations, GHG-emissions data
Authorities and legislators	Telecommunications is a highly regulated industry. Accompanying and shaping the legal framework are therefore of crucial importance. For the Sunrise business model, the Department of the Environment, Transport, Energy and Communications (DETEC), the Federal Department of Justice and Police (FDJP), the Federal Communications Commission (ComCom), the Federal Competition Commission (COMCO) are particularly relevant governmental stakeholders. The Federal Department of Economic Affairs, Education and Research (EAER) and the Federal Department of Defence, Civil Protection and Sport (DDPS) are gaining increasing importance. Furthermore, cantonal and community authorities and related associations are also in scope.	Sunrise team of experts to cover both lobbying and regulatory activities Amongst others, dialogue with legislators and authorities on a regular and established basis, including submission of statements during consultation procedures, lobbying with legislators and government officials on relevant legislative amendments (not exhaustive) No monetary contributions are made to political parties and/or individual legislators.	Regulations regarding: • next reallocation of mobile frequencies • mobile-infrastructure roll-out (especially 5G) • security regulation (foreign-investment control, risk-vendor regulation, military requisition, network resilience in case of power shortage or outage, emergency calls)

76 **Sunrise Annual Report 2025 I** Sustainability

Associations Sunrise participates in the following associations: • asut, the Swiss telecommunications association (includes sub-working groups, e.g., Sustainability) and cable-network operator association SUISSEDIGITAL • Swico for the Swiss recycling regime and occupational safety • Swiss Union of Small- and Medium-Sized Enterprises (sgv) • swisscleantech, association for climate- conscious entrepreneurship • CHANCE5G, as a co-founder and sponsor • Allianz Digitale Inklusion Schweiz (ADIS), as a co- founder and sponsor Participation through various communication channels (press release, website, social media) See regulatory key topics under authorities and legislators; digital inclusion Media and the public In particular, Swiss daily, economic, financial, consumer and specialist media as well as European specialist media are interested in Sunrise. Regular dialogue with journalists Economic and financial performance, strategy, infrastructure, products and services, and other corporate topics NGOs Sunrise partners with a number of NGOs, such as Caritas, Wir lernen weiter, Kinderschutz Schweiz, LernloftTREFF, Nachbarschaftshilfe Zürich and SRK to implement meaningful projects jointly. Regular dialogue Digital inclusion, hardware and financial donations, youth media protection Rating platforms and investors For the key clients of Sunrise, EcoVadis and CDP are important ratings. Due to the spin-off in the previous year, other ratings (ESG stock-market ratings) have gained importance, especially for investors. Dialogue exchange with rating platforms, enquiries from investors, AGM, investor conferences and roadshows Adherence to sustainability standards, sustainability strategy and ESG approach, profitability with stable distributions Stakeholder group Description Examples of stakeholder engagement Key topics Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 77 Sunrise Annual Report 2025 I Sustainability Sustainability organisation Sustainability is embedded throughout the company. The ultimate supervisory responsibility for sustainability lies with the Board, with one Board member dedicated to this topic area and the Audit Committee having specifically defined duties in the statement of purpose (see section on the Audit Committee in the Corporate Governance report). The main strategic responsibility at the executive-management level lies with the CEO, who sets sustainability ambitions and targets and chairs the Sustainability Steering Committee. As a direct report of the CEO, responsibility at top- management level lies with the Vice President (VP) Communications & Sustainability, who oversees the execution of sustainability issues. The VP Communications & Sustainability and the Sustainability Team, which is headed by the Senior Director Sustainability, are responsible for sustainability management. The VP Communications & Sustainability and the Senior Director Sustainability report to the Steering Committee on a quarterly basis on the priority focus areas of the business units. The Sustainability Steering Committee is made up of representatives from a variety of functions within the company who have a key role in driving sustainability initiatives. Its main role is to steer and monitor KPIs and target achievement. It also develops, implements and monitors initiatives and policies based on the sustainability strategy in collaboration with the Senior Director Sustainability and approves funding for projects. In addition, it reviews and advises on current and emerging sustainability issues, risks and opportunities that may impact the business, operations or performance of Sunrise. The Sustainability Working Group consists of members from all management levels. Its purpose is to support the Sustainability Steering Committee and the Sustainability Team with their input and expertise as well as with the advancement and implementation of sustainability activities and initiatives. Some members of the Sustainability Working Group have tasks in their role that are directly related to sustainability projects. Also, for certain cross-organisational topics, such as circularity, there are specific focus groups in place to better align initiatives within the company and the Working Group. As sustainability ambassadors throughout the company, the members of the Sustainability Working Group also act as a «transmission belt» between management and employees, facilitating the exchange of information. At the end of 2023, an e-learning programme addressing sustainability was introduced for the entire Sunrise GmbH workforce, which was completed by more than 80% of the employees two months after the launch and was mandatory for new joiners over the past two years. The e-learning programme is structured in line with the four pillars and the material topics and thereby gives employees an insight into the various sustainability issues that are in focus at Sunrise and the structure of sustainability governance within the company. An update of the e-learning programme is currently in progress in order to include changes to the sustainability strategy in recent years. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 78 Sunrise Annual Report 2025 I Sustainability ESG Risk Management Sustainability-related risks are embedded in the company’s overall risk management, which is described in detail in the Risk Management chapter of the Annual Report. The approach regarding ESG risks differs slightly since it is not just risks for the company itself that are considered but also risks with an external impact (see Materiality assessment and matrix). Therefore, Sunrise implemented the following risk-integration approach: 1) the identification of all risks and risk treatment and monitoring is carried out in line with the existing risk framework; 2) the risk assessment is then a twofold process with «risks to the business» assessed in line with the existing risk framework and «inside out risks» assessed in alignment with applicable frameworks. The list below, in the same order as the report, provides information on the Sunrise ESG risk portfolio of 2025, including the key ESG risks that the company is exposed to and focuses on. Climate-related risks are mentioned below but are discussed in more detail in the TCFD Report in the annex. Employees Talent attraction and retention The shortage of skilled workers remains a challenge in the Swiss labour market. If Sunrise was unable to effectively attract, develop and retain high-performing talent, this could pose a significant risk to Sunrise regarding long-term growth, innovation and competitiveness. • Focus on fair reward including regular compensation, benefit benchmarking and equal-pay certifications • Skills-based and leadership-development opportunities • DE&I strategy with initiatives and a culture focused on positive employee experience independent of one’s background, as well as belonging and inclusion • People attraction, development and retention • Diversity, equity and inclusion • Employees’ health and well-being Climate Contribution to greenhouse-gas (GHG) emissions Energy use is one of the major sources of global GHG emissions, and thus the main driver of climate change. Sunrise core operations consume significant amounts of electricity and therefore have an impact on GHG emissions. • Ongoing 100% renewable electricity purchasing • Efficient energy use across the Sunrise office spaces, technical sites and retail locations • SBTi-validated targets in place to align with global decarbonisation efforts • Energy use and climate protection • TCFD Report Product resource use and e-waste creation A significant portion of the environmental impact of Sunrise occurs through purchasing products and services, their use and disposal. This can contribute to resource depletion, e-waste and environmental degradation. • Energy-efficient devices using recycled materials where possible • Packaging using 100% recycled materials, and, where applicable, locally produced • Refurbishment and reusage processes in operation, and relevant guidance provided to customers • Product design and circular economy • TCFD Report Risk area Description Key mitigations Material topic & relevant links Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 79 Sunrise Annual Report 2025 I Sustainability NIR Electromagnetic fields and the alleged health risks Public concerns about the safety of 5G and other technologies – particularly electromagnetic fields – continue to influence decisions on antenna construction and operation. Sunrise engages with policymakers and industry stakeholders to address the potential impact of proposed regulations that may conflict with consumer expectations for broader coverage, faster speeds and higher data usage, while upholding its commitment to public health. • Compliance & certification: Sunrise meets all legal radiation limits and holds ISO 9001 certification for quality assurance • Co-founder of CHANCE5G and the research foundation FSM covering 5G technology, health and sustainability topics • Mature compliance-management system in place to manage existing compliance requirements • Non-ionising radiation • For further information: see Risk Management chapter in the Annual Report. Network Service performance and resilience Ensuring the stability of network operations and a high quality of telecom services is essential for ensuring the continuity of critical national infrastructure as well as facilitating the everyday life and businesses of customers. Sunrise infrastructure, whether owned or accessed via a third party, remains potentially vulnerable to disruption or damage from a multitude of events such as acute or chronic environmental causes, malicious acts, power outages, security breaches, operational issues, vendor failures or errors. The impacts from disruption can be wide ranging, encompassing harm to the brand and reputation, additional expenditures and even regulatory action. • Critical systems and infrastructure are subject to ongoing assessment to ensure redundancy, resilience and load balancing are appropriately addressed. This mindset also extends to vendor selection and set-up. • ISO 27001 certification: Information Security Management System • ISO 22301 certification: Business Continuity Management System • Mature crisis-management system • Network quality and reliability • For further information: see Risk Management chapter in the Annual Report. Technology Digitalisation and innovation Technological advances present opportunities to enhance product and service experiences as well as operational efficiency. On the other hand, Sunrise continues to monitor potential risks to the relevance of existing products and services as well as the consequences of using new technologies such as AI. • Digital/AI policies and workstreams well established with working protocols • Training/communications for end users • AI community of practice • Digitalisation and innovation Customers Customer satisfaction Sunrise strives to provide top-quality customer products, services and tools, but in such a competitive market, any customer dissatisfaction can have direct consequences, such as a deterioration in brand perception. • Monitoring customer-satisfaction measures and journey experiences to drive further enhancements • Provision of unique services as well as new products and tailored bundles • Observing political movements and the proposed introduction of new ordinances regarding user accessibility / safety requirements • Hardware products tested rigorously to ensure they meet all obligations • User protection and satisfaction Risk area Description Key mitigations Material topic & relevant links Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 80 Sunrise Annual Report 2025 I Sustainability

Cybersecurity Privacy and data security The frequency and volume of cyber attacks has been increasing globally. Sunrise systems, or those of its business partners, may be targeted by cyber criminals seeking to exploit vulnerabilities in systems or human interfaces resulting in a range of potential impacts including service disruption, fraud and misuse of information. Also, ensuring the data of customers and employees is adequately protected is critical to preventing negative impacts for Sunrise stakeholders and maintaining customer trust. • Robust information-security framework that is designed to identify threats early, allowing appropriate preventative measures to be taken and swift mitigation of incidents. This is also required of all relevant business partners. • Sunrise Cyber Defence department • ISO 27001 certification: Information Security Management System • Ongoing focus on companywide awareness measures and annual mandatory trainings • Privacy and data security • For further information: see Risk Management chapter in the Annual Report. Business ethics Anti-corruption and anti-bribery laws Sunrise remains committed to fair and transparent operating practices. Any perception that contradicts this undermines trust in the brand and business, and can lead to legal/regulatory consequences. • Anti-Bribery & Corruption (ABC) Policy and review process implemented • Whistleblower investigation mechanisms and anonymous reporting channel in place • Sunrise Code of Conduct and anti-corruption – training mandatory for all employees. Suppliers contractually required to comply. • New suppliers including outsourced service providers follow procurement selection process. • Business ethics and governance • Responsible supply chain Competition and Anti-Trust laws It is crucial for Sunrise to ensure fair and transparent operating practices. However, the Company operates in a market with limited participants. Should the regulator decide market practices may unfairly limit competition the consequences can include changes to operating practices, product restructuring or legal consequences. • Compliance Officer advises and supports the Board of Directors, the Executive Committee and all Sunrise employees to ensure compliance with competition law. • Training of employees via mandatory Sunrise Code of Conduct e-learning course. • Business ethics and governance Supply chain Environmental, labour and human rights through the supply chain Sunrise relies on a global supply chain that includes hardware, software and service partners. The further upstream in the supply chain, the more limited the visibility and influence over supplier practices, labour conditions and human rights. • Sustainable procurement assessment of new suppliers • Golden Rules set contracting and sustainable sourcing standards for suppliers. • Sunrise Vendor Code of Conduct: mandatory for suppliers to comply with Sunrise expectations including ethics, labour, environment and data • Compliance with the Swiss Ordinance on Due Diligence and Transparency in relation to Child Labour (DDTrO) including ongoing monitoring • Responsible supply chain Risk area Description Key mitigations Material topic & relevant links Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 81 Sunrise Annual Report 2025 I Sustainability People People attraction, development and retention Sunrise employees are the company’s most important resource and crucial to its business success. Employer attractiveness is therefore a high priority at Sunrise. It forms the basis for attracting new employees but is also central to their development and retention. To maintain its attractiveness and a high level of employee satisfaction, Sunrise offers its employees a wide range of learning opportunities. By actively supporting the professional growth of its employees, Sunrise aims to maintain a high degree of employee engagement, thereby enhancing employee satisfaction and performance. In addition, training and development opportunities for employees strengthen their employability, which can lead to individual economic security. Through the creation of jobs in the regions in which Sunrise operates, it can contribute further to the attractiveness of those locations and their innovative and economic power. Sunrise fosters the commitment and satisfaction of its employees by embracing a flexible working model that is enshrined in guidelines for flexible working and even for working abroad. Depending on the role of the employees, one of the three flexwork models is applied, with most employees able to work in the office or remotely for 2–3 days. This facilitates a range of lifestyles, promotes diversity among employees and rewards performance. The Sunrise Way of Working describes where, how and when employees work, takes individual working and living situations into consideration and offers flexibility and freedom. The basis for a culture in which every employee can feel confident is set out in the Sunrise Code of Conduct, the Human and Labour Rights Policy and further internal guidelines and policies. The responsibility lies with the Chief People Officer. Sunrise maintains an active partnership with the Swiss trade union, Syndicom. An update of the collective employment contract (CEC) with Syndicom was negotiated in 2025 and came into effect in January 2026. The updated CEC contains several new benefits in addition to the existing ones. For example, an extension of two weeks to maternity, paternity and adoption leave, the right to a reduction in degree of employment following parental leave and from the age of 58 onward, extra days off if Christmas Eve and New Year’s Eve fall on a weekend, and the right to two working days for personal development. The CEC applied to 63% of Sunrise staff (level 1–4) in the year under review. The most senior 37% of employees (level 5+), including the Executive Committee, are employed under the Terms and Conditions of Employment (TCE), which were also updated during the reporting year and set out, among other things, termination, holiday and leave, remote work, flexible time, training, insurance and other employee rights and obligations. The Employee Representation Committee is the representative body of Sunrise employees and consists of members from the various business units. It operates in close cooperation with the trade union and is in regular dialogue with the CEO, Executive Committee and People department. In 2025, Sunrise employed a total of 2,985 employees (FTE: 2,897), 98% of whom are in permanent employment. The majority of the workforce (89%) works full-time. Employees are located at the Sunrise headquarters in Zurich, at Bussigny and Manno, and in other office and retail locations across Switzerland. An additional 311 employees are located in Portugal, delivering call-centre and other business-relevant services. A detailed overview of employee data, scope and calculation methods can be found in the Annex. Employee Distribution by working model Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 82 Sunrise Annual Report 2025 I Sustainability 2,985 2,645 340 Total Full-time Part-Time 0 1,000 2,000 3,000 Attraction & retention Fair and equal recruitment, attractive compensation and benefits, and opportunities for development are critical elements for successful recruitment. The Sunrise talent-attraction framework advises and supports leaders in the recruitment process: • Employer branding: By showcasing its unique culture, values and opportunities, Sunrise is dedicated to creating and transmitting a strong, authentic and inspiring employer brand image. With this approach, it aims not only to attract future talents but also to foster a sense of belonging and purpose among its employees. • Talent sourcing & acquisition: Sunrise aims to build a pipeline and talent network of qualified candidates. It does so by actively seeking and engaging passionate candidates and experts while valuing inclusivity and diversity. This supports the identification, evaluation and selection of the best complementary candidates in order to find the finest and fastest solution to guarantee continuous resource availability. • Contingent workforce: If short-term resources are required, Sunrise works with stakeholders and external suppliers to maintain a steady workflow. In order to maintain and bond talents, Sunrise offers a contemporary job and reward framework and a wide range of benefits, including a better-than-market pension plan. With the Sunrise Ambassador Plan, employees receive discounted Sunrise products, such as mobile, TV, Internet and landline subscriptions. Their friends and family can also benefit from special offers. Sunrise employees benefit further from extended maternity leave of 18 weeks and paternity/adoption leave of 30 working days; both will be expanded further from next year onwards by the updated CEC. Additionally, Sunrise employees have the possibility to purchase up to three weeks of additional vacation time (time for money) or request between one and six months of unpaid leave. They also have two working days available for volunteering. Among others, Sunrise also offers preferential conditions on selected supplementary health insurances and the refund of a Half Fare Travelcard subscription. In 2025, a total of 288 new employees joined Sunrise, while 234 employees left the company. This resulted in an attrition rate of 9%, a two-percentage-point decrease compared to the previous year. Fostering employee engagement Engagement is a measure of how committed to, and enthusiastic, employees are about their work and the organisation. A variety of factors contribute to employee engagement, including organisational culture, working environment and development opportunities. At Sunrise, employee satisfaction is measured in the semi-annual ECHO survey (Engagement & Culture, Hearing the Organisation) through the engagement score, an indicator that includes not only the employee net promoter score (eNPS, likelihood of recommending Sunrise as a place to work) but also the questions relating to «belief» (likelihood of recommending Sunrise products and services to friends) and «loyalty» (likelihood of staying with Sunrise if offered the same job at another organisation). The engagement score represents the average score given by ECHO-survey respondents in response to these main engagement questions. In the reporting year, Sunrise achieved an engagement score of 8.2 points (out of 10) and therefore achieved its target to position itself within the top 25% of the technology benchmark6 by the end of 2025. In addition, the survey includes questions about the Sunrise values, inclusion, leadership promises and the Sunrise Way of Working. The results are used to design initiatives to work continuously on the company’s culture and give its employees a voice. People development Sunrise ensures inclusive, equitable and high-quality education and lifelong learning opportunities for all employees. This commitment is evident in the significant investment made in developing employees at all levels, including vocational trainees, interns, graduates and in ongoing learning opportunities for all employees and leaders. The communication via multiple channels, such as the intranet and learning-management system, makes sure that all employees are fully informed about the development opportunities available. In 2023 and 2024, Sunrise laid the foundation for a skills-based People Journey. By aligning skills and career goals with the company's strategy, Sunrise creates an environment in which everyone can thrive and contribute to the future success. This approach empowers every employee to take control of their own development and ensures that skills are a central part of development discussions. In the previous year, Sunrise launched its new internal Career and Manager Insights Hubs. With the Career Hub, every employee can easily manage his or her skills and career interests. The more complete the employee’s profile, the better the platform can create tailored recommendations to support career ambitions. This includes suggestions for mentorships, Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 83 Sunrise Annual Report 2024 I Sustainability 6 Every quarter, Peakon updates its industry benchmarks using data from the past 12 months, and Sunrise adjusts its target values in Q3 based on the technology benchmark to ensure it remains in the top 25% among its peers. learning activities and internal job opportunities. The Manager Insights Hub gives powerful insights to leaders into their team’s skills, learning history, feedback and interests, empowering them to support their employees in their development. The new Learning Management System (LMS) centralises all learning content in one easy-to-navigate platform. In the year under review, Sunrise achieved 8.0 points7 (out of 10) with regard to the statement «I feel that I’m growing professionally» within its employee survey. This value shows that Sunrise is within the top 25% of its peers and has therefore made good progress towards its target of ranking among the top 10% of its peers by 2030. Personal Learning & Development Sunrise sees continuous learning, development and upskilling as an integral part of its culture. The personal-development approach of Sunrise is tailored to individual learning styles, offering a blended learning approach, with face-to-face sessions and fully digital options. This includes coaching and mentoring, as well as workshops to strengthen key skills such as communication or problem solving. Since the previous year, all employees have access to AI-curated courses tailored to their skills and interests from a leading online- learning platform with more than 20,000 courses. The People department has furthermore been systematically curating focus topics relevant for the company, such as change adaptability or project management, during the reporting year. Additionally, employees benefit from discounts for Digicomp, which offers a wide range of training courses in the areas of IT, IT management and soft skills, held at training centres in five major Swiss cities. RiseUP Initiated in 2022, RiseUP is the Sunrise platform for leadership development. It creates transparency around what great leadership looks like and supports leaders in building the skills and knowledge to succeed. RiseUP tackles real business challenges and addresses leadership needs distinctively, aligning leaders to strategic priorities, strengthening teams and enabling cross-functional collaboration. It also creates space for peer learning, where leaders exchange insights, creating a shared leadership culture. In 2025, the focus lay on strengthening outcome- driven leadership, designed to equip leaders with practical tools to strengthen high-performing, motivated teams. Sunrise launched a Leadership Onboarding journey via face- to-face workshops and bite-sized learning modules, with the objective to immerse leaders in the Sunrise culture and to equip them with key knowledge and tools to manage employees effectively from day one onwards. Furthermore, the company introduced new e-learnings on leadership essentials and launched a tailored development path for its shop managers with face-to-face power sessions. 7 Every quarter, Peakon updates its industry benchmarks using data from the past 12 months. Sunrise adjusts its target values every Q3 based on the technology benchmark in order to measure its status in comparison to its peers. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 84 Sunrise Annual Report 2025 I Sustainability 7 Every quarter, Peakon updates its industry benchmarks using data from the past 12 months, and Sunrise adjusts its target values every October based on the technology benchmark to ensure it remains in the top 25% among its peers. 2,897 employees (FTE) 9% attrition rate 8.2 points in engagement score 100% employees received regular performance an career-development reviews

Career start at Sunrise With its Early Careers Programmes Sunrise invests in young talents. Sunrise offers vocational education programmes in five professions (Business Administration, Computer Science, Multimedia, Sales and Customer Service). These offer vocational trainees insights into various parts of the industry. Sunrise further fosters the vocational-trainee community through a range of events and two camps every year. On average, two thirds of vocational trainees are offered a job in the company after their graduation. The year under review was again a very successful one for vocational trainees at Sunrise: 98% of them successfully passed their final exams in July 2025. For outstanding vocational trainees, Sunrise offers the «Rising Star» talent programme. It includes additional individual training courses (own projects, supplementary courses, more complex tasks), and work in challenging departments. On top of that, guaranteed employment is offered to these rising stars following their vocational education. In 2025, a total of 15 vocational trainees (8% of total vocational trainees)8 benefited from this programme. For students Sunrise offers an Internship and a Graduate Programme. The Internship Programme lasts 3–12 months and is intended for students who are currently enrolled in a bachelor's or master's degree programme or graduates who have completed their degree within the past 12 months. The Graduate Programme is a comprehensive training and development initiative designed for recent master’s degree graduates. Spanning 24–36 months, it offers rotations across departments, providing a holistic understanding of the organisation. Sunrise provides graduates with personalised support and guidance through mentoring and regular feedback sessions, while also fostering a strong community through various events and learning sessions held throughout the year. Career Journey Performance Management and Talent Management, the two components of the Sunrise career journey, define how the company enables the ongoing growth and effectiveness of its employees. Performance at Sunrise is anchored in three key criteria: achieving targets, living the values and continuously developing the skills needed for the future. With structured feedback, targeted upskilling and a culture that embraces continuous learning, Sunrise employees become empowered to grow, advance and thrive. Regular Connected Conversations form the backbone for this development approach. At Sunrise, every employee is in the driving seat for their own performance and growth and is encouraged to hold quarterly conversations with the line manager to review targets, to exchange ongoing feedback and to discuss career ambitions and development opportunities. Career progression at Sunrise is not limited to moving up the career ladder; it also includes taking on new challenges, building new skills or exploring different roles at the same level across the company. In 2025, 100% of Sunrise employees received regular performance and career- development reviews. Vocational Trainees Distribution by gender and professions Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 85 Sunrise Annual Report 2025 I Sustainability 8As of August 2025 (before graduation) 17% 17% 61% 35% 19% 39% 12% Business Administration Computer Science Men Sales Multimedia Women Customer Service Diversity, equity and inclusion Sunrise believes that diversity and the provision of equal opportunities for all are critical to an engaging and inclusive culture and the company’s long-term success. The culture is guided by clear values that are set out in the Sunrise Code of Conduct and embedded in the Sunrise DE&I strategy. At Sunrise, diversity, equity and inclusion (DE&I) are represented in its core value #ONE. This value is reflected in the company’s culture framework and acknowledges the key importance of cultivating an inclusive and diverse culture that provides equal opportunities for all employees and actively prohibits discrimination and harassment. A diverse and inclusive culture not only contributes to the attractiveness of Sunrise as an employer and higher employee engagement, but also promotes inspiration and new perspectives, leading to increased creativity and innovation and thus better business performance. Also, a feeling of belonging at the workplace can positively impact the private social environment of Sunrise employees and consequently influence inclusivity and equal opportunities in the local community. DE&I Strategy Framework In February 2023, Sunrise developed its DE&I strategy, the YouBelong! Strategy Framework, to lay the foundation for fostering a diverse and inclusive culture. It translates into a concise roadmap, which focuses on achieving measurable impacts in two core areas: a) Providing equal opportunities to advance and thrive within Sunrise; and b) Promoting a culture of mutual respect, appreciation and openness to different backgrounds and perspectives. The core People processes and platforms, such as recruitment, learning and leadership development, are designed in line with this Strategy Framework, and focus is also given to creating accountability and backing for the YouBelong! ambitions not just in the human- resources functions, but in the entire organisation. Over the past three years in particular, the focus has been very much on treating DE&I not as a siloed initiative, but as an initiative that is embedded in overall decision making and processes, and thoroughly connected to topics of general organisational and business relevance. The YouBelong! Steering Committee, including the CEO and Executive Committee, is responsible for the implementation and achievement of the relevant KPIs. The YouBelong! Collective continues to drive the agenda by uniting four employee networks (Gender, Rainbow – LGBTQIA+, Race & Ethnicity and Ability & Neurodiversity) with business-unit SPOCs (Single Point of Contact) appointed to act as the «Voice of Business». It coordinates efforts and resources, engaging teams such as People and Compliance to align actions, training and communication with organisational targets. The General Counsel & Chief Corporate Affairs Officer serves as Executive Sponsor. An updated YouBelong! Strategy Framework 2030 with a concrete action plan for the years to come will be rolled out from 2026 onwards. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 86 Sunrise Annual Report 2025 I Sustainability 78 nationalities among Sunrise employees 8.6 points in average inclusion score (2025 target; 7.6) <2.5% pay difference 18.9% women in leadership roles (2030 target 25%) Fostering a diverse culture The principles of non-discrimination, equity and inclusion are defined in the Sunrise Code of Conduct. The Code promotes the behavioural values of respect, honesty and dignity, which form part of the company’s mandatory and yearly Code of Conduct training for all employees. The commitment of Sunrise to diversity and inclusion is further reflected in a number of other policies, such as the Sunrise Anti-Discrimination Policy and the Human and Labour Rights Policy, which define mediation and complaint procedures and identify the points of contact for complaints, such as the independent whistleblowing process (see the section Business ethics and governance). In 2025, the People department participated in a training course about #ONE in Action which focuses on inclusion and equal opportunities in daily working life and on ways to understand and address biases and microaggressions. The overall objective is to gain the basic understanding and skills needed to become a promoter of #ONE culture within Sunrise and to establish individual commitment, team rules and actions with clear accountability. Overall, since 2023 more than 650 employees and leaders across all business units have participated in training sessions dedicated to creating a work environment with a greater sense of belonging so that everyone can achieve their full potential and drive innovation and high performance. Additionally, a YouBelong! Leadership onboarding call for newly joined leaders was launched in 2025 and continues on a monthly basis. As part of its employee survey ECHO, Sunrise attempts to understand the mood of all its employees once a year, with a focus on «belonging». The questions address their experiences at Sunrise regarding inclusive behaviour and culture. As part of its company sustainability targets, Sunrise has set itself the goal of achieving an average inclusion score of 7.6 points (out of 10) in 2025 (baseline 2022: 7.3 points). This value is the aggregate of four values from the employee survey: Fairness, Acceptance, Belonging and Safety, each with two questions. In 2025, the survey showed an average inclusion score of 8.6 points (2024: 8.5 points). In order to be able to compare the Sunrise inclusion score to a technology benchmark, the current question set was enlarged in the 2025 ECHO survey with the benchmarked questions based on the three drivers diversity, inclusiveness and non-discrimination. The results showed that Sunrise is in the top 25% of its peers. The increase in the average inclusion score as well as the positive rating of the benchmarked diversity and inclusion score indicates the effectiveness of the DE&I strategy and its actions towards fostering a more inclusive and belonging culture with fair opportunities for everyone. From 2026 onwards the benchmarked diversity and inclusion score will replace the former average inclusion score. As a follow-up from the previous inclusion score results in 2024, the fostering of an improved inclusive work environment («belonging») through individual development and coaching measures for particular leaders and teams was an important factor. These customised measures led to improvements in the 2025 inclusion-score results, highlighting that the inclusion score is also influenced by team leaders and their leadership style, among other factors. These individual development measures for leaders will be continued in 2026. In addition, continuous communication is carried out on a variety of internal channels, with a clear ambition to give people guidance, stress the importance of Sunrise values and also build a bridge to other relevant topics in the organisation and for the employees. A very successful example was the articles and employee portraits in the EqualVoice United magazines in September and December 2025 positioning Sunrise as an employer who is pushing for more diversity in technology areas to boost innovation. During 2025, the employee networks made sure to celebrate high-impact dates like the end of Ramadan, mental-health awareness month, Pride month, South Asian heritage months with a Bollywood dance workshop, black-history month and more, offering safe spaces to meet, learn, exchange and connect. Another highlight was the half day «POWER Up» community learning and networking event for all women in core and senior leader roles at the beginning of December, with the objective to strengthen authentic leadership and foster meaningful connections. This session was a successful collaboration between the YouBelong! and RiseUp teams and was facilitated by an external partner. The road towards gender balance Sunrise strives towards gender balance in its own operations, with more women in leadership and management positions. Nevertheless, there is still room for further progress and Sunrise is pursuing this with high priority. For example, an internal guide was created for the relevant People teams to make gender balance and diversity matters a topic in regular touchpoints with leaders and in career reviews with business units. Also, an enhanced exit survey was implemented in the standard leaver’s process with specific focus on women who leave the company. This makes it possible to derive effective follow-up measures and increase retention in the long run. In addition, a tailored ambition was set out for each business unit – underlining the commitment to a proactive approach to promoting diverse teams. Regular follow-ups between People and the business-unit heads helped to monitor closely the progress. Additionally, quarterly reviews by the Executive Committee are in place. The company aims to increase the percentage of women in leadership roles from 16.9% in 2023 to 25% by 2030. With 18.9% of women in these roles in 2025, Sunrise has been able to make some progress towards achieving this goal. A detailed overview of diversity at Sunrise can be found in the Annex. In addition, Sunrise is part of Ringier’s EqualVoice initiative, which promotes gender equality and enables women to have an equal voice and participation in political, economic and social affairs. This commitment is set out in the EqualVoice charter. Moreover, Sunrise has further strengthened its commitment to gender equality in the Swiss economy with the Advance Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 87 Sunrise Annual Report 2025 I Sustainability Diversity charter. Sunrise uses the EqualVoice algorithm to measure gender representation in press releases and in social-media content. Over the past four years, visibility for both women and men has improved significantly. Today, the EqualVoice factor averages around 0.5 across channels such as press releases, LinkedIn and Instagram, indicating an almost equal gender balance, with women and men each accounting for about 50% of media visibility. Through its membership of Advance, Switzerland’s leading business association for gender equality, the company provides training courses for women (e.g., Improving Negotiation Skills) and has set up a mentoring programme in which talented women are paired with a mentor at executive-management level to develop women for leadership positions in the long term. Sunrise also participated in the Gender Intelligence Report 2025 from Advance and the University of St. Gallen, which focuses particularly on power distribution and corresponding gaps and potential measures to create more gender equity. Further supporting activities related to gender balance included the yearly celebration of International Women’s Day 2025 and International Men’s Day 2025. In 2025, the focus lay on health and well-being topics (see the section Employees’ health and well-being). Sunrise is committed to maintaining gender pay equity among its employees. This is confirmed by the Equal Pay Advanced Certificate, which guarantees that the pay difference is statistically smaller than 2.5%,9 and which Sunrise was awarded in September 2023 to last until 2027. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 88 Sunrise Annual Report 2025 I Sustainability 9 The tolerance threshold set by the Swiss government is 5%.

Employees’ health and well-being The physical and mental well-being of employees is a high priority at Sunrise. The company offers a wide range of health-promotion services and aims to ensure that its employees feel good, are fit and motivated. The Sunrise business activities pose only very low risks of injury for its employees. The main focus is therefore on health and well-being rather than safety. The company’s health concepts concentrate on maintaining and sustaining the physical and mental well-being of its employees – both in the short and long term. These measures contribute to the resilience and employability of employees, and thereby ultimately to their economic security. Furthermore, employee well-being and resilience form the basis for the continuous and high-quality delivery of Sunrise products and services, and for its continued economic profitability. Sunrise health management and frameworks Health protection and well-being are governed by comprehensive concepts which are based in the Sunrise Code of Conduct and the Sunrise Occupational Health and Safety Concept. Additionally, Sunrise has issued various factsheets on the processes that address sickness and accidents. The responsibility for health and well-being topics lies mainly with the People department. Sunrise health management is based on the three pillars «Prevention», «Early detection» and «(Re-)integration» to ensure a holistic view of health and sickness. Health management at Sunrise is intended to help reduce absences in a targeted and preventive manner, provide employees with comprehensive support in challenging times and facilitate (re-)integration. Sunrise has generous sick-leave insurance ensuring payment of 100% of the salary (net) for up to 730 days and in the case of occupational and non-occupational accidents Sunrise insures 100% of the net salary and with this goes beyond the coverage of the mandatory accident insurance. Furthermore, employees benefit from supplementary accident insurance. This covers, among other things, medical treatment in a private ward in the case of hospitalisation, and additional services such as search-and-rescue costs. Promoting health and well-being Sunrise aims to promote lastingly the health and well-being of its employees and to boost their motivation through market-competitive working conditions and benefits. For that, Sunrise offers various benefits and incentives to its employees, such as the possibility of extended vacations, including vacation purchase and unpaid leave, the Sunrise Sport offers (e.g., running, yoga, boot camp, free entry tickets to the Ambassador House gym and more) or free flu vaccinations annually. Also, the workplaces in the offices are ergonomically designed and equipped with appropriate office chairs and standing desks, quiet booths for focused work and club zones to foster regular exchange with colleagues. Over the past years, Sunrise has given special focus to mental health. During the reporting year, Sunrise entered into a new partnership with Swiss start-up Kyan Health. Kyan offers solutions that promote mental health and provide support in crisis situations, replacing the previous offerings from Headspace (app) and Lyra (external provider for professional psychological counselling). The offers are varied: interactive stress tests, guided meditations and breathing exercises, or simply small prompts for everyday life. Employees also have confidential access to certified coaches and psychologists, free of charge for up to four sessions per year and available in over 40 languages. No personal data is transferred between Kyan and Sunrise, ensuring that personal data is always protected. In 2025, the company promoted mental health and well-being through diverse initiatives and events. The year kicked off with a keynote address by a former Olympic swimmer and MindGym founder, equipping employees with practical tools to build healthy habits. During Mental Health Awareness Month in May and World Mental Health Day in October, Sunrise celebrated with activities such as yoga, guided meditation, lunchtime walks, online courses and workshops with partners. Furthermore, health and well-being were central topics for International Women’s Day and Men’s Day. In November, Men’s Day highlighted fitness, men’s health and social challenges. For Women’s Day in March, Sunrise organised a keynote speech by a certified nutritionist and health coach on achieving vitality and balance through nutrition. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 89 Sunrise Annual Report 2025 I Sustainability 2.8% sickness rate With regard to health, the aim of Sunrise is to maintain the sickness rate below 4%, with the ambition of a reduction compared to previous years. For the year under review, Sunrise experienced a sickness rate of 2.8% and thus achieved its target. To assess the effectiveness of its measures, Sunrise monitors its monthly HR reports in which the company tracks and analyses the number of short- and long-term sicknesses. Sunrise also has access to an overview dashboard from Kyan which displays important well-being indicators such as an overall well-being score for the company and a breakdown by drivers of well-being, both based on aggregated data. Employee safety Although safety was not rated as highly relevant in the 2024 materiality reassessment due to limited exposure in Sunrise business activities, the company remains committed to providing a safe and healthy environment: • Several safety guidelines and concepts are available and accessible to all Sunrise employees. • A yearly mandatory e-learning on occupational health and safety for all employees is in place. • The Sunrise Occupational Health and Safety Concept defines measures and responsibilities, and stipulates specific training courses covering the various activities of Sunrise employees (e.g., regular courses for employees performing activities at antenna and landline sites). • Part of the concept is the Swico industry solution for occupational safety, within which Sunrise is audited by Swico on a regular basis and must report hazards and the corresponding measures annually via the Swico platform. • The Sunrise evacuation concept was redesigned in 2025 and adapted to modern working methods such as flex-work and home office. • Safety is also important in the upstream value chain, mainly in relation to the employees of strategic partners and suppliers. Compliance with security requirements is therefore an essential part of the Sunrise Vendor Code of Conduct. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 90 Sunrise Annual Report 2025 I Sustainability Planet Energy use and climate protection Climate change affects all of us. With its approach to energy use and climate protection, Sunrise aims to reduce direct and indirect greenhouse-gas (GHG) emissions along its entire value chain and to mitigate risks and negative impacts to the environment and affected stakeholders. Sunrise can improve its environmental footprint by reducing emissions within its own operations. Nevertheless, the majority of GHG emissions is generated indirectly in the upstream value chain. Therefore, Sunrise includes its suppliers in GHG-reduction initiatives. In this way, Sunrise not only has a positive impact on global warming but also minimises exposure to possible future taxation, regulation and risks regarding energy-price fluctuations, which can ensure business stability in the medium and long terms. Setting the framework for energy use and climate transition In order to establish rules and a common understanding of the topic, the Sunrise Environmental Policy serves as a reference document that sets out the company’s commitment to acting in accordance with international frameworks such as the United Nations Sustainable Development Goals (SDGs) and the 2015 Paris Climate Agreement. The Policy aims to guide the actions of all employees, members of the Executive Committee, business partners and other representatives of Sunrise. The Sunrise Vendor Code of Conduct and other related internal guidelines complement the Environmental Policy with a focus on the upstream value chain. Owing to the broad subject area, responsibility for operational implementation and target achievement lies with several members of the Executive Committee, including the Chief Financial Officer, Chief People Officer, Chief Consumer Officers and Chief Executive Officer. To strengthen this topic within the company, Sunrise has implemented an ISO 14001- certified environmental management system (EMS) that reports, evaluates and monitors progress towards its reduction targets. The EMS covers all business units and the necessary processes and operations of telecommunication and broadcasting services and the distribution of products for information systems delivered from all Sunrise locations. Furthermore, the company reported its energy consumption and associated GHG emissions to the Carbon Disclosure Project (CDP), achieving a B rating in 2025. The core of the Sunrise climate strategy is the Transition Plan towards a net-zero future, which is outlined in the following section. The disclosure of climate-related impacts, risks and opportunities can be found in the TCFD (Task Force on Climate-related Financial Disclosures ) Report in the Annex. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 91 Sunrise Annual Report 2025 I Sustainability Transition Plan The development of a transition plan, with a focus on setting and meeting emission- reduction targets, was a priority for Sunrise in 2025. The company had already established near-term emission-reduction targets during the previous year and, in 2025, formalised its long-term net-zero ambition. It ensures that Sunrise will reach net-zero emissions within its own operations and throughout its value chain by 2050 at the latest, which is in line with Switzerland's objective. Specifically, the company aims to: In the near-term: • Reduce its total scope 1 & 2 GHG emissions by 51% by 2032 (base year 2022) • Reduce its scope 3 GHG emissions by 30% by 2032 (base year 2022) In the long-term (net-zero): • Reduce its total scope 1 & 2 GHG emissions by 90% by 2050 (base year 2022) • Reduce its scope 3 GHG emissions by 90% by 2050 (base year 2022) These targets are aligned with the 1.5°C reduction path defined by the Science Based Targets Initiative (SBTi). The validation of the targets by SBTi was completed in 2024 and 2025 respectively. The scope 1 & 2 reduction target is also connected to sustainability-linked debt instruments (see the section Sustainability-linked debt instruments of this report). The transition plan defines the anticipated pathway for emissions reductions by identifying the primary levers for decarbonisation and specifying remaining gaps. The focus of this strategy lies in reducing GHG emissions directly, rather than relying on offset mechanisms. Nevertheless, Sunrise will examine options for complementary GHG-reduction instruments, such as carbon-removal projects, in the coming years. The graph presented on the following page illustrates the transition plan of Sunrise toward achieving net-zero GHG emissions by 2050, starting with the base year 2022. The plan includes provisions for scope expansion due to anticipated growth and outlines projected emission reductions through targeted decarbonisation actions. The proposed net-zero trajectory builds on 2022 baseline emissions and aligns with industry benchmarks, science-based targets and global energy-transition scenarios from IEA, World Energy Outlook and UNEP. It was validated by key internal functions, including Property & Facility, Network Operations, Procurement, Product Management, Supply Chain Management and Strategy, and received final approval at Executive Committee and Board level. Since 2022, Sunrise has already lowered emissions by 23%. The path to a 90% cut by 2050 will be driven by the key actions (in progress and planned) presented in the table below. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 92 Sunrise Annual Report 2025 I Sustainability

GHG reduction efforts within Sunrise operations The GHG emissions caused by Sunrise operations (scope 1 and 2) account for approximately 1% of the total GHG emissions caused by Sunrise in 2025 (market-based). These include heating, cooling and electricity for the offices and shops as well as emissions from the Sunrise vehicle fleet and network infrastructure, such as mobile sites and data centres. The Sunrise energy consumption, with a total of 191 GWh in 2025, has a direct impact on its GHG emissions and is therefore one of the main drivers towards achieving its scope 1 and 2 reduction targets. The Sunrise approach is threefold and focuses on avoiding unnecessary energy use, on increasing its energy efficiency and also on the quality of the electricity it purchases. In order to fulfil the latter requirement, Sunrise has committed to purchasing 100% renewable electricity. Additionally, as a member of the Energieagentur der Wirtschaft (EnAW), Sunrise GmbH (Switzerland) has voluntarily committed itself to measurable targets for energy savings and has defined measures to increase its energy efficiency, e.g., in its network. The network site’s power and HVAC infrastructure, new-technology adoption and rollout as well as the decommissioning of various platforms are highly relevant for direct energy consumption. Various measures and multi-year programmes within the fixed and mobile networks of Sunrise are already in place to increase energy efficiency and energy efficiency is an important criterion in the selection of new network equipment when replacing old technology. Quarterly meetings are held with all relevant internal functions to review the progress of energy-efficiency measures already implemented. Sunrise evaluates the energy efficiency of its network by measuring the electricity used in the networks to transport customer data10. An improvement in efficiency is defined by a year-on-year stabilisation or decrease in electricity consumption, while the data consumption of customers continues to increase. In 2025, Sunrise achieved a measured electricity intensity of 27.8 kWh/TB, which represents a 14.2% improvement in energy efficiency compared to 2024. In 2025 Sunrise achieved a reduction in scope 1 and 2 emissions of 49% compared to 2022 (base year). This improvement was driven by the full electrification of the car fleet, completed building consolidations following the merger of Sunrise and UPC and slightly reduced use of emission-intensive refrigerants for infrastructure cooling. 10 This refers to total electricity used to run the Sunrise network, including renewable electricity produced and consumed, but excluding electricity consumed in non-network facilities (e.g., offices or shops) and excluding electricity consumed for customer data transported through leased lines for which electricity is not recharged by the lessor. Transport includes both Internet-Protocol (IP) based data traffic from fixed broadband services (such as web browsing, IP TV streaming and voice services) and data traffic from mobile services. Customer data is represented by terabyte (TB) of data traffic generated. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 93 Sunrise Annual Report 2025 I Sustainability 10 This refers to total electricity used to run the Sunrise network, including renewable electricity produced and consumed, but excluding electricity consumed in non-network facilities (e.g., offices or shops) and excluding electricity consumed for customer data transported through leased lines for which electricity is not recharged by the lessor. Transport includes both Internet-Protocol (IP) based data traffic from fixed broadband services (such as web browsing, IP TV streaming and voice services) and data traffic from mobile services. Customer data is represented by terabyte (TB) of data traffic generated. Scope 1 Scope 2 Scope 3 2022 2023 2024 2025 0 50,000 100,000 150,000 200,000 250,000 Evolution of Total Emissions in tCO2e market-based Total Scope 1, 2 and 3 Emissions in 2025 market-based Scope 1: 975 tCO2e Scope 2: 35 tCO2e Scope 3: 175,011 tCO2e Total: 176,021 tCO2e Sunrise is also focusing on energy measures in office and shop facilities. The Sunrise headquarters building, Ambassador House, is characterised by its environmentally friendly, efficient and sustainable construction. This is demonstrated by the award of the highest- possible platinum certification level from LEED (Leadership in Energy and Environmental Design). While most relevant office locations use heating sourced from the municipality, the heat supply in the shops is more diverse: alongside municipality-sourced heating, natural gas, diesel and fuel oil are also used. Sunrise aims to take environmental criteria into greater consideration when selecting sites. For Sunrise and its employees, quickly implemented measures, such as switching to LED lamps and sensor-controlled lighting or switching off computer monitors on desks before leaving the office, are a matter of course. The company’s vehicle fleet with 285 cars and vans is another directly controllable emission factor. Sunrise is following a fleet electrification scheme and continues to benefit from the full transformation of company cars to all-electric operation which was completed in 2024. Now, the focus lies on converting all company vans by 2028 at the latest11. The electrification has resulted in a 48% decrease in emissions from the Sunrise vehicle fleet compared to 2024 and in 2025 the fleet accounted for over 30% of scope 1 emissions and about 0.2% of total emissions in 2025 (market-based). Detailed information regarding energy consumption and scope 1 and 2 emissions are disclosed in the Annex. GHG emissions in the indirect value chain In 2025, Sunrise continued compiling a comprehensive dataset for its scope 3 emissions. It shows that over 99% of its total GHG emissions (market-based) are generated in the upstream and downstream value chain. These emissions were reduced by 12% from 2024 to 2025. The largest proportion of scope 3 emissions is attributed to purchased goods and services, which account for over 81% of the total GHG emissions (market-based). Other material categories of scope 3 emissions include capital goods, fuel- and energy-related activities, upstream transportation and distribution, business travel and employee commuting, and downstream leased assets. Data is also collected for downstream transportation and distribution, generated waste and the use and end-of-life treatment of sold products. However, as these categories together account for about 0.3% of total emissions (market-based), they are not the focus of the GHG-emissions reduction strategy. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 94 Sunrise Annual Report 2025 I Sustainability 11 The Sunrise goal of converting its own fleet to 100% electric until 2028 applies only to Sunrise GmbH. For its suppliers, Sunrise currently collects specific emissions data for approximately 51% of them, with a view to increasing this figure in the future to ensure that supply-chain emissions are accurately represented. Sunrise has a strategic-procurement vendor-engagement programme in place, through which relevant suppliers receive a questionnaire to disclose their scope 1, 2 and 3 GHG emissions on an annual basis. The supplier is expected to implement sustainable procurement practices with transparency throughout its supply chain and take concrete measures to reduce its environmental impact, aligned with global climate initiatives. The commitment and involvement of suppliers will be further intensified in the future in order to increase the share of direct-supplier data and ultimately to reduce the upstream GHG emissions of Sunrise. Emissions from the purchase of goods, services and capital goods, such as mobiles and devices, CPE or network investments, totalled 160,063 tCO2e in the reporting year, a reduction of –15% compared to the previous year, due to a lower overall purchase volume. Emissions due to upstream transportation and distribution amount to 3,903 tCO2e (-19% compared to the previous year) and accounted for approximately 2% of all emissions in 2025 (market-based). Sunrise strives to enhance data collection and calculation by collaborating with its logistics partners and collecting data or emission factors directly from them. In addition, options are being examined that could shorten the routes for refurbished products, for example. Measures that reduce packaging and thus make transport more efficient (due to transporting more products per journey) can be found in section Product design and circular economy. In the reporting period, mobility-related emissions, meaning employee commuting and business travel, decreased by 12% and amounted to approximately 2% of total market-based emissions. Employee commuting also includes homeworking emissions, which are considered optional by SBTi, but the company has chosen to report them. The downstream carbon footprint of products can be divided between customer-premises equipment which enables the provision of Sunrise services in its customers’ homes, such as modems and set-top boxes, and other third-party products, such as TVs and mobile phones. The former caused around 3% of total emissions in 2025 (market-based) and are accounted for in downstream leased assets, as ownership is not transferred to the customer. The Sunrise focus lies on material use and energy consumption in order to increase the environmental performance of these products. Third-party products are included within the use and end-of- life treatment of sold products. In total, 5,615 tCO2e (+4% compared to the previous year) have been generated within these three categories. Further information is provided in section Product design and circular economy. Due to the nature of business activities, including the absence of manufacturing operations and the fact that Sunrise does not operate in high-water-stress locations, water consumption and air pollution were not identified as material in the 2024 materiality re-assessment. Efforts to address air pollution focus on lowering direct scope 1 and 2 GHG emissions and the adoption of renewable energy sources. Water usage is monitored and incorporated into scope 3 emissions reporting. A detailed overview of environmental data can be found in the Annex. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 95 Sunrise Annual Report 2025 I Sustainability Supply chain¹ Products² Workforce³ Other operational emissions⁴ 0% 10% 20% 30% 40% 50% 60% 70% 80% 90% 100% 1 Purchased goods and services, capital goods, upstream transportation and distribution 2 Downstream transportation and distribution, use of sold products, end of life treatment of sold products, downstream leased assets 3 Business travel, employee commuting 4 Fuel- and energy-related activities, waste generated in operations Distribution of Scope 3 Emissions by value chain categories Product design and circular economy A significant portion of the environmental impact of Sunrise occurs during the manufacturing of acquired products, transport, use and disposal of its products. Sunrise therefore promotes circular economy by keeping products in service as long as possible through repair and refurbishment initiatives. Products that are at the end of their life are recycled responsibly. Furthermore, Sunrise approaches the design of products and services from a life- cycle perspective by focusing on the use of sustainable resources, such as recycled materials, and energy efficiency. Through the efficient use of materials, the reduction of product packaging, plastics and waste/e-waste, Sunrise aims to mitigate its environmental impact and to meet its customers’ needs. The company’s goal is to move gradually towards a circular economy across its entire value chain. Sunrise differentiates the measures according to three defined product categories: customer-premises equipment (CPE), which includes modems, TV Boxes and related accessories; mobile devices such as smartphones, tablets and smartwatches; and network components. With concepts such as Device as a Service becoming increasingly important, Sunrise is focusing not just on the circularity of its products, but also of its services. Sunrise has started this journey by actively engaging its clients in its circular economy. Furthermore, circular measures and recycling can have a positive financial impact and strengthen the supply security of scarce resources. The framework for the responsible use of materials and circular-economy initiatives is set out in the Sunrise Environmental Policy. Sunrise aims to expand the range of products and services with an environmentally friendly design. A core team has been assembled to create jointly a roadmap and to discuss and track measures and successes on a regular basis. The responsibility for implementation lies with the Chief Executive Officer, Chief Consumer Officers and Chief Technology Officer. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 96 Sunrise Annual Report 2025 I Sustainability

Smart resource management and energy efficiency When it comes to Sunrise devices such as modems and set- top boxes (CPE), one focus is on durability and repairability. Sunrise is committed to smart resource management using recycled materials and environmentally friendly packaging that result in reduced plastic and waste. The most sustainable choice for enclosure material suited for such devices is recycled plastic. The enclosures of the current generation of Sunrise TV Boxes are made from 100% recycled plastic. Furthermore, the latest generation of Sunrise modems for all access technologies in use – from DSL and HFC to fibre – are also manufactured using 100%- recycled plastics for the enclosure, sourced from waste from electrical and electronic equipment (WEEE), which is post- consumer material. For the packaging of these devices, Sunrise uses recycled cardboard, paper and industrially compostable polylactide (PLA) bags, eliminating single-use plastics. Traditional plastic twist ties for cable bindings have been replaced with wrappers made from paper and paper twist ties. As sustainability and innovation can and should go hand in hand, Sunrise ensures that environmental requirements are addressed from a life-cycle perspective. Hence, another focus in the development of new modem and set-top box generations is on low power consumption. Over 80% of the emissions from these devices come from energy consumed during their use. With the development of the new model of TV Box (Apollo V1+), which was launched on to the market in 2024, Sunrise has succeeded in reducing its power consumption to 3.68W, compared to the device previously in use (Apollo V1: 4.43W in active mode). In 2025, Sunrise also replaced its TV remote control with a new generation which extends battery life to up to seven years. The Sunrise modem, launched in October 2023, consumes 55% less energy than its predecessor. Sunrise strives to adjust its products’ hard- and software continuously, e.g., through new power-saving features such as Eco Mode, in order to improve energy efficiency further. This will contribute positively to the reduction of scope 3 emissions by Sunrise (see the section Energy use and climate protection). The mid-term target (2027) is to achieve the European Ecodesign Directive target for standby-power consumption of a maximum 7W for connectivity devices. In the area of mobile devices, Sunrise has introduced energy labels in line with the new Ecodesign for Sustainable Products Regulation (ESPR). This gives customers insight, both on the website and in shops, into the amount of electricity the devices consume. When it comes to the materials used to manufacture the devices, Sunrise has very limited influence, as the devices are sourced from external producers. Measures related to network components are explained in greater detail in the section Energy use and climate protection. Reduction of shipment-related emissions To minimise shipment-related emissions, Sunrise has introduced various measures. These include manufacturing the cardboard boxes for modems and TV Boxes in Switzerland and also printing them locally. The same applies to the kitting of goods, i.e., the assembly of packages ready for shipment. The short transport distances reduce the associated emissions. Additionally, the Swiss logistics partners are using eco-friendly packaging for transportation. Sunrise generally strives to keep the number of transport journeys required – from manufacturers to kitting partners, from kitting partners to distribution partners, and to and from the shops – as low as possible. To achieve this, Sunrise has in the past already increased bulk packaging instead of unitary packaging. This means that less material is required, and pallet space can be utilised more efficiently, leading ultimately to fewer journeys by logistics partners. In the area of mobile devices and network components, the company’s greatest leverage currently lies in avoiding unnecessary orders through optimised sales forecasts and corresponding reuse initiatives. The latter will be described in more detail below. Second life initiatives Trade-in, refurbishment and reuse initiatives allow Sunrise to extend the useful life of devices and components, as they do not simply gather dust in a drawer but are returned to the company or selected partners. In this way, resources can be conserved. Sunrise has therefore established corresponding initiatives in the areas of CPE, mobile devices and network components. The figures are set out in the Annex. Refurbishment and reselling of CPE For CPE, Sunrise has been embracing efficient resource management for over a decade now by refurbishing devices such as modems, routers, TV Boxes and CPE accessories. Experienced partners refurbish the used devices to the highest quality standards. They are repaired so that they function perfectly, are up to date and show no visible signs of wear. In 2025 alone, almost 165,000 CPE items and accessories were successfully refurbished and put back into circulation in the Swiss market. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 97 Sunrise Annual Report 2025 I Sustainability Upcycling in shops Sunrise also strives to incorporate the principles of the circular economy in its shops wherever possible. For example, some pieces of furniture have been upcycled as part of the new shop concept. For the tables, for example, the legs of the old tables were re-used and only the table tops were replaced. An initiative to minimise paper consumption was also launched in 2024. Instead of flyers, brochures and printed product boards, displays and QR codes are being used. Further measures are currently being examined. For devices that can no longer be used directly by Sunrise, sustainable alternatives for meaningful reuse are pursued. They are sold to national and international partners. This extends product life cycles and reduces waste – beyond national borders. In 2025, around 86,000 devices and accessories were given a new lease of life in this way. Sunrise will continue to intensify its commitment to the circular economy in 2026. Additional initiatives for the reuse and reselling of CPE are planned, as well as the expansion of existing partnerships with specialist companies. Trade-in programmes for mobile devices In order to extend the life cycle of mobile devices, Sunrise launched the Smart Upgrade, Flex Upgrade and Buyback trade-in programmes in recent years. Since 2025, it is not only smartphones that have been included in these programmes, but also tablets and smartwatches. These initiatives promote environmental responsibility by reducing electronic waste, and encouraging reuse and recycling. This reduces the demand for new device production, lowering associated carbon emissions and resource consumption. Flex Upgrade: Customers are offered a flexible upgrade path, enabling them to switch to newer devices more frequently. However, if customers prefer to use their new device for as long as possible, Flex Upgrade allows them to have it repaired at any time if it is damaged, in order to ensure the longest-possible useful life. Even though this approach may promote consumption, the upgrade option offers simplified access to repairs at no extra cost. In addition, the device and the valuable raw materials it contains are being retained within a cycle: either by repairing the device or by ensuring that it is returned to Sunrise instead of being thrown away or left unused. Devices that are returned are either refurbished and resold, or recycled. Smart Upgrade: Through the programme, customers are eligible to trade-in their old devices for newer models every 24 months. This allows for functional devices to be refurbished and resold rather than discarded, preventing valuable resources from ending up in drawers. Buyback: The programme offers customers an easy way to sell their used mobile phones, tablets and smartwatches back to Sunrise. These devices are refurbished for resale through partners or responsibly recycled if they are no longer functional. The Buyback discount on the new device incentivises customers to return their old devices instead of discarding or leaving them to end up in a drawer. The programmes resulted in a significant increase in traded- in devices, with more than 22,000 devices returned in 2025. Compared to 2024, this corresponds to an increase of more than 75%. Sunrise has thus achieved its target of a total of 20,000 devices returned by 2025. These numbers highlight the growing popularity of the initiatives which are integral to the Sunrise sustainability strategy. They provide economic benefits and unique customer experiences while playing a crucial role in reducing the company’s environmental footprint. As Sunrise moves forward, it remains committed to enhancing these programmes and exploring new ways to promote sustainability in its operations. The company is in the process of setting itself a new target for the return rate on devices sold. Reuse of network components For network components, similar initiatives are challenging because, although the materials have a higher value, they occur in smaller volumes due to longer life cycles. There is no steady stream of similar items for refurbishment as with CPE and mobile devices. The focus is therefore on reusing materials in modernisation and maintenance projects. In 2017, Sunrise initiated a pilot project to test the reuse of parts of dismantled radio installations on new sites. After the pilot proved to be successful – around 100 items were reused – the programme was extended to all projects involving the dismantling of radio hardware. As a result, the number of retained and reusable components was increased to 5,000 to 6,000 per year. In order to gain a better overview of all the dismantled and available parts Sunrise entered into Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 98 Sunrise Annual Report 2025 I Sustainability 100% recycled plastic for enclosures of current generation of Sunrise TV Boxes 2,700 network components reused and resold via AxiTrack 22,000 mobile devices returned via trade-in programmes in 2025 a partnership with Axians in 2021. As a result of this collaboration, two new tools were developed: AxiTrack and TelcoShop. AxiTrack is used by on-site employees to record and subsequently track the dismantled equipment which is delivered to the partner’s warehouse for evaluation and refurbishment. Material that cannot be reused is automatically scrapped to avoid unnecessary shipment. In TelcoShop refurbished components can be ordered by Sunrise employees for new projects to avoid the need to buy new hardware. Parts that estimates suggest will not be used throughout the year by Sunrise are sold to another European partner for resale to other companies or for recycling to yield valuable raw materials. Since the start of the project (2021) more than 22,000 components have been reused and resold, with over 2,700 components in the reporting year. End of life treatment When a product reaches the end of its life cycle, the goal is to dispose of it properly. To ensure this, Sunrise works with various certified partners, which carry out the dismantling of the products into their individual parts in order to collect components and materials that can be reused. This also involves the recovery of valuable raw materials. Furthermore, Sunrise is a member of SWICO. Swico Recycling is a voluntary, cooperative system for reclaiming waste equipment. It is operated successfully by Swiss manufacturers and importers in the IT, office equipment, consumer electronics and photo/film sectors. Furthermore, customers now receive guidance as to whether a device is eligible for refurbishment and should be returned, or is at the end of its useful life and should be recycled sustainably – either by themselves or through a Sunrise shop. The goal of this approach is to repair, reuse or resell products if technically feasible, but also to avoid returns of products that are at the end of their life. The latter helps to prevent transportation emissions since the intermediate step of shipping the devices to a logistics partner can be skipped and the processing costs of obsolete products can be reduced. In the future, instructions for the handling of accessories such as cables will be issued. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 99 Sunrise Annual Report 2025 I Sustainability Non-ionising radiation (NIR) With the increasing number of people using 5G, continuous technology improvements and innovation are crucial. Public voices questioning the safety of these latest technologies, in particular with regard to electromagnetic fields, are taken seriously by Sunrise. Sunrise operates a nationwide physical public mobile network that uses non-ionising radiation (NIR) to enable wireless communication. The World Health Organisation has found that «to date, and after much research performed, no adverse health effect has been causally linked with exposure to wireless technologies. Provided that the overall exposure remains below international guidelines, no consequences for public health are anticipated.» Nonetheless, NIR remains part of the public discourse and Sunrise faces the potential risks of new regulations and negative reputation. In turn, new technologies using NIR as a transmission resource offer new business opportunities with improved and innovative connectivity solutions. NIR standards and regulation To prevent any negative consequences, the Swiss government has issued the Ordinance on Non-Ionising Radiation (ONIR) that regulates and stipulates strict precautionary limits. These limits are ten times stricter than the limits recommended by the International Committee on Non-Ionising Radiation Protection (ICNIRP), which are applied in EU countries and globally. Sunrise adheres to the requirements of the ordinance and was at all times fully compliant with the mandatory radiation-limit values in 2025. The fact that no limits were exceeded, despite a very sharp increase in data traffic in recent years, shows that 5G technology is providing relief. The company has implemented a Quality Policy and a regularly audited and certified management system for NIR, which provides specific guidance on this topic for Sunrise management, employees, suppliers, business partners and their subcontractors. Within Sunrise, the responsibility lies with the Chief Technology Officer and the General Counsel & Chief Corporate Affairs Officer. As part of the 2025 ISO 9001-certification audit, the topic of NIR was again addressed and reviewed. Sunrise passed the ISO 9001 certification in the reporting year without any deviations. The certification audit verified that all aspects of the system are in place, functional, kept up to date and being developed further. Included in this issue are the design and planning (engineering) of mobile radio base stations, and their implementation (deployment) and operation in collaboration with external service providers. Further, the measurement, monitoring, correction and optimisation (controlling) of mobile radio base stations, in particular with regard to electromagnetic fields with an influence on non- ionising radiation, were part of the audit. Also included were the corresponding operating data and reporting. Developments over the past few years With an increase in regulation, stricter planning zones, longer-lasting building permits and initiatives against 5G, Sunrise is operating in a challenging environment. For example, the government has launched a legislative revision – as a part of a revision of the Telecommunications Act – aimed at streamlining the approval process. The proposal seeks to separate building permits clearly from operating licences, which would substantially simplify the regulatory framework for modernising the mobile communications network. A preliminary draft of the law has been available since end of 2025. Following parliamentary deliberations, a public referendum is anticipated. The challenge of finding suitable new locations for mobile antenna sites has been a long-standing issue and is a recurring topic of public debate. Sunrise is implementing various measures to counteract the shortage of new antenna sites. Firstly, an internal benefit programme has been launched for employees who suggest new locations. Also, new opportunities for site sharing are constantly being explored, although this is often hampered by the strict radiation limits that do not allow a second operator to use the same location. Engagement to build and transfer knowledge In order to ensure a continuous exchange of knowledge and experience within the field, Sunrise is a member of various organisations and working groups. For example, Sunrise is a co-founder and sponsor of CHANCE5G, an information platform covering 5G technology, radiation and health, and 5G and sustainability, among other topics. Furthermore, Sunrise co-initiated the foundation of Swiss Research Foundation for Electricity and Mobile Communication (FSM) at ETH Zurich. The foundation promotes scientific research on the opportunities and risks of technologies that generate and use electromagnetic fields (EMF) and is involved in the publication and communication of research results. Sunrise also engages in the working group on Mobile Radio and Radiation initiated by the Federal Office for the Environment (FOEN) and composed of a variety of stakeholders: permitting authorities, mobile operators, scientists and opponents of mobile communication. During 2024, the focus lay on short-term improvements for the purposes of the Ordinance for Non-Ionising Radiation, such as more realistic attenuation values for materials and patterns. For further improvements and preparation of the regulatory base for new mobile licences due in 2027, Sunrise shared suggestions and proposals with the Federal Office and the other stakeholders and was an active participant in the discussions. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 100 Sunrise Annual Report 2025 I Sustainability

Progress Network quality and reliability Good connectivity and stability are key to product quality for a telecom-services provider and also have a significant economic impact on customers, suppliers and employees. Network and service quality – including bandwidth, availability, latency and packet loss – are of great importance, as they directly enhance the reputation that Sunrise enjoys, attract new customers and reduce customer turnover. Since businesses and individuals expect constant connectivity, good mobile reception and data throughput to be available everywhere, any failure to provide these services could have severe consequences for Sunrise as a business. Sunrise therefore aims continuously to reduce the number of network incidents in general and to ensure high-quality network performance through a dedicated and ISO 22301- certified business-continuity management system (BCMS). Sunrise is aware that its products and services also have a substantial indirect economic impact along its entire value chain. Telecom services, for example, make it possible to work from home and lead to greater crisis resistance. Other indirect economic impacts relate to the development of peripheral regions and the promotion of new technologies with a variety of positive effects. For Sunrise in turn, these services are an opportunity to grow its business. Sunrise is dedicated to providing secure and permanent access to telecom services for information exchange within the community and the economy, and to ensuring good connectivity and stability for all customers. To do so Sunrise continuously invests in the coverage and expansion of its networks and in the roll-out of new technologies. The responsibility for delivering a secure, stable network and best-in-class service quality lies with the Chief Technology Officer and the General Counsel & Chief Corporate Affairs Officer. Reduction in network incidents The goals at Sunrise are to decrease network incidents generally and to maintain high network-performance quality levels. To avoid any negative consequences, such as network failure, the company has implemented measures – from network infrastructure to service platforms – with strong redundancy and fallback mechanisms wherever and whenever required. With the implementation of preventive strategies and proactive detection methods, Sunrise aims to reduce the duration and frequency of outages and to identify them before they start affecting service quality. Sunrise constantly evaluates, monitors and improves the measures in place. In 2025 this resulted in a reduction of around 12% in network-related incidents in the medium-to- high-customer-impact incident categories. This is a further strong indication that the Sunrise network is becoming more robust and reliable in terms of service availability. In addition, ongoing upgrades and improvements to various platforms, such as the Sunrise TV and mobile service, have resulted in better stability and performance and ultimately improve the customer experience. A good example of innovation in mobile services was the 3G switch-off in summer 2025 (2G was already switched off in January 2023). This made Sunrise the first telecom provider in Europe to operate exclusively on 4G and 5G. The frequency and energy resources required to operate the 3G network can now be used much more efficiently for 4G and 5G. The 3G switch-off enabled Sunrise to increase 5G capacity by 50% in the low band (900 MHz frequency range). Additionally, the nationwide roll-out of 5G Standalone (5G SA) in 2025 led to significant improvements in network performance, especially at the edge of radio cells, where users benefit most with over 150% faster download speeds and over 230% faster upload speeds, besides supporting ultrahigh concentrations of Internet-connected devices in a single location and improved features for enterprises (such as the deployment of virtual private cellular networks – read more about this in the section Network of the Annual Report). Assurance of business continuity To identify outage risks early, prevent outages, continue business operations in crisis and emergency situations, and provide customers with critical telecom services in the best way possible in any situation, Sunrise operates a robust business-continuity management system (BCMS) designed to address situations where damage to infrastructure or outages may arise from natural disasters, pandemics, attacks or similar events. The system also includes specific plans to mitigate and manage potential disruptions across the company’s business processes, systems and data centres and also takes into consideration the interfaces to its suppliers. With its BCMS, Sunrise defines the requirements for planning, structuring, implementing, monitoring and continuously optimising processes in all business areas and at all business levels. This holistic risk-assessment approach ensures that employees are fully aware of the processes applicable in the event of a crisis so that they can be followed systematically. It minimises any significant disruption to telecom services and business activities in an emergency. Sunrise achieved ISO 22301 certification for its BCMS at the first attempt in 2024 and is one of the few telecom-services providers to be certified to this standard. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 101 Sunrise Annual Report 2025 I Sustainability The surveillance audit was once more successfully passed in 2025. ISO 22301 is a premium standard with strict rules governing outage prevention, mitigation, response and restoration of business continuity. The effectiveness of the measures was demonstrated in the reporting year by the example of Blatten in the canton of Valais. At the end of May 2025, a landslide occurred there, in which the village of Blatten in the Lötschental was severely affected by a debris and ice avalanche. The antenna of a competitor was completely destroyed, while the antenna of Sunrise fortunately remained intact. However, the debris avalanche interrupted both the power supply and the telecommunications lines of all providers. As a result, there was neither mobile nor landline service in the upper Lötschental. Sunrise, in cooperation with the two competitors, the local crisis team and the army, ensured power supply via a mobile generator and restored the connection to the mobile antenna using microwave radio. This way, the mobile service of all providers was restored by mid-July, after the restricted area became accessible again by helicopter. Providing a safe, secure and reliable network Both for the fixed and mobile network, Sunrise wants to reach 99.9% availability every year, and this was achieved in the reporting year. This figure covers all network-related incidents within the Sunrise network, including access network, service platforms and core infrastructure. Sunrise customers benefit from a multi-award-winning mobile and fixed network (see section Network in the Annual Report). These awards prove that investments and the focus on ensuring an outstanding customer experience are delivering the expected results in a highly competitive environment. The Sunrise network covers the entire country (99.9%) with its combined mobile and fixed connectivity and delivers world-leading quality and high-speed data connections. Around 60% of dwellings (based on a total of 5.5m households and businesses in Switzerland) are connected to the Sunrise HFC network (including partner networks) and benefit from speeds of up to 2.5 Gbit/s. With its strong position, the Sunrise infrastructures not only affect the company and its own customers but also have positive indirect impacts on the economy and community. Examples are: • A robust telecom infrastructure can facilitate international business by providing reliable communication channels and data connectivity. This is essential for global trade, attracting multinational companies and fostering economic relations with other nations. • Telecom services can play a critical role in e-commerce growth. A well-developed telecom infrastructure facilitates online transactions, digital payments and the overall expansion of the e-commerce sector. • Telecom services can help develop smart-city initiatives by supporting technologies such as the Internet of Things (IoT) and smart infrastructure (see section Digitalisation and innovation). This can lead to improved city services, resource management and overall quality of life for residents. • Industry 4.0 – networked production with a fully digitalised manufacturing and supply chain – requires a powerful and reliable telecom infrastructure. This makes the quality of the network a survival and growth factor for the economy as a whole. • The Sunrise network also supports emergency services by providing connection-location data to facilitate rescue and ambulance operations. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 102 Sunrise Annual Report 2025 I Sustainability -12% in network-related incidents ISO 22301 certified BCMS 99.9% availability in each mobile and fixed network Digitalisation and innovation Nowadays, new innovative solutions often build on high bandwidth, availability, reliability and low latency. Therefore, Sunrise plays an important role in contributing to the digital transformation of society and industry. As a lack of digital access can lead to social or cultural isolation, Sunrise is committed to improving digital access and inclusion for all. Sunrise is investing in innovation to develop new digital services and products. With these, Sunrise supports businesses in forging ahead with future-focused technological developments, including 5G and the Internet of Things (IoT) and contributes to its customers’ digital transformation. Digitalisation also offers opportunities for Sunrise: for example, AI not only has great potential to drive digitalisation and innovation further for the customer, but also internally at Sunrise, such as for customer service. Additionally, by advancing mobile working and consumer connectivity the company may retain a loyal customer base and profit from new customers, new business opportunities and a strengthened reputation and market position. Sunrise has partnered with specific social initiatives to ensure that everyone can benefit from digital equity, digital inclusion and digital skills in society. Digitalisation for improved internal and external support service In general, AI plays a key role in the digitalisation of customer service and leads to greater efficiency and quality in problem solving. Therefore, generative AI is a key enabler both in the background for workplace features or knowledge management and in the foreground, such as in voice-bot features. In 2025, Sunrise introduced Ace by Sprinklr to leverage these AI features in customer service. In addition, Sunrise replaced its old legacy system for Sunrise shop agents with the new AI-based sales tool Orbit. More detailed information on those initiatives can be found in the section User protection and satisfaction in this report and in the Operational Review of the Annual Report. On the B2B side, various processes have been digitalised in order to provide even better customer service and make it easier for partners to work with Sunrise. The launch of the Partner Hub in 2026 will mark another milestone in this regard. The new digital platform will enable partners to process project inquiries, orders and case management quickly and with minimal effort. To make work easier for employees, Sunrise has introduced Copilot, among other tools. Thanks to Microsoft's AI, administrative tasks can be completed more quickly and collaboration made more efficient – for example, through meeting transcripts, automatic summaries and derived to-do lists. In addition, IT, People and Accounting requests can now be submitted via a chatbot. This chatbot automatically provides employees with recommended actions and manuals or even creates a ticket with the relevant department, enabling them to find efficient solutions to their challenges. 5G Joint Innovation Hub At its headquarters Sunrise implemented a 5G Joint Innovation Hub to develop and showcase 5G and IoT applications for private and business customers. The hub was opened in 2019 in collaboration with a network partner and was the first 5G Joint Innovation Centre in Europe. Its aim is to promote the development of a Switzerland-wide 5G ecosystem and display live scenarios of 5G, IoT and other emerging technologies in a variety of applications, such as smart home, smart offices, smart city and smart factory. With these applications Sunrise can build the foundation to support sustainable energy transformation and can also improve resource efficiency. Key use cases featured in the 5G Joint Innovation Hub can be found on the Sunrise website, e.g.: • IoT for smart farming • Augmented collaboration Digital inclusion Sunrise wishes to give everyone the opportunity to be part of the digital world and is committed to ensuring that people living at or below the poverty line in Switzerland have access to digital services, education and infrastructure. Also, whether setting up an email account, submitting an online application or buying tickets with an app, digital skills are becoming increasingly important in all areas of life. However, dealing with digital technologies is still a challenge for many people. Sunrise is actively establishing collaborations to help increase digital inclusion within Switzerland. Since November 2024, Sunrise has been a founding member of ADIS – Allianz Digitale Inklusion Schweiz and has actively contributed to advancing digital inclusion across Switzerland by sharing best practices and promoting innovative solutions. Through this interdisciplinary collaboration within ADIS, Sunrise benefits from joint projects and knowledge exchange, strengthening its role as a leader in digital accessibility and fostering impactful partnerships. This commitment will be continued in 2026 with further engagement and initiatives to drive inclusive digital progress. Additionally, through a collaboration agreement with Caritas, Sunrise provides know-how, volunteers, subsidised products and financial support to strengthen social impact. In August 2023 Sunrise and Caritas launched two mobile and two Internet subscriptions, and a TV product, at heavily discounted rates. All five subscriptions can be purchased at any Sunrise shop on presentation of a Caritas KulturLegi ID12. With the financial support of Sunrise, various regional Caritas organisations offer drop-in sessions to improve digital Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 103 Sunrise Annual Report 2025 I Sustainability 12 Personal pass for discounts (reduced-cost or free access to culture, sport, education and health) for people on a tight budget. literacy, for example so called Digi-Treffs. In 2025 around 677 Digi-Treffs and approximately 1,320 consultations took place as part of the overall Caritas programme, with Sunrise being one of the main sponsors. Sunrise also set up a programme with Caritas to support people with a KulturLegi ID in improving their digital skills in its own shops. The courses were launched in March and carried out by Sunrise employees as part of the volunteer programme. After a thorough evaluation at the end of three months, it was decided to end the trial as the concept did not achieve the anticipated engagement in Sunrise shops. To ensure greater impact, efforts were redirected towards established Caritas initiatives, in which volunteers could make an immediate and meaningful contribution. Furthermore, in the second half of 2025, Sunrise began collaborating with Nachbarschaftshilfe Zürich to provide monthly digital inclusion support at a nursing home near its Opfikon headquarters. Additionally, Sunrise partnered with LernloftTREFF and held its first smartphone training, led by an internal volunteer, in December 2025. This partnership will continue in 2026 and further options are being evaluated. Supplementing this collaboration, Sunrise also donated devices to a charitable organisation. In 2025 the company donated more than 500 laptops with a total estimated value of CHF 200,000 to «Wir lernen weiter»; employees (volunteers) prepared the laptops to be donated. Donating devices not only promotes digital inclusion, but also gives the devices a second life, which contributes to circularity (see also the section Product design and circular economy). Accessibility With the aim of ensuring better access to digital content and services for people with disabilities, Sunrise has already taken some initial steps. A project was initiated in 2025 in line with the ongoing revision of Switzerland’s Equality Act for people with disabilities, which reflects in part the EU Digital Accessibility Act DAA that takes effect in June 2025, with the aim for example of ensuring better access to digital content and services for people with disabilities. This requires the implementation of Web Content Accessibility Guidelines (WCAG) standards in various technical areas. The company’s Accessibility project has entered the respective planning and initial scoping phase, which entails the creation of an Accessibility Policy, engagements with respective stakeholders, responsibility assignments and the building of relevant skills and expertise. The project timeline for the implementation stretches into 2026 and 2027, in line with amendments to Switzerland’s Equality Act for people with disabilities, that is expected to enter into force around 2028. Sunrise is further assessing hardware accessibility and related areas, such as customer service and packaging. One example is redesigned packaging with rounded edges for easy one-handed opening, in use since October 2024 for the Sunrise modems. Additionally, braille-like markings were introduced in the reporting year, as an initial proof of concept, to identify individual connection ports on modems, thereby making installation easier for visually impaired persons. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 104 Sunrise Annual Report 2025 I Sustainability

User protection and satisfaction Sunrise is committed to providing a high-level of customer experience. With the help of a wide range of channels, tools, artificial intelligence and dedicated teams, customer satisfaction is continuously improved. In addition, Sunrise attaches great importance to responsible marketing. Youth media protection is prioritised, as young people in particular should be protected in the digital world. By prioritising a safe and carefree customer experience and the self-responsible use of its products, Sunrise can protect the digital, physical and mental safety of consumers. A strong customer focus and transparency in customer dialogue and marketing can contribute to customer loyalty and satisfaction, which can in turn improve consumer relevant ratings and therefore the company’s reputation. Customer support channels and initiatives Sunrise is dedicated to providing exceptional customer support across all segments through various channels and strategic initiatives. The basis for the proper way to interact with Sunrise customers is set out in the Sunrise Code of Conduct. The overall goal of Sunrise is to deliver a great experience for its customers, which means delivering innovative products and services, and treating potential, existing and former customers fairly and with respect. The company is further committed to ensure that advertising or marketing materials are accurate, transparent and comply with company guidelines, local laws and regulations. The responsibility lies with the Chief Consumer Officers Main Brand and Flanker Brands, as well as with the Chief Business Officer. For its residential customers, Sunrise manages the entire customer lifecycle and offers its multilingual services through call centres in nine countries, and offers additional consulting, support and sales services in more than 100 Sunrise shops across Switzerland and through digital channels. All customer-service and Sunrise shop agents undergo training on Sunrise standards, with access to ongoing coaching and cross-product training. Business customers benefit from a 24/7 support, a digital self-service portal for account management and enhanced support options, such as on-site service managers for select customers, or personalised service from dedicated account managers. Additionally, for its MVNO and FVNO partners, a dedicated wholesale services team handles sales, pre- and post-sales activities, technical support, troubleshooting and fraud prevention. For further information see the section Wholesale in the Annual Report. Due to the extensive migration of customers from UPC to Sunrise, it was necessary to make complex adjustments to systems and processes. This led initially to an increase in escalations of customer cases. At the same time, considerable efforts were made continuously to improve the quality of service. The measures taken, investments in training programmes and optimised processes all showed positive results. The migration of customers from UPC to Sunrise was completed in 2025. A dedicated team at Sunrise with a focus on «Voice of the Customer» provides valuable insights through research and testing. «Voice of the Customer» is a way of measuring and collecting a customer’s feedback on their experience of Sunrise products or services. Its aim is to understand better what customers need and expect from a brand and to assess their overall customer experience. The team's tasks include, among other items, qualitative and quantitative consumer and market research, and NPS and customer-experience analytics in conjunction with other service KPIs. For example, by using a dedicated consumer test panel, the team tests the effectiveness of marketing campaigns or the comprehensibility and transparency of service communication. Enhancing customer experience and support through digitalisation Sunrise continuously invests in improving customer experience through digital service enhancements. For example, new support functions were introduced as part of the migration to Ace by Sprinklr of a broad landscape of legacy service platforms, including the telephony solution. These, apart from a new chatbot, also include conversational Interactive Voice Response (IVR) which supports call routing. The conversational IVR is displayed to the customer as a voice bot which is linked to their profile and answers simple queries by instantly providing the appropriate digital service link in their preferred language. For more complex issues, customers are directed to the appropriate service centre. This reduces the effort required from customers for simple queries and offers greater flexibility as the voice bot is also accessible outside of the hotline's opening hours. With the introduction of the conversational IVR Sunrise has successfully reduced the redirect rate, ensuring that an increased number of customers were routed to the right team on the first attempt. At the same time, agents are relieved of some of their workload, as standard enquiries are handled Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 105 Sunrise Annual Report 2025 I Sustainability In 2025, Sunrise obtained ISO 20000 certification for IT service management for its business customers. This certification confirms that IT processes are structured and standardised, comply with international best practices and are managed efficiently, reliably and with an awareness of risks. The establishment of a certified IT service management system has clarified service-related processes, leading to a further improvement in service quality for Sunrise business customers. automatically, leaving them more time for more complex issues. The use cases for this function will be further extended in 2026. With the roll-out of Ace by Sprinklr, Sunrise also extended the new quality standards and quality-control system introduced in 2024 to ensure frontline agents consistently deliver a high level of service, through AI-based quality checks. Calls are automatically transcribed, which allows for improved traceability of conversations. In addition, a keyword search enables more proactive escalation management. The AI functions will be further expanded in 2026 to reduce the effort required for manual quality checks, therefore enabling more broadly based quality checks and hence improving customer satisfaction. To assist customers experiencing difficulties in setting up their infrastructure, Sunrise introduced the TechSee mirroring feature in 2025. It allows customers to connect to technical support via video call to obtain remote assistance. An additional improvement has been made to the self-service tool My Sunrise by the introduction of a new dashboard. Thanks to this dashboard, customers are now able to see at a glance all of their Sunrise products, such as their mobile and Internet subscriptions or roaming options. This makes it easier for them to self-manage. Performance measurement with NPS To further enhance service quality, the customer experience is constantly measured using the Net Promoter Score (NPS), a widely used market-research metric that is based on a single survey question. It asks respondents to rate the likelihood that they would recommend a company, product or a service to a friend or a colleague on a scale of 0 to 10. The NPS score is calculated based on customer-survey responses and reflects the difference between Promoters (9–10 ratings) and Detractors (0–6 ratings). To ensure comprehensive feedback coverage, Sunrise has structured the NPS programme into various touchpoints, categorised into «journeys», e.g., Buy, Onboarding, Help, Use and Leave. Sunrise conducts NPS surveys on a regular basis for B2C and B2B customers, e.g., via email and SMS, depending on the survey type. By analysing the results, the company can monitor overall satisfaction, identify pain points and inform service improvements. Survey results are displayed in real-time through a partner platform, which features text analytics and AI-driven sentiment analysis to gain deeper insights. Alerts are triggered for low NPS ratings, prompting agents and customer-service representatives to follow up with customers to address and resolve issues promptly. Sunrise has set internal NPS targets on both company and individual levels, forming a key component of performance evaluations and remuneration structures. This ensures a consistent focus on customer satisfaction across all operational levels. Both NPS scores remained stable, showing slight improvement overall in 2025 compared to the previous year. Responsible marketing, products and services To protect its customers and ensure customer satisfaction, Sunrise places great emphasis on responsible marketing. The company follows the applicable advertising guidelines, which require transparency and verifiability of the statements made. The same applies to the regulation on greenwashing, which was incorporated into the Federal Act on Unfair Competition (UCA) in January 2025. This regulation stipulates that all sustainability claims must be objective and verifiable. Predefined internal processes are designed to prevent false or misleading statements in external communication. In the residential segment, these processes include, for example, the review of various marketing materials by the Legal department and Quality Gate. The latter consists of several stakeholders from the relevant departments and from branding and corporate communications. The processes are continuously refined to expand the scope of reviews where necessary. A particular focus in regard to responsible marketing lies in youth media protection. Sunrise has been committed to youth media protection as part of an industry initiative for years, which was partially formalised in law in 2021. In this context, Sunrise informs its customers about the dangers and risks of the digital space and provides practical tips for youth media protection in general and specifically when using Sunrise products and services. The relevant Sunrise website was fundamentally revised and enhanced at the beginning of 2025, providing more specific and additional information around youth media protection. Sunrise is also part of a new industry organisation, structured as an association, focusing on youth media protection in film and gaming. In 2025, Sunrise strengthened its partnership with Kinderschutz Schweiz (Child Protection Switzerland), launched in 2024, to protect children and young people from sexualised violence online. This year’s focus was on combatting child sexual abuse on the Internet by raising awareness among parents, caregivers and the public, and providing concrete prevention strategies. Under the motto «Child sexual abuse online can affect any child», Sunrise reinforced its efforts with an additional social-media campaign to reach a young audience and raise its awareness about the topic. It is planned to launch this Sunrise campaign within the first quarter of 2026. Building on the 2024 campaign «What you share online, you share with everyone. Protect what’s important to you», Sunrise continued working with private and public stakeholders to strengthen digital safety and will support further campaigns in the next year. Other topics related to responsible marketing, products and services can be found in the sections Accessibility and Non-ionising radiation (NIR). Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 106 Sunrise Annual Report 2025 I Sustainability Governance Privacy and data security Personal data is one of the most important assets in today’s digital world. Therefore, its protection also plays an increasingly important role. To ensure data security, Sunrise sets the highest standards for information-security with its ISO-certified Information Security Management System. Telecom services are complex and rely heavily on sophisticated technical infrastructure. Software and hardware failures, human error, viruses and hacker attacks can affect the quality of service or, in the worst case, lead to system failures. Any data leak or privacy and data-security issues could harm the privacy of Sunrise stakeholders. This would have severe consequences for Sunrise and its customers and employees, leading to a potential loss of trust among customers, employees and business partners in the company and throughout the industry as well as possible fines imposed by the competent regulatory authorities. By securing digital systems, Sunrise can mitigate these risks and ensure compliance with statutory and regulatory requirements. Information security standards and frameworks To ensure compliance, Sunrise has established policies, standards and guidelines, including information-security policies that take into account information-protection requirements. Transparency in the way data is handled is guaranteed by appropriate privacy policies. Sunrise promotes a culture of education and awareness with annual mandatory e-learning courses on information security, cybersecurity and data privacy and handling. Additional campaigns and reporting mechanisms, such as data-breach incident reports and an independent whistleblowing process, encourage employees to become actively involved (see the section Business ethics and governance). Responsibility for the policy framework lies with the General Counsel & Chief Corporate Affairs Officer. In addition, the Chief Information Security Officer is responsible for the Sunrise security strategy and objectives. Sunrise attaches great importance to information security. The continuous goal for Sunrise is to have zero security incidents that result in a substantial data breach, which the company achieved again in 2025. The Sunrise Information Security Policies define the rules for how Sunrise aims to achieve its overall information-security objectives. • Confidentiality of information is maintained. • Integrity of information is assured. • Availability of information is maintained. • Statutory and regulatory obligations are upheld. Sunrise sets the highest standards for information security with its ISO 27001-certified Information Security Management System (ISMS) and aims to pass the audit/ recertification every year, and it has done so in many consecutive years, including in the reporting year. This certification, which is validated by external auditors, covers all critical operational processes, the handling of customer data and the technical infrastructure. The ISMS is actively maintained and reviewed regularly, including a risk assessment that addresses any deviations until they are mitigated, thus making sure the ISMS is always up to date. The main task of the ISMS is permanently to define, manage, control, maintain and improve information security continuously by establishing procedures and rules within Sunrise that ensure the confidentiality, integrity and availability of information and minimise risks. Sunrise was the first telecom company in Switzerland to be certified end-to- end regarding information security and the significance of ISO 27001 certification has grown continuously over recent years. Since Sunrise has many business customers in highly regulated sectors, the company is exposed to the relevant external assessments and audits. All value its commitment to maintaining a strong ISMS and it also helps to attract new customers. Cybersecurity As cybersecurity challenges and threats continue to grow, Sunrise has centralised its security operations to protect the company’s assets and third-party data effectively and efficiently, and to respond to threats and security incidents in a timely manner. Reporting to the Chief Information Security Officer, Sunrise operates the Cyber Secure by Design, Security Investigations and Cyber Defence departments. The Cyber Defence department includes the Security Operations Centre (SOC) team, operating 24/7, which is responsible for monitoring security events and responding to incidents. The department is further responsible for managing and mitigating threats and vulnerabilities. The cybersecurity departments have implemented several structural improvements to strengthen the cybersecurity posture of Sunrise further. These improvements have been made to protect the company’s network and any other assets against any cyber attacks, but also for proactive threat and risk management, using state-of-the-art AI- infused methods to help the operations staff take quick and decisive containment and mitigation measures. The certified ISMS, coupled with a continuous information- security risk-management process, helps Sunrise to ensure that any risks that are uncovered are subject to professional Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 107 Sunrise Annual Report 2025 I Sustainability risk assessment. A risk assessment measures the risk at a certain point in time and is always subject to mitigation, as well as an approval process, and is linked to an accountability and responsibility matrix. The information-security posture of a company is a combination of people, internal mechanisms and processes, combined with contractual and technical measures aimed to protect against the threats that it could be facing through its partners, contractors or the supply chain. Sunrise has a supplier-security policy and framework in place, within which suppliers that are considered a potential high risk to the company are monitored. Also, additional guarantees, such as standard contractual clauses, are put in place to help ensure the integrity and security of information held by Sunrise, be it corporate, intellectual property rights (IPR) or customer data. Cyber resilience is a key strategic objective for Sunrise. Achieving this requires not only a multitude of technical measures, but also a robust and security-aware workforce. Sunrise operates an internal cybersecurity hub, which can be accessed through the Sunrise intranet. It provides a comprehensive overview and direct links to the Sunrise security strategy, relevant contacts, key cyber principles, security policies, training courses and services, and to information about the correct procedure to follow in the event of a security incident. To maintain and continuously improve the robustness of its employees, the Sunrise Cyber team conducts regular security trainings and exercises. Additionally, all new joiners receive a security info pack during their Welcome Day, and all employees are informed about cybersecurity, privacy topics and risks on a regular basis, both in digital and in physical form. In October, as part of the European Cyber Awareness month, Sunrise facilitated cyber-related events and campaigns designed to share practical advice and to raise awareness among employees about the importance of cybersecurity. In addition, the Sunrise Security Operations team provided insights into typical cyber incidents and the tools and methods used to combat cyber threats. To enhance its crisis-response capabilities, Sunrise conducts regular tabletop exercises with key personnel, including one with the Executive Committee. These simulate crisis situations and test the decision paths and communication measures, both of which are crucial for a quick and prudent response in a real crisis situation. To improve cyber resilience further, Sunrise has contractual agreements in place to receive additional resources to support it in dealing with crisis situations. Despite all preventive measures, if a security incident reaches a specified threshold, Sunrise is obliged by law to report it to the Swiss Federal Data Privacy and Information Commissioner (FDPIC). Sunrise also cooperates with the Swiss National Cyber Security Center (NCSC), a collaboration that is particularly valuable when national coordination is required, such as during the World Economic Forum (WEF) or other major international events with elevated cybersecurity risk. In summary, preparation, collaboration and continuous exercising form the basis for an effective security-management framework. Data privacy The Privacy Policy and the Data-Handling Policy set out the guiding principles for the handling of personal data by Sunrise and within the Sunrise organisation in accordance with the Swiss Federal Act on Data Protection (FADP). The law stipulates principles of data processing, including the information duties of the company when processing personal data and towards data subjects’ rights (in particular employees and customers), such as access and information rights and where applicable the right of deletion or rectification of personal data. The FADP also defines the role and competences of the Federal Data Protection and Information Commissioner and penalties in case of violation of the FADP provisions. Potential data breaches are thoroughly reviewed and documented. The internal Security & Privacy intranet page provides links, information and guidance for employees to react correctly and efficiently immediately in the event of a privacy incident. The intranet Privacy page describes the company’s measures to protect the privacy of customers’ data and those of employees and service providers. Sunrise applies a need-to-know-principle, allowing employees to access and process only personal data that is needed to perform their function. Additional relevant policies include the Sunrise Information Classification Standard and a Physical Security Policy for access-control measures. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 108 Sunrise Annual Report 2025 I Sustainability Secure Swiss Utility Network (SSUN) – Strengthening the digital resilience of the Swiss energy sector Sunrise has not only taken measures to ensure its own cybersecurity and data privacy, but also provides solutions for its business partners regarding preventive measures against cyber attacks. As an example, Sunrise operates as a Core Internet Service Provider for the alliance of Swiss energy and technology companies that launched the Secure Swiss Utility Network (SSUN) in 2025. SSUN is based on the SCION (Scalability, Control and Isolation On Next-Generation Networks) protocol, developed by ETH Zurich and commercialised by Anapaya Systems. This protocol enables secure, fast and transparent data transmission between companies or public organisations and is already used by companies in the financial and healthcare sectors, and in payment networks. Critical data is exchanged via designated paths within a highly secure, isolated ecosystem, so that it never reaches the public Internet and thus remains invisible to cyber criminals. SSUN now aims to strengthen the digital resilience of the Swiss energy sector over the long term and forms part of the national cybersecurity strategy.

Business ethics and governance Sunrise is committed to high legal and ethical standards in all business relationships. The Sunrise Code of Conduct builds the basis for ethical business conduct. Mandatory training on the Code of Conduct and other policies ensures compliant behaviour among Sunrise employees. Sunrise is committed to conducting its business in accordance with ethical principles and in compliance with all applicable legal provisions in order to safeguard the interests of investors, employees, customers and the public. Furthermore, ethical and transparent governance and management lead to increased fairness and accountability, which can increase trust in the company and industry in general. By complying with all statutory and regulatory requirements, Sunrise can minimise any potential legal- proceeding risks, e.g. relating to corruption and anti- competitive behaviour. Framework for ethical business conduct The Sunrise commitment to integrity and ethical behaviour is anchored in the Sunrise Code of Conduct. Together with its Anti-Bribery & Corruption (ABC) Policy and the Human and Labour Rights Policy, as well as multiple internal policies, such as the Fraud Policy, the Anti-Money Laundering Act Policy and the Compliance Management Policy, it provides the framework for Sunrise business operations and addresses all the relevant stakeholders and issues of importance for ethical business conduct. Sunrise also expects its business partners to act ethically and responsibly and has implemented a Vendor Code of Conduct (see the section Responsible supply chain). The policies are subject to regular review and were comprehensively revised during the reporting year as necessary. Changes and amendments to existing laws and regulations are monitored on an ongoing basis and discussed with the relevant business department. With the Compliance Management Tool, Sunrise controls compliance with all applicable regulatory requirements relevant to the company at regular intervals within the various business units. The overall responsibility lies with the General Counsel & Chief Corporate Affairs Officer. All employees and the members of the Executive Committee receive annual training on relevant policies, regulations and laws. In addition, the Compliance Officer advises and supports the Board of Directors, the Executive Committee and all Sunrise employees in their day- to-day business regarding compliance requirements. Sunrise follows a zero-tolerance approach to bribery and ensures compliance with anti-bribery regulations. The company has established an approval procedure for sensitive transactions that may be perceived or implied to be favours. In 2025, there was no confirmed incident of corruption. However, the Federal Supreme Court has upheld a decision by the Federal Administrative Court in connection with a 2020 Competition Commission decision in relation to the provisioning of ice-hockey content on pay TV. Regular training on compliance and whistleblowing procedure To ensure compliance with the law and ethical standards and to ensure that all employees act ethically, Sunrise employees and management are required to complete training courses on the Sunrise policies regularly. This includes annual mandatory e-learning courses on the Code of Conduct, Security, and Privacy. Additionally, an e-learning course on the ABC Policy is mandatory for all new employees, as well as bi-annually for selected employees who are likely to encounter situations where more detailed anti-corruption knowledge is required than that which is already provided in the Code of Conduct. The Sunrise goal, and also a company bonus metric, is for 100% of eligible employees to complete the required mandatory training every year, and this was again achieved in 2025. This target is also set at an individual-employee level: all employees have a mandatory objective to complete the required training modules, and this objective is also reviewed by line managers in the performance discussions. Overall completion is closely monitored and reported promptly within Sunrise. Sunrise encourages its employees, business partners, customers, vendors and any other stakeholder to report suspected or actual violations of its Code of Conduct and other policies directly or via independent whistleblowing processes. This may cover a wide range of topics, such as discrimination and harassment, working conditions at suppliers, or non-ionising radiation. Reports may be made completely anonymously, are treated as strictly confidential and whistleblowers are protected from retaliation of any kind. The complaints submitted are passed on to and investigated by the Sunrise Compliance Officer in order for appropriate measures to be taken. In a quarterly compliance- risk report the clustered and anonymised enquiries are reported to the Executive Committee and the Audit Committee by the Sunrise Compliance team, in accordance with Swiss law. Governance A comprehensive overview of the Sunrise governance structure consisting of the Board, the Committees, the CEO and the Executive Committee is disclosed in the Corporate Governance Report. Sustainability is embedded throughout the company. The ultimate supervisory responsibility for sustainability lies with the Board, with one Board member dedicated to this topic area and the Audit Committee having specifically defined duties in the statement of purpose (see section on the Audit Committee in the Corporate Governance Report). The main strategic responsibility at the executive-management level lies with the CEO, who sets sustainability ambitions and targets and chairs the Sustainability Steering Committee. The Sunrise Sustainability Steering Committee consists of 15 members, including several Executive Committee members and senior leaders from various business units to ensure representation from the entire organisation (for further information see section Sustainability organisation). Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 109 Sunrise Annual Report 2025 I Sustainability Responsible supply chain Sunrise procures items from several thousand suppliers, mainly in Switzerland but also in Europe and even globally, with a large number of people involved in the manufacturing of these products and services. Sunrise is committed to fair procurement and supply chains, and by integrating environmental criteria and regulatory requirements into its purchasing activities Sunrise can influence the value chain positively and reduce risk. The procurement behaviour of Sunrise can affect sustainability considerations in the upstream supply chain by selecting suppliers, making procurement decisions and imposing requirements on suppliers. Sunrise is committed to safeguarding the environment, and labour and human rights not just in its own operations but also, more importantly, in its supply chain, requiring that partners adhere to and implement locally recognised environmental and labour standards. In doing so, Sunrise can contribute to the sustainable behaviour of its suppliers, and to the safety and well-being of their employees. Supply-chain management and product procurement are important cost and risk factors for Sunrise and thus influence the economic success of the company. The way the company collaborates with suppliers and manages its supply chains can significantly influence supply-chain resilience, strengthen customer relationships and reduce exposure to future regulatory risk – ultimately enhancing overall business stability. Ensuring ethical and environmental practices and compliance Sunrise not only prioritises emission reduction in its supply chain (see section Energy use and climate protection) but also holistic environmental protection in its procurement activities. As one of Switzerland’s leading telecommunications providers, Sunrise is committed to the highest legal and environmental standards and expects its partners to meet the same ecological standards. In addition to the legal requirements, external stakeholders, such as customers, increasingly expect companies to act sustainably and to increase their efforts regarding labour and human rights in the supply chain. In order to meet those regulations and expectations and to promote environmental responsibility in its supply chain, Sunrise has implemented the Sunrise Vendor Code of Conduct, which outlines the standards for business integrity and ethics, labour and non-discrimination, the environment, data handling and governance. In the sourcing process, this must be accepted and confirmed by suppliers, and may require them to go beyond compliance with locally applicable laws and regulations. By the end of 2025, this policy had been condensed to improve clarity and accessibility and ensure alignment with the latest developments. The Sunrise Vendor Code of Conduct is available on the Sunrise website and is also issued to all suppliers during the supplier onboarding process. It informs new suppliers of the requirements for compliance with environmental laws and regulations and the responsibilities for the reduction of resource consumption and emissions, the handling of hazardous substances and waste disposal. To ensure conformity with applicable laws and regulations, suppliers are expected to use periodic self-evaluation or other audit procedures. However, Sunrise also reserves the right to verify the supplier’s compliance with the Vendor Code of Conduct. In the case of non-compliance, Sunrise reserves the right to terminate the business relationship with the supplier. Furthermore, Sunrise is fully committed to supporting the protection of internationally proclaimed human rights as a signatory of the UN Global Compact and refers, in its Human and Labour Rights Policy, to the guidelines and recommendations of the International Labour Organisation (ILO). All Sunrise suppliers, agents and distributors are required to prevent or mitigate adverse impacts on human rights and labour standards, as specified further in the Sunrise Vendor Code of Conduct. During the reporting year, a new internal purchasing guideline known as the Golden Rules was introduced, effective from June 2025. Developed through an interdepartmental collaboration led by Strategic Procurement and Legal, this guideline serves as a comprehensive framework covering contracting rules and best practices. It is important to note that sustainable sourcing practices are an integral part of this document. Those rules apply to all employees involved in negotiating or signing contracts with third parties. Purchasing is linked to various departments and so responsibility at Sunrise is anchored in several business units. However, the majority of sourcing activities are located within the Chief Financial Officer unit. Internal training on sustainable procurement practices, workshops and sustainability-related inputs are part of regular Strategic Procurement meetings, and are provided by the Procurement Business Excellence team. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 110 Sunrise Annual Report 2025 I Sustainability over 100 potential and existing suppliers assessed in relation to environmental and social factors Sunrise procurement processes All suppliers are required to complete the Sunrise selection process, which includes evaluations of their maturity level in security, privacy, sustainability and compliance. Existing suppliers must undergo re-evaluation regularly and whenever a new contract is signed. The Sunrise Strategic Procurement team completed its second year of assessing suppliers on the basis of sustainability factors, including environmental, social and governance factors. This assessment influenced tender decisions and highlighted areas for improvement. Sustainability now accounts for at least 10% of the rating in the overall supplier-assessment matrix. Also, Sunrise integrated corporate-sustainability obligations into contractual agreements with suppliers, namely the Master Service Agreement and the General Purchasing Conditions. The contractual clauses require compliance by the supplier with the Sunrise Vendor Code of Conduct. The supplier is expected to implement sustainable procurement practices with transparency throughout its supply chain. Sunrise ensures this compliance by requiring a right of audit towards its suppliers. Under the leadership of Corporate Sustainability, supplier engagement has been a key priority during the reporting year, with two main areas of focus. First, a supplier segmentation and clustering strategy was developed mainly to advance scope 3 greenhouse-gas (GHG) reduction efforts, assessing material suppliers for factors such as maturity, emissions impact and potential leverage. Based on this segmentation, suppliers will be grouped accordingly, and tailored engagement strategies will be applied. Second, the introduction of an automated outreach tool marked a significant improvement initiative. Planned to become operational in 2026, this tool will enable systematic data collection and analysis across multiple sustainability dimensions, including GHG emissions and human-rights compliance. These capabilities will support the direct collection and evaluation of data from key suppliers and facilitate the derivation of targeted actions. Collectively, these measures are expected to strengthen supplier engagement significantly and improve upstream data and analytics. Additionally, Sunrise will integrate sustainability criteria into ongoing audits of key suppliers wherever applicable. To comply with the Swiss Ordinance on Due Diligence and Transparency regarding Minerals and Metals from Conflict-Affected Areas and Child Labour (DDTrO), Sunrise has implemented a due-diligence process under the lead of the Vice President Strategic Procurement. An embedded supplier-oriented risk-management process with a focus on child labour is in place. This process intends to minimise the likelihood of potential adverse child-labour impacts through a series of measures. In accordance with the Swiss Code of Obligations, Sunrise has adopted its policies, applies traceability principles when essential and provides an early-warning system. The core of the due diligence is an in-depth risk-management strategy for identifying, assessing and prioritising risks and the establishment of a reporting mechanism for stakeholders to disclose child-labour concerns. If high-risk cases are identified, they are managed on a case-by-case basis. This process is documented and published annually. Details of the reporting can be accessed here: Sunrise Supply Chain Due Diligence Obligations Report. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 111 Sunrise Annual Report 2025 I Sustainability Annex Reporting basis and methodology This Sustainability Report is the third sustainability report of Sunrise and is intended to provide readers with a comprehensive understanding of the company’s commitment to sustainability. It explains how sustainability considerations are implemented in the strategy, business model and organisation of Sunrise. Sunrise publishes a sustainability report on an annual basis. This report was published on 18 February 2026 and was approved by the Sunrise Board. It is subject to approval by the shareholders at the Annual General Meeting on 7 May 2026. The contact point for questions and suggestions regarding the report is: Sunrise GmbH sustainability@sunrise.net Thurgauerstrasse 101B 8152 Glattpark (Opfikon) Scope of reporting The Sunrise Sustainability Report 2025, as well as all parts relevant to the Swiss non-financial reporting requirements, covers Sunrise GmbH including its subsidiaries with a majority stake13 held by Sunrise as listed in the Corporate Governance Report, and adopts an operational- control approach. Where applicable, the scope further takes into account the integration of new entities during the reporting year. The data and disclosures reflect the activities and impact of these entities for the reporting period 1 January 2025 to 31 December 2025. Any deviations from this are declared at the point of information. Reporting regulations, standards and frameworks This Sustainability Report and any referenced chapters of the Annual Report 2025 cover the reporting requirements related to transparency on non-financial matters in accordance with Art. 964a ff. of the Swiss Code of Obligations. Furthermore, Sunrise has prepared its climate- related disclosures in accordance with Article 964b of the Swiss Code of Obligations, incorporating the recommendations of the Task Force on Climate-related Financial Disclosures (TCFD) as mandated by the Swiss Ordinance on Climate Disclosures14. Sunrise further complies with the Ordinance on Due Diligence and Transparency in relation to Minerals and Metals from Conflict-Affected Areas and Child Labour (DDTrO). For this purpose, a separate report is prepared annually and published on the company's website. Sunrise is exempt from the due-diligence and reporting requirements in relation to minerals and metals as Sunrise does not import raw materials into Swiss customs territory and does not process minerals in Switzerland. The Sunrise Sustainability Report 2025, including specific information in the Annual Report 2025, has been prepared in accordance with the Global Reporting Initiative (GRI) 2021 Standards. Further information is provided in the following sections: • Content index for non-financial reporting in accordance with the Swiss Code of Obligations • GRI Content Index • Task Force on Climate-Related Financial Disclosures (TCFD) Report Sunrise remains committed to ensuring full adherence to all current and forthcoming reporting obligations and requirements. The company is not required to report under the EU Corporate Sustainability Reporting Directive (CSRD) but will consider publishing certain information in accordance with the European Sustainability Reporting Standards (ESRS) for the 2026 reporting year on a voluntary basis. Data collection and reporting methodologies Historical data may differ from the figures published in previous reports. All recalculations are disclosed in the report. People data Employee data is collected via the core HR information system used by Sunrise and is extracted and transformed using automated procedures. The data is regularly monitored through internal reports. Employee data is generally based on data as of the end of 2025. The number of employees reflects all employees excluding interns, vocational trainees and the Social Plan. All exceptions from this are declared at the point of information. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 112 Sunrise Annual Report 2025 I Sustainability 13 Including Téledistal as a subsidiary of Sitel 14 The disclosure has taken into consideration the following TCFD guidance documents: «Recommendations of the Task Force on Climate-related Financial Disclosures», «Implementing the Recommendations of the Task Force on Climate-related Financial Disclosures» and «Guidance on Metrics, Targets, and Transition Plans».

Planet data GHG Data The Sunrise greenhouse-gas (GHG) inventory was calculated according to the Greenhouse Gas Protocol Corporate Standard. Next to the requirements of the GHG Protocol, Sunrise adheres to the approach laid out by the Science Based Targets initiative (SBTi) to calculate its GHG emissions. Emissions from scope 3 categories 1, 2, 3, 4, 5, 6, 7, 9, 11, 12 and 13 were calculated on the basis of activity data collected directly from data owners. Categories 8, 10, 14 and 15 are excluded on the basis either that Sunrise does not have emissions in the category, are included elsewhere or are immaterial. 2022 is selected as the base year for the reporting of GHG emissions, given that this is the first year for which the most comprehensive and accurate data is available following the 2020 merger between Sunrise and UPC. It has been selected as the base year for the assessment of progress against targets and for submission of targets to the SBTi. In 2025, Sunrise updated the base year emissions submitted to the SBTi. This rebasement incorporated best-practice methodological improvements and the adoption of conversion factors that more accurately represent the emissions profile of the operational locations of Sunrise. In line with the requirements of SBTi and the GHG Protocol, the base-year GHG inventory is reviewed annually and recalculated as necessary to ensure accuracy and consistency. Emissions will be recalculated if any structural changes, methodological changes or errors identified either individually or cumulatively result in a greater than 5% change in the market-based total scope 1 and 2 or scope 3 emissions. Changes resulting in ≤5% may also be recalculated at the company’s discretion. Scope 1 Stationary combustion Definition Emissions from fuel combustion in Sunrise offices, shops and network. Data sources Natural gas, fuel oil and diesel consumption across all locations is provided by energy-procurement partners of Sunrise. Emissions based on actual data for 2025: 50%. Calculation methodology and significant assumptions Consumption figures for all fuel types are multiplied by relevant combustion-emission factors according to the fuel type and unit. Where actual data is unavailable, data is extrapolated from available data based on the previous years’ consumption patterns. Emissions-factor sources UK DESNZ Recalculations Figures for 2022 are rebased due to data-quality improvements, namely improved coverage of actual energy consumption data at Sunrise locations. Scope 1 Mobile combustion Definition Emissions from fuel combustion in the Sunrise fleet. Data sources Fuel-consumption data is extracted from fuel cards and invoices. All fuel consumption of the Sunrise fleet that is paid for by Sunrise via fuel cards is included. Emissions based on actual data for 2025: 100%. Calculation methodology and significant assumptions Consumption figures for all fuel types are multiplied by relevant combustion emissions factors according to the fuel type and unit. Emissions-factor sources UK DESNZ Performance metrics Methodology, data sources and recalculations Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 113 Sunrise Annual Report 2025 I Sustainability Scope 1 Fugitive gases Definition Emissions from refrigerants released from Sunrise equipment, including air-conditioning units and fire suppression systems. Data sources Replacement gas amounts extracted from supplier maintenance reports. Emissions based on actual data for 2025: 100%. Calculation methodology and significant assumptions Consumption figures for all fugitive-gas types are multiplied by relevant emissions factors per gas type. Emissions-factor sources UK DESNZ, EPA GHG Emissions Factor Hub Scope 2 Electricity Definition Emissions from electricity consumption in Sunrise offices, shops, network and e-fleet. Data sources Electricity consumption is provided by energy-procurement partners of Sunrise or extracted from invoices. Consumption of electricity by Sunrise e-fleet is extracted from charging cards. Emissions based on actual data for 2025: 52%. Calculation methodology and significant assumptions For location-based emissions, electricity consumption is multiplied by Swiss-grid average electricity-generation emissions factors. For market-based emissions, electricity consumption is multiplied by contract-specific emissions factors based on Certificates of Origin purchased by Sunrise. Electricity covered by REGOs is assumed to have an emissions factor of zero. Where actual data is unavailable, data is extrapolated from available data based on the previous years’ consumption patterns or estimated based on consumption and use profiles of the equipment. Emissions-factor sources International Energy Agency (IEA) Emissions Factors, contract-specific emissions factors Recalculations Figures for 2022 are rebased due to data-quality improvements, namely improved coverage of actual electricity consumption data at Sunrise locations. Scope 2 Purchased heat Definition Emissions from purchased heat in Sunrise offices, shops and network. Data sources District heating consumption is provided by an energy-procurement partner of Sunrise. Emissions based on actual data for 2025: 54%. Calculation methodology and significant assumptions Consumption is multiplied by a Swiss district heat emissions factor. Where actual data is unavailable, data is extrapolated from available data based on the previous years’ consumption patterns. Emissions-factor sources EcoInvent Recalculations Figures for 2022, 2023 and 2024 are adjusted due to methodological improvements, namely a change in emissions factors from the UK DESNZ district heating emissions factors to Switzerland-specific district heating emissions factors from the EcoInvent database. Scope 2 Purchased cooling Definition Emissions from purchased cooling in Sunrise offices, shops and network. Data sources Purchased cooling energy at Sunrise locations is provided by suppliers. Emissions based on actual data for 2025: 100%. Calculation methodology and significant assumptions Purchased cooling energy is converted to electricity consumption based on the Coefficient of Performance of the equipment used. Electricity consumption is multiplied by the Swiss-grid average electricity- generation emissions factor. Incomplete data is extrapolated based on the previous years’ consumption patterns. Emissions-factor sources International Energy Agency (IEA) Emissions Factors Recalculations Figures for 2022, 2023 and 2024 are adjusted due to methodological improvements, namely converting cooling energy to electricity consumption based on the specifications of the equipment. Performance metrics Methodology, data sources and recalculations Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 114 Sunrise Annual Report 2025 I Sustainability Scope 3 Category 1 Purchased goods and services Definition Upstream emissions from all goods and technical and professional services acquired to support the business. Data sources Spend with suppliers is extracted from the Sunrise ERP system. Numbers of mobiles, tablets, laptops, smartwatches and TVs sold are extracted from internal supply-chain management systems of Sunrise. Water consumption data is provided by utilities partner based on actual invoices. Emissions based on actual data for 2025: 100%. Calculation methodology and significant assumptions Emission spend is multiplied by spend-based supply-chain emissions factors based on mapping of spend categories to emissions factors. Supplier scope 1, 2 and upstream scope 3 emissions data that is collected from publicly available sources for a subset of top suppliers or provided via supplier survey is allocated to Sunrise based on spend. Numbers of mobiles, tablets, laptops, smartwatches and TVs sold are multiplied by upstream emissions factors from relevant device LCAs. Where device-specific LCAs are unavailable, weighted-average emissions factors of available LCAs or representative product LCAs are used. Where actual data on water consumption is incomplete, data is extrapolated based on floor area. Water consumption is multiplied by a relevant water-supply emissions factor. Emissions calculated with supplier-specific emissions factors for 2025: 37%. Emissions-factor sources US EPA Supply Chain Greenhouse Gas Emissions Factors, supplier emissions, product LCAs, UK DESNZ Recalculations Figures for 2022, 2023 and 2024 are adjusted due to data-quality and methodological improvements, including inclusion of more supplier-specific emissions data and refinements to the application of industry-average emissions factors. Scope 3 Category 2 Capital Goods Definition Upstream emissions from capital goods including purchased customer-premises equipment (CPE) (modems, routers, etc.) and investment in network infrastructure. Data sources Spend with suppliers is extracted from the Sunrise ERP system. Numbers of CPE devices purchased are extracted from the internal supply-chain management systems of Sunrise. Emissions based on actual data for 2025: 100%. Calculation methodology and significant assumptions Emission spend is multiplied by spend-based supply-chain emissions factors based on the mapping of spend categories to emissions factors. Supplier scope 1, 2 and upstream scope 3 emissions data that is collected from publicly available sources for a subset of top suppliers or provided via supplier survey is allocated to Sunrise based on spend. Emissions in specified spend categories is allocated to capital goods. Numbers of CPE devices are multiplied by upstream emissions factors from relevant device LCAs. Where device specific LCAs are unavailable, upstream emissions are extrapolated based on lifecycle-stage ratios or representative product LCAs are used. Where data on devices purchased is unavailable, data is estimated or extrapolated. Emissions calculated with supplier-specific emissions factors for 2025: 94%. Emissions-factor sources US EPA Supply Chain Greenhouse Gas Emissions Factors, supplier emissions, product LCAs Recalculations Figures for 2022, 2023 and 2024 are adjusted due to data-quality and methodological improvements, including inclusion of more supplier specific emissions data, and inclusion of more complete data on purchased CPE. Scope 3 Category 3 Fuel and Energy Related Activities Definition Emissions from the production of fuels and energy purchased for consumption by offices, fleet, shops and network. Data sources Refer to scope 1 and 2 categories. Calculation methodology and significant assumptions Energy and fuel consumption is multiplied by relevant upstream emissions factors per energy or fuel type. Emissions-factor sources UK DESNZ, IEA Life Cycle Upstream Emissions Factors Recalculations Figures for 2022, 2023 and 2024 are adjusted due to data-quality and methodological improvements as stated for scope 1 and 2 categories. Performance metrics Methodology, data sources and recalculations Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 115 Sunrise Annual Report 2025 I Sustainability Scope 3 Category 4 Upstream transport and distribution Definition Emissions from shipping and transportation paid for by Sunrise for the distribution of devices to customers and shops. Data sources Spend with logistics suppliers is extracted from the Sunrise ERP system. Emissions based on actual data for 2025: 100%. Calculation methodology and significant assumptions Logistics spend is multiplied by the relevant spend-based supply-chain emissions factors. Emissions-factor sources US EPA Supply Chain Greenhouse Gas Emissions Factors Scope 3 Category 5 Waste generated in operations Definition Emissions from disposal of office waste, wastewater and CPE that has reached its end of life. Data sources Waste and water consumption data is provided by the Sunrise utilities partner. Numbers of CPE devices recycled are extracted from internal supply-chain management systems of Sunrise. Emissions based on actual data for 2025: 97%. Calculation methodology and significant assumptions Quantities of waste are multiplied by relevant emissions factors per waste type and disposal method. Water consumption is multiplied by water-treatment emissions factors. Where actual data is unavailable, data is extrapolated. Numbers of CPE devices recycled are multiplied by end-of-life emissions factors from relevant device LCAs. Where device-specific LCAs are unavailable, upstream emissions are extrapolated from lifecycle-stage ratios or representative product LCAs are used. Where data on devices recycled is unavailable, data is estimated or extrapolated. Emissions-factor sources UK DESNZ, product LCAs Recalculations Figures for 2022 and 2023 are adjusted due to data-quality improvements, namely inclusion of more complete data on numbers of CPE recycled. Scope 3 Category 6 Business travel Definition Emissions from employee travel for business purposes, including flights, vehicle rental, taxis and public transport. Data sources Expense data and distances by transport mode for business travel are extracted from internal travel-management systems of Sunrise. Emissions based on actual data for 2025: 100%. Calculation methodology and significant assumptions Fuel consumption or distance travelled is multiplied by relevant emissions factors by fuel or transport type. Where actual distance travelled or fuel consumption are not available, data is estimated or extrapolated based on expense data. Emissions-factor sources UK DESNZ Scope 3 Category 7 Employee commuting Definition Emissions from employee travel for commuting purposes and homeworking emissions. Data sources Distance travelled by Sunrise employees is estimated based on an employee survey on commuting completed in 2022 and extrapolated based on the number of FTEs in 2025. Calculation methodology and significant assumptions Total distance travelled per transport mode by surveyed employees per year is calculated and extrapolated to the total number of FTEs in the reporting year and multiplied by relevant combustion and upstream emissions factors. Total number of days spent working from home by surveyed employees is calculated and extrapolated to the total number of FTEs in the reporting year. Total number of employee homeworking hours per year is applied to the EcoAct Homeworking Emissions methodology to estimate home energy consumption. Energy consumption per energy type is multiplied by relevant emissions factors according to energy type. Emissions-factor sources UK DESNZ, International Energy Agency (IEA) Emissions Factors, IEA Life Cycle Upstream Emissions Factors, EcoInvent Recalculations Figures for 2022, 2023 and 2024 are adjusted due to the correction of an error in calculation and to a methodological improvement, namely a change in emissions factors for the calculation of district heating emissions in employee homes from the UK DESNZ emissions factors to Switzerland-specific district emissions factors from the EcoInvent database. Performance metrics Methodology, data sources and recalculations Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 116 Sunrise Annual Report 2025 I Sustainability

Shareholder Letter | Sunrise at a glance | Operational & Financial Review | Sustainability | Corporate Governance | Compensation | Financial Statements

Performance metrics	Methodology, data sources and recalculations
Scope 3 Category 9 Downstream transport and distribution	**Definition** Emissions from energy consumption in shops not owned or controlled by Sunrise in which Sunrise SIM cards are sold. **Data sources** Number of SIMs shipped to shops not owned or controlled by Sunrise is estimated based on number of RGUs and not based on actual data. **Calculation methodology and significant assumptions** The energy consumption associated with the floor space occupied by Sunrise SIMs in shops is estimated based on assumptions of SIM packaging size and shop energy consumption. Relevant emissions factors are applied to the total energy consumption by type. **Emissions-factor sources** UK DESNZ, International Energy Agency (IEA) Emissions Factors, EcoInvent **Recalculations** Figures for 2022 and 2023 are adjusted due to data improvement.
Scope 3 Category 11 Use of sold products	**Definition** Direct-use-phase emissions from the electricity consumed during their lifetime by mobile phones, tablets, laptops, smartwatches, TVs and home security devices sold by Sunrise. **Data sources** Numbers of mobiles, tablets, laptops, smartwatches, TVs and home-security devices sold are extracted from internal supply-chain management systems of Sunrise. Emissions based on actual data for 2025: 100%. **Calculation methodology and significant assumptions** Lifetime energy consumption of devices sold, extracted from relevant device LCAs or based on product specifications and use profiles, is applied to the Swiss-grid electricity emissions factor. Where device-specific LCAs are unavailable, weighted-average data from available LCAs or representative product LCAs is used. **Emissions-factor sources** Product LCAs, International Energy Agency (IEA) Emissions Factors
Scope 3 Category 12 End-of-life treatment of sold products	**Definition** Emissions from the end-of-life treatment of mobile phones, tablets, laptops, smartwatches, TVs, home-security devices and SIMs sold by Sunrise. **Data sources** Numbers of mobiles, tablets, laptops, smartwatches, TVs, home-security devices and SIMs sold are extracted from internal supply-chain management systems of Sunrise. Emissions based on actual data for 2025: 100%. **Calculation methodology and significant assumptions** Numbers of devices sold are applied to end-of-life emissions from relevant device LCAs. Where device-specific LCAs are unavailable, weighted-average emissions factors of available LCAs or representative product LCAs are used. Home-security device emissions are calculated based on product weight and relevant emissions factors per waste type. **Emissions-factor sources** Product LCAs
Scope 3 Category 13 Downstream leased assets	**Definition** Direct-use-phase emissions from the electricity consumed by CPE that Sunrise leases to customers in the reporting year. **Data sources** Numbers of CPE devices in the field are extracted from internal supply-chain management systems of Sunrise. Emissions based on actual data for 2025: 94%. **Calculation methodology and significant assumptions** Annual energy consumption of devices in the field, extracted from relevant device LCAs, is applied to the Swiss-grid electricity emissions factor. Where device-specific LCAs are unavailable, upstream emissions are extrapolated from lifecycle-stage ratios or representative product LCAs are used. Where data on devices in the field is unavailable, data is estimated or extrapolated. **Emissions-factor sources** Product LCAs **Recalculations** Figures for 2022 and 2023 are adjusted due to data-quality improvements, namely inclusion of more complete data on CPE leased to customers.

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Other environmental data

Air Pollution	**Definition** Sunrise reports on air pollution resulting from its own operations, including nitrogen oxide (NOx), sulphur oxide (SOx) and particulate matter (PM) emissions from the combustion of fuels in its offices, shops, network sites and fleet. **Data sources** Refer to scope 1 categories. **Calculation methodology and significant assumptions** Emissions factors used to calculate emissions from fuel consumption of the Sunrise fleet are based on the fleet vehicle composition in the relevant year. Litres of fuel are converted to kg based on fuel density and to distance travelled based on vehicle fuel efficiency figures from the Swiss Federal Office of Energy in the relevant year. KWh are converted to Gj based on standard energy content of one kWh. **Emission factor sources** EMEP/EEA air pollutant emission inventory guidebook
Water consumption	**Definition** Quantity of water consumed in Sunrise operations. **Data sources** Water-consumption data is provided by the Sunrise utilities partner. **Calculation methodology and significant assumptions** Where actual data is unavailable, data is extrapolated.
Waste	**Definition** Quantity of waste generated by Sunrise operations, including office waste (paper and cardboard, plastics, glass and municipal solid waste) and electronic waste (from office activities, customer-premises equipment (CPE), network infrastructure and mobile devices). **Data sources** Data on municipal solid waste, paper, cardboard, plastics, glass and office-related e-waste is provided by the Sunrise utilities partner. Data on CPE, network equipment and collected mobile devices is sourced from the Sunrise internal supply-chain management systems. Data on mobile devices sent for recycling is obtained from the recycling partner. **Calculation methodology and significant assumptions** Where actual data is unavailable, data is extrapolated. The quantity of CPE and mobile devices recycled is calculated by multiplying the number of units by the average weight of each device type.
Waste: CPEs	**Definition** Percentage of CPE sent for refurbishment, resale or recycling. **Data sources** Data on CPEs is sourced from internal supply-chain management systems of Sunrise. **Calculation methodology and significant assumptions** The percentage of refurbishment, resale and recycling is calculated based on the returned devices. The returned CPE devices consist of all returned Sunrise main brand and yallo units that have been on the market for more than one year, calculated on a rolling 12-month basis.

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Key Figures

People
GRI 2-7 Employees

	2025		2024		2023	
	(FTE)	(HC)	(FTE)	(HC)	(FTE)	(HC)
Number of employees	2,897	2,985	2,858	2,950	3,012	3,113
Women	864	923	825	884	862	922
Men	2,033	2,062	2,033	2,066	2,151	2,191
Switzerland	2,586	2,674	2,585	2,676	2,746	2,845
Sunrise Portugal	311	311	273	274	266	268

In headcount (HC)	2025	2024	2023
Number of permanent employees	2,916	2,886	2,983
Women	889	858	857
Men	2,027	2,028	2,126
Switzerland	2,609	2,621	2,788
Sunrise Portugal	307	265	195
Number of temporary employees	69	64	130
Women	34	26	65
Men	35	38	65
Switzerland	65	55	57
Sunrise Portugal	4	9	73
Number of non-guaranteed hours employees	0	0	0

In headcount (HC)	2025	2024	2023
Number of full-time employees	2,645	2,597	2,753
Women	709	671	711
Men	1,936	1,926	2,042
Switzerland	2,334	2,324	2,487
Sunrise Portugal	311	273	266
Number of part-time employees	340	353	360
Women	214	213	211
Men	126	140	149
Switzerland	340	352	358
Sunrise Portugal	0	1	2

In headcount (HC)	2025	2024	2023
Number of vocational trainees	197	199	195
Women	76	77	77
Men	121	122	118
In Business Administration	33	34	35
In Computer Science	34	33	36
In Multimedia	38	35	29
In Sales	69	75	74
In Customer Service	23	22	21

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GRI 2-30 Employees covered by collective bargaining agreements

	2025	2024	2023
Employees covered by collective employment contract (CEC)	63%	63%	65%

- Sunrise GmbH only (Ello and Sunrise Portugal excluded)
- Included: employees level 1–4, trainees and interns
- Excluded: employees whose title is journalist or editor

GRI 401-1 New employee hires and employee attrition

In headcount (HC)	2025	2024	2023
Number of new employees	288	300	368
Women	99	99	118
Men	189	201	250
Number of employees who have left Sunrise	234	293	353
Women	74	97	96
Men	160	196	257
Attrition rate	9%	11%	12%

- Sunrise GmbH only (Ello and Sunrise Portugal excluded)
- Attrition rate: Calculation based on leavers (relevant for attrition calculation) / average number of employees Sunrise GmbH (HC) of reporting year

GRI 403 Occupation health and safety

	2025	2024	2023
Sickness rate	2.8%	3.1%	3.0%

- Sunrise GmbH only (Ello and Sunrise Portugal excluded)
- Calculation from 2025 onward: (Sum of Sickness Days Net including weekends × FTE) / (Monthly Calendar Days × FTE). For the years before: Calculation based on total hours of sickness / total hours of target hours

GRI 404-3 Career development

	2025	2024	2023
Employees receiving regular performance and career development reviews	100%	97%	97%

- Sunrise GmbH only (Ello and Sunrise Portugal excluded)
- From 2025 onward, the metric covers the last review cycle of the performance process, from November of the prior year through January of the reporting year. Prior year figures were based on reviews completed within the calendar year. Accordingly, the 2025 figure is not directly comparable to previous years.

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GRI 405-1 Diversity of governance bodies and employees

In headcount (HC)	2025	2024	2023
Executive committee	**9**	**9**	**9**
Women	1	1	1
Men	8	8	8
< 30 years	0	0	0
30-50 years	4	4	5
> 50 years	5	5	4
Senior management	**96**	**97**	**99**
Women	16	16	13
Men	80	81	86
< 30 years	0	0	0
30-50 years	59	67	71
> 50 years	37	30	28
Management	**872**	**837**	**851**
Women	171	155	148
Men	701	682	703
< 30 years	10	7	7
30-50 years	575	558	580
> 50 years	287	272	264
Non-management	**1,657**	**1,688**	**1,844**
Women	568	559	611
Men	1,089	1,129	1,233
< 30 years	395	401	436
30-50 years	1,020	1,058	1,155
> 50 years	242	229	253

- Sunrise GmbH only (Ello and Sunrise Portugal excluded)

	2025	2024	2023
Share of Women in Leadership Roles (level 5+)	18.9%	18.1%	16.9%

- Sunrise GmbH only (Ello and Sunrise Portugal excluded)
- Calculation based on total women level 5+/total employees at the same level of Sunrise GmbH (HC excluding garden leave)

Additional information on diversity

	2025	2024	2023
Number of employee nationalities	78	80	79

Employee survey-based indicators[1]

	2025	2024	2023[2]
Engagement Score	8.2	8.1	-
Inclusion Score average	8.6	8.5	74%
Growth Score[3]	8.0	7.9	-

1. Every quarter, Peakon updates its industry benchmarks using data from the past 12 months. Sunrise adjusts its target values (in points) every Q3 based on the technology benchmark to ensure it remains in the top 25% resp. 10% among its peers.
2. Change from % to point scale in 2024 due to change in tool and new calculation method.
3. Score with regard to the statement «I feel that I'm growing professionally».

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Planet

GRI 302-1 Energy consumption within the organisation

in MWh		2025	2024	2023	2022 (base year)	2025 to base year
Total energy consumption		**190,712**	**190,345**	**189,892**	**172,781***	**10%**
Heating	Fuel oil	484	576	436	618*	-22%
Heating	Natural gas	789	993	1,111	1,312*	-40%
Heating	Diesel	121	119	87	97	25%
Heating	District heating	2,717	2,239	2,530	2,518*	8%
Cooling	Purchased cooling	2,476	2,414	2,437	2,485	0%
Electricity (Office, Network and Fleet)	Electricity	182,918	181,622	179,480	161,709*	13%
Fleet	Petrol	11	55	92	121	-91%
Fleet	Diesel	1,196	2,327	3,719	3,921	-69%
Renewable sources		182,918	181,622	179,480	161,709*	13%
Non-renewable sources		7,793	8,723	10,412	11,072*	-30%

* Base year energy consumption figures updated in 2025 to reflect improved data quality.

GRI 302-3 Energy intensity

		2025	2024	2023	2022 (base year)	2025 to base year
Total energy intensity ratio	**MWh/revenue in mCHF**	**64**	**63**	**63**	**57***	**1%**
Total energy intensity ratio	**MWh/petabyte of data traffic**	**30**	**36**	**42**	**46***	**-15%**

* Base year energy consumption figures updated in 2025 to reflect improved data quality

GRI 303-5 Water consumption

in m^3	2025	2024	2023
Total water consumption	**28,003**	**25,770**	**14,223**

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GRI 305-1 Scope 1 GHG emissions

in tCO2e		2025	2024	2023	2022 (base year)	2025 to base year
Total Scope 1 CO2e emissions		**975**	**1,204**	**1,759**	**1,955***	**-50%**
Stationary combustion	Natural Gas	144	182	225	265*	-46%
Stationary combustion	Diesel	31	30	23	26	18%
Stationary combustion	Fuel Oil	138	164	105	176*	-22%
Mobile combustion (fleet)	Diesel	310	589	941	1,010	-69%
Mobile combustion (fleet)	Petrol	3	12	21	29	-90%
Fugitive emissions	Refrigerants	348	226	444	448	-22%

* Adjusted in 2025, the applied changes in methodology and assumptions are described in the section GHG data of the methodology note

GRI 305-2 Scope 2 GHG emissions

in tCO2e		2025	2024	2023	2022 (base year)	2025 to base year
Total Scope 2 CO2e emissions (location-based)		**4,004**	**3,935***	**4,665***	**3,963***	**1%**
Total Scope 2 CO2e emissions (market-based)		**35**	**30***	**34***	**34***	**4%**
Electricity (location-based)	Electricity[1]	3,969	3,905	4,631	3,930*	1%
Electricity (market-based)	Electricity[2]	0	0	0	0	0%
Heating	District heating	30	25*	28*	28*	7%
Cooling	Purchased cooling	5	5*	6*	5*	-11%

*Adjusted in 2025, the applied changes in methodology and assumptions are described in the section GHG data of the methodology note
[1] Before offsetting through the purchase of Renewable Energy Guarantees of Origin
[2] After offsetting through the purchased of Renewable Energy Guarantees of Origin

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GRI 305-3 Scope 3 GHG emissions

in tCO_2e		2025	2024	2023	2022 (base year)	2025 to base year
Total Scope 3 CO2e emissions		**175,011**	**199,042***	**207,733***	**226,510***	**-23%**
1. Purchased goods & services	Purchased goods & services	141,728	160,778*	170,458*	190,003*	-25%
2. Capital goods	CPE and network investments	18,335	21,646*	18,955*	17,800*	3%
3. Fuel-and energy-related Activities	Scope 1 and 2 fuel and energy	1,437	1,684*	2,688*	2,501*	-43%
4. Upstream transportation & distribution	Supply chain spend	3,903	4,845*	5,762*	6,279	-38%
5. Waste generated in operations	Waste and water	142	67*	113*	55*	160%
6. Business travel	Employee business travel	1,233	1,714	1,875	1,207	2%
7. Employee commuting	Employee commuting and homeworking[1]	2,618	2,650*	2,499*	2,675*	-2%
9. Downstream transportation & distribution	SIM card retail	0.1	0.3	0.2*	0.4*	-63%
11. Use of sold products	Mobiles and devices	176	273	317	112	57%
12. End-of-life treatment of sold products	Mobiles and devices	166	178	177*	176	-5%
13. Downstream leased assets	CPE annual electricity consumption	5,273	5,208*	4,889*	5,702*	-8%

* Adjusted in 2025, the applied changes in methodology and assumptions are described in the section GHG data of the methodology note
[1] Not included in SBTi submission

GRI 305-4 GHG emissions intensity

		2025	2024*	2023*	2022* (base year)	2025 to base year
Scope 1, 2 (market-based) and 3 emissions intensity ratio	tCO2e/revenue in mCHF	59	66*	69*	75*	-22%
Scope 1, 2 (market-based) and 3 emissions intensity ratio	tCO2e/petabyte of data traffic	28	37*	46*	60*	-54%

* Adjusted in 2025, the applied changes in methodology and assumptions are described in the section GHG data of the methodology note

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305-7 Nitrogen oxides (NOx), sulfur oxides (SOx), and other significant air emissions

in tonnes	2025	2024	2023	2022 (base year)
NOx	1.67	2.89	4.23	4.56
SOx	0.29	0.33	0.25	0.35
PM	0.14	0.17	0.13	0.17

GRI 306 Waste

in tonnes		2025	2024	2023	Share in 2025
Total		**151**	**106**	**142**	**100%**
Recycling	Paper and cardboard	14	10	11	9%
Recycling	Plastics	0	2	0.5	<1%
Recycling	Glass	0	0	0.1	<1%
Recycling	E-Waste: Office computing and electrical equipment	6	7	5	4%
Recycling	E-Waste: Network	0	0,4	1	<1%
Recycling	E-Waste: CPEs	91	39	48	60%
Incineration	Non-hazardous municipal solid waste	40	48	76	26%

Data on mobile devices sent for recycling is currently unavailable. Methodology updates are underway to enable reliable reporting of this metric in future periods.

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Additional information on waste: E-Waste

CPEs		2025
Combined %*		**137**
Refurbishment	%	52
Resell	%	28
Recycle	%	57

* The percentage of refurbishment, resale and recycling is calculated based on the returned devices. The returned CPE devices consist of all returned Sunrise main brand and Yallo units that have been on the market for more than one year, calculated on a rolling 12-month basis.

Mobile Devices		2025	2024	2023
Devices collected through all trade-In programmes	Number of units	22,387	12,647	3,846

Network Equipment		2025	2024	2023
Equipment collected for reuse	Number of units	8,241	5,742	6,951

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Task Force on Climate-Related Financial Disclosures (TCFD) Report

Climate change is a material topic for Sunrise and demands strategic focus on its future implications, as described in this TCFD report. This includes the assessment of physical impacts and identification of critical scenarios that must be avoided to safeguard long-term resilience. It also addresses the transition to a net-zero future, outlining associated risks and recognising the opportunities that arise from this transformation. Further details regarding the Sunrise transition to net zero are provided in the Transition Plan section.

Sunrise began its climate-change risk assessment in 2024 following the spin-off to evaluate the company's climate-related risks and opportunities as an independent entity. The assessment adhered to the recommendations set out in the guidelines from the Task Force on Climate-related Financial Disclosures and the following report includes the suggested disclosures on governance, strategy, risk management, targets and metrics.

Governance

Climate-related matters including risks and opportunities are part of the overarching Sunrise sustainability governance structure described in the section Sustainability organisation of the Sustainability Report. Furthermore, those responsibilities are allocated at Board level, under the responsibility of the Audit Committee, as described in the Corporate Governance Report.

Strategy

In 2024, a comprehensive qualitative assessment of physical and transition risks was conducted to identify key risks and opportunities facing Sunrise under two opposing climate scenarios (high-emission scenario and low-emission scenario). The assessment considered impacts from today (short-term) until 2030 (mid-term) and 2050 (long-term). Based on these outcomes, Sunrise went on to conduct a quantitative analysis of climate risks in 2025. Outlined below are the detailed methodology descriptions as well as the consolidated results of this two-step analysis.

Future global state	Dominating risks and opportunities	Potential pathways of Sunrise	
1) High-emission scenario (+4 °C) • Governments make no changes to their existing policies • Decarbonisation efforts are insufficient to significantly reduce global emissions > Global temperatures rise substantially by 4 °C	**Physical risks** Extreme weather events and long-term climate shifts	**Focus on external changes** • Effects of physical risks will continue to increase • Sunrise continues operating as before, without going beyond current efforts	See section Physical risks
2) Low-emission scenario (max. +2 °C) • Collaboration by governments, society and industry enable steep decarbonisation • World meets net-zero targets set in Paris Agreement > Global warming is limited to max. 2 °C	**Transition risks and opportunities** Policies, technological changes, shifts in consumer and investor demands	**Business as usual (BAU)** Ongoing increases in energy use and emissions without additional progress beyond current efforts by Sunrise **SBTi** Sunrise adapts operations to reach net-zero targets	See sections Transition risks and Transition opportunities

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Physical risks

High-emission scenario

Sunrise evaluated a high-emission scenario where physical climate risks dominate, including short-term extreme events (acute risks) and long-term shifts in climate patterns (chronic risks). In this high-emission scenario, GHG emissions rise steadily through to 2100, driving a +4 °C temperature increase by the end of the century (IPCC scenario RCP8.5). Economic growth remains resource-intensive, with high material and energy consumption and greater resource exploitation. Decarbonisation efforts by some nations are insufficient to reduce global emissions or resource intensity significantly. Understanding this scenario is essential to anticipate the business impacts of rising emissions and the severe consequences physical risks pose to infrastructure, operations and overall resilience; these are to be avoided. Sunrise analysed the projected exposure of operational sites in Switzerland under this high-emission scenario. The assessment combined site-specific geolocations with climate-modelling data covering multiple chronic and acute hazards.

Results of the qualitative analysis

The following table represents the outcomes of the qualitative climate risk assessment, including a description of acute and chronic physical risks and impacts:

Risk Area	Risk Description and Impact	Risk Mitigation Strategies (in progress and planned)
Acute	Sunrise may face significant risks from acute physical weather events, which may result in a range of challenges. **Extreme weather events** (for example, flash floods, hailstorms and landslides) may, among other risks, lead to: • Damage to antennas, transmission stations and network infrastructure, leading to reduced service coverage and operational disruptions. • Limited accessibility for technical staff to reach work sites, particularly during extreme weather, delaying critical maintenance and repairs. • Higher maintenance and repair expenses to ensure network resilience and reliability. • Escalating insurance premiums and/or reduced availability of insurance coverage in the market adds financial strain to addressing climate-related vulnerabilities. • Indirect impacts of extreme weather disruptions in the supply chain, which may hamper the ability of Sunrise to provide services or products to its customers. **Time horizon, likelihood, magnitude:** Unabated climate change will increase the frequency and severity of extreme weather events progressively, with risks growing significantly by mid-century and beyond. Time horizon: mid-term, long-term Likelihood: likely Magnitude: high	**Implement climate-resilient infrastructure:** Evaluate opportunities to upgrade antennas, transmission stations and critical infrastructure with elevated bases in flood-prone areas and heat-resistant materials. This minimises damage during extreme weather events, reduces maintenance costs and ensures network continuity. **Adopt energy-efficient and heat-resilient solutions:** Further adopt the employment of low-energy cooling systems, heat-resilient lithium-ion batteries and ventilation-based cooling to reduce reliance on refrigerants. These measures address rising cooling demands, lower operational costs and enhance energy efficiency. **Enhance supply-chain resilience:** Evaluate sourcing diversification strategies, intensify the integration of climate criteria into supplier selection. These actions mitigate supply-chain disruptions and ensure reliable access to critical network equipment.
Chronic	Sunrise may face long-term risks from chronic physical conditions related to climate change. Long-term climate events may lead to: • **Rising temperatures and prolonged heatwaves:** Higher average temperatures increase cooling demands for the Sunrise technical centres and telecommunications infrastructure, driving up energy costs and operational expenses, and potentially raising scope 2 GHG emissions. Without efficient cooling, the risk of equipment overheating threatens service continuity. • **Shifts in precipitation patterns:** Changes in rainfall patterns may affect electricity supply stability. • **Water scarcity:** Water consumption for Sunrise infrastructure in water-stressed areas can lead to rising costs and reputational risks, especially if it impacts local communities' water availability. • **Climate variability:** Long-term shifts in climate conditions could reduce the performance and reliability of the Sunrise infrastructure, increasing maintenance cost and operational disruptions. **Time horizon, likelihood, magnitude:** Unabated climate change will shift both global and local climate patterns progressively, with risks growing significantly by mid-century and beyond. Time horizon: mid-term, long-term Likelihood: likely Magnitude: high	**Implement high-efficiency energy systems for infrastructure:** Sunrise can integrate advanced, low-energy cooling solutions in data centres and technical facilities. These measures will address rising temperatures, while simultaneously reducing energy costs and greenhouse-gas emissions. **Enhance energy efficiency and renewable energy adoption:** Sunrise can expand on-site renewable energy installations (e.g., solar panels) where applicable and secure long-term renewable-energy contracts. **Integrate environmental considerations and build societal resilience:** Sunrise evaluates environmental factors, such as extreme weather resilience, into site selection for future operations. Shifting some operations to cloud-based or collocated facilities can be paired with sustainability criteria to ensure environmental benefits. Additionally, the products and services of Sunrise can enhance adaptability to extreme weather events and support emergency systems, contributing to broader societal resilience.

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Results of the quantitative analysis Assessment of financial exposure: Using scenario-based exposure scoring, the assessment identified sites with elevated vulnerability to specific hazards and evaluated overall climate- risk exposure under the assumption of no mitigation measures (gross risk). The analysis provides a comprehensive view of asset exposure to physical climate risks across the three time horizons. Sites classified as high risk will be prioritised for targeted business support. The analysis is based on national or regional data and does not provide detailed local forecasts. It does not explicitly account for climate tipping points, which could amplify both climate and financial impacts. While sudden shocks or simultaneous events are not modelled, interactions between hazards, such as extreme heat and wildfires, often display non-linear dynamics and may lead to underestimated risk levels. Overview of financial exposure: The following table provides an overview of the financial exposure due to physical climate risks: Physical Risk Current 2030 2050 Trend Heavy precipitation and pluvial flood Medium Medium Medium Wind gusts Medium Medium Medium Extreme heat Low Low Low Cold spells Medium Medium Low River flooding Low Low Low Wildfire activity Low Low Low Material hazard with: stable trend increasing trend decreasing trend Lower material hazard with: = stable trend The table outlines projected exposure to physical climate risks for Sunrise operations in Switzerland. The evaluated financial impact is based on the combined gross risk across all sites, assuming all sites are affected simultaneously, which is considered highly unlikely. Aridity, coastal flooding, storm surge and tropical cyclones (wind) do not present an immediate or long-term risk to Sunrise, due to the region where Sunrise operates. Consequently, the focus lies on the following climate risk drivers: cold spells, extreme heat, heavy precipitation and pluvial flood, river flooding, wildfire activity and wind gusts. The exposure level for most drivers is expected to remain largely unchanged compared to today. The greatest asset exposure, both now and in the long term, comes from heavy precipitation, pluvial flood and wind gusts. Wildfire activity and river flooding will continue to pose moderate, stable risks over time. At present, exposure to extreme heat is minimal, but it is projected to rise in the medium and long term. In contrast, exposure to extreme cold will decrease over time. Given that overall risk exposure remains relatively stable across the assessed time horizons, the existing climate risk-mitigation measures should be evaluated to ensure they remain effective in the long-term. This review should prioritise a strategic shift in focus: reducing emphasis on cold-spell preparedness, which is projected to decline in relevance, and strengthening resilience against extreme heat, which is expected to increase. This assessment is limited to the operations of Sunrise within Switzerland. However, physical climate risks are likely also to have indirect effects throughout the supply chain, particularly regarding the availability of critical goods. Any resulting financial implications for Sunrise are expected to occur indirectly, rather than through direct damage to the company’s physical assets. Information about the strategy to reduce the exposure of Sunrise to the identified carbon risks is provided in the section Energy use and climate protection. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 129 Sunrise Annual Report 2025 I Sustainability Transition risks Low-emission scenario Sunrise also considered a low-emission scenario aligned with global climate targets, outlining the trajectory to achieve net zero by 2050 and in which transition risks and opportunities dominate. In this scenario, global GHG emissions drop by over half by 2050, with average temperatures rising no more than +2 °C by the end of the century (Intergovernmental Panel on Climate Change IPCC scenario RCP2.6). This scenario aligns with the goals set out in the Paris Agreement, driven by a rapid global shift to a low-carbon, electrified economy. Resource and energy intensity decline across sectors, as nations take strong actions to reduce emissions and advance carbon capture for hard-to-abate sectors. This scenario is essential for assessing the impact of ambitious decarbonisation strategies and determining the level of investment required to achieve the envisioned future state. Results of the qualitative analysis The following table represents the outcomes of the qualitative climate risk assessment, including a description of identified transition risks and impacts: Market Escalating carbon and energy costs driven by rising data demand and taxation: Sunrise may face escalating operational costs as rising carbon taxes, energy-price volatility and increasing data demands drive higher emissions. Data demands are growing from technologies such as 5G, Internet of Things (IoT) and artificial intelligence (AI), causing greater energy consumption. In turn, this increases exposure to higher energy costs and carbon taxation which impacts profitability and requires proactive sustainability measures to reduce emissions and improve energy efficiency. Time horizon, likelihood, magnitude: Expected to increase continually. Time horizon: mid-term, long-term Likelihood: very likely Magnitude: high Maintain renewable electricity commitment and price stability: As a 100% renewable-electricity user, continue stabilising costs through the current electricity purchasing strategy along with an additional focus on long-term power purchase agreements (PPAs), on-site renewable installations, and other measures as deemed necessary. Additionally, evaluate cost-effective carbon offsetting and removal options to manage residual emissions, ensuring resilience against market volatility and regulatory requirements for offsets which will be a focus in the upcoming years, when the potential for reducing own emissions will have been exhausted. Enhance energy efficiency in the infrastructure: Ongoing high focus on implementing energy-efficient network upgrades and AI- and IoT-driven energy management to reduce energy consumption. Keeping the focus on modernising infrastructure, such as 5G and fibre upgrades, to lower operating costs and emissions further. Sustainability management practices: Mitigate upstream emissions by engaging with suppliers and applying green procurement standards, enhancing data quality, supporting suppliers in reducing their carbon footprint and fostering sustainable practices within the supply chain. Internal innovation incentives: Evaluate an internal incentive scheme to foster emission-reducing projects, offset tax liabilities and drive innovation in energy efficiency across the organisation. Increasing customer and investor sustainability expectations: With rising expectations for strong sustainability performance, Sunrise faces high demands from customers and investors prioritising sustainability. Investors may divest from companies lacking clear sustainability targets, while B2B clients may favour providers with robust sustainability credentials, affecting competitive positioning. Falling short of expectations may result in reduced market share, damaged brand reputation and limited access to capital. Time horizon, likelihood, magnitude: Expected to increase continually. Time horizon: mid-term Likelihood: more likely than not Magnitude: medium Expand green products and service offerings: Further develop sustainable, energy-efficient telecom solutions to help clients reduce their footprint, such as low-carbon- emission devices, IoT and AI applications, for example, smart-building tools, and maintain remote-working support. Enhance sustainability reporting transparency: Maintain alignment with sustainability-reporting standards, like GRI and TCFD, and science-based targets. Regularly publish progress to generate customer, public and investor confidence. Further support sustainability-linked financing: Issue bonds or loans with favourable terms tied to sustainability goals, lowering capital costs upon achieving carbon or efficiency milestones. Implement a customer sustainability data tool: Evaluate dashboard monitoring and other approaches to help B2B customers track their telecom carbon footprint, aiding them in their own sustainability reporting. Maintain sustainability training and awareness programme for employees: Provide ongoing sustainability training to educate employees on sustainability, ensuring they can effectively communicate and contribute to Sunrise initiatives towards customers. Risk Area Risk Description and Impact Risk Mitigation Strategies (in progress and planned) Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 130 Sunrise Annual Report 2025 I Sustainability Policy & Legal Growing compliance and reporting demands with potential climate litigation risk: Sunrise faces intensifying compliance demands for climate disclosures under Swiss and international frameworks (Swiss Art. 964 CO, TCFD, TNFD), requiring enhanced data collection and reporting capabilities. Alongside this, there is a growing risk of climate- related litigation over issues like greenwashing and regulatory non-compliance, driven by increasing climate awareness and stricter regulations. Time horizon, likelihood, magnitude: The risk exists today and Sunrise is building its sustainability capabilities to monitor and manage this risk in the future. Time horizon: short-term, mid-term, long-term Likelihood: likely Magnitude: low Regulatory engagement and proactive compliance: Maintain active engagement with regulatory bodies, industry associations and advocacy groups to stay informed about evolving regulations. Sunrise will focus on exceeding minimum compliance requirements where feasible, leveraging B2B- and investor-driven sustainability standards to reinforce market positioning. Centralised and dedicated sustainability-compliance team: Centralised compliance oversight is in place through a cross-functional team to monitor regulatory developments efficiently, assess emerging risks and ensure alignment with evolving sustainability requirements. This dedicated approach supports robust compliance tailored to the company's resources and capabilities. Adopt science-based targets with cost-aware audits: Sunrise has set and validated long-term net-zero science-based emission-reduction targets (SBTi). It is also implementing a balanced approach to audits, using both internal and third-party audits strategically to maintain transparency and compliance while managing associated costs. Strengthen transparent climate disclosures and reporting: Sunrise is committed to transparent, high-quality climate disclosures aligned with TCFD and other relevant frameworks, emphasising thorough and credible reporting to meet B2B, investor and public expectations. Comprehensive, stakeholder- focused disclosures demonstrate accountability and mitigate risks related to perceived non-compliance or greenwashing. Implement verified environmental claims and cost-efficient certification: Ensure that environmental claims are accurate and backed by validated data and recognised certifications (e.g., ISO 14001) to reduce risks related to perceived greenwashing. Balance verification processes with cost considerations, avoiding overextension in areas where robust claims validation can be achieved without excessive resource allocation. Market & Technology Increasing low-carbon raw-material costs and limited availability: Sunrise faces rising costs and limited availability of critical raw materials (e.g., copper, lithium, rare earth metals) and low-carbon alternatives, directly impacting the procurement of materials for its own infrastructure. Additionally, indirect risks arise from limited availability of low-carbon materials used in products procured from third-party suppliers for B2C and B2B sales. Supply-chain disruptions and high demand for low-carbon alternatives could increase costs, delay technology rollouts and impair the ability to meet consumer needs and regulatory standards. Time horizon, likelihood, magnitude: Expected to increase continually. Time horizon: mid-term Likelihood: very likely Magnitude: high Circular-economy and product-longevity programme: Further advance circular-economy frameworks by refurbishing and reusing devices, designing modular, upgradeable products and extending product lifespans. This approach reduces raw-material dependency and supports resource conservation, lowering cost and environmental impact. Sustainable sourcing and supplier partnerships: Adopt and evaluate sustainable sourcing practices further, such as the establishment of long-term contracts with suppliers, and strengthen collaboration with key partners to ensure stable pricing and supply. Engage in transparent communication on potential material shortages and create contingency plans with low-carbon-oriented alternative suppliers. Low-carbon-material innovation and industry collaboration: Explore and further adopt low-carbon alternative materials, such as recycled metals and bio-based components, to reduce environmental impact. Collaborate with telecom-industry partners to develop shared standards for resource efficiency, benefitting from collective innovation and economies of scale. Investment in digital solutions to reduce material needs: Further promote digital and virtual services, like cloud-based and AI solutions, to minimise hardware requirements and reduce reliance on physical raw materials. Technology Insufficient adoption of circular-economy practices and efficient product design: With a societal shift toward a circular economy, Sunrise faces pressure to reduce waste, enhance resource efficiency and design products for longevity and recyclability. Failure to adopt circular principles effectively risks losing eco-conscious customers, facing regulatory fines with stricter e-waste laws and incurring higher production costs. Inadequate circularity may also restrict access to public procurement and partnerships with sustainability-focused clients. Time horizon, likelihood, magnitude: Expected to increase continually. Mid-term more relevant. Time horizon: mid-term Likelihood: more likely than not Magnitude: low Enhancing product renewal and trade-in programmes: Further fostering trade-in programmes for devices, encouraging returns for refurbishment and resale to reduce material demand and electronic waste. Adopt modular and sustainable product design: Continue collaboration with suppliers to design modular, upgradeable products such as routers, reducing full-device replacements and enhancing sustainability. Establish circular partnerships with suppliers and recyclers: Further promotion of partnerships with suppliers and recyclers to ensure sustainable sourcing and recyclability, fostering a circular supply chain for Sunrise products. Risk Area Risk Description and Impact Risk Mitigation Strategies (in progress and planned) Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 131 Sunrise Annual Report 2025 I Sustainability Results of the quantitative analysis Assessment of financial exposure: Expanding on the qualitative analysis of transition risks and opportunities, Sunrise assessed the potential financial exposure to climate-related transition risks. This analysis factored in projected future carbon and energy prices across low-emission scenarios, as these risks can be reliably quantified using well-established forecasts. These financial considerations are closely tied to the qualitative risks mentioned in the previous section, with global climate scenarios used as benchmarks for carbon and energy pricing under diverse policy, market and technology changes. The 2025 assessment examined both the direct operations, i.e., scope 1 and 2 emissions and associated energy expenses, and key value-chain impacts (scope 3 emissions), assessing the possible financial exposure to the low-emission scenario under two distinct future company pathways: • BAU: Business-as-usual, characterised by ongoing increases in energy use and emissions without additional progress beyond current efforts. This reflects the gross risk under the low-emission scenario with no mitigation measures implemented by Sunrise. • SBTi: A pathway aligned with achieving the company’s science-based net-zero commitments. This reflects the net risk under the low-emission scenario with mitigation measures implemented by Sunrise. This is the pathway to which Sunrise is committed, with related measures already in progress. The comparison of these company pathways is based on the transition-scenario frameworks developed by the Network for Greening the Financial System (NGFS) and the International Energy Agency (IEA), consistent with a low-carbon climate outlook (well below +2 ºC). The potential exposure is quantified by linking the company pathways to the corresponding anticipated emissions trends. These findings are exploratory insights rather than precise forecasts, offering a view of potential risks linked to the Sunrise emissions trajectory and varying global developments. To determine the financial exposure, multiple scenarios were analysed to reach the endpoints of the defined company pathways. The resulting exposure values were aggregated and the median across these scenarios was used to represent a robust estimate for each time horizon. Overview of financial exposure – energy pricing: Energy costs will remain a recurring expense for Sunrise under both pathways. However, since Sunrise already sources more than 90% of its energy from renewable sources, the impact is minimal and costs are expected to stay largely unchanged. While the IEA does not anticipate a sharp rise in renewable energy costs, continued monitoring is recommended. Overview of financial exposure – carbon pricing: The tables below outline the projected financial exposure to carbon pricing across the three time horizons. Scope 1 & 2 Climate scenario Business path Current 2030 2050 Median of all below +2 ºC scenarios BAU (Gross) Low Low High SBTi (Net) Low Low Low Scope 3 Climate scenario Business path Current 2030 2050 Median of all below +2 ºC scenarios BAU (Gross) Low Medium Very High SBTi (Net) Low Medium Low Financial impact (in CHFm): Low: <25; Medium: 25-50; High: 50-150; Very high: >150 Along a business-as-usual pathway, without decarbonisation measures, emissions, mainly within the value chain (scope 3), are expected to rise steadily. This would imply substantial carbon cost increases for Sunrise through to 2050, should its suppliers pass on these costs to Sunrise. In contrast, a net-zero-aligned pathway achieves substantial emission reductions, lowering carbon costs by approximately 30% in 2030 and over 90% by 2050 compared to business-as-usual. The risk of evolving raw-material prices is indirectly assessed within the transition-risk quantification under supply-chain carbon pricing, as specific price changes are captured in this category due to the current volatility and uncertainty of alternative material price projections. Carbon price assumptions differ significantly across Paris-aligned scenarios, with NGFS typically projecting higher levels than IEA. This variation creates a wide range of potential carbon costs under a business-as-usual pathway and corresponding avoided costs under a net-zero approach. By reducing exposure across all scenarios, the net-zero pathway emerges as the most resilient and risk-aware option for the future. 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Transition opportunities

The following table represents the outcomes of the qualitative climate opportunity assessment, including a description of identified transition opportunities and impacts. This assessment draws on the low-emission scenario described in the section Transition risks above.

Opportunity Area	Opportunity Description	Achieving Opportunity
Energy source and consumption	**Renewable electricity adoption and energy efficiency.** Time horizon: short-term, mid-term, long-term Likelihood: very likely Magnitude: low	**Energy source:** Ongoing evaluation in investment opportunities in on-site renewable installations and power purchase agreements demonstrates the Sunrise commitment to renewable energy adoption. In turn, this may bring opportunities to attract environmentally conscious customers, strengthen brand loyalty and increase competitive advantage. **Energy consumption:** Continuously upgrading to more energy-efficient infrastructure solutions and adopting advanced network technologies can lead to significant cost reductions. Over time, reduced energy consumption enhances profitability and provides a shield against volatile energy prices.
Markets	**Enhanced sustainability of operations.** Time horizon: mid-term, long-term Likelihood: very likely Magnitude: low	Collaborating with suppliers to implement green procurement standards and extend these efforts into broader operating practices strengthens partnerships and fosters innovation. By adopting energy-efficient and low-carbon telecom solutions such as IoT, AI and smart-building technologies, Sunrise can help suppliers reduce emissions, enhance supply-chain resilience and create new revenue streams. This positions Sunrise to meet the increasing demand from customers aiming to lower their environmental footprint.
	Cost and material-use efficiency through circular economy. Time horizon: short-term, mid-term, long-term Likelihood: very likely Magnitude: medium	Further implementing a trade-in and refurbishment programme for customer devices promotes circularity and reduces electronic waste. This initiative can provide cost advantages and supply-chain adaptability by extending device lifecycles, optimising resource use and aligning with the broader sustainability goals of Sunrise.
	Expanding customer demand due to data and connectivity needs. Time horizon: mid-term, long-term Likelihood: very likely Magnitude: high	The growing demand for data and connectivity (Internet of Things, AI, 5G, streaming) in a net-zero economy provides opportunities for Sunrise to expand services, capture new market segments and drive revenue growth in a digital-focused world.
Resilience	**Increased investor interest due to sustainability transparency.** Time horizon: mid-term, long-term Likelihood: very likely Magnitude: low	Continuing the strengthening of sustainability disclosures and alignment with frameworks like TCFD and SBTi increases transparency. This builds investor confidence, attracts sustainability-focused capital and may improve access to sustainable financing options.

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Risk Management

Using climate-related scenario analysis as recommended by the TCFD, Sunrise evaluates the resilience of its operations and supply chain by conducting climate-related scenario analyses. For each identified risk and opportunity, climate mitigation and adaptation measures that would enhance the resilience of Sunrise against the identified risks and enable it to capitalise on the opportunities have been considered. The climate-change risk assessment is part of the company-wide Risk-Management system of Sunrise described in the Risk Management section of the Annual Report and in the ESG Risk Management section in this report.

The approach to identifying and assessing climate risks and opportunities included reviewing peer disclosures, industry-specific research and literature from authoritative sources like IPCC, NGFS and IEA, and workshops, and also input from relevant internal stakeholders, scoring each risk based on vulnerability, likelihood and potential impact. Regular engagement with the sustainability and risk-management teams at Sunrise ensured alignment with the business context, while a physical risk assessment using a climate-risk modelling tool validated climate-hazard risks at key locations. A more in-depth quantitative analysis of these scenarios was carried out in 2025, including input and participation from the Finance, Risk & Assurance, Compliance and Facility departments.

Metrics and Targets

The metrics and targets used to assess climate-related risks are described in detail in the following sections:

- Company targets and their contribution to the SDGs
- Energy use and climate protection
- Key Figures - Planet

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Sustainability-linked debt instruments

The objective of sustainability-linked debt instruments is to promote and encourage the contributions of borrowers to sustainability in the credit markets. Borrowers are evaluated against predetermined sustainability objectives using environmental, social and governance (ESG) metrics. The economic characteristics of the sustainability-linked debt instruments are contingent on this assessment. At Sunrise, sustainability-linked debt instruments are an important tool for expressing the Sunrise sustainability commitments to stakeholders and shaping its performance in a transparent and responsible way. Below is a summary of the sustainability-linked debt instruments' performance within the reporting year.

Target 1: GHG emissions Scope 1 & 2
Sunrise has set itself the goal of reducing scope 1 and 2 GHG emissions by 51% by 2032 (base year 2022). This target is linked to SBTi requirements.

Description: As part of its SBTi commitments, Sunrise monitors greenhouse-gas emissions from its operations. Scope 1 and 2 include direct emissions from sources owned or controlled by the company, such as heating, owned or leased fleet and coolants, as well as indirect emissions from purchased electricity, heat and other sources.

Achievement: In 2025, Sunrise recorded scope 1 and 2 market-based emissions of 1,009 t CO_2e, which represents a change of -49% in comparison to the base year 2022.

Target 2: Share of women in leadership roles
Sunrise aims to achieve a share of women in leadership roles of at least 25% by 2030 (base year 2023: 16.9%).

Description: Sunrise tracks its performance by measuring the percentage of women in upper management (level 5 and above).

Achievement: In 2025, Sunrise increased the share of women in leadership roles to 18.9%.

External assurance

Sunrise engaged KPMG AG to undertake independent limited assurance using the assurance standards ISAE 3000 (Revised) and ISAE 3410 for the sustainability information in the section Sustainability-linked debt instruments of the Sustainability Report for the year 2025. The selected sustainability information consists of key performance indicators in the following areas for the year 2025: cumulative reduction in scope 1&2 GHG emissions compared to 2022 baseline and share of women in leadership roles.

KPMG AG has provided limited assurance over this selected data which is available in the independent limited assurance report. The level of assurance provided for a limited assurance engagement is substantially lower than for a reasonable assurance engagement.

In order to reach its conclusion, KPMG AG performed a range of procedures, the summary of which is included within its assurance report. Non-financial performance information and GHG quantification in particular are subject to more inherent limitations than financial information. It is important to read the GHG emissions and information in the context of the reporting criteria as set out in the updated Sustainability Reporting Criteria available on the Sunrise website.

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GRI Content Index

GRI 1 used: GRI 1: Foundation 2021
Applicable GRI Sector Standard: none

General Disclosures

GRI Standard/Disclosure	Location/Information	Omission
1. The organisation and its reporting practices		
GRI 2: General Disclosures 2021		
2-1 Organisational details	Reporting basis and methodology	
2-2 Entities included in the organisation's sustainability reporting	Reporting basis and methodology	
2-3 Reporting period, frequency and contact point	Reporting basis and methodology	
2-4 Restatements of information	All restatements can be found in the respective chapters.	
2-5 External assurance	Limited assurance report	
2. Activities and workers		
GRI 2: General Disclosures 2021		
2-6 Activities, value chain and other business relationships	Operational review (Annual Report)	
2-7 Employees	People attraction, development and retention Key Figures - People	
2-8 Workers who are not employees		Information unavailable/ incomplete: Under review whether this KPI will be disclosed in the future.
3. Governance		
GRI 2: General Disclosures 2021		
2-9 Governance structure and composition	Corporate Governance Report	
2-10 Nomination and selection of the highest governance body	Corporate Governance Report	
2-11 Chair of the highest governance body	Corporate Governance Report	
2-12 Role of the highest governance body in overseeing the management of impacts	Sustainability organisation Corporate Governance Report	
2-13 Delegation of responsibility for managing impacts	Sustainability organisation	
2-14 Role of the highest governance body in sustainability reporting	Sustainability organisation	
2-15 Conflicts of interest	Corporate Governance Report	
2-16 Communication of critical concerns	Business ethics and governance Corporate Governance Report	
2-17 Collective knowledge of the highest governance body	Corporate Governance Report	
2-18 Evaluation of the performance of the highest governance body	Compensation Report	
2-19 Remuneration policies	Compensation Report	
2-20 Process to determine remuneration	Compensation Report	
2-21 Annual total compensation ratio		Confidentiality constraints: Sunrise does not communicate information on median salaries.

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GRI Standard/Disclosure	Location/Information	Omission
4. Strategy, policies and practices		
GRI 2: General Disclosures 2021		
2-22 Statement on sustainable development strategy	Message to Stakeholders Shareholder Letter (Annual Report)	
2-23 Policy commitments	Code of Conduct Vendor Code of Conduct Human and Labour Rights Policy	
2-24 Embedding policy commitments	People attraction, development and retention Business ethics and governance Responsible supply chain	
2-25 Processes to remediate negative impacts	Business ethics and governance Code of Conduct	
2-26 Mechanisms for seeking advice and raising concerns	Business ethics and governance Corporate Governance Report	
2-27 Compliance with laws and regulations	Non-ionising radiation (NIR) Privacy and data security Business ethics and governance	
2-28 Membership associations	Stakeholder management	
5. Stakeholder engagement		
GRI 2: General Disclosures 2021		
2-29 Approach to stakeholder engagement	Stakeholder management	
2-30 Collective bargaining agreements	People to attraction, development and retention Key Figures - People	

Material Topics

GRI Standard/Disclosure other source	Location/Information	Omission
GRI 3: Material Topics 2021		
3-1 Process to determine material topics	Sustainability strategy	
3-2 List of material topics	Sustainability strategy	
People attraction, development and retention		
GRI 3: Material Topics 2021		
3-3 Management of material topics	People attraction, development and retention	
GRI 401: Employment 2016		
401-1 New employee hires and employee turnover	Key Figures - People	
GRI 404: Training and Education 2016		
404-2 Programmes for upgrading employee skills and transition assistance programs	People attraction, development and retention	
404-3 Percentage of employees receiving regular performance and career development reviews	Key Figures - People	
Own indicators		
Number of vocational trainees	Key Figures - People	
Growth score	Key Figures - People	
Engagement score	Key Figures - People	
Diversity, equity and inclusion		
GRI 3: Material Topics 2021		
3-3 Management of material topics	Diversity, equity and inclusion	

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GRI Standard/Disclosure other source	Location/Information	Omission
GRI 405: Diversity and Equal Opportunity 2016		
405-1 Diversity of governance bodies and employees	Key Figures - People	
Own Indicators		
Share of Women in Leadership Roles (level 5+)	Key Figures - People	
Inclusion score average	Key Figures - People	
Number of nationalities	Key Figures - People	
Employees' health and well-being		
GRI 3: Material Topics 2021		
3-3 Management of material topics	Employees' health and well-being	
GRI 403: Occupational Health and Safety 2018		
403-1 Occupational health and safety management system	Employees' health and well-being	
403-2 Hazard identification, risk assessment, and incident investigation	Employees' health and well-being	
403-3 Occupational health services	Employees' health and well-being	
403-5 Worker training on occupational health and safety	Employees' health and well-being	
403-6 Promotion of worker health	Employees' health and well-being	
403-8 Workers covered by an occupational health and safety management system	Employees' health and well-being	
Own indicators		
Sickness rate	Key Figures - People	

GRI Standard/Disclosure other source	Location/Information	Omission
Energy use and climate protection		
GRI 3: Material Topics 2021		
3-3 Management of material topics	Energy use and climate protection	
GRI 302: Energy 2016		
302-1 Energy consumption within the organisation	Key Figures - Planet	
302-3 Energy intensity	Key Figures - Planet	
302-4 Reduction of energy consumption	Key Figures - Planet	
GRI 305: Emissions 2016		
305-1 Direct (Scope 1) GHG emissions	Key Figures - Planet	
305-2 Energy indirect (Scope 2) GHG emissions	Key Figures - Planet	
305-3 Other indirect (Scope 3) GHG emissions	Key Figures - Planet	
305-4 GHG emissions intensity	Key Figures - Planet	
305-5 Reduction of GHG emissions	Key Figures - Planet	
305-7 Nitrogen oxides (NOx), sulfur oxides (SOx), and other significant air emissions	Key Figures - Planet	
Product design and circular economy		
GRI 3: Material Topics 2021		
3-3 Management of material topics	Product design and circular economy	
GRI 306: Waste 2020		
306-4 Waste diverted from disposal	Key Figures - Planet	

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GRI Standard/Disclosure other source	Location/Information	Omission
Own indicators		
CPE refurbished, resold, recycled	Key Figures - Planet	
Number of mobile devices collected	Key Figures - Planet	
Network equipment collected for reuse	Key Figures - Planet	
Non-ionising radiation (NIR)		
GRI 3: Material Topics 2021		
3-3 Management of material topics	Non-ionising radiation (NIR)	
Network quality and reliability		
GRI 3: Material Topics 2021		
3-3 Management of material topics	Network quality and reliability	
Own indicators		
Network availability	Network quality and reliability	
Network incidents	Network quality and reliability	
Digitalisation and innovation		
GRI 3: Material Topics 2021		
3-3 Management of material topics	Digitalisation and innovation	
User protection and satisfaction		
GRI 3: Material Topics 2021		
3-3 Management of material topics	User protection and satisfaction	

GRI Standard/Disclosure other source	Location/Information	Omission
Privacy and data security		
GRI 3: Material Topics 2021		
3-3 Management of material topics	Privacy and data security	
Business ethics and governance		
GRI 3: Material Topics 2021		
3-3 Management of material topics	Business ethics and governance	
GRI 205: Anti-corruption 2016		
205-2 Communication and training about anti-corruption policies and procedures	Business ethics and governance	
205-3 Confirmed incidents of corruption and actions taken	Business ethics and governance	
GRI 206: Anti-competitive Behavior 2016		
206-1 Legal actions for anti-competitive behavior, anti-trust, and monopoly practices	Business ethics and governance	
Responsible supply chain		
GRI 3: Material Topics 2021		
3-3 Management of material topics	Responsible supply chain	
GRI 308: Supplier Environmental Assessment 2016		
308-1 New suppliers that were screened using environmental criteria	Responsible supply chain	
GRI 414: Supplier Social Assessment 2016		
414-1 New suppliers that were screened using social criteria	Responsible supply chain	

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Content index for non-financial reporting in accordance with the Swiss Code of Obligations (Art. 964a ff. CO)

Art. 964a ff. CO requirement	Reference
General information	
Business operations and impacts Description of the business model	Operational Review (Annual Report) Sustainability at Sunrise
Main risks	ESG Risk Management Risk Management (Annual Report)
Non-financial matters	
Environmental matters	Energy use and climate protection Product design and circular economy Non-ionising radiation (NIR) Task Force on Climate-Related Financial Disclosures (TCFD) Report Key Figures - Planet
Social issues	Network quality and reliability Digitalisation and innovation User protection and satisfaction Privacy and data security
Employee-related issues	People attraction, development and retention Diversity, equity and inclusion Employee's health and well-being Key Figures - People
Respect for human rights	Responsible supply chain Business ethics and governance People attraction, development and retention Diversity, equity and inclusion
Combating corruption	Business ethics and governance

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Table of Contents | Corporate Governance 145

Group Structure	146
Capital Structure	148
Board of Directors	153
Executive Commitee	168
Compensation Shares & Loans	174
Shareholder Participation Rights	175
Change of Control & Defence Measures	177
Auditor	179
Information Policy	180
Ordinary black out periods	180

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Corporate Governance

Corporate governance at Sunrise and its subsidiaries is ensured by the activities of the Board of Directors (the «Board»), the Committees of the Board (the «Committees»), the Chief Executive Officer (the «CEO») and the Executive Committee (the «Executive Committee») in accordance with the Articles of Association (the «Articles»), the Organisational Regulations (the «Organisational Regulations») and the Committee Charters (the «Committee Charters»).

The corporate governance report has been prepared in accordance with the Directive on Information Relating to Corporate Governance of 2 December 2025, issued by SIX Exchange Regulation AG. All information within this corporate governance report refers to the company's organisation, internal regulations and Articles that were in effect as of 31 December 2025 (unless specifically stated otherwise). The Articles are available on the Sunrise web page Guidelines and principles. The Organisational Regulations and the Committee Charters can be ordered from Sunrise free of charge.

Group Structure and Shareholders

Overview
For an overview of the management organisation and operational group structure as of 31 December 2025, please refer to the table Operational non-listed entities, to the Subsidiaries and Associates section of the Financial Statements of the Annual Report and to the Board of Directors and Executive Committee descriptions in this report.

Company
Sunrise Communications AG Thurgauerstrasse 101b
8152 Glattpark (Opfikon)
Switzerland

Market capitalisation based on shares issued
CHFm 3,133 as of 31 December 2025

Shares held by Sunrise
1.6 % of Sunrise share capital as of 31 December 2025 is held by Sunrise

Security numbers
Class A Shares (SIX Swiss Exchange):
ISIN-Code CH1386220409, Swiss Security-No. 138622040
Ticker symbol SUNN.


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146 **Sunrise Annual Report 2025 I** Corporate Governance

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Sunrise holds the following operational affiliates:

z

Company name	Registered office	31 December 2025, participation in %	31 December 2025, Share capital (CHF)
Sunrise GmbH[1]	Switzerland	100	2,000,000.00
Sunrise Portugal S.A.	Portugal	100	EUR 150,000.00
Swiss Open Fiber AG	Switzerland	100	100,000.00
Télélavaux S.A.	Switzerland	80	700,000.00
SITEL S.A.	Switzerland	66.7	700,000.00
ello communication S.A.	Switzerland	60	700,000.00
ITV Betriebsgesellschaft GmbH	Switzerland	50	700,000.00
Swiss-Ski Store GmbH	Switzerland	50	700,000.00
naxoo SA	Switzerland	48.8	700,000.00
Télédistal S.A.	Switzerland	38.9 (indirect)	700,000.00
REGIONALE GEMEINSCHAFTEN-ANLAGE SPIEZ AG REGAS	Switzerland	30	700,000.00
TELDAS GmbH	Switzerland	23	700,000.00
CH Media TV AG	Switzerland	20	700,000.00
KABAG Kabelfernsehanlage Berg AG	Switzerland	16.7	700,000.00
Tele Ticino SA	Switzerland	7.5	700,000.00
InterGGA AG	Switzerland	5.9	700,000.00
Diatel SA	Switzerland	2.5	700,000.00
SVIT Immobilien Forum AG	Switzerland	1	700,000.00

1Sunrise GmbH is the operating company of the Sunrise business.

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Significant shareholders

Pursuant to the information provided to Sunrise by its shareholders in compliance with the Financial Market Infrastructure Act (FMIA), the following shareholders disclosed significant positions (≥ 3% of the voting rights) as of 31 December 2025.[15] Disclosure notifications of significant shareholdings in Sunrise, including those which were published during the financial year 2025, are available on the website of SIX Exchange Regulation AG.

Cross shareholdings

As of 31 December 2025, Sunrise had no cross shareholdings with any other company exceeding 5% of the capital or voting rights.

Capital Structure

Share capital

As of 31 December 2025, the Sunrise capital structure was as follows:

Ordinary share capital issued
CHF 7,385,743.36 (par value) divided into 71,276,895 fully paid-in registered shares with a par value of CHF 0.10 each («Class A Shares») and 25,805,386 fully paid-in registered shares with a par value of CHF 0.01 each («Class B Shares»).

Conditional capital
In accordance with the Articles of Association, the share capital may be increased within the capital range though the issuance of up to 7,235,743 fully paid-in Class A Shares for financing, acquisitions and other purposes.

The share capital may also be increased up to CHF 723,574.30 (par value) through the issuance of up to 7,235,743 fully paid-in Class A Shares or up to 72,357,430 fully paid-in Class B Shares for employee participation. As of 31 December 2025, Sunrise had utilised CHF 150,000 of its conditional capital through the issuance of 1,500,000 fully paid-in Class A Shares (included under «ordinary share capital issued» above) for employee participation purposes.

Capital range
Upper limit: CHF 7,959,317.70 (par value)
Lower limit: CHF 6,512,169.02 (par value)
The Articles are available on the Sunrise website, section About us – Policies and Guidelines Corporate Governance at www.sunrise.ch/en/corporate/about-us/downloads.

Exchange of Class B Shares
As of 31 December 2025, 25,805,386 Class B Shares could still be exchanged into Class A Shares.

[15] The percentage of voting rights must be read in context with the applicable stock exchange and disclosure rules. The actual shareholdings may differ from the figures indicated in the table, as Sunrise must only be notified by its shareholders if one of the thresholds defined in Article 120 of the Financial Market Infrastructure Act is crossed.

148 **Sunrise Annual Report 2025 I** Corporate Governance

Details on capital range and conditional capital Capital range Article 4a of the Articles reads as follows: 1. Sunrise has a capital range from CHF 6,512,169.02 (lower limit) to up to CHF 7,959,317.70 (upper limit). The Board of Directors shall be authorised within the capital range to increase or reduce the share capital once or several times and in any amounts or to acquire or dispose of registered shares directly or indirectly until 8 November 2029 or until an earlier expiry of the capital range. The capital increase or reduction may be effected by issuing fully paid-in Class A Shares (registered shares) with a par value of CHF 0.10 and/or Class B Shares (registered shares) with a par value of CHF 0.01 and cancelling registered Class A Shares and/or Class B Shares, as applicable. 2. Subject to the limitations set forth in these Articles of Association, shareholders have a proportionate subscription right in the event of an issue of new Class A Shares and Class B Shares. This subscription right relates solely to Class A Shares for holders of Class A Shares and solely to Class B Shares for holders of Class B Shares. 3. In the event of an issue of shares, the subscription and acquisition of the new shares as well as any subsequent transfer of the shares shall be subject to the restrictions pursuant to Article 6 of these Articles of Association. 4. In the event of a capital increase within the capital range, the Board of Directors shall, to the extent necessary, determine the issue price, the type of contribution (including cash contributions, contributions in kind, set-off and conversion of reserves or of profit carried forward into share capital), the date of issue, the conditions for the exercise of subscription rights and the start date for dividend entitlement. In this regard, the Board of Directors may issue new Class A Shares and Class B Shares by means of a firm underwriting through a financial institution, a syndicate of financial institutions or another third party and a subsequent offer to the existing shareholders or third parties (if the subscription rights of the existing shareholders have been withdrawn or have not been duly exercised). The Board of Directors is entitled to permit, restrict or exclude the trading of subscription rights. It may permit the expiration of subscription rights that have not been duly exercised, or it may place such rights or shares as to which subscription rights have been granted, but not duly exercised, at market conditions or may use them otherwise in the interest of Sunrise. 5. In the event of a share issue, the Board of Directors is authorised to withdraw or restrict subscription rights of existing shareholders relating to Class A Shares and allocate such rights to third parties, Sunrise or any of its group companies: a. if the issue price of the new shares is determined by reference to the market price; or b. for raising equity capital in a fast and flexible manner, which would not be possible, or would only be possible with great difficulty or at significantly less favourable conditions, without the exclusion of the subscription rights of existing shareholders; or c. for the acquisition of companies, parts of companies, participations or of tangible or intangible assets by, or for investment projects of, Sunrise or any of its group companies, or for the financing or refinancing of any of such transactions through a placement of shares; or d. for purposes of broadening the shareholder constituency of Sunrise in certain financial or investor markets, for purposes of the participation of strategic partners including financial investors, or in connection with the listing of new shares on domestic or foreign stock exchanges; or e. for the participation of members of the Board of Directors, members of the Executive Committee, employees, contractors, consultants or other persons performing services for the benefit of Sunrise or any of its group companies. 6. After a change of the par value, new Class A Shares and Class B Shares, as applicable, shall be issued within the capital range with the same par value as the existing Class A Shares and Class B Shares. 7. In the event of a reduction of the share capital within the capital range, the Board of Directors shall, to the extent necessary, determine the use of the reduction amount. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 149 Sunrise Annual Report 2025 I Corporate Governance Conditional share capital based on the capital range for financing, acquisitions and other purposes Article 4b of the Articles reads as follows: 1. The share capital may be increased within the capital range through the issuance of up to 7,235,743 fully paid-in Class A Shares (registered shares) with a par value of CHF 0.10 each through the exercise or mandatory exercise of conversion, exchange, option, subscription or other rights to acquire Class A Shares, or through obligations to acquire Class A Shares, which were granted to or entered into with shareholders or third parties alone or in connection with bonds, notes, options, warrants or other securities or contractual obligations of Sunrise or any of its group companies (hereinafter collectively the «Financial Instruments»). The subscription rights of shareholders shall be excluded when Class A Shares are issued on the basis of any Financial Instruments. The then current owners of such Financial Instruments shall be entitled to acquire the new Class A Shares issued upon the exercise of any Financial Instruments. The main conditions of the Financial Instruments shall be determined by the Board of Directors. The Board of Directors shall be authorised to withdraw or restrict advance subscription rights of shareholders in connection with the issuance of Financial Instruments by Sunrise or one of its group companies if (1) there is an important reason pursuant to Article 4a para. 4 of these Articles of Association or (2) the Financial Instruments are issued on appropriate terms. If the advance subscription rights are neither granted directly nor indirectly by the Board of Directors, the following shall apply: a. the acquisition price of the Class A Shares shall be set taking into account the market price at the date on which the Financial Instruments are issued; and b. the Financial Instruments may be converted, exchanged or exercised during a maximum period of 15 years from the date of the relevant issuance or entry. 2. The declaration of acquisition of Class A Shares based on this Article 4b shall refer to this Article 4b and be made in a form that allows proof by text. A waiver of the right to acquire Class A Shares based on this Article 4b may also occur informally or by lapse of time; this also applies to the waiver of the exercise and forfeiture of this right. 3. The direct or indirect acquisition of Class A Shares based on this Article 4b and any subsequent transfer of Class A Shares shall be subject to the restrictions of Article 6 of these Articles of Association. The grant of rights to acquire Class A Shares or the entering into of obligations to acquire Class A Shares on the basis of this Article 4b is only permitted as far as Article 4a of these Articles of Association concerning the capital range is in full force. The lapse of the capital range shall not affect the validity of rights to acquire Class A Shares granted or obligations to acquire Class A Shares entered into on the basis of this Article 4b. If such rights or obligations have been granted or entered into, this Article 4b shall not cease to be effective upon the lapse of the capital range. Conditional share capital for employee participation Article 4c of the Articles reads as follows: 1. The share capital may be increased in an amount not to exceed CHF 723,574.30 through the issuance of up to 7,235,743 fully paid-in Class A Shares or up to 72,357,430 fully paid- in Class B Shares through the direct or indirect issuance of such registered shares, or through the exercise or mandatory exercise of rights to acquire such registered shares or through obligations to acquire such registered shares, which were granted to or entered into with members of the Board of Directors, members of the Executive Committee, employees, contractors or consultants of Sunrise or its group companies, or other persons providing services to Sunrise or its group companies. 2. The subscription rights and advance subscription rights of the shareholders of Sunrise shall be excluded in connection with the issuance of such shares, rights or purchase obligations. The issuance of such shares, rights or purchase obligations shall be made in accordance with one or more plans, regulations or resolutions to be issued by the Board of Directors or, to the extent delegated to it, the Compensation Committee, and to the extent applicable, taking into account the compensation principles pursuant to Article 29 of these Articles of Association. The issuance of such shares may be made at a price below the respective stock exchange price and such rights or purchase obligations may be granted below their intrinsic value. 3. The declaration of acquisition of shares based on this Article 4c shall refer to this Article 4c and be made in a form that allows proof by text. A waiver of the right to acquire shares based on this Article 4c may also occur informally or by lapse of time; this also applies to the waiver of the exercise and forfeiture of this right. 4. The direct or indirect acquisition of shares based on this Article 4c and any subsequent transfer of such shares shall be subject to the restrictions of Article 6 of these Articles of Association. Exchange of Class B Shares Article 4d of the Articles reads as follows: Holders of Class B Shares can exchange any ten Class B Shares for one Class A Share. The Board of Directors shall update the Articles of Association annually in a resolution in the form of a public deed. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 150 Sunrise Annual Report 2025 I Corporate Governance Changes in capital Sunrise was incorporated by Liberty Global Ltd. (Liberty Global) and registered with the commercial register of the Canton of Zurich on 3 May 2024, with a registered share capital of CHF 100,000 divided into 1,000,000 registered shares with a par value of CHF 0.10 each. As part of the spin-off of Sunrise from Liberty Global, Sunrise renamed the 1,000,000 registered shares to Class A Shares and repurchased them from Liberty Global Ltd. on 8 November 2024. In addition, Sunrise increased its share capital through an ordinary capital increase by CHF 7,135,743.36 to CHF 7,235,743.36 by issuing 68,759,702 Class A Shares and 25,977,316 Class B Shares to Liberty Global Ltd.'s shareholders of record. In 2025, Sunrise increased its existing share capital by CHF 150,000 to CHF 7,385,743.36 by issuing 1,500,000 Class A Shares from its conditional capital. Shares Security Ticker symbol ISIN Valor Number of securities issued Class A shares (per value of CHF 0.10 each) SUNN CH1386220409 138622040 71,276,895.00 Class B shares1 (per value of CHF 0.01 each) CH1386220722 138622072 25,805,386.00 1The Class B Shares are not listed on a stock exchange in any jurisdiction. As of 31 December 2025, Sunrise has two share classes and the share capital of Sunrise is divided into 71,276,895 Class A Shares and 25,805,386 Class B Shares. All shares are issued in registered form. Each share entitles its holder to one vote (with regard to voting rights, please refer to section Shareholder’s Participation Rights, Voting Rights). Sunrise maintains a share register showing the name and address of the shareholders or usufructuaries. Only persons registered as shareholders, usufructuaries or nominees of registered shares in the share register shall be recognised as such by the Company. Article 14 of the Articles stipulates the following voting rights limitation and regulations on representation under para. 1 and 2: 1. Each share shall convey the right to one vote. The voting rights are subject to the conditions of Articles 6 and 7 of these Articles of Association. 2. The Board of Directors shall establish the rules regarding the participation in and representation at the Shareholders' Meeting and determine the requirements as to proxies and instructions. A shareholder may be represented at the Shareholders' Meeting by the independent voting rights representative, their legal representative or, by means of a written proxy, by any other proxy who need not be a shareholder. All shares held by a shareholder may only be represented by one person. Paragraphs 3 to 4 of Article 14 refer to the independent voting rights representative. For the entire wording of Article 14 please see the Articles which are available on the Sunrise website, section About us – Policies and Guidelines – Corporate Governance at www.sunrise.ch/en/corporate/about-us/downloads. All Sunrise shares are entitled to dividends, in relation to their par value, if declared. This means that Class B Shares have one-tenth of the economic entitlement of Class A Shares. Please find more information on the Sunrise website https://www.sunrise.ch/ en/corporate/investor-relations/shareholder-resources. Participation certificates and profit sharing certificates As of 31 December 2025, Sunrise has not issued any non-voting equity securities, such as participation certificates («Partizipationsscheine») or profit sharing certificates («Genusscheine»). Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 151 Sunrise Annual Report 2025 I Corporate Governance Limitation on transferability and nominee registration The Articles do not contain a clause limiting the transferability of shares. The Articles contain a nominee registration provision in Article 6, which reads as follows: 1. Sunrise shall maintain, itself or through a third party, a share register for the registered shares that lists the surname and name (the name of the company in the case of a legal entity), the address and nationality (the place of incorporation in the case of a legal entity) of the shareholders or usufructuaries. A person registered in the share register shall notify the share registrar of any change in contact information. Communications from Sunrise shall be deemed to have been validly made if sent to the shareholder's or authorised delivery agent's last registered contact information in the share register. 2. Persons acquiring registered shares shall be registered in the share register as shareholders with voting rights upon their request if they expressly declare that they have acquired these registered shares in their own name and for their own account, that there is no agreement on the redemption of the relevant shares and that they bear the economic risk associated with the shares. 3. The Board of Directors may register individual persons who do not expressly make the declarations pursuant to paragraph 2 of this Article in the registration application (the Nominees), and with whom Sunrise has concluded a corresponding agreement, as shareholders with voting rights up to a maximum of 3% of the registered share capital entered in the commercial register. Above this registration limit, the Board of Directors may register Nominees with voting rights in the share register if the Nominees disclose the surnames and first names, addresses, nationalities and shareholdings of those persons for whose account they hold 0.5% or more of the registered share capital entered in the commercial register. The Board of Directors is authorised to enter into agreements with nominees regarding the reporting obligation. 4. Legal entities and partnerships or other associations of persons or joint ownership relationships that are linked to each other by capital or voting rights, by common management or in any other way, as well as natural persons or legal entities or partnerships that act in a coordinated manner with a view to circumventing the provisions on Nominees (in particular as a syndicate), shall be deemed to be a Nominee within the meaning of the preceding paragraph. 5. After hearing the registered shareholder or Nominee, the Board of Directors may cancel such person's registration in the share register with retroactive effect as of the date of registration if such registration was made based on false or misleading information. The relevant shareholder or Nominee shall be promptly informed of the cancellation. 6. The Board of Directors shall regulate all details and issue the instructions necessary to ensure compliance with the preceding provisions. In special cases, the Board of Directors may grant exceptions from the rules concerning Nominees. The Board of Directors may delegate its duties. As of 31 December 2025, Sunrise has only entered into nominee agreements with JPMorgan Chase Bank, N.A. acting as the depositary of Sunrise Class B ADS. The Articles are available on the Company website, section About us – Policies and Guidelines – Corporate Governance at www.sunrise.ch/en/corporate/about-us/downloads. Exceptions granted in the year under review Sunrise has not granted any exceptions with regard to limitation of transferability and nominee registrations during the year under review. Required majority for a change of the limitations of transferability Pursuant to the Articles, a change of the limitations on the transfer of registered shares or the removal of such limitations requires a resolution of the Shareholders' Meeting (the «Shareholders' Meeting») passed by at least two thirds of the votes represented and the majority of the par value of shares represented, as well as the majority of the votes of the Class B Shares represented. Convertible bonds and options As of 31 December 2025 Sunrise had no convertible bonds or options issued. Termination of sponsored ADS programmes Sunrise successfully concluded the planned delisting of the Class A American Depositary Shares (ADS) from the Nasdaq Global Select Market on 15 August 2025 and the termination of the Class A ADS programme took effect on 13 November 2025. The termination of the sponsored Class B ADS programme was delayed due to the shutdown of the U.S. government and took effect on 30 January 2026. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 152 Sunrise Annual Report 2025 I Corporate Governance

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Board of Directors

Members of the Board of Directors

Composition of the Board of Directors
As of 31 December 2025, the Board comprised seven non-executive members.

The members of the Board are elected individually and for a term of office extending until completion of the next Annual General Meeting (the «AGM»). The Chairperson (the «Chairperson» or «Chairman») of the Board and the members of the Compensation Committee are elected annually by the Shareholders' Meeting. The following table sets forth the name, age and position with Sunrise of each member, followed by their curricula vitae with a short description of each member's business experience, education and activities. A comprehensive list of all mandates that are comparable to board of directors or executive committee mandates at entities that have an economic purpose, other than within the Sunrise Group, is disclosed in the section Activities at other companies of the Compensation Report in accordance with Art. 734e CO.

None of the members of the Board (members as of 31 December 2025) have ever been in a managerial position at Sunrise or any of its subsidiaries. None of the members of the Board have significant business connections with Sunrise or any of its subsidiaries.

Members of the Board

Name	Age	Position
Michael T. Fries	62	Chair
Adam Bird	59	Member of the Board
Ingrid Deltenre	65	Member of the Board
Thomas D. Meyer	63	Member of the Board
Catherine Mühlemann	59	Member of the Board
Enrique Rodriguez	63	Member of the Board
Lutz Schüler	57	Member of the Board

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Michael T. Fries | Chair of the Board of Directors

Michael Fries, a U.S. citizen, has nearly 40 years of experience in the telecom and media industry. He is the Chief Executive Officer of Liberty Global, a position he has held since 2005, and a co-founder of its predecessor over three decades ago. He has led Liberty Global's investments and operations in Switzerland since 2005. Since 2017, Michael Fries has also been serving as the Executive Chairman of Liberty Latin America Ltd.

He has been a member of the boards of Lions Gate Entertainment Corp. (ended in May 2025), of Lionsgate Studios Corp. since 2024 and of Grupo Televisa S.A.B. since 2015. Since 2024 he has been serving on the GSMA board, and since 2013 on the Cable Labs board. Since 2017 he has been a trustee and since 2023 he has been a finance committee member of the Paley Center for Media. He was recognised as a Telecom Governor of the World Economic Forum as of 2015; later he served as a Digital Communications Governor and Steering Committee Member and currently he holds the position of an ICT Governor of the World Economic Forum.

Michael Fries holds a B.A. from Wesleyan University and an M.B.A. from Columbia University.



Adam Bird | Chair of the Nominating Committee, Member of the Compensation Committee

Adam Bird, a U.S. citizen, has over 30 years of experience advising clients in, among others, the telecom, media, advertising and content industries, most recently as a senior partner and Global Head of Consumer Technology & Media at McKinsey & Company from 2009 until 2025.

Prior to McKinsey & Company, Adam Bird was a senior partner at Booz Allen Hamilton, where he was the Managing Director of Global Consumer & Media Practices from 1997 to 2008. He is currently a senior advisor at Centerview Partners, a leading global investment bank, as well as an investor and advisor to select technology start-ups.

Adam Bird has served as a member of the Board of Trustees of the Paley Center for Media and the Board of Trustees of Wesleyan University. He holds a B.A. from Wesleyan University.

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Ingrid Deltenre | Chair of the Compensation Committee

Ingrid Deltenre, a Dutch-Swiss citizen, has over 25 years of experience in the media industry, having previously served as CEO of Publisuisse from 1999 to 2004 and as CEO of Swiss Television from 2004 to 2009. In her role as CEO of Swiss Television SF, she spearheaded the modernisation of the organisation, focusing on digital transformation, content diversification and audience engagement.

From 2010 to 2017, Ingrid Deltenre served as the Director General of the European Broadcasting Union, a global association of European broadcasters. She has been a member of the boards of directors of Givaudan SA since 2015 and Vice-Chairwoman since 2023, DHL Group since 2016, Banque Cantonale Vaudoise BCV from 2014 to 2025, SPS Global since 2022 as well as Hochdorf Swiss Nutrition AG since 2024, and was formerly a member of the board of directors of Sunrise Communications Group AG from 2018 to 2020.

Ingrid Deltenre holds an M.A. in Journalism and Educational Sciences from the University of Zurich.



Thomas D. Meyer | Chair of the Audit Committee

Thomas Meyer, a Swiss citizen, has been an operating partner at BLR Partners AG in Zurich since 2020. BLR Partners AG engages in advisory and investments for small and medium enterprises in the industrial sector. Prior to that, he spent over 30 years at Accenture in various national and international roles, from 2003 to 2020 as Managing Director, CEO and Country Managing Director, as Insurance Industry Lead Europe, Africa and Latin America (2013 – 2017) and Head of Accenture Digital for Austria, Germany, Switzerland and Russia (2016 – 2018).

In 2020, Thomas Meyer was the Chairman of the board of directors of Sunrise Communications Group AG. Mr Meyer has been a member of the board of directors of Osterwalder AG since 2018, Neue Zürcher Zeitung AG since 2023, Artemis Holding AG since 2024 and the Noser Group AG from 2020 to 2025. Furthermore, since 2021, he has been Chairman of Swisscontact, a Switzerland-based international foundation operating in 40 countries in the area of international development work, in a pro-bono function.

Thomas Meyer holds an M.B.A. from the University of St.Gallen and is actively engaged in its alumni organisation.

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Catherine Mühlemann | Member of the Audit Committee, Member of the Nominating Committee

Catherine Mühlemann, a Swiss citizen, has over 25 years of experience in the media, telecom and e-commerce industries, having served as a partner at Andmann Media Holding from 2008 to 2015. Between 2001 and 2008, Catherine Mühlemann held various positions at Viacom International Media Networks (formerly known as MTV Networks), including as the CEO of Central Europe and Emerging Markets and as Chair of the board of Viva Media AG. Prior to this, she was the programme director of TV3 in Switzerland, where she was responsible for its programming strategy and content development.

From 1994 to 1998, Catherine Mühlemann was a media counsellor at Swiss public television network SRF. She has been a member of the boards of directors of CH Media TV AG since 2023, Jungfraubahn Holding AG since 2022 and has been the President of the Board of Trustees, Chairwoman of the IT Committee, the Finance Committee, and the Marketing Committee of the SWISS FILMS Foundation since 2021. She has also served on numerous boards of directors and supervisory boards, as applicable, in the past, including Somedia AG from 2019 to 2024, Telecolumbus AG from 2015 to 2018, Swisscom AG from 2006 to 2019 and Kabel Deutschland Holding AG (now part of Vodafone) from 2011 to 2023.

Catherine Mühlemann holds a Master of Arts in Media Sciences, Constitutional Law and German Literature from the University of Berne, a degree in Marketing and Business Economics from the Management School St. Gallen and a Federal Diploma in Public Relations Consulting from the Swiss Academy for Marketing & Communications (SAWI).



Enrique Rodriguez | Member of the Audit Committee, Member of the Compensation Committee

Enrique Rodriguez, a U.S. citizen, has been the Executive Vice President & Chief Technology Officer of Liberty Global since July 2018. Enrique Rodriguez has over 35 years of experience in high-technology and Fortune 500 global businesses. He previously served as the President, Chief Executive Officer and as a director of TiVo Corporation (TiVo) from November 2017 to July 2018. Prior to joining TiVo, Enrique Rodriguez was Executive Vice President and Chief Technology Officer of AT&T Entertainment Group from August 2015 to November 2017.

From January 2013 to July 2015, he served as Executive Vice President, Operations and Products for Sirius XM and was Group Vice President of Sirius XM from October 2012 to January 2013. Prior to his employment with Sirius XM, Enrique Rodriguez was the Senior Vice President and General Manager of Cisco Systems' service provider Video Technology Group.

Enrique Rodriguez holds a B.Sc. in Electronics & Communications Engineering from Instituto Tecnologico de Monterrey, Mexico.

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Lutz Schüler | Member of the Nominating Committee
Lutz Schüler, a German citizen, has over 25 years of experience in the telecom industry, currently as the Chief Executive Officer of Virgin Media O2, a position he has held since the £31 billion merger of the Virgin Media and O2 businesses in 2021. From June 2019 to May 2021, he served as CEO of Virgin Media, after spending ten months as the company's Chief Operating Officer.

Prior to his time at Virgin Media, Lutz Schüler was CEO of Unity Media from January 2011 to July 2018. Since August 2025, he has been serving on the board of directors of O2 Daisy Ltd. Earlier in his career, Lutz Schüler held several senior management roles with the Telefónica O2 group, including leading the integration of Hansenet Telekommunikation GmbH as its CEO in Germany following its acquisition by Telefónica O2 in 2010.

Lutz Schüler holds a Bachelor's degree in Business Administration from Universität Augsburg and an M.B.A. in Economics from Universität Augsburg.

Changes in the Board in fiscal year 2025
All members of the Board were newly elected as part of the spin-off with effect from 8 November 2024. Since then, there have been no changes in the composition of the Board.

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Rules in the Articles regarding the number of permitted mandates outside Sunrise

The Articles referred to in the following chapters are available on the Sunrise web page Guidelines and principles. In accordance with Article 31 para. 1 of the Articles, no member of the Board may hold more than ten additional mandates of which no more than eight may be in listed companies. The following mandates are not subject to the limitations under para. 1 of this Article:

- mandates in companies which are controlled by Sunrise or which control Sunrise;
- mandates held at the request of Sunrise or companies controlled by it. No member of the Board may hold more than ten such mandates; and
- mandates in associations, professional or trade associations, foundations, trusts, employee welfare foundations, educational institutions and similar organisations. No member of the Board may hold more than ten such mandates.

Mandates shall mean mandates in comparable functions at other enterprises with an economic purpose. Mandates in different legal entities that are under joint control or the same beneficial ownership are deemed one mandate. As of 31 December 2025 all Board Members complied with the limitations stated in Article 31 of the Articles.

Elections and terms of office

In accordance with Article 16 through to Article 18 of the Articles:

- The Board shall consist of not less than three and not more than nine members.
- Each share class is entitled to elect one representative to the Board.
- The Shareholders' Meeting elects the members of the Board and the Chairperson of the Board individually and for a term of office of one year until the completion of the next AGM. Re-election is possible.
- If the office of the Chairperson of the Board is vacant, the Board appoints a new Chairperson from among its members for a term of office extending until the completion of the next AGM.
- Except for the election of the Chairperson of the Board and the members of the Compensation Committee by the Shareholders' Meeting, the Board constitutes itself. The Board may, among other functions, elect one or several Vice-Chairpersons and appoint a secretary who need not be a member of the Board.

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Internal Organisational Structure

Allocation of tasks within the Board
Except for the election of the Chairperson and the members of the Compensation Committee (who are to be elected by the Shareholders' Meeting), pursuant to Article 716a para. 1 no. 2 of the Swiss Code of Obligations and Article 18 para. 2 of the Articles, the Board determines its own organisation. In accordance with the Organisational Regulations, the Board elects from its members each year at the first meeting after the AGM (i) the chairperson and members of the Audit Committee, (ii) the chairperson of the Compensation Committee and (iii) the chairperson and members of the Nominating Committee. The Board further appoints a secretary (and, if the Board so determines, one or more assistant secretaries) who need not be a member of the Board. The secretary, and in his/her absence any assistant secretary, acts as secretary to the Committees as well.

The Chairperson
The Chairperson of the Board chairs the Shareholders' Meetings and presides over the Board.

The Chairperson has the following duties and powers:

1. preparation of the agenda for the Shareholders' Meetings and the Board meetings;
2. chairing the Shareholders' Meetings and the Board meetings (should the Chairman not be able to attend, the Chairman may delegate the chairing of the Shareholders' Meeting to another Board member);
3. informing the other members of the Board of material extraordinary events involving Sunrise or the Group;
4. ensuring that in urgent business matters all measures are taken to safeguard the interests of the Group if a regular Board resolution cannot be reasonably passed within the required time frame;
5. supervising compliance with and implementation of the resolutions of the Board;
6. interacting with the CEO and the other members of the Executive Committee outside of Board meetings;
7. monitoring the implementation of the measures decided by the Board;
8. representing the Board internally and externally;
9. ensuring that the Board Committees meet regularly, function efficiently and report adequately to the Board; and
10. coordinating, together with the Board Committees' chairpersons, the work of all Board Committees. The Chairman may attend any meeting of the Board Committees.

The Vice-Chairperson and the Deputy Chairperson

1. The Board may elect a Vice-Chairman (the «Vice-Chairman») from its members for a term of office until the completion of the next AGM. If a Vice-Chairperson is appointed, the Board shall determine his/her duties. These duties may include the ability to call meetings of the Board.
2. Should the Chairman be unable to exercise his/her functions, the Vice-Chairman, if any, or any other Board member appointed by the Chairman shall act as his/her deputy (the «Deputy Chairman»). In such situation, the Deputy Chairman shall have the same powers and duties for the performance of his/her role as a deputy as those accruing to the Chairman, but such powers and duties shall be confined to actions and resolutions to be passed during the period of the representation.
3. The Board may delegate permanently or temporarily to the Deputy Chairman expert or special tasks.
4. If the Deputy Chairman is unable to act as a deputy, the longest serving member of the Board shall take his/her office.

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Committees

As of 31 December 2025 Sunrise has the following standing Committees:

- Nominating Committee
- Compensation Committee
- Audit Committee

The Board may establish ad-hoc committees for dealing with specific matters. Each of them shall consist of such number of members of the Board as the Board may decide.

The members of the Compensation Committee are elected by the shareholders at the Shareholders' Meeting. The Board appoints the chairperson of the Compensation Committee and the members and the chairperson of each other Board Committee. If there are vacancies on the Compensation Committee, the Board may appoint substitute members from among its members for a term of office extending until completion of the next AGM.

All three Committees assist the Board in fulfilling its duties and have decision authority to the extent described below.

Nominating Committee

Committee Membership
The Nominating Committee consists of at least two and no more than four members, all of whom shall be members of the Board.
The Nominating Committee members are appointed, and may from time to time be removed, by the Board. The Board designates one Nominating Committee member to act as chairperson of the Nominating Committee.

The Committee Members are:

1. Adam Bird (chairperson),
2. Catherine Mühlemann;
3. Lutz Schüler.

Functions and Responsibilities
The Nominating Committee assists the Board in fulfilling its nomination-related matters. It performs the following duties and responsibilities:

- Development of qualification criteria for potential director candidates;
- Search for, interview and screen individuals qualified to become Board members (if directed by the Board);
- Evaluation of candidates that have been proposed as Board members;
- Retain and terminate any search firm for the search for director candidates including the approval of search fees;
- Oversight over the self-evaluation of the Board;
- Formation of subcommittees when deemed appropriate;
- Regular reporting to the Board; and
- Review and reassessment of the Committee Charter and recommendation of proposed changes to the Board.

Meetings
The Nominating Committee convenes as often as it determines is appropriate to carry out its responsibilities but at least once a year. The Nominating Committee may meet in person or via telephone, video conference or other means of direct communication.

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Compensation Committee

Committee Membership
The Compensation Committee consists of at least two and no more than four members, all of whom shall be members of the Board.

The Board recommends nominees for election to the Compensation Committee annually. The Shareholders' Meeting elects the Compensation Committee members individually for a term of office until the completion of the next AGM. Re-election is possible. If there are vacancies on the Compensation Committee, the Board appoints substitute members from among the members of the Board for a term of office extending until the completion of the next AGM. The Board elects the chairperson of the Compensation Committee.

The Compensation Committee members as of 31 December 2025 are:

1. Adam Bird
2. Ingrid Deltenre (chairperson)
3. Enrique Rodriguez

Functions and Responsibilities
The Compensation Committee assists the Board in fulfilling its compensation-related matters. It performs the following duties and responsibilities (non-exhaustive):

- Oversee the design, review and regular assessment of the compensation and benefits strategy, the compensation principles applicable to the members of the Board and the Executive Committee, and the compensation system, including management incentive plans, and make recommendations to the Board in this regard;
- Review, assess and monitor the implementation of the Short- and Long-Term Incentive plans for the senior management and any other participation or incentive plans of Sunrise and make proposals to the Board regarding their adoption, amendment or termination;
- Propose to the Board any grants under any equity incentive plans to members of the Executive Committee, and make, or delegate the authority to make, such grants under any equity plans to beneficiaries other than members of the Executive Committee;
- Propose to the Board the CEO's compensation package and terms of employment and, upon recommendation of the CEO, the compensation packages of the other members of the Executive Committee;
- Oversee and evaluate the performance of the members of the Executive Committee by establishing and recommending to the Board for approval a performance-evaluation framework for members of the Executive Committee, ensuring alignment with the company's strategic goals through qualitative and quantitative measures;
- Recommend to the Board the individual compensation of the members of the Board;
- Recommend to the Board the proposals regarding the maximum aggregate amount of compensation of the Board of Directors and the Executive Committee to be submitted to the General Meeting of Shareholders for approval;
- Prepare, together with the management, the Sunrise compensation report;
- Ensure proper administration of the company's incentive plans;
- Review at least annually the risks associated with the company's compensation policies and practices, both for the compensation of the members of the Executive Committee and for compensation generally and discuss such risks with management, as appropriate;
- Adopt, implement and amend clawback policies relating to compensation arrangements for the members of the Executive Committee and any other members of the Sunrise management team; and
- Assist the Board of Directors in discharging its responsibilities relating to the compensation of the members of the Executive Committee.

Meetings
The Compensation Committee meets as often as business requires, but at least two times a year, and shall hold special meetings as required. By invitation of the Committee Chair, the CEO may be present during the deliberations on his compensation, but not during the voting on his compensation.

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Audit Committee

Committee Membership
The Audit Committee consists of at least two and no more than four members, all of whom shall be members of the Board.

The Audit Committee Members meet the experience and expertise requirements of the Swiss Code of Best Practice for Corporate Governance in its version of 2023 («Swiss Code of Best Practice») and Nasdaq listing rules. The Board may, at its discretion, determine that one or more Audit Committee members are financial experts as defined under the Swiss Code of Best Practice. As of 31 December 2025, all members of the Audit Committee are «financially sophisticated» and one is a «financial expert», as indicated below.

The Audit Committee Members are appointed, and may from time to time be removed, by the Board. The Board designates one Audit Committee member to act as chairperson of the Audit Committee from time to time. The Board takes into account any recommendations of the Nominating Committee in making such appointments.

The Audit Committee Members as of 31 December 2025 are:

1. Thomas Meyer (chairperson, financial expert)
2. Catherine Mühlemann (financially sophisticated)
3. Enrique Rodriguez (financially sophisticated)

Functions and Responsibilities
The Audit Committee assists the Board in fulfilling its audit-related duties. It performs the following duties and responsibilities (non-exhaustive):

- Recommendation to the Board of a proposal to the Sunrise shareholders for the election, re-election and removal of the statutory auditor;
- Oversight over the work of the statutory auditor (including resolution of disagreements between management and the statutory auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services;
- Review and discussion of annual audited and interim statutory and consolidated financial statements with management and the statutory auditor;
- Review and discussion of attestation and report on management's internal control of the statutory auditor;
- Review and discussion on a quarterly basis of the terms of the statutory auditor's engagement, of any significant deficiencies or material weaknesses that have come to the attention of the auditor, of all critical and significant accounting policies and practices to be used, of all alternative treatments of financial information within IFRS and of other material written communications between the statutory auditor and management;
- Discussions with management regarding the company's major financial risk exposures;
- Review and discussion with management and the statutory auditor of any significant deficiencies and material weaknesses in the design or operation of internal controls;
- Oversight of the company's relationship with the statutory auditor;
- Oversight of the Sunrise internal audit function; and
- Regular reporting to the Board.

In January 2025, the Audit Committee formed a new ESG sub-committee, which is responsible for, among other things, overseeing the company's sustainability obligations.

Meetings
The Audit Committee convenes as often as it determines is appropriate to carry out its responsibilities but at least four times a year. The Audit Committee may meet in person or via telephone, video conference or other means of direct communication. Additionally, the Audit Committee meets periodically with the Executive Committee, internal auditor (or other personnel responsible for internal audit) and the statutory auditor in separate executive sessions.

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Working methods of the Board of Directors

Board Meetings
As a rule, the Board convenes as often as business requires, but at least three times a year.

The meetings are called by the Chairman who also determines the agenda and items to be discussed at the Board meetings. He convenes and presides over the meeting of the Board. In the case of a tie in a Board meeting, the Chairman has no decisive vote. In preparation of the meetings, the Chairman may consult with the CEO and other Board members to determine the agenda. Each member of the Board may request the Chairman to place items on the agenda. The relevant request must be submitted in writing to the Chairman at least five days before the meeting. Urgent items, which are brought up after the notice of the meeting has been distributed, may be discussed at the meeting. Resolutions on such matters, however, can only be passed if a majority of the Board members, whether attending or not attending the meeting, agree to amend the agenda. The Board may hold its meetings as physical meetings or via telephone, video conferences or other means of direct communication. Unless the discussion pertains to the CEO and except for executive sessions, the Board intends that the CEO attends the meetings without a voting right.

Meeting Attendance – Board and Board Committees

	Board of Directors	Compensation Committee	Nominating Committee	Audit Committee
Total meetings held	6	3	1	5
Members missed no meetings	7	3	3	3
Members missed one meeting	0	0	0	0
Members missed two or more meetings	0	0	0	0
Meeting attendance	100%	100%	100%	100%

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Meeting Attendance – Individual Board Members

Board Member	Attendance rate
Mike Fries	100%
Adam Bird	100%
Ingrid Deltenre	100%
Thomas Meyer	100%
Catherine Mühlemann	100%
Enrique Rodriguez	100%
Lutz Schüler	100%

Continuous development
The Sunrise Board is committed to continuous development of both the Board as a whole and its individual members. In fiscal year 2025, the Board conducted an annual self-assessment using a questionnaire. This evaluation reviews the Board's overall performance and efficiency, the effectiveness of its work processes, and the performance of the Chairman. It also considers the Board's composition, organisation, responsibilities as defined in the Organisational Regulations, and the priorities and objectives for the reporting year. In June 2025, the Board held a dedicated on-site strategy workshop. During this session, members engaged with emerging technologies, innovations, and market trends, and elaborated on Sunrise strategic direction for the future.

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Basic principles regarding the definition of the areas of responsibility between the Board of Directors and the Executive Committee Board Directors The Sunrise Board has the overall responsibility for overseeing, directing and supervising the management of Sunrise and its affiliates. It also has the authority to decide any matter that must be submitted to the Board according to the Organisational Regulations. The Board may act by written resolutions adopted by a majority of the votes cast. The Board has delegated the responsibility for the overall management of Sunrise and the Group to the CEO with the power to sub-delegate certain functions to the members of the Executive Committee pursuant and subject to the Organisational Regulations, with the exception of the specific duties that are explicitly stipulated as a Board responsibility by law, the Sunrise Articles or the Organisational Regulations. The following responsibilities remain with the Board (not exhaustive): • Ultimate direction of the business of Sunrise and the Group and the power to give the necessary directives; • Determination of the organisation of Sunrise; • Determination of the Company's and the Group's accounting principles, financial control, financial planning and internal control system; • Appointment and removal of the members of the Committees installed by itself as well as the persons entrusted with the management and representation of Sunrise and the Group, as well as the determination of their signatory power; • Ultimate supervision of the persons entrusted with the management of Sunrise, in particular with regard to their compliance with applicable law, the Articles, the Organisational Regulations and the directives of Sunrise; • Preparation of the annual report and any other reports as required by law; • Preparation of the Shareholders' Meeting and execution of its resolutions; • Passing of resolutions regarding capital increases, to the extent that they are in the power of the Board, as well as resolutions confirming increases or decreases of the share capital, the preparation of the capital increase report and the amendments to the Articles entailed thereby; • Passing of resolutions regarding the exchange of Class B Shares for Class A Shares, as well as the preparation of any reports relating thereto and the amendments to the Articles entailed thereby; • Notification of the court in the event that Sunrise is overindebted; • Non-delegable and inalienable duties and powers of the Board pursuant to the Swiss Merger Act; • Maintenance of the share register and the register of the beneficial owners; • Exercise of shareholder rights in the subsidiaries of Sunrise, as well as the control of the business activities of such subsidiaries; • Approval of the business strategy and the business plan of the Group; • Approval of certain Board-reserved matters; Establishment of the Sunrise dividend policy and any share buyback programmes of Sunrise; • Adoption or amendment of the remuneration and benefits strategy of Sunrise and the Group as well as the compensation principles applicable to the members of the Board and the Executive Committee; • Approval of the individual compensation of the members of the Board, subject to the maximum aggregate amount of compensation approved by the Shareholders' Meeting; • Determination of the remuneration and bonus of the CEO and, upon recommendation of the CEO, ratification of the remuneration and bonus of the other members of the Executive Committee and approval of the objectives determining the bonus of the CEO and ratification of such objectives for the other members of the Executive Committee, in each case consistent with any legal and statutory requirements and subject to the terms and conditions of the relevant employment contract and as well as to the maximum aggregate amount of compensation approved by the Shareholders Meeting; and • Establishment of standing or ad-hoc committees for dealing with specific matters; and • Review and approval of any recommendations of the Board with respect to matters within their purview. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 165 Sunrise Annual Report 2025 I Corporate Governance All members of the Board have joint signature authority, if any. Executive Committee The Executive Committee consists of the Chief Executive Officer (CEO), the Chief Financial Officer (CFO), the General Counsel and Corporate Secretary, and any further officers as decided by the Board. The members of the Executive Committee shall attend to the day-to-day business of Sunrise and the Group under the supervision of the CEO. The members of the Executive Committee shall have powers and duties delegated to them by the CEO. The CEO may adopt regulations setting out the powers and duties of the other members of the Executive Committee. Each member of the Executive Committee shall inform the CEO in the Executive Committee meetings about the course and development of the business and the most important events in his/her area regarding Sunrise and the Group. Outside of the Executive Committee meetings, each member of the Executive Committee shall immediately report any extraordinary event and any change within Sunrise and within the Group to the CEO. The CEO shall inform the members of the Executive Committee about relevant, material new developments, events and policies regarding Sunrise and the Group. The role and responsibilities of the Executive Committee are more precisely described below in the section Executive Committee. Information and control instruments vis-à-vis the Executive Committee The CEO and the CFO report at each meeting to the Board on the course of business of the Company and the Group in a manner agreed upon from time to time between the Chairperson and the CEO. Each member of the Board is entitled to request information about all affairs of Sunrise from the other Board members and from the members of the Executive Committee present. Outside of the Board meetings, each member of the Board may request information from the CEO on the general course of business of the Company and the Group after having so informed the Chairperson. To the extent necessary for the fulfilment of his/her duties, each member of the Board may also request that the Chairperson grants such member access to the relevant Company records. The CEO reports any material extraordinary events or developments within Sunrise and within the Group to the Chairperson in a timely manner. The CEO has the duty to provide all necessary information and documents to the Board. If the Chairperson rejects a request for information on specific matters or for access to records, the Board shall decide on this at its next meeting or by written resolution. Management Information System (MIS) To enhance the effectiveness of Board meetings and ensure that Board members are well-informed, a structured approach is implemented for briefing and information dissemination. An electronic information platform is utilised to provide all meeting documentation in advance, ensuring confidentiality and adequate preparation by Board members. Additionally, updates and action points from previous meetings are stored and tracked within the platform for easy reference and follow-up. Generally, during Board meetings, the CEO presents a structured overview of key business priorities and concerns, typically consisting of 3–5 core priorities driving strategic direction and 3–5 core concerns that require attention and mitigation. Deep-dive sessions on selected business topics or concerns take place during Board and Committee meetings, with relevant unit leaders participating to provide in-depth insights. A detailed review of financial performance and budgetary considerations is provided on a quarterly basis. Regular one-on-one meetings between the Chairman and the CEO ensure alignment on strategic matters and urgent issues. Additionally, in months without formal Board meetings, monthly calls between the Board and management keep members informed of the state of the business and any emerging issues. Control instruments are in place for oversight and risk management. The Audit Committee monitors financials, audit processes and risks, with the Chairperson of the Audit Committee having direct access to the CFO. The Audit Committee receives formal risk reporting on the most significant risks at least annually, including information on impact, likelihood and mitigations, and identified risks or other matters that require senior management attention are reported in the quarterly Audit Committee meetings. The Compensation Committee oversees human capital and organisational matters, with the Chairperson of the Compensation Committee directly engaging with the CPO. Committees play a key role in preparing topics for Board decisions and escalating significant operational or financial risks for Board consideration. A robust internal-control system ensures transparency and accountability in financial reporting. Additionally, specialised oversight subcommittees for cybersecurity and ESG operate in close collaboration with company leaders responsible for these areas to address evolving risks and regulatory expectations, taking into account information received on the whistleblowing platform. Material issues related to financial reporting are promptly raised to the Audit Committee between Board meetings to facilitate timely intervention and resolution. This structured approach ensures that Board members are well- equipped with relevant information, fostering informed decision-making and robust governance. Internal audit The Sunrise Internal Audit function is an independent and objective assurance function dedicated to helping Sunrise achieve its strategic objectives by strengthening governance, risk management and control frameworks for the benefit of customers, employees, shareholders and wider stakeholders. Internal Audit reports functionally to the Audit Committee and administratively to the CFO. This positioning provides the organisational authority and status to bring matters directly to senior management’s attention and escalate matters to the Audit Committee, when necessary, without interference. It also supports the internal auditors’ ability to maintain objectivity. Internal-audit engagements are performed, documented and communicated in accordance with the Internal Audit methodologies which are Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 166 Sunrise Annual Report 2025 I Corporate Governance aligned with the Institute of Internal Auditors' Global Internal Audit Standards 2024. Internal Audit tracks the status of remedial actions for all findings raised. The Audit Committee approves the risk-based Internal Audit plan for each year and monitors its execution, findings and the status of remedial actions. The Internal Audit status is a standing quarterly item in the agenda of the Audit Committee meetings and the Internal Audit function has direct access to the Audit Committee and is able to raise significant risk topics at any time. The Internal Audit plan includes reserves for specific reviews to be undertaken on request of the Audit Committee. Internal controls over financial reporting In accordance with the Nasdaq listing rules, Sunrise is required to comply with the relevant provisions of the Sarbanes-Oxley Act of 2002, including the implementation and operation of internal controls over financial reporting. This requirement existed prior to the spin-off from Liberty Global and continues until such time as Sunrise is permitted to cease reporting under the Securities Exchange Act of 1934, as amended (the «Exchange Act»), under applicable rules and regulations of the U.S. Securities and Exchange Commission. A comprehensive framework of internal controls has been defined to provide reasonable assurance to the Executive Committee and the Board of Directors regarding the reliability of financial reporting and the preparation and fair presentation of its published consolidated financial statements. Control owners across the business, primarily in the Finance and IT functions, are responsible for the management of controls, with a separate team tasked with testing the design and operating effectiveness of the controls. Any deficiencies identified are raised to control owners to remedy. The Audit Committee reviews regular reporting on the status of the controls testing, any deficiencies identified and remediation measures. Any significant deficiencies or material weaknesses identified are raised to the Audit Committee directly. Risk-management system The effective management of risk is critical to ensure Sunrise successfully delivers its objectives, targets and commitments to all stakeholder groups. The Board is responsible for the design, implementation and monitoring of the risk-management framework as part of the internal- control system. Our business, operating environment and stakeholder expectations do not stand still, meaning that risk management is an ongoing activity. Sunrise has an enterprise risk-management process that supports the business with identifying, managing and reporting risk as part of daily activities. The risk-management team collaborates with all business units and assurance functions to facilitate the early identification, assessment and treatment of risks, identify areas for compliance and control enhancements, and contribute to effective decision making and resource allocation. All risks are assessed in terms of their impact on strategic objectives and key results as well as the likelihood of that risk materialising, taking into account the effectiveness of the existing mitigations. The treatment of each risk is then considered, including whether additional mitigation measures should be implemented. As a minimum, the risk-management team facilitates a full risk refresh at least annually and, at appropriate intervals, reviews relevant risk-monitoring information for the most pressing risks, including the implementation status of any key risk- mitigation plans. The Board and the Audit Committee receive formal risk reporting on the most significant risks at least annually, including information on impact, likelihood and mitigations and identified risks or other matters that require senior-management attention are reported in the quarterly Audit Committee meetings. In addition, the Senior Director for Risk and Assurance has direct access to the Audit Committee and is able to raise significant risk topics at any time. Additional ad-hoc reporting is performed as deemed necessary and for a variety of stakeholders across the business. See chapter Risk Management for further information on the principal risk areas. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 167 Sunrise Annual Report 2025 I Corporate Governance Executive Committee Members of the Executive Committee The Executive Committee is headed by the CEO and comprised of nine members as of 31 December 2025. The Executive Committee under the control of the CEO conducts the operational management of the Company pursuant to the Organisational Regulations. The following table sets forth information about the members of the Executive Committee. Name Age Position André Krause 55 Chief Executive Officer (CEO) Anna Maria Blengino 59 Chief Information Officer (CIO) Tobias Foster 50 Chief People Officer (CPO) Jany Frutier 40 Chief Financial Officer (CFO) Stefan Fuchs 50 Chief Consumer Officer - Flanker Brands (CCO-FB) Elmar Grasser 60 Chief Technology Officer (CTO) Thorsten Haeser 57 Chief Business Officer (CBO) Marcel Huber 55 General Counsel & Chief Corporate Affairs Officer (GC & CCAO) Christoph Richartz 48 Chief Consumer Officer - Main Brand (CCO-MB) Set out below is a short description of each Executive Committee member’s business experience, education and activities: Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 168 Sunrise Annual Report 2025 I Corporate Governance

Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 169 Sunrise Annual Report 2025 I Corporate Governance André Krause | Chief Executive Officer (CEO) André Krause, a German-Swiss dual citizen, has been Chief Executive Officer of Sunrise since January 2020. He is responsible for the strategic direction and transformation of the company and led it through one of the most significant phases in its history: the merger with UPC and the subsequent integration of the two companies into a new company that was almost twice as large. In 2024, André led this new Sunrise as part of a spin-off from Liberty Global to become an independent, publicly traded Swiss company on the SIX Swiss Exchange. In doing so, he positioned Sunrise as the strong number two and leading challenger in the Swiss telecommunications market, with a clear growth strategy and a diversified portfolio for residential and business customers. Previously, André Krause was Chief Financial Officer of Sunrise from 2011 to 2019. In this role, he was responsible for the company's financial strategy. He thus not only contributed significantly to the transformation of the company from former private-equity ownership to a successful stock market listing in 2015. He was also instrumental in the profitability and growth of the listed company Sunrise between 2015 and 2020, when high investments in the mobile network (frequency auction and 5G roll-out) were made and Sunrise achieved investment-grade status. Before joining Sunrise, André worked at Telefónica O2 Germany, first as Vice President Strategy and Consulting (2004 – 2006), then as Chief Financial Officer (2006 – 2011). Other positions included McKinsey & Company and Arthur Andersen. André Krause holds a Bachelor's degree in Economics from the University of Bielefeld. Anna Maria Blengino | Chief Information Officer (CIO) Anna Maria Blengino, a Swiss citizen, has been the Chief Information Officer of Sunrise since April 2023. In this executive role, she leads the company’s IT strategy, innovation and transformation initiatives. Her tenure has been marked by the acceleration of the Sunrise digital transformation, including migration to cloud platforms, adoption of artificial intelligence and implementation of advanced automation. Under Anna Maria Blengino's leadership, the IT function has evolved into a strategic business partner, driving both operational excellence and innovation across the organisation. She developed and executed the company’s IT strategy, introduced agile delivery models and established an AI Community of Practice to foster cross-functional knowledge sharing and innovation. After rejoining Sunrise Communications in 2017 as Director of Platform Delivery, Anna Maria Blengino acted as the IT stream lead during the merger between Sunrise and UPC. As Vice President IT Strategy & Innovation, she led the definition of the new target IT architecture and the technical consolidation of the two merged companies in all IT domains. Prior to her return to Sunrise, Anna Maria Blengino spent four years at UBS (2014 – 2017), where she was responsible for global worldwide- automation shared services. With over 25 years of experience in the IT industry, she holds a Master’s degree in Engineering from Turin Polytechnic as well as an INSEAD Executive Leadership Business Administration and Management certification. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 170 Sunrise Annual Report 2025 I Corporate Governance Tobias Foster | Chief People Officer (CPO) Tobias Foster, a Swiss citizen, has been Chief People Officer at Sunrise since January 2019. He is responsible for employee strategy, from recruiting and talent development to compensation and HR processes. With the merger with UPC, he brought the cultures of both companies together and introduced the corporate values of ‘one’, ‘bold’ and ‘passionate’. These values continue to shape Sunrise and everyday working life to this day. Under his leadership, a further development programme for managers was also created. In addition, a new employer brand was launched in 2025 with ‘Challengers wanted’. He joined Sunrise in 2001 and initially held various positions in controlling. He worked as Director of Controlling (2010 – 2014) and was Director of Finance (2015 – 2018) Operations. Prior to that, he held various positions at AXA Insurance in Winterthur and Lausanne. Tobias Foster holds a Bachelor's degree in Business Administration from the ZHAW Zurich University of Applied Sciences and a Master's degree in corporate finance from the Lucerne University of Applied Sciences and Arts. Jany Fruytier | Chief Financial Officer (CFO) Jany Fruytier, a Dutch citizen, has served as Chief Financial Officer of Sunrise since December 2020. As CFO, Jany Fruytier was responsible for executing and monitoring the Sunrise–UPC merger integration plan, ensuring delivery of targeted cost and revenue synergies and tracking associated financial benefits that strengthened the competitive position of Sunrise in the Swiss market. He also led the financial strategy and execution of the Sunrise spin-off from Liberty Global and its successful listing on the SIX Swiss Exchange in 2024, overseeing the stand-alone capital structure, separation and transitional agreements, investor communications and the ADS distribution mechanics used before the Swiss listing. Before relocating to Switzerland, Jany Fruytier was based in Warsaw, Poland, serving as Chief Financial Officer of UPC Eastern Europe from February 2017. From 2014 to 2017, he worked as Manager of Financial Planning and Analysis at UPC Central Europe in Zurich, Switzerland. Jany Fruytier is a graduate of the European Business School London, holding a Master of Science degree in International Business Management. He also earned an Honours Bachelor of Science degree in Economics of Business from the University of Amsterdam and completed studies on investment strategies at the University of California, Berkeley. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 171 Sunrise Annual Report 2025 I Corporate Governance Stefan Fuchs | Chief Consumer Officer – Flanker Brands (CCO-FB) Stefan Fuchs, a German citizen, has been the Chief Consumer Officer – Flanker Brands of Sunrise since November 2022. He has driven the strong and continuous growth of the brands yallo, Lebara, swype and CHmobile. In this position, he is holistically responsible for all activities of the Flanker Brands (including strategy, brand, marketing and sales, product, customer operations and technology). Stefan Fuchs was Chief Marketing Officer at Sunrise from December 2020 to October 2022 and set the course for the main Sunrise brand during the post-merger integration (e.g. rebranding, portfolio, sponsorship/loyalty). Prior to that, Stefan Fuchs successfully led the commercial turnaround of UPC. From January 2020 to December 2020, he was Chief Commercial Officer at UPC, responsible for commercial strategy, brand, marketing and sales, portfolio and product, partnering and customer experience. From November 2018 to December 2019, he was Chief Marketing Officer at UPC. Stefan Fuchs has been part of the Liberty Global Group for around 17 years and has held senior marketing positions at Virgin Media in London (UK) and Unitymedia in Cologne (Germany). Between 2001 and 2007, he worked as a strategic management consultant for Booz Allen Hamilton, before joining SES Astra to help build the start-up Entavio/HD Plus. Stefan Fuchs taught and earned his Doctorate in Marketing and Media at the Bauhaus University in Weimar (Germany). Prior to that, he studied in the European Business Programme (EBP) in Münster (Germany), Rotterdam (Netherlands) and Fairfield (USA), earning a double degree in International Business Administration. Elmar Grasser | Chief Technology Officer (CTO) Elmar Grasser, an Italian citizen, is the Chief Technology Officer of Sunrise, a position he has held since April 2013. His key focus is the continuous enhancement of network quality and customer experience through innovation, applied where it is relevant for customers and operational efficiency, as well as the modernisation and operation of the Sunrise mobile and fixed networks at the highest levels of reliability. Under his leadership, the robustness and efficiency of the Sunrise network have been further strengthened and recognised in multiple internationally renowned network benchmark tests. In 2025, he received the connect Innovation Award for leading Sunrise to become the first operator in Europe to operate exclusively 4G and 5G networks while simultaneously launching a nationwide 5G Standalone (SA) network. In 2019, Elmar Grasser was named CTO of the Year by Mobile Europe magazine for his instrumental role in the successful launch of one of the first 5G networks in Europe. Prior to joining Sunrise, Elmar Grasser served as Chief Technology Officer at Orange Austria Telecommunications GmbH from 2008 to 2013. Earlier roles include CTO for Networks and IT at E-Plus Mobilfunk GmbH & Co. KG in Germany and CTO of tele.ring Telekom Service GmbH in Austria. He also held international management positions at O2 Germany, O2 Limited (London), and the satellite operator Iridium. Elmar Grasser began his career as an engineer at Siemens in Austria and the United States and at ETSI in Sophia Antipolis, France. He holds a Master’s degree in Computer Science from the Vienna University of Technology. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 172 Sunrise Annual Report 2025 I Corporate Governance Thorsten Haeser | Chief Business Officer (CBO) Thorsten Haeser, a German citizen, has been Chief Business Officer at Sunrise since August 2024. In this role, he is responsible for the company's B2B and wholesale business. Before joining Sunrise, he was Chief Commercial Officer at Nets SE/Concardis GmbH from 2019 to 2023 and played a key role in the merger of the two companies and their subsequent successful sale to Nexi AG. From 1998 to 2010, Thorsten Haeser held various positions at O2 (Telefónica), including General Counsel, Vice President Wholesale & Strategic Partnerships and, most recently, Member of the Management Board Consumer Business. He was also a member of the Executive Board of SIXT AG and Versatel GmbH, and most recently of Hapag-Lloyd AG. Thorsten Haeser completed his law studies and second state examination at Ludwig Maximilian University. Marcel Huber | General Counsel & Chief Corporate Affairs Officer (GC & CCAO) Marcel Huber, a Swiss citizen, has been General Counsel and Chief Corporate Affairs Officer at Sunrise since November 2022. In this role, he oversaw the merger of Sunrise and UPC, the spin-off from Liberty Global and the subsequent listing of Sunrise on SIX. He is also a member of the board of Suissedigital, the trade association of Swiss communication networks, which comprises around 200 companies from Switzerland and the Principality of Liechtenstein. Marcel Huber was Chief Corporate Affairs Officer of Sunrise from December 2020 to October 2022. From 2019 to 2020, he served as Chief Administrative Officer and General Counsel of Sunrise. From 2015 to 2018, Marcel Huber held several senior positions, including Chief Corporate Affairs and General Counsel and member of the Executive Board of Salt and its subsidiaries. From 2003 to 2015, he held senior positions at Orange Communications AG and Cablecom GmbH, including General Counsel and Director Legal and Regulatory. Marcel Huber holds a Master of Law from the University of Zurich.

Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 173 Sunrise Annual Report 2025 I Corporate Governance Christoph Richartz | Chief Consumer Officer - Main Brand (CCO-MB) Christoph Richartz, a German Swiss dual citizen, was Chief Consumer Officer – Main Brand of Sunrise, a position he held from September 2023 to January 2026. In this role, he led the development of a sustainable strategic roadmap for the Sunrise main brand. Christoph Richartz joined Sunrise in 2012 in the sales department, where he last served as Director of Consumer Sales, successfully managing all indirect and direct sales activities for Sunrise. From 2020 to 2022, he shaped the further development of Flanker Brands (formerly YOL). Under his leadership, yallo became a successful full-service provider. Upon his return to the main brand, Christoph Richartz assumed responsibility for the Customer Relations area, which encompassed both customer service and the entire sales organisation. Before joining Sunrise, Christoph Richartz was Director of Channel Sales at Orange Switzerland from 2011 to 2012, a regional sales, key account and senior area sales manager at Telefónica O2 Germany from 2003 to 2011 and a sales manager at mobilcom Debitel Group from 2001 to 2003. Christoph Richartz is an industrial business manager with a Vocational Baccalaureate in Economics and Administration. Changes in the Executive Committee in fiscal year 2025 There were no changes in the composition of the Executive Committee. Material events following the balance sheet date In January 2026, Christoph Richartz stepped down from the Executive Committee. Other activities and vested interests The Articles referred to in the following sections are available on the Sunrise website page Guidelines and principles. In accordance with Article 31 para. 2 of the Articles, no member of the Executive Committee may hold more than four additional mandates of which no more than one may be in a listed company. The following mandates are not subject to the above limitations under para. 1 of this Article: 1. mandates in companies which are controlled by Sunrise or which control Sunrise; 2. mandates held at the request of Sunrise or companies controlled by it. No member of the Executive Committee shall hold more than ten (10) such mandates; and 3. mandates in associations, professional or trade associations, foundations, trusts, employee welfare foundations, educational institutions and similar organisations. No member of the Executive Committee shall hold more than ten (10) such mandates. Mandates shall mean mandates in comparable functions at other enterprises with an economic purpose. Mandates in different legal entities that are under joint control or the same beneficial ownership are deemed to be one (1) mandate. As of 31 December 2025, none of the members of the Executive Committee of Sunrise had other activities in governing and supervisory bodies of, or advisory functions to, important Swiss or foreign organisations, institutions or foundations under private and public law outside Sunrise, or held any public or political office. Management contracts Sunrise does not have management contracts with companies or natural persons not belonging to the Group. Compensation, Shareholdings and Loans Content and method of determining the compensation and shareholding programmes Detailed information on compensation as well as information on the shareholdings as of 31 December 2025 of active and former members of the Board and of the Executive Committee is included in the Compensation Report of the Annual Report. Disclosure of rules in the Articles regarding compensation of the Board and of the Executive Committee For rules in the Articles regarding the approval of compensation by the Shareholders' Meeting, the supplementary amount for changes in the Executive Committee as well as the general compensation principles please refer to Articles 27 – 29 of the Articles. For rules in the Articles regarding loans to members of the Board or the Executive Committee please refer to Article 32 of the Articles. The Articles do not contain any rules regarding post- employment benefits for the members of the Board and Executive Committee. The rules regarding agreements with members of the Board and of the Executive Committee relating to duration and termination are stipulated in Article 30. The Articles are available on the Sunrise website page Guidelines and principles. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 174 Sunrise Annual Report 2025 I Corporate Governance Shareholders’ Participation Rights The Articles referred to in the following chapters are available on the Sunrise website page Guidelines and principles. Voting rights and representation Each share recorded as a share with voting rights in the share register confers one vote on its registered holder. Each shareholder duly registered in the share register on the record date may be represented at the Shareholders' Meeting by the independent voting rights representative, their legal representative or any person who is authorised to do so by a written proxy. A proxy does not need to be a shareholder. All shares held by a shareholder may only be represented by one person. Shareholders entered in the share register as shareholders with voting rights on a specific qualifying date (record date) designated by the Board shall be entitled to vote at the Shareholders' Meeting and to exercise their votes at the Shareholders' Meeting. See section Limitation on transferability and nominee registration, point 5. Nominees are only entitled to represent registered shares held by them at a Shareholders' Meeting if they are registered in the share register. The Board can register a nominee in the share register based on a corresponding agreement with Sunrise up to a maximum of 3% of the registered share capital. Above this registration limit, the Board may register nominees with voting rights in the share register if the nominees disclose the surnames and first names, addresses, nationalities and shareholdings of those persons for whose account they hold 0.5% or more of the registered share capital. For more information please refer to section II.6 above. As of 31 December 2025, Sunrise has only entered into nominee agreements with JPMorgan Chase Bank, N.A. acting as the depositary of Sunrise Class B ADS. The sponsored Class B ADS programme ended on 30 January 2026. Voting rights limitations and exceptions granted Apart from the rules on the registration of nominees (see paragraph above), the Articles include no voting rights limitations. Required majorities for a change of the voting rights limitations According to Article 15 para. 3 no. 1 of the Articles, any variation of voting or economic rights attaching to shares requires a resolution of the Shareholders' Meeting passed by at least two thirds of the votes represented, the majority of the par value of shares represented and the majority of the votes of the Class B Shares represented. Independent voting rights representative Pursuant to Article 14 of the Articles, the Board establishes the rules regarding participation in and representation at the Shareholders' Meeting and determines the requirements relating to proxies and instructions. The Shareholders' Meeting elects the independent voting rights representative for a term of office until completion of the next AGM. Re-election is possible. If the Company does not have an independent voting rights representative, the Board appoints the independent voting rights representative for the next Shareholders' Meeting. On 13 May 2025, the Shareholders’ Meeting re-elected Anwaltskanzlei Keller AG as the independent voting rights representative until the completion of the Shareholders' Meeting in 2026. Anwaltskanzlei Keller AG is independent from Sunrise and has no further mandates for Sunrise. For the upcoming Shareholders' Meeting, Sunrise will enable its shareholders to send their voting instructions electronically to the independent voting rights representative through its online voting platform. Rules in the Articles regarding electronic participation at the Shareholders’ Meeting Article 12 para. 2 of the Articles contains rules that the Board can determine that the Shareholders' Meeting be held simultaneously at different locations, provided that the contributions of the participants are transmitted directly in video and audio to all venues, and/or that shareholders who are not present at the venue (or one of the venues) of the Shareholders' Meeting may exercise their rights by electronic means. Para. 3 of Article 12 states that the Board may also provide that the Shareholders' Meeting can be held by electronic means without a venue. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 175 Sunrise Annual Report 2025 I Corporate Governance Majority requirements The Shareholders' Meeting shall be duly constituted irrespective of the number of shareholders present or of shares represented. Unless the law or the Articles provide for a qualified majority, a majority of the votes represented at a Shareholders' Meeting is required for the adoption of resolutions or for elections, with abstentions, blank and invalid votes having the effect of «no» votes. At least two thirds of the votes represented and the majority of the par value of shares represented shall be required for the Shareholders' Meeting to adopt resolutions on the matters listed in Article 15 para. 2 of the Articles: 1. the amendment of the business purpose of Sunrise; 2. the combination of shares; 3. a capital increase through the conversion of equity surplus, against contributions in kind or by set-off against a claim and the granting of special privileges; 4. the limitation or withdrawal of subscription rights; 5. the introduction of conditional capital or the introduction of a capital range; 6. the restriction of the transferability of registered shares; 7. the introduction of shares with privileged voting rights; 8. the change of currency of the share capital; 9. the introduction of the casting vote of the acting Chairperson in the Shareholders' Meeting; 10. a provision in the Articles of Association concerning the conduct of a Shareholders' Meeting abroad; 11. the delisting of the Company's equity securities; 12. the relocation of the place of incorporation of the Company; 13. the introduction of an arbitration clause in the Articles of Association; 14. mergers, demergers and conversions pursuant to the Swiss Merger Act; and 15. the dissolution of Sunrise. In addition to the majority required by Article 15 para. 2, the majority of the votes of the Class B Shares is required for the approval of the resolutions listed under Article 15 para. 3 of the Articles: 1. the variation of voting or economic rights attaching to shares; 2. the split or combination of shares by any ratio that is not the same as for Class A Shares and Class B Shares; 3. ordinary capital increases or decreases; 4. the introduction of conditional capital or a capital range or the variation of provisions of the Articles governing conditional capital or a capital range; 5. the restriction of the transferability of registered shares and the cancellation of such a restriction; 6. the introduction of shares with privileged voting rights and the increase in the number of such shares with privileged voting rights, except where shares without privileged voting rights are issued in the same proportion; 7. the determination of any distribution of shares of the Company except where holders of Class A Shares receive Class A Shares and holders of Class B Shares receive Class B Shares in the same proportion; 8. the determination of any distribution of securities of Sunrise other than shares, or of securities of any third party, except where (i) holders of each share class receive the same class of securities or (ii) holders of Class B Shares receive higher voting securities than holders of Class A Shares; 9. the delisting of Class B Shares; 10. mergers, demergers and conversions pursuant to the Swiss Merger Act; 11. the disposal of all or substantially all assets of Sunrise; 12. the dissolution of Sunrise; and 13. the amendment or repeal of the following provisions of the Articles of Association, with the exception of editorial amendments that do not effectively change their content: Article 4d, Article 6, Article 7a, Article 15, Article 16, Article 19 and Article 38. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 176 Sunrise Annual Report 2025 I Corporate Governance

Convocation of the meeting of shareholders Convocation The Shareholders' Meeting shall be called by the Board or, if necessary, by the statutory auditor. In accordance with Article 9 para. 2c of the Articles, one or more shareholders with voting rights representing in the aggregate not less than 5% of the share capital or votes can request, in writing, that a Shareholders' Meeting be convened. Such request must be submitted to the Board, specifying the matters to be discussed and the corresponding proposals and, in the case of elections, the names of the nominated candidates. In accordance with Article 10 in connection with Article 37 of the Articles, the Shareholders' Meeting shall be convened, at the election of the Board, by notice in the Swiss Official Gazette of Commerce or by notification in any other form that allows proof by text not less than 20 days before the date fixed for the Meeting. Agenda In accordance with Article 10 para. 4 of the Articles, the notice of a Shareholders' Meeting shall state the date, beginning, ending, mode and venue of the Shareholders' Meeting, the agenda and the proposals of the Board and, if any, the proposals of the shareholders, with a brief statement of the rationale of each proposal, and the independent voting rights representative’s name and address. In accordance with Article 11 para. 1 of the Articles, one or more shareholders with voting rights whose combined holdings represent an aggregate of at least 0.5% of the share capital or the votes may request that an item be included in the agenda of a Shareholders' Meeting or that a proposal relating to an agenda item be included in the notice convening the Shareholders' Meeting. Such a request must be received by Sunrise in writing at least 60 calendar days prior to the Shareholders' Meeting, specifying the agenda item and the proposal or proposals. Registration in the share register The record date for the inscription of registered shareholders in the share register in view of their participation in the Shareholders' Meeting is defined by the Board and stated in the respective invitation to the Shareholders' Meeting. Shareholders who dispose of their registered shares before the Shareholders' Meeting are no longer entitled to vote with such disposed shares. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 177 Sunrise Annual Report 2025 I Corporate Governance Change of Control and Defence Measures The Articles are available on the Sunrise website page Guidelines and principles. Duty to make an offer Pursuant to Article 135 Financial Market Infrastructure Act (FMIA), any investor who acquires more than 33⅓% of all voting rights (directly, indirectly or in concert with third parties) whether they are exercisable or not, is required to submit a takeover offer for all shares outstanding. The Articles contain an opting-up clause regarding the duty to make an offer in Article 7a, which reads as follows: 1. This Article 7a applies to equity securities of Sunrise that are held or acquired directly or indirectly by John C. Malone, his relatives (including, without limitation, descendants and spouse) or by trusts, foundations and similar structures established by or for such persons, including their legal successors (hereinafter the «Malone Shareholders»). This Article 7a also applies to equity securities of Sunrise that are held or acquired directly or indirectly by Michael T. Fries, his relatives (including, without limitation, descendants and spouse), or by trusts, foundations and other similar structures established by or for such persons, including their legal successors (hereinafter the «Fries Shareholders»). 2. The Malone Shareholders and the Fries Shareholders, as well as persons acting in concert with them, are exempt from the obligation to make a takeover offer pursuant to Article 135 of the Federal Act on Financial Market Infrastructures and Market Conduct in Securities and Derivatives Trading of 19 June 2015 (FinMIA), if they acquire or dispose of equity securities of Sunrise among themselves or otherwise, or if they otherwise exceed the threshold of 33⅓ percent of the voting rights of the Company or act in concert, as long as the total direct or indirect holdings of equity securities by the Malone Shareholders and the Fries Shareholders, as well as persons acting in concert with them, do not exceed 45 percent of the voting rights of Sunrise. 3. Paragraph 2 does not apply to persons who acquire equity securities from Malone Shareholders and/or Fries Shareholders and/or in any other way directly or indirectly or in concert with third parties, and thereby, together with equity securities they already own, exceed the threshold of 33⅓ percent of the voting rights of Sunrise. Change-of-control clauses In case of a change of control, the pro-rated unvested PSU and RSU awards under the Sunrise long-term incentive plans will vest immediately, unless a roll-over occurs or the Board decides otherwise. According to Article 30 of the Articles, employment and other agreements with the members of the Executive Committee may be concluded for a fixed term or for an indefinite term. Agreements for a fixed term may have a maximum duration of one year. Renewal is possible. Agreements for an indefinite term may have a notice period of maximum twelve months. The current contracts with the members of the Executive Committee contain termination periods of twelve months or less. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 178 Sunrise Annual Report 2025 I Corporate Governance Auditor Auditor, duration of the mandate and term of office of the lead auditor Pursuant to Article 26 para. 1 of the Articles, the statutory auditor shall be elected each year and may be re-elected. KPMG AG has been the statutory auditor of Sunrise since 2024 and the statutory auditor of Sunrise GmbH, the operating company of the Sunrise business, since 2007. Oliver Eggenberger has been the lead auditor for Sunrise GmbH since 2024 and the lead auditor for Sunrise Communications AG since 3 May 2024. Audit fees and additional fees The total audit fees for 2025 for the audit of the consolidated and statutory financial statements of Sunrise and its subsidiaries are equal to CHFm 3,5. In 2024 the amount of the total fee was CHFm 3,2. During 2025, KPMG AG billed additional fees for non-financial assurance services relating to sustainability information, capital increase audit and agreed- upon-procedure engagements in the amount of CHFm 0,1. Information instruments pertaining to the external audit The Audit Committee maintains oversight of the relationship of Sunrise with the statutory auditor and reviews the independence of the statutory auditor. The statutory auditor reports directly to the Audit Committee to the extent permissible under Swiss law. The Audit Committee performs on a quarterly basis a review and discusses with the statutory auditor the following: (i) the terms of their engagement to review the financial information; (ii) any significant deficiencies or material weaknesses that have come to the attention of the statutory auditor during its interim review; (iii) all critical and significant accounting policies and practices to be used; (iv) all alternative treatments of financial information within IFRS that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and treatments preferred by the statutory auditor; and (v) other material written communications between the statutory auditor and management, such as the schedule of uncorrected misstatements, if any, related to accounts and disclosures and the basis for determining that the uncorrected misstatements were immaterial. The Audit Committee also reviews and discusses the statutory auditor's attestation and report on management's internal controls as well as any other opinions it may issue from time to time; it obtains from the statutory auditor assurance that it has complied with legal and regulatory requirements, including to the extent applicable the rules and regulations of the SEC; and discusses with the statutory auditor the following: • for as long as Sunrise is subject to the periodic reporting requirements of the Exchange Act, all critical and significant accounting policies, practices and accounting estimates and the quality thereof in accordance with the auditing standards applicable to the relevant audit; • significant issues regarding accounting principles and financial-statement presentations, including any significant changes in the selection or application of accounting principles by Sunrise, major issues as to the adequacy or effectiveness of the internal controls of Sunrise and any special audit steps adopted in light of any identified material weaknesses; • analyses prepared by management or the statutory auditor setting forth significant financial-reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of the international financial reporting standards (IFRS); • the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of Sunrise; • any significant changes made to the statutory auditor's anticipated audit plan and the reasons for such changes; • other matters arising from the audit that are significant to the oversight of the financial reporting process; and • any other relevant reports, including regular internal financial reports prepared by Sunrise management and any internal-auditing department, or other financial information. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 179 Sunrise Annual Report 2025 I Corporate Governance The Audit Committee obtains and reviews a formal written statement from the statutory auditor at least annually regarding: 1. the statutory auditor's internal quality-control procedures; 2. any material issues raised by the most recent internal quality-control review, or peer review, of such auditor, or by an inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by such auditor; 3. any steps taken to deal with such issues; and 4. all relationships between the statutory auditor and Sunrise (consistent with applicable independence standards) and requests information from the statutory auditor and management to determine the presence or absence of a conflict of interest. The Audit Committee evaluates the qualifications, performance and independence of the statutory auditor, including a review and evaluation of the lead partner of the statutory auditor, considering whether the auditor's internal quality-controls are adequate and whether the provision of permitted non-audit services is compatible with maintaining the auditor's independence. The Audit Committee actively engages in a dialogue with the auditor with respect to any disclosed relationship or services that may impact the objectivity and independence of the statutory auditor, taking into account the opinions of management and the Company's internal auditor. The Audit Committee presents its conclusions and consequent recommendations with respect to the statutory auditor to the Board. The Audit Committee ensures the rotation of the audit partner responsible for reviewing the audit as required by law, recommends to the Board policies for the hiring of Sunrise employees or former employees of the statutory auditor who were engaged on the Sunrise accounts or otherwise participated in any audit of Sunrise, discusses with the statutory auditor any accounting or auditing issues with respect to which the Sunrise audit team consulted with the statutory auditor's national office, reviews with the statutory auditor any audit problems or difficulties and management’s response, and meets with the statutory auditor prior to the audit to discuss the planning and staffing of the audit. Information Policy Sunrise engages in transparent, open and regular communication with its shareholders, the capital market and the general public. Throughout the year, Sunrise publishes its annual results and quarterly reports on the dates listed in the financial calendar published on the Sunrise Investor Relations website at www.sunrise.ch/en/corporate/investor-relations. In addition, Sunrise organises presentations and conference calls with the financial community and media to further discuss details of the reported earnings (such presentations or calls are held on the same day as the earnings publication) or on any other matters of importance. Media releases and ad-hoc announcements pursuant to Art. 53 LR containing potentially price-sensitive information are published regularly and in accordance with the rules of the SIX Swiss Exchange. All interim reports (www.sunrise.ch/en/corporate/investor-relations/ reports), company media releases (www.sunrise.ch/en/corporate/media) and ad-hoc announcements pursuant to Art. 53 LR (www.sunrise.ch/en/corporate/investor-relations/ adhoc-releases) are also available on the Sunrise website, as are push subscription services for all such publications (www.sunrise.ch/en/corporate/media/subscribe-releases). Ad-hoc announcements pursuant to Art. 53 LR are distributed electronically to at least two electronic information systems widely used by professional market participants (Bloomberg, Reuters, etc.) and to at least two relevant Swiss newspapers of national importance (Neue Zürcher Zeitung, Le Temps, etc.). Official publications by Sunrise are made in the Swiss Official Gazette of Commerce: www.shab.ch. Notices to shareholders may also be sent in any form that allows proof by text. Printed annual reports are available upon request. Ordinary black-out periods During the period of one week prior to the end of each quarter and until one full trading day after the public release of the applicable financial result, the members of the Board and the Executive Committee, the secretary of the Board, any staff reporting directly to the CEO, selected staff reporting directly to the CFO and further employees and consultants of the Sunrise Group who have access to financial information of Sunrise or to other inside information or material non-public information, as specified in Sunrise internal guidelines, are prohibited from trading in Sunrise equity or debt securities (or any financial instruments derived therefrom) issued by any Sunrise Group company. In fiscal year 2025, no exemptions were granted. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 180 Sunrise Annual Report 2025 I Corporate Governance

Shareholder Letter | Sunrise at a glance | Operational & Financial Review | Sustainability | Corporate Governance | Compensation | Financial Statements

Compensation Report

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181 Sunrise Annual Report 2025 I Compensation Report

Shareholder Letter | Sunrise at a glance | Operational & Financial Review | Sustainability | Corporate Governance | Compensation | Financial Statements

Table of Contents | Compensation Report

Table of Contents | Compensation Report	182
Letter from the Chair and Introduction	183
Compensation Governance	184
Board of Directors Compensation	187
Sunrise Compensation Principles and Philosophy	190
Executive Committee Compensation	191
Shareholdings of the Board of Directors and Executive Committee	199
Gender Representation on the Board of Directors	200
Activities at Other Companies	201
Left Intentionally Blank	203

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Shareholder Letter | Sunrise at a glance | Operational & Financial Review | Sustainability | Corporate Governance | Compensation | Financial Statements

Letter from the Chair and Introduction

Dear Shareholders,

On behalf of the Board of Directors and its Compensation Committee, I am pleased to present the 2025 Compensation Report. In 2025, Sunrise took a significant step forward in evolving its compensation strategy to ensure continued alignment with our long-term business objectives, shareholder interests and Swiss market practices. The new compensation framework reflects our commitment to a balanced, transparent and performance-driven approach that supports sustainable value creation. The revised framework maintains a consistent total direct compensation level for members of the Executive Committee compared to 2024, while enhancing the compensation structure and focus on both short- and long-term incentives.

Short-Term Incentive Plan (STIP) enhancements
For 2025, Sunrise has introduced business unit-specific targets within the STIP for members of the Executive Committee (excluding the CEO) and all senior leaders, which complement existing company and individual performance targets. The company targets continue to focus on the key performance indicators Operating Free Cash Flow after Leases (OFCFaL), Service Revenue, relative Net Promoter Score (rNPS), and Sustainability/ESG targets. The Shareholding Incentive Plan (SHIP) continues to offer participants the option to receive up to 100% of their earned bonus under the STIP in shares, reinforcing ownership and accountability.

Long-Term Incentive Plan (LTIP) evolution
To further strengthen our pay-for-performance philosophy, we have launched a new dedicated LTIP for members of the Executive Committee and senior leaders. Members of the Executive Committee have received Performance Share Units (PSUs), while senior leaders have been granted a mix of PSUs and Restricted Share Units (RSUs). The performance metrics for PSUs remain consistent with the LTIP 2024, ensuring strategic continuity by focusing on Cumulative Adjusted Free Cash Flow (FCF, 30% weighting) and Relative Total Shareholder Return (rTSR, 70% weighting) measured over three years, reinforcing our commitment to long-term financial performance and shareholder value creation.

Fostering employee share ownership
In line with our commitment to fostering a culture of ownership and shared success, Sunrise rolled out an Employee Share Purchase Plan (ESPP) in 2025 for all Sunrise employees (excluding the senior leaders and the Executive Committee). The programme proved highly successful, with nearly 50% of eligible employees participating, resulting in more than 1,100 employees becoming shareholders in Sunrise. In addition the eligibility for the SHIP was extended to middle-management roles, further advancing our goal of fostering engagement and increasing employee share ownership.

Outlook
The Compensation Committee remains committed to ensuring that our compensation practices are fair, competitive and aligned with our strategic priorities. We will continue to monitor market developments and stakeholder expectations to ensure our approach remains fit for purpose in a dynamic business environment.

On behalf of the Compensation Committee, I thank you for your trust and investment in Sunrise.



Best regards,

Ingrid Deltenre
Chair of the Compensation Committee

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Shareholder Letter | Sunrise at a glance | Operational & Financial Review | Sustainability | Corporate Governance | Compensation | Financial Statements

Compensation Governance

Regulatory framework

This Compensation Report has been prepared in accordance with the requirements of the Swiss Code of Obligations, the Directive on Information relating to Corporate Governance issued by the SIX Swiss Exchange and the Swiss Code of Best Practice for Corporate Governance (economiesuisse).

Rules regarding compensation in the Articles of Association

The Sunrise Articles of Association contain specific provisions on compensation. The Articles are available on the Company website page Guidelines and principles. The Articles of Association, and any amendments thereof, are subject to approval by the Annual General Meeting of Shareholders. The compensation provisions include rules regarding the election, constitution, powers and duties of the Compensation Committee (Articles 22 through 25), the approval of the maximum compensation for the members of the Board of Directors and the Executive Committee (Article 27), the supplementary amount for changes to the Executive Committee (Article 28), the general principles of compensation (Article 29), the agreements with members of the Board of Directors and the Executive Committee (Article 30), the maximum number of mandates outside the Company that a member of the Board of Directors or the Executive Committee may hold (Article 31) and the loans and credits to members of the Board of Directors and the Executive Committee (Article 32).

Pursuant to the Sunrise Articles of Association, the Annual General Meeting of Shareholders must approve the proposal of the Board of Directors in relation to the maximum aggregate amount of compensation for the Board of Directors prior to the completion of the next AGM and the maximum aggregate amount of compensation for the Executive Committee for the following financial year. The votes on these amounts have binding authority. Thereafter, the Board of Directors sets the compensation for the individual members of the Board of Directors and the Executive Committee (within the limits approved by the AGM). In addition, the Compensation Report is submitted to the AGM for an advisory vote on a yearly basis.

Board of Directors and Compensation Committee

Based on the Sunrise Articles of Association and applicable law, the Board of Directors has the overall responsibility for defining the remuneration policy of the Sunrise Group, as well as the general terms and conditions of employment for members of the Executive Committee.

The Board of Directors has the following powers and duties with regard to compensation and benefits:

- Adopt or amend the compensation and benefits strategy as well as the compensation principles applicable to the members of the Board of Directors and the Executive Committee.
- Adopt or amend the short- and long-term incentive plans for the senior management and any other participation or incentive plan, oversee the implementation of such plans and approve the aggregate number of shares granted under such plans.
- Approve the individual compensation of the members of the Board of Directors, subject to the maximum aggregate amount of compensation approved by the Annual General Meeting.
- Determine the compensation and short-term incentive of the CEO and, upon recommendation of the CEO, ratify the compensation and short-term incentive of the other members of the Executive Committee and approve the objectives determining the short-term incentive of the CEO and ratify such objectives for the other members of the Executive Committee, in each case subject to the maximum aggregate amount of compensation approved by the Annual General Meeting.

The Compensation Committee's role is to assist the Board of Directors in defining and reviewing compensation strategies and guidelines, as well as preparing proposals for shareholder approval regarding compensation for both the Board of Directors and the Executive Committee. It has the following further powers and duties:

- Oversee the design, review and regular assessment of the compensation and benefits strategy, the compensation principles applicable to the members of the Board of Directors and the Executive Committee, and the compensation system, including management incentive plans, and make recommendations to the Board of Directors in this regard.
- Review, assess and monitor the implementation of the short- and long-term incentive plans for the senior management and any other participation or incentive plans of the company and make proposals to the Board of Directors regarding their adoption, amendment or termination.

184 Sunrise Annual Report 2025 I Compensation Report

• Propose to the Board of Directors any grants under any equity incentive plans to members of the Executive Committee, and make, or delegate the authority to make, such grants under any equity plans to beneficiaries other than members of the Executive Committee. • Propose to the Board of Directors the CEO’s compensation package and terms of employment and, upon recommendation from the CEO, the compensation packages of the other members of the Executive Committee. • Oversee and evaluate the performance of the members of the Executive Committee by establishing and recommending to the Board of Directors for approval a performance-evaluation framework for members of the Executive Committee, ensuring alignment with the company’s strategic goals through qualitative and quantitative measures. • Recommend to the Board of Directors the individual compensation of the members of the Board of Directors. • Recommend to the Board of Directors the proposals regarding the maximum aggregate amount of compensation for the Board of Directors and the Executive Committee to be submitted to the Annual General Meeting of Shareholders for approval. • Prepare, together with the management, the company's compensation report. • Ensure proper administration of the company's incentive plans. • Review at least annually the risks associated with the company's compensation policies and practices, both for the compensation of the members of the Executive Committee and for compensation generally and discuss such risks with management, as appropriate. • Adopt, implement and amend clawback policies relating to compensation arrangements for the members of the Executive Committee and any other members of the Sunrise management team. • Assist the Board of Directors in discharging its responsibilities relating to the compensation of the members of the Executive Committee. In 2025, discussions and decisions by the Board of Directors or the Compensation Committee regarding the compensation of members of the Executive Committee were held in the presence of certain members of the Executive Committee who do not have voting rights. Pursuant to the Sunrise Articles of Association, the Compensation Committee consists of at least two and a maximum four members of the Board of Directors. In accordance with Swiss law, the Articles of Association require that the members of the Compensation Committee be elected individually each year by the respective Annual General Meeting and the Chair of the Compensation Committee by the Board of Directors. The Annual General Meeting held on 13 May 2025 re-elected individually Ingrid Deltenre, Adam Bird and Enrique Rodriguez as members of the Compensation Committee for a term of office to last until completion of the next AGM in 2026. Ingrid Deltenre was re-appointed as Chair of the Compensation Committee. The Compensation Committee may decide to consult external advisors. In fiscal year 2025, Homburger AG and Willis Towers Watson Holdings (Switzerland) GmbH (WTW) were consulted on specific compensation matters and WTW also provided actuarial services (IAS19 pension) and valuation services for equity grants. Homburger provided further services as legal advisors. For further details regarding the responsibilities of the Compensation Committee and the meetings held in fiscal year 2025, please refer to the section Committees of the Corporate Governance Report. Process for determining compensation and benchmarking The Compensation Committee assesses the compensation packages of the Board of Directors and the Executive Committee at least every two years and conducts an external compensation benchmarking on a regular basis. In 2024, Sunrise obtained advice and benchmark data from WTW. In selecting a peer group, the Compensation Committee reviewed a blend of Swiss and European companies that provide a good balance of size, industry and geographies. The Compensation Committee believes that benchmarking against a consistent and relevant peer group helps Sunrise maintain competitive pay levels, which allows the company to attract and retain the talents necessary to ensure the long-term success of Sunrise. For the compensation package of the Executive Committee, a market assessment was conducted in 2024 that took into consideration a combination of the Swiss and European telecommunications markets. The peer group comprised 21 companies, divided between companies headquartered in Switzerland and European telecommunications companies. The main selection criteria for the peer group companies were size, industry and geography. Therefore, Swiss companies from the SMIM and, due to the lack of listed telecommunications companies in Switzerland other than Swisscom AG, a selection of Swiss companies from the technology and other sectors were included as well as European telecommunications companies. Sunrise is positioned around the median of the peer group. The following table shows the composition of the Executive Committee peer group: Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 185 Sunrise Annual Report 2025 I Compensation Report Executive Committee Peer Group 1&1 AG Software ONE Holding AG Adecco Group AG Sulzer Ltd ams-OSRAM AG Swisscom AG Avolta AG Tele2 AB (publ) Barry Callebaut AG Telecom Italia S.p.A. Cellnex Telecom S.A. Telefónica Deutschland Elisa Oyj Telekom Austria AG freenet AG Temenos AG KPN N.V. TX Group AG Proximus PLC VAT Group AG SIG Group AG In 2024, the compensation package of the Board of Directors was benchmarked against the Swiss market (SMIM, excluding financial-services companies)16. While for the Executive Committee the benchmarking focus was on the competitor/talent market, for the Board of Directors the focus was on size and the local market. This is mainly due to the regulatory framework and the comparability of responsibilities. Say on pay votes at the Annual General Meeting 2025 At the Annual General Meeting (AGM) 2025, shareholders approved the maximum aggregate amount of compensation for the Board of Directors for the term of office from the 2025 AGM to the 2026 AGM of CHF 2.1 million. Additionally, shareholders approved the maximum aggregate amount of compensation for the Executive Committee for the financial year 2026, ending 31 December 2026, of CHF 22.0 million, which was identical to the amount approved for the financial year 2025. The total compensation paid to the members of the Board of Directors for the term 2025/2026 (see section Board of Directors compensation term 2025/2026) as well as the total compensation paid to the members of the Executive Committee for the financial year 2025 (see section Total Executive Committee compensation 2025) are within the approved maximum aggregate compensation. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 186 Sunrise Annual Report 2025 I Compensation Report 16 Tailored SMIM (excl. financial-services companies): Adecco Group AG, ams-OSRAM AG, Avolta AG, Barry Callebaut AG, BELIMO Holding AG, BKW AG, Chocoladefabriken Lindt & Sprüngli AG, Clariant AG, EMS-CHEMIE HOLDING AG, Flughafen Zürich AG, Galenica AG, Georg Fischer AG, Meyer Burger Technology AG, PSP Swiss Property AG, Sandoz Group AG, Schindler Holding AG, SGS SA, SIG Group AG, Straumann Holding AG, Swiss Prime Site AG, Tecan Group AG, Temenos AG, The Swatch Group AG, VAT Group AG Board of Directors Compensation General Members of the Board of Directors receive a base fee for their services on the Board of Directors. In addition, with the exception of the Chairman, members of the Board of Directors who chair or serve on a committee receive an additional committee fee. Together, these are referred to as board fees, as set out in the table below. To ensure the independence of the Board of Directors in its supervisory role over the Executive Committee, the members of the Board of Directors have not received any variable compensation linked to the performance of Sunrise. The board fee consists of a cash component and a payment in the form of Sunrise Class A shares (each 50% of the board fee), with the right to elect to receive the cash component in Sunrise Class A shares (Share Election Right), allowing for further alignment with shareholder interests. The amounts below are gross amounts before deduction of employee social- security contributions and taxes, if applicable. The Company pays the cash component to each member of the Board of Directors and the Chairman in semi-annual instalments at the end of October and April of each year. The share component is granted based on the average closing share price of 10 trading days ending three trading days prior to the date of grant (grant price) and is blocked for one year. The members of the Board of Directors are reimbursed for travel and other related expenses incurred in connection with their responsibilities as members of the Board of Directors in accordance with the Articles of Association. Role Gross board fees in cash 1 - CHFk Gross board fees in shares 1 - CHFk Gross total board fees CHFk Annual base fees Chairman of the Board 200.0 200.0 400.0 Other members of the Board 100.0 100.0 200.0 Annual committee fees Chair of the Audit Committee 32.5 32.5 65.0 Chair of the Compensation Committee 22.5 22.5 45.0 Chair of the Nominating Committee 7.5 7.5 15.0 Member of the Audit Committee 20.0 20.0 40.0 Member of the Compensation Committee 15.0 15.0 30.0 Member of the Nominating Committee 5.0 5.0 10.0 ¹Subject to the exercise of the Share Election Right Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 187 Sunrise Annual Report 2025 I Compensation Report Board of Directors compensation term 2025/2026 (audited) For the term 2025/2026, the members of the Board of Directors received total compensation of CHF 2.0 million in the form of cash and shares including employer social-security contributions, if applicable. The compensation paid is set out in the table below. As the company’s listing took place on 15 November 2024, the Board of Directors’ compensation 2024/2025 only reflects the shortened period from the listing date until the AGM on 13 May 2025, resulting in a lower amount compared to a full term. Additional information No member of the Board of Directors or their related parties were granted a loan or a credit facility during the reporting year. There was no loan or credit facility outstanding at the end of the reporting year to any member of the Board of Directors or their related parties, and such loans are prohibited under the Sarbanes-Oxley Act of 2002 as long as the Sunrise shares are registered with the U.S. Securities and Exchange Commission. Related parties did not receive any remuneration. Total Board of Directors compensation CHFk Board fees in cash Board fees in shares Employer social security contribution Total 2025/2026 Total 2024/2025 Michael T. Fries, Chair — 408.7 26.2 434.9 216.7 Adam Bird, Member of the Board3, 5 — 250.3 16.0 266.3 130.3 Ingrid Deltenre, Member of the Board2 122.5 125.2 13.1 260.8 129.0 Thomas D. Meyer, Member of the Board1 132.5 135.4 17.1 285.0 141.0 Catherine Mühlemann, Member of the Board4, 6 125.0 127.7 — 252.7 125.0 Enrique Rodriguez, Member of the Board4, 5 — 275.8 17.7 293.5 143.6 Lutz Schüler, Member of the Board6 105.0 107.3 21.2 233.5 115.5 Total 485.0 1,430.4 111.3 2,026.7 1,001.0 Footnotes refer to the term 2025/2026 and 2024/2025. 1 Chair of the Audit Committee 2 Chair of the Compensation Committee 3 Chair of the Nominating Committee 4 Member of the Audit Committee 5 Member of the Compensation Committee 6 Member of the Nominating Committee Notes refer to the terms of office 2025/2026 and 2024/2025 unless otherwise indicated: • Board fees paid in cash and shares and employer social security contributions shown for the whole term 2025/2026 and for term 2024/2025 as of company's listing on 15.11.2024. • All board fees (base and committee fees) in cash and shares are gross values before the deduction of applicable tax and employee social security. • For non-Swiss-based Board of Directors the employer social security is based on estimates. • Members of the Board of Directors are not on a Sunrise pension plan. • Term 2024/2025: Sunrise Class A share Closing Price 5.12.2024: CHF 42.935 per share | Sunrise Class A share Grant Price: CHF 41.364 per share. • Term 2025/2026: Sunrise Class A share Closing Price 8.5.2025: CHF 44.32 per share | Sunrise Class A share Grant Price: CHF 43.382 per share. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 188 Sunrise Annual Report 2025 I Compensation Report

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Maximum aggregate compensation for the Board of Directors for the term 2025/2026

The AGM 2025 approved a maximum aggregate compensation of the Board of Directors for the term from the AGM 2025 to the AGM 2026 in the amount of CHF 2.1 million (excluding employer social-security contributions). The total board fees paid to the members of the Board of Directors for the term 2025/2026 is CHF 1.9 million (excluding employer social-security contributions) and is within the approved maximum aggregate compensation.

Board of Directors
AGM 2025 – AGM 2026 CHFm


2.1
1.9
Maximum aggregate compensation approved
Board fees paid



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Sunrise Compensation Principles and Philosophy

The Sunrise compensation strategy is driven by our overall business strategy, vision and values. The following compensation principles promote our performance culture and strengthen the alignment between rewards based on the overall success of Sunrise and its shareholders. The compensation principles are applied consistently throughout the organisation to support inclusiveness and fairness across all roles. We are truly one company, and this approach promotes an interconnected and collaborative work environment where every employee has a purpose-driven role and is motivated to contribute to our collective goals and long-term value creation at Sunrise.

Competitive

Sunrise provides competitive compensation to attract and retain the best talents from the market. We strive to position Sunrise base salaries around the market median while at Sunrise, leadership career paths are equal to professional careers. To further underline the ambitious performance culture of Sunrise, target levels for variable compensation for senior roles are defined above the market median. For this purpose, benchmarking against the relevant market is conducted on a regular basis.

Inclusive and fair

We understand that an inclusive and fair compensation system throughout the organisation is a key driver of the success of Sunrise. Compensation levels are aligned for roles on the same level and promote the principle that similar job responsibilities, qualifications and skills result in similar compensation. These principles of inclusivity and fairness apply not only to compensation, but also to development and career opportunities and employment conditions in general. Sunrise aims to be successful by offering state-of-the-art reward packages that are communicated transparently and are easy for employees to understand.
In September 2023, Sunrise was awarded the Fair-ON-Pay Advanced certification by the world's leading quality auditor SGS. Fair-ON-Pay honours companies that ensure equal pay. This means that Sunrise employees are compensated fairly and equally, irrespective of their gender. Sunrise successfully renewed this commitment with its re-certification in 2025. Sunrise also successfully renewed its collective bargaining agreement, further strengthening its commitment to fair and market-competitive employment conditions.

Performance-based

Sunrise lives a performance-oriented working environment across the organisation with an emphasis on an entrepreneurial mindset to compete within our fast-moving industry. To support our mission of ambitious value creation for our various stakeholders, our performance measures include a mix of company, business-unit, team and individual targets, based on role and function. Therefore, our variable pay components are intended to reward strong performance with target values. Variable compensation is offered to all employees, reinforcing our commitment to a performance-driven culture across all levels of the organisation.

Purpose-driven

We consider ourselves to be a leader in evolving ways of working and to take a modern approach to total rewards. We aim to reflect the specific business needs of each line of business in our compensation framework. Linking rewards to the business strategy and to specific roles helps us to engage and motivate our employees and support them in their development, in their career ambitions and in a purposeful working environment.

Sustainable

Having an end-to-end perspective in mind, our compensation framework is designed and periodically updated to support our sustainable and long-term growth ambitions together with all our stakeholders within a constantly changing market.

Share ownership

Sunrise promotes share ownership among our employees to strengthen alignment with our shareholders and foster a culture of accountability and engagement. By enabling employees to participate in Sunrise success, we create a direct link between individual contributions and long-term value creation. Sunrise aims to broaden access to share programmes across all levels of the organisation and offer attractive conditions. Clear communication and education ensure transparency and help employees understand the benefits of share ownership.

In 2025, we successfully rolled out an Employee Share Purchase Plan (ESPP), achieving strong engagement with eligible employees. Additionally, we expanded the Shareholding Incentive Plan (SHIP) to a broader population, reinforcing our commitment to inclusive ownership opportunities.

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Executive Committee Compensation

The Sunrise compensation framework allows for attracting, developing and retaining the best talents and is aligned with the company's values, strategy and financial goals. The overall compensation principles and philosophy of Sunrise also form the basis for the compensation of our Executive Committee, which comprises the following elements:

- Fixed compensation: base salary
- Variable compensation: Short- and Long-Term Incentive Plans
- Company benefits: company pension plan, insured benefits, other fringe benefits and allowances

Fixed compensation

Generally, fixed compensation is paid in cash on a monthly basis and takes into account the role, the individuals' skills and experience as well as external market data. Potential increases in base salaries are reviewed annually.

Variable compensation

Variable compensation comprises the annual Short-Term Incentive Plan (STIP), including the option to participate in the Shareholding Incentive Plan (SHIP), and the Long-Term Incentive Plan (LTIP).


Compensation Elements
Company Benefits
Comprises company pension plan, insured benefits and other fringe benefits, as well as allowances
Variable
Long-Term Incentive
Long-Term Incentive Plan (LTIP)
Performance Share Unit plan with a three-year performance period based on Cumulative Absolute Adjusted Free Cash Flow and Relative Total Shareholder Return.
Short-Term Incentive
Shareholding Incentive Plan (SHIP)
Opportunity to elect to receive up to 100% of the earned bonus in shares with a 12.5% premium in Restricted Share Units, subject to a one-year vesting period if the shares are held for that duration.
Short-Term Incentive Plan (STIP)
Rewards the company's success, business-units' achievements, and individual contributions on an annual basis.
Fixed
Base Salary
Monthly cash compensation that reflects the role, individual skills and experience, and external market data.

Short-Term Incentive Plan

The STIP is designed to reward the members of the Executive Committee and all employees (in non-sales roles; dedicated sales plans apply for sales roles), on an annual basis, for their contribution to the achievement of company targets, business-unit targets (for senior leaders and members of the Executive Committee other than the CEO) and individual targets that together foster the success of Sunrise. Key priorities lie in financial and operational delivery as well as in underpinning our performance culture and commitment to Sustainability/ESG. Sunrise has a defined target-setting and performance-management process in place. Company targets, business-unit targets and the individual targets of the members of the Executive Committee are subject to approval by the Board of Directors. Individual targets for each employee are defined using a top-down approach, to ensure alignment with the Sunrise corporate strategy across all departments. The assessment of individual performance is based on regular dialogue between employees and leaders, promoting an open exchange of ideas and opportunities for improvement and growth.

Considering the unique position of our company within our industry and the Swiss market, the company targets include the following Key Performance Indicators (KPIs).

Financial KPIs:
- Operating Free Cash Flow after Leases (OFCFaL)
- Service Revenue

Qualitative KPIs:
- Relative Net Promoter Score (rNPS), which measures the overall customer satisfaction, and
- Sustainability/ESG: Engagement score and the proportion of women in leadership roles (People), greenhouse-gas reductions and CPE circularity (Planet) and mandatory e-learnings (Governance)

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The business-unit targets are tailored to reflect the financial focus of each unit. Depending on the specific priorities, KPIs may consist of the business unit's EBITDA alone or a combination of its EBITDA and Capex. All targets are capped at a maximum achievement of 150%. We measure company and business performance against our budgeted targets at the end of each year.

The key features of the STIP are outlined in the table below.

Short-Term Incentive Plan (STIP)	Executive Committee Members	CEO
Target STI as % of the base salary	70% or 100%	200%
Maximum overachievement / cap	150%	150%
Weighting of company target	60% or 70%	90%
Weighting of business-unit target	20% or 30%	0.00
Weighting of individual performance	10%	10%
Weighting within the company targets		
Operating Free Cash Flow after Leases (OFCFaL)	50%	50%
Service Revenue	25%	25%
Relative Net Promoter Score (rNPS)	20%	20%
Sustainability/ESG	5%	5%

The payment of the STIP for 2025 was approved by the Board of Directors for the members of the Executive Committee and by the CEO for all other employees.

Shareholding Incentive Plan (SHIP)

The SHIP is a feature of the STIP 2025 that allows participants to elect to receive up to 100% (25%, 50%, 75% or 100%) of their 2025 earned annual bonus amount in Sunrise shares (Bonus Shares) during the SHIP election window. The Bonus Shares will be issued in March 2026. Subject to the terms and conditions of the STIP and the SHIP, participants will also receive an additional grant of Restricted Share Units equal to 12.5% of the gross number of Bonus Shares (RSU Premium), which will be granted in March 2026 and vest in March 2027, provided that the participant holds all such Bonus Shares until that date.


May/June 2025
March 2026
March 2027
SHIP Election Window
Bonus Share Allocation
+
Additional 12.5% RSU Premium Grant
1-Year Bonus Shares Holding Period
Additional 12.5% RSU Premium Vesting

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Long-Term Incentive Plan

In 2025, Sunrise introduced a new Long-Term Incentive Plan (LTIP) for members of the Executive Committee and senior leaders, reinforcing its commitment to performance-based compensation and strategic alignment. For the Executive Committee, the LTIP is exclusively based on Performance Share Units (PSUs), while senior leaders receive a mix of 50% PSUs and 50% Restricted Share Units (RSUs). The performance metrics for the PSUs, defined following the spin-off for the LTIP 2024, remained unchanged for the LTIP 2025, ensuring consistency with Sunrise business objectives and continued alignment with shareholder interests.

Performance Share Units (PSUs)

PSUs represent a conditional right to receive shares at a future date, subject to the achievement of defined performance metrics and continued employment with Sunrise. They are designed to align leadership rewards with long-term company performance and shareholder value creation. The performance period for the LTIP 2025 covers three financial years, from 1 January 2025 to 31 December 2027, with vesting no later than March 2028.

The two performance metrics contribute independently to the target achievement:

- 30% weighting: Cumulative Absolute Adjusted Free Cash Flow (FCF)[17] as reported versus plan[18]
- 70% weighting: Relative Total Shareholder Return (rTSR)[19]: relative percentile performance of TSR vs a basket of peers in STOXX Europe 600 Telecommunications Index

The FCF metric was chosen as it supports dividend funding directly, thereby aligning leadership focus with shareholder interests. This metric reinforces financial discipline and ensures that strategic decisions are geared toward creating consistent value for shareholders. The rTSR metric aligns management remuneration with shareholder returns through dividends and share-price growth. It also adjusts variable compensation compared to the performance in the telecommunications sector, ensuring fair and relevant comparisons with industry peers.


2025
2026
2027
2028
LTIP 2025
April - Grant
3-year performance period: 30% weighting of FCF & 70% weighting of rTSR
March - Vesting
Grant converted into PSUs based on the 20-day average share closing price ending five trading days prior to the Grant Date.
Based on the target achievement, the corresponding number of PSUs will be converted into Sunrise Class A shares.

[17] FCF: The Free Cash Flow (FCF) is defined as net cash provided by operating activities plus (i) operating-related vendor-financed additions and (ii) cash receipts in the period from interest-related derivatives, less (a) cash payments in the period for interest, (b) cash payments in the period for capital expenditures, (c) principal payments on amounts financed by vendors and intermediaries and (d) principal payments on lease liabilities.
[18] Exclusions can be applied by the Compensation Committee for exceptional items impacting FCF as disclosed in the Annual Report or investor reports and presentations (e.g., legal settlements affecting reported FCF, unexpected tax settlements and spectrum auctions)-
[19] rTSR: The TSR (Total Shareholder Return) in absolute CHF amount is the sum of the share-price accretion and the dividends paid out (including reinvestment assumption) during the respective performance period. For the rTSR the achieved TSR will be compared to the comparator group in percentage (%). The comparator group is defined as the peer group within the STOXX Europe 600 Telco Index. This enables a fair and relative performance comparison to peers.

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Under the LTIP, the participants' awards are tied to performance or lack thereof. For each performance metric, a threshold must be reached to trigger the grant of shares. If the performance thresholds are not met, no payout will be made under the LTIP. Hence, depending on the achievement of the two performance metrics, the number of shares granted can range from zero to 1.85 shares per PSU (FCF: 150% | rTSR: 200%). If the rTSR metric is negative, the payout of the rTSR metric is capped at 100%.

The payout curves are shown in the graphs below. For FCF, a minimum of 85% target achievement triggers a 50% payout, scaling linearly up to 115% achievement, which yields a 150% payout. For rTSR, performance begins at a 0% payout in the bottom quartile, reaching 25% payout at the 25th percentile, 100% payout at the median and a maximum of 200% payout at or above the 75th percentile. Intermediate achievement levels between these defined points are calculated through interpolation, ensuring that payouts reflect proportional performance across both metrics.


Cumulative Absolute Adjusted Free Cash Flow
Payout
250%
200%
150%
100%
50%
0%
80%
85%
90%
95%
100%
105%
110%
115%
120%
Cumulative FCF achievement


Relative Total Shareholder Return
Payout
250%
200%
150%
100%
50%
0%
0%
10%
20%
30%
40%
50%
60%
70%
80%
90%
100%
rTSR percentile achievement

Long-Term Incentive Plan (LTIP)	Executive Committee Members	CEO
Target LTI as % of the base salary	130% or 150%	175%
Maximum overachievement / cap (FCF: 150% | rTSR: 200%)	185%	185%
Weighting of Cumulative Absolute Adjusted Free Cash Flow (FCF)	30%	30%
Weighting of Relative Total Shareholder Return (rTSR)	70%	70%

Company benefits

Sunrise offers a competitive benefits package that includes health management, retirement plans, disability and other benefits tailored to industry market practices and regulations. Members of the Executive Committee receive a transportation allowance subject to the condition that they use an e-vehicle or public transport to commute to work; the latter condition underlines Sunrise commitment to sustainability. Sunrise offers an attractive pension scheme to all Sunrise employees, in which members of the Executive Committee also participate. The pension contributions are shared between employee and employer, depending on the individuals' choice of contribution level. Members of the Executive Committee also receive reimbursement of business expenses incurred in the course of performing their jobs, which are not disclosed.

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Total Executive Committee compensation 2025

General principles

The Compensation Report discloses the total compensation for the Executive Committee from 1 January 2025 until the end of the financial year, 31 December 2025. The pay mix of the Executive Committee is aligned with market practices, placing strong emphasis on variable compensation, thereby fostering an ambitious high-performing culture, strong alignment with shareholder interests and sustainable business success. For the CEO, the pay mix consists of 21% base salary, 42% short-term incentive (STIP), and 37% long-term incentive (LTIP). For members of the Executive Committee, the average composition is 30% base salary, 27% STIP, and 43% LTIP.

Total target direct compensation


CEO
21%
42%
37%
Average Executive Committee
30%
27%
43%
Base Salary
STIP
LTIP
Base Salary
STIP
LTIP

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Given the strong emphasis on variable compensation, Sunrise has implemented the following pay-for-performance mechanisms and safeguards for the members of the Executive Committee:

Safeguards	Description
Performance award caps	• STIP: Capped at 150% • LTIP: PSUs capped at 185% (FCF at 150%; rTSR at 200%)
Delivery and long-term perspective	• Performance conditions defined under the LTIP are aligned with shareholder interests • Vesting of the PSUs under the LTIP in 2028 (three-year vesting period)
Other safeguards	• Share ownership guidelines (see section Share Ownership Guidelines for the members of the Executive Committee) • No hedging allowed for shares that participants hold as part of the ownership targets, nor for granted units
Leaver conditions / clawback	• Performance awards are at risk of forfeiture • Clawbacks, including under the Dodd Frank Clawback Policy
Contract terms	• Maximum notice period is up to twelve months • No severance terms

Achievement of STIP targets 2025

The Compensation Committee assesses the individual performance of the CEO and the members of the Executive Committee in line with the company's strategic objectives and submits the proposals together with the achievement of the company and business-unit targets to the Board of Directors for approval.

In 2025, the Sunrise STIP company targets were set for Operating Free Cash Flow after Leases at 50%, Service Revenue at 25%, rNPS at 20% and Sustainability/ESG at 5%.

The Sunrise key financials, which are relevant for the determination of the STIP, showed a mixed result. Operating Free Cash Flow after Leases was slightly above target, driven by strict cost management offsetting an under-delivery on Service Revenue caused by a competitive consumer-market environment and continued (Fixed) Average Revenue Per Unit (ARPU) pressure. These dynamics are also reflected in how business units performed against their individual EBITDA- or EBITDA/Capex-based targets. Company rNPS (based on Sunrise and yallo rNPS) and Sunrise rNPS met or exceeded targets in all quarters. yallo overachieved in the first half but fell short in Q3 and Q4. Performance benefited from improved Internet reliability, higher share of newer CPE and the Sunrise

Mobile Connect plan, while price increases, stricter payment-reminder measures and the Q3 3G shutdown weighed on results. Sustainability/ESG targets, within the main strategic pillars of People (engagement score and proportion of women in leadership roles), Planet (greenhouse-gas reductions and CPE circularity) and Governance (mandatory e-learnings), are within the expected range, with the Planet target exceeding the targeted range.

The combination of these achievements resulted in an overall company target achievement of 99%.

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Total Executive Committee compensation 2025 (audited)
The table below covering Executive Committee compensation shows the total compensation paid to the members of the Executive Committee for the financial year 2025, broken down into individual compensation elements, including the highest amount paid to one individual. As the company's listing took place on 15 November 2024, the Executive Committee compensation 2024 only reflects the period following the company's listing until 31 December 2024. The Executive Committee compensation 2025 is within the maximum aggregate compensation of CHF 22.0 million, which was approved for the members of the Executive Committee for the financial year 2025 at the 2024 Annual General Meeting.

Total Executive Committee compensation CHFk	2025		2024	
	Total Executive Committee	Thereof André Krause (CEO)	Total Executive Committee	Thereof André Krause (CEO)
Base salary	4,176.67	1,000.00	526.02	127.78
Short-Term Incentive Plan - cash-based	3,780.32	1,962.00	387.61	263.10
Short-Term Incentive Plan - equity-based (SHIP)	943.84	—	98.01	—
Long-Term Incentive Plan	7,843.29	2,195.81	900.25	351.67
Company benefits & allowances	407.08	28.11	85.95	29.65
Retirement benefits	1,043.72	157.85	108.03	16.52
Social security contributions	1,150.38	334.63	163.48	55.26
Total	**19,345.30**	**5,678.40**	**2,269.35**	**843.98**

Notes refer to 2025 and 2024 unless otherwise indicated:
- The table represents nine active Executive Committee members; no member of the Executive Committee has stepped down in 2025.
- All salary, STIP, LTIP and company benefit amounts are gross amounts before deduction of applicable tax, employee social security and other statutory charges.
- 2025: STIP - equity based (SHIP): shares will be issued and RSU Premium granted in March 2026.
- Fair value disclosure for the LTIP using Monte-Carlo Simulation for TSR portion and estimation of 100% vesting level of FCF.
- 2024: All salary, STIP, LTIP, company benefit, as well as retirement benefits and social security contributions shown as of company's public listing on 15.11.2024.
- 2024: Due to the spin-off of Liberty Global on 15.11.2024, an Initial Award (cash- and equity-based instruments) was additionally allocated to the members of the Executive Committee (disclosed in the Compensation Report 2024). The overall amount was CHFk 28,646.56, thereof André Krause (CEO) CHFk 13,670.88. Therefore, the total compensation to the members of the Executive Committee including employer social security contributions in 2024 was CHFk 32,779.79, thereof André Krause (CEO) CHFk 15,393.93.

Additional information (audited)
No loans or credits have been granted to members of the Executive Committee or their related parties during the reporting year. There was no loan outstanding at the end of the reporting year to any member of the Executive Committee or their related parties, and such loans are prohibited under the Sarbanes-Oxley Act of 2002 as long as the Sunrise shares are registered with the U.S. Securities and Exchange Commission. Related parties did not receive any remuneration. The maximum notice period of members of the Executive Committee is twelve months.

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Maximum aggregate compensation of the Executive Committee for 2025
The 2024 AGM approved a maximum aggregate compensation of the Executive Committee for the financial year 2025 of CHF 22.0 million (excluding employer social-security contributions), considering a reserve amount of CHF 2.1 million. The total compensation paid to the members of the Executive Committee for the financial year 2025 was CHF 18.2 million (excluding employer social-security contributions) and is within the approved maximum aggregate compensation.

Executive Committee
1 January – 31 December 2025 CHFm


22.0
18.2
Maximum aggregate compensation approved
Executive Committee compensation paid



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Shareholdings of the Board of Directors and Executive Committee

Shareholdings of the Board of Directors and Executive Committee (audited)
The current members of the Board of Directors and Executive Committee (including related parties) held the following number of shares and equity-based instruments as of 31 December 2025:

Name	2025					2024				
	Sunrise Class A Shares	Sunrise Class B Shares	PSUs	RSUs	SARs	Sunrise Class A Shares	Sunrise Class B Shares	PSUs	RSUs	SARs
Michael T. Fries, Chair	682,553	5,758,886	—	86,861	—	643,124	5,758,886	—	148,843	—
Adam Bird, Member of the Board	4,974	—	—	—	—	969	—	—	—	—
Ingrid Deltenre, Member of the Board	4,111	—	—	—	—	1,338	—	—	—	—
Thomas D. Meyer, Member of the Board	7,369	—	—	—	—	5,931	—	—	—	—
Catherine Mühlemann, Member of the Board	4,424	—	—	—	—	1,442	—	—	—	—
Enrique Rodriguez, Member of the Board	147,351	—	—	23,496	—	134,525	—	—	39,772	—
Lutz Schüler, Member of the Board	51,196	—	—	—	—	93,898	—	—	—	—
André Krause, CEO	41,105	—	216,120	66,254	49,987	30,480	—	173,290	94,444	74,980
Jany Fruytier, CFO	13,761	—	58,460	21,970	20,827	11,792	—	40,104	31,322	20,827
Christoph Richartz, CCO-MB	15,555	—	47,748	17,300	20,827	8,466	—	31,228	24,496	20,827
Stefan Fuchs, CCO-FB	17,461	—	32,238	12,768	10,181	16,365	—	21,421	18,429	15,272
Thorsten Haeser, CBO	7,180	—	48,134	16,116	18,379	8,453	—	30,513	22,060	18,379
Elmar Grasser, CTO	13,056	—	37,084	13,047	15,272	5,706	—	21,421	18,429	15,272
Anna Maria Blengino, CIO	10,489	—	29,741	10,154	4,273	5,706	—	18,924	14,291	6,410
Marcel Huber, GC & CCAO	17,145	—	30,051	11,320	6,513	8,840	—	19,870	15,305	9,769
Tobias Foster, CPO	18,847	—	30,051	11,490	9,769	10,378	—	19,870	15,736	9,769
Total	**1,056,577**	**5,758,886**	**529,627**	**290,776**	**156,028**	**987,413**	**5,758,886**	**376,641**	**443,127**	**191,505**

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Share Ownership Guidelines for the members of the Executive Committee
The Sunrise Share Ownership Guidelines (SOGs) aim to align further the interests of the members of the Executive Committee with those of the shareholders and to promote the Sunrise commitment to sound corporate governance. The SOGs specify the minimum monetary value of Sunrise shares to be held by each member of the Executive Committee throughout their tenure. Each ownership target is a multiple of the annual base salary:

Ownership target in relation to base salary	Executive Committee	CEO
Measurement date: 30 June 2026	120%	180%
Measurement date: 31 December 2028	200%	300%

- Newly promoted and / or hired members of the Executive Committee (including a CEO) are required to meet their ownership target on 31 December of the 5th anniversary of such promotion or hiring employment.

Gender Representation on the Board of Directors (audited)

The Board of Directors of Sunrise currently consists of seven members, including two women. Therefore, the statutory benchmark of 30% for the less represented gender, which will be required to be met going forward, is currently not met (28.6%) by a narrow margin. For Sunrise, the primary focus is to ensure that the composition of the Board of Directors brings together the best possible expertise in telecommunications, digital innovation, regulation and capital markets. Our selection process for members of the Board of Directors is thus focused on competence, experience and strategic fit. Nonetheless, the Board of Directors is aware of the importance of diversity and regularly reviews its composition in that respect. Furthermore, Sunrise pursues its own DE&I strategy, where, for example, the proportion of women in leadership positions is explicitly promoted. See Diversity, equity and inclusion chapter in the Sustainability report.

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Activities at Other Companies (audited)

The activities performed by the members of the Board of Directors and the members of the Executive Committee as at 31 December 2025 that are comparable to board of directors or executive committee mandates at other enterprises with an economic purpose are listed below. According to the Articles of Association, no member of the Board of Directors may hold more than ten additional mandates, of which no more than eight may be in listed companies. No member of the Executive Committee may hold more than four additional mandates, of which no more than one may be in a listed company. Each of these mandates is subject to the prior approval of the Board of Directors or, if delegated to it, the Compensation Committee.

Member of the Board of Directors	Entity	Listed/not listed	Position
Michael T. Fries	Liberty Global Ltd.	listed	Chief Executive Officer
	Lionsgate Studios Corp.	listed	Member of the Board of Directors
	Grupo Televisa S.A.B.	listed	Member of the Board of Directors
	Liberty Latin America Ltd.	listed	Executive Chairman
	VMED O2 UK Limited	not listed	Member of the Board of Directors
Ingrid Deltenre	Givaudan SA	listed	Vice-Chairwoman of the Board of Directors
	DHL Group	listed	Member of the Board of Directors
	SPS Global	not listed	Member of the Board of Directors
	Hochdorf Swiss Nutrition	not listed	Member of the Board of Directors
Thomas D. Meyer	BLR Capital AG	not listed	Member of the Board of Directors
	CelsiusPro AG	not listed	Chairman of the Board of Directors
	Osterwalder AG	not listed	Member of the Board of Directors
	Neue Zürcher Zeitung AG	not listed	Member of the Board of Directors
	Yarowa AG	not listed	Member of the Board of Directors
	Artemis Holding AG	not listed	Member of the Board of Directors
Catherine Mühlemann	CH Media TV AG	not listed	Member of the Board of Directors
	Jungfraubahn Holding AG	listed	Member of the Board of Directors
	NI FRAVI Group GmbH	not listed	Owner
Enrique Rodriguez	Liberty Global Ltd.	listed	Executive Vice President and Chief Technology Officer
	VMED O2 UK Limited	not listed	Member of the Board of Directors
	Formula E	not listed	Member of the Board of Directors
	NexFibre	not listed	Member of the Board of Directors

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Lutz Schüler	VMED O2 UK Limited	not listed	Chief Executive Officer
	Tesco Mobile	not listed	Chairman of the Board of Directors
	o2 Daisy Limited	not listed	Member of the Board of Directors

* Those belonging to the same group are shown as one mandate.

Member of the Executive Committee	Entity	Listed/not listed	Position
Thorsten Haeser	Reviderm AG	not listed	Non-Executive Member

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Financial Statements

07

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Table of Contents | Financial Statements 206

Consolidated Statements of Comprehensive Income (Loss)	207
Consolidated Statements of Financial Position	209
Consolidated Statements of Changes in Equity	211
Consolidated Statements of Cash Flows	213
Notes to the Consolidated Financial Statements	215
Left Intentionally Blank	287
Statutory Financial Statements	291
Left Intentionally Blank	300

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Sunrise Communications AG
Consolidated Statements of Income or Loss

	Note	Year ended 31 December		
in CHF millions		**2025**	**2024**	**2023**
Revenue	6	2,983.4	3,018.0	3,035.2
Direct costs		(831.2)	(830.1)	(834.6)
Personnel expenses	8 and 10	(429.9)	(407.0)	(416.7)
Other operating income and capitalised labour	7 and 26	63.3	68.1	105.7
Other operating expenses	7 and 26	(623.1)	(696.4)	(758.8)
Depreciation of right-of-use assets	13	(129.9)	(129.7)	(128.0)
Depreciation and amortisation	14 and 15	(936.4)	(917.9)	(992.1)
Operating income		**96.2**	**105.0**	**10.7**
Financial income	22	425.8	257.7	574.7
Financial expenses	22	(656.3)	(742.6)	(957.2)
Share of gains (losses) of equity method investments	25	5.9	1.3	(0.3)
(Loss) before taxes		**(128.4)**	**(378.6)**	**(372.1)**
Income tax benefit	19	19.9	16.7	59.9
Net (loss)		**(108.5)**	**(361.9)**	**(312.2)**
Attributable to:				
Sunrise Communications AG shareholders		(112.2)	(365.8)	(316.1)
Non-controlling interest		3.7	3.9	3.9
Earnings (loss) per share				
Basic and diluted earnings (loss) per share of class A	21	(1.6)	(5.1)	(4.4)
Basic and diluted earnings (loss) per share of class B	21	(0.2)	(0.5)	(0.4)

The accompanying notes are an integral part of these consolidated financial statements.

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Sunrise Communications AG
Consolidated Statements of Comprehensive Income or Loss

	Year ended 31 December		
in CHF millions	**2025**	**2024**	**2023**
Net (loss)	(108.5)	(361.9)	(312.2)
Items that are or may be reclassified to the statement of income or loss			
Foreign currency translation adjustments	0.0	(13.3)	(95.0)
Items that will not be reclassified to the statement of income or loss			
Pension-relation adjustments	2.8	(8.9)	(28.4)
Related tax	(0.6)	1.2	5.4
Other comprehensive income (loss), net of taxes	**2.2**	**(21.0)**	**(118.0)**
Attributable to:			
Sunrise Communications AG shareholders	2.3	(21.0)	(117.8)
Non-controlling interest	(0.1)	0.0	(0.2)
Total comprehensive (loss), net of taxes	**(106.3)**	**(382.9)**	**(430.2)**
Attributable to:			
Sunrise Communications AG shareholders	(109.9)	(386.8)	(433.9)
Non-controlling interest	3.6	3.9	3.7

The accompanying notes are an integral part of these consolidated financial statements.

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Sunrise Communications AG
Consolidated Statements of Financial Position

in CHF millions	Note	31 December 2025	31 December 2024
Assets			
Current assets:			
Cash and cash equivalents		273.2	351.8
Trade receivables	24	330.7	353.0
Financial assets	24	140.9	162.5
Tax receivables	19	5.5	–
Other current assets	12	270.6	259.9
Total current assets		**1,020.9**	**1,127.2**
Non-current assets:			
Property, plant and equipment	14	2,231.6	2,338.5
Goodwill	16	6,012.7	6,012.7
Intangible assets	15	934.5	1,084.4
Right-of-use assets	13	1,367.9	1,262.5
Financial assets	24	9.6	5.1
Investments	25	30.0	48.4
Deferred tax assets	19	15.3	23.6
Other non-current assets	12	102.2	160.4
Total non-current assets		**10,703.8**	**10,935.6**
Total assets		**11,724.7**	**12,062.8**

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in CHF millions	Note	31 December 2025	31 December 2024
Liabilities and Equity			
Liabilities			
Current liabilities:			
Accounts payable		328.7	316.0
Lease liabilities	13	181.4	164.1
Financial liabilities	24	558.8	586.7
Provisions	17	2.9	4.7
Tax liabilities		11.4	17.9
Other current liabilities	12	456.9	497.0
Total current liabilities		**1,540.1**	**1,586.4**
Non-current liabilities:			
Lease liabilities	13	1,095.8	1,055.2
Financial liabilities	24	4,598.0	4,747.9
Provisions	17	67.3	64.0
Defined benefit obligations	10	1.8	8.4
Deferred tax liabilities	19	115.4	165.8
Other non-current liabilities	12	230.6	48.2
Total non-current liabilities		**6,108.9**	**6,089.5**
Total liabilities		**7,649.0**	**7,675.9**
Equity:			
Ordinary share capital	20	7.4	7.2
Treasury shares		(0.1)	(0.1)
Reserves	20	4,042.2	4,353.7
Equity attributable to the shareholders		**4,049.5**	**4,360.8**
Non-controlling interest	20	26.2	26.1
Total equity		**4,075.7**	**4,386.9**
Total liabilities and equity		**11,724.7**	**12,062.8**

The accompanying notes are an integral part of these consolidated financial statements.

210 **Sunrise Annual Report 2025 I** Financial Statements

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Sunrise Communications AG
Consolidated Statements of Changes in Equity

in CHF millions	Ordinary share capital	Treasury Stock	Other reserves	Currency translation reserve	Actuarial gains/ (losses) from defined benefit plans, net of taxes	Total equity attributable to shareholders	Non-controlling interests	Total equity
Balance at 1 January 2023	—	—	4,153.6	(155.3)	31.9	4,030.2	19.3	4,049.5
Net Income (loss)	—	—	(316.1)	—	—	(316.1)	3.9	(312.2)
Other comprehensive income (loss), net of taxes	—	—	—	(95.0)	(22.8)	(117.8)	(0.2)	(118.0)
Total comprehensive income	**—**	**—**	**(316.1)**	**(95.0)**	**(22.8)**	**(433.9)**	**3.7**	**(430.2)**
Share-based compensation	—	—	21.9	—	—	21.9	—	21.9
Capital contributions (distributions)	—	—	(63.4)	—	—	(63.4)	(0.8)	(64.2)
Balance at 31 December 2023	—	—	3,796.0	(250.3)	9.1	3,554.8	22.2	3,577.0
Net income (loss)	—	—	(365.8)	—	—	(365.8)	3.9	(361.9)
Other comprehensive income (loss), net of taxes	—	—	—	(13.3)	(7.7)	(21.0)	—	(21.0)
Total comprehensive income	**—**	**—**	**(365.8)**	**(13.3)**	**(7.7)**	**(386.8)**	**3.9**	**(382.9)**
Issuance of shares	7.2	(0.1)	(7.1)	—	—	—	—	—
Share-based compensation	—	—	15.1	—	—	15.1	—	15.1
Capital contributions (distributions)	—	—	1,177.7	—	—	1,177.7	—	1,177.7
Balance at 31 December 2024	7.2	(0.1)	4,615.9	(263.6)	1.4	4,360.8	26.1	4,386.9
Net income (loss)	—	—	(112.2)	—	—	(112.2)	3.7	(108.5)
Other comprehensive income (loss), net of taxes	—	—	—	—	2.3	2.3	(0.1)	2.2
Total comprehensive income (loss)	**—**	**—**	**(112.2)**	**—**	**2.3**	**(109.9)**	**3.6**	**(106.3)**
Issuance of shares	0.2	(0.2)	—	—	—	—	—	—

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Share-based compensation	—	0.2	40.8	—	—	41.0	—	41.0
Repayment out of capital contribution reserves[1]	—	—	(240.4)	—	—	(240.4)	—	(240.4)
Transaction costs for own equity	—	—	(2.0)	—	—	(2.0)	—	(2.0)
Dividend distribution to NCI	—	—	—	—	—	—	(3.5)	(3.5)
Balance at 31 December 2025	**7.4**	**(0.1)**	**4,302.1**	**(263.6)**	**3.7**	**4,049.5**	**26.2**	**4,075.7**

The accompanying notes are an integral part of these consolidated financial statements.

[1] For details, please refer to Note 20.

212 **Sunrise Annual Report 2025 I** Financial Statements

Sunrise Communications AG Consolidated Statements of Cash Flows Note Year ended 31 December in CHF millions 2025 2024 2023 Cash flows from operating activities: Net (loss) (108.5) (361.9) (312.2) Income tax (benefit) 19 (19.9) (16.7) (59.9) Share-based compensation expense 49.0 19.1 22.5 Depreciation of RoU assets 13 129.9 129.7 128.0 Depreciation of PP&E and amortisation of intangibles 14 and 15 936.4 917.9 992.1 Restructuring and other (13.5) 49.8 86.2 Financial income 22 (425.8) (257.7) (574.7) Financial expenses 22 656.3 742.6 957.2 Dividends received 3.3 3.0 3.1 Interest received 22 3.0 1.6 0.9 Tax refunds — — 4.0 Taxes paid (33.8) (1.1) — Proceeds from sale of trade receivables 23 51.5 — — Changes in operating assets and liabilities (12.7) 52.8 (45.7) Net cash provided by operating activities 1,215.2 1,279.1 1,201.5 Cash flows from investing activities: Capital expenditures 14 and 15 (499.5) (541.1) (468.0) Cash paid in connection with acquisitions, net of cash acquired 27 — — (85.1) Acquisition of equity-accounted investees 25 — (0.6) — Net advances from (to) related parties (0.2) 112.7 (204.8) Cash received for other investing activities — — 0.1 Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 213 Sunrise Annual Report 2025 I Financial Statements Cash paid for other investing activities (4.1) (49.7) (2.8) Net cash used in investing activities (503.8) (478.7) (760.6) Cash flows from financing activities: Interest paid (261.3) (420.2) (422.5) Repayment out of capital contribution reserves to Sunrise Communications AG shareholders (240.4) — — Borrowing of debt 24 1,260.8 — — Vendor financing additions 24 405.7 363.4 271.2 Repayments of debt 24 (1,223.4) (1,064.7) — Principal payments on vendor financing 24 (430.7) (377.0) (296.6) Payment of lease liabilities 13 (121.0) (114.4) (107.6) Payment of financing costs and debt premiums 24 (19.3) — 0.1 Net cash received (paid) for interest related derivative instruments 24 41.9 172.7 174.5 Net cash paid for principal related derivative instruments 24 (193.2) (120.4) (57.4) Capital contribution from former parent — 1,106.2 — Issuance of share capital 1 — 0.1 — Repurchase of treasury stock 20 — (0.1) — Cash (paid) for other financing activities (5.1) — (1.8) Net cash used in financing activities (786.0) (454.4) (440.1) Net increase (decrease) in cash and cash equivalents: (74.6) 346.0 0.8 Cash and cash equivalents at the beginning of the period 351.8 4.8 2.3 Effect of exchange rate changes on cash (4.0) 1.0 1.7 Cash and cash equivalents at the end of the period 273.2 351.8 4.8 The accompanying notes are an integral part of these consolidated financial statements. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 214 Sunrise Annual Report 2025 I Financial Statements Notes to the Consolidated Financial Statements (1) General Information Sunrise Communications AG is a public company incorporated, domiciled and registered in Switzerland. The registered office of Sunrise Communications AG is located at Glattpark (Opfikon), Thurgauerstrasse 101b, 8152, Switzerland. These consolidated financial statements for the year ended 31 December 2025 and 31 December 2024 are in substance a continuation of the previously reported F-4 financials of Sunrise HoldCo V B.V. The reporting periods 2025 and 2024 presented comprise the consolidated financial statements of Sunrise Communications AG and its subsidiaries (collectively referred to as 'Sunrise'). The comparative period 2023 presented reflects the carrying amounts from the consolidated financial statements of Sunrise HoldCo V B.V. The Sunrise principal operating company, Sunrise GmbH, is a full-range telecommunications provider in Switzerland, offering mobile voice and data, landline services (retail and wholesale voice, business and integration services), video and landline Internet including Internet Protocol Television (IPTV) services to both residential and business customers as well as to other operators. Sunrise has its own national backbone landline and IP network and its own mobile network based on 4G and 5G technologies. In connection with the services it provides, Sunrise also resells handsets manufactured by third-party suppliers. In connection with the spin-off from Liberty Global Ltd (hereinafter 'LG') dated 8 November 2024, a series of reorganisation steps were completed. The transaction resulted in separation from LG and the formation of Sunrise Communications AG, whose shares are listed on the SIX Swiss Exchange. These consolidated financial statements have been approved and authorised by the Board of Directors for issuance on 17 February 2026 in accordance with a resolution of the Sunrise Board of Directors. (2) Basis Of Preparation and Scope Of Consolidation These Consolidated Financial Statements have been prepared in accordance with IFRS Accounting Standards ('IFRS') as issued by the International Accounting Standards Board ('IASB') and are referred to hereinafter as consolidated financial statements. They present the activities, assets and liabilities of Sunrise, as included in the scope of consolidation, and contain the financial information of the legal entities of Sunrise. Sunrise forms a separate group of legal entities in all years presented. All intercompany transactions and balances within Sunrise have been eliminated. Any respective material events occurring after 31 December 2025 are disclosed in Note 28. These consolidated financial statements present the assets, liabilities, revenues, expenses and cash flows attributable to Sunrise. The consolidated financial statements have been prepared under the historical cost convention, unless otherwise indicated. The fair value of financial assets and liabilities is presented in Note 24. The consolidated financial statements have been prepared under the assumption of going concern. The presentation currency of these consolidated financial statements is the Swiss franc ('CHF'). Due to rounding, numbers presented throughout this report may not add up precisely to the totals provided. All ratios and variances are calculated using the precise underlying amount rather than the presented rounded amount. The preparation of these consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the balance-sheet date and the reported amounts of revenue and expenses during the fiscal period. These estimates are based on management’s best knowledge of current events and actions that Sunrise may undertake in the future. Please refer to Note 4 for further details. See Note 26 for additional disclosures regarding transactions with related parties. Following the spin-off from LG, Sunrise has revised its financial reporting and management structure to reflect its new status as an independent, publicly listed company. As part of this transition, Sunrise has redefined mappings and classifications within revenues, operating expenses and property, plant and equipment to better align with its strategic focus and operations. The modifications resulted exclusively in adjustments within the related line items, without altering the overall presentation of the Consolidated Statements of Income or Loss, Consolidated Statements of Financial Position, or Consolidated Statements of Cash Flows. To ensure comparability and consistency, all comparative figures for prior periods have been reclassified accordingly. Detailed explanations and reconciliations of these changes can be found in Notes 6, 7 and 14 to the consolidated financial statements. (3) Material Accounting Policies These consolidated financial statements were prepared in accordance with the accounting policies described in the last annual financial statements and the amendments effective as of 1 January 2025 which are described below. Sunrise has not adopted early any standard, interpretation or amendment that has been issued but is not yet effective. One new amendment exists for the first time in 2025, but is not applicable to these consolidated financial statements. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 215 Sunrise Annual Report 2025 I Financial Statements Amendments to IAS 21 Lack of Exchangeability - Amendments to IAS 21 1 January, 2025 Foreign currency translation These consolidated financial statements are presented in Swiss francs ('CHF'), which is the reporting currency of Sunrise. The functional currency is the currency applied in the primary economic environment. Transactions in currencies other than the functional currency are translated at the transaction-date exchange rates or the average rate. Foreign exchange gains and losses arising from differences between transaction date and settlement date rates are recognised as financial income or expenses in the Consolidated Statements of Income or Loss. The following table summarises the principal exchange rates used by Sunrise (shown against CHF): 31 December 2025 2024 2023 Spot rates: Euro 1.0739 1.0645 1.077 US Dollar 1.2603 1.1016 1.1916 Year ended 31 December 2025 2024 2023 Average rates: Euro 1.0677 1.0502 1.0295 US Dollar 1.2070 1.1362 1.1135 Revenue from contracts with customers Revenue is recognised to depict the transfer of goods or services to customers in an amount that reflects the consideration (net of VAT) to which the entity expects to be entitled in exchange for those goods or services. Revenue is recognised when the customer obtains control of the promised goods or services. Significant sources of revenue are explained in Note 6. Sunrise groups multi-component contracts (e.g., mobile subscription with subsidised mobile hardware) into portfolios and allocates the total transaction price to each separate performance obligation (including undelivered elements) in proportion to the stand-alone selling prices. Revenue is recognised when the customer obtains control of the separate components. In the Consolidated Statements of Financial Position, timing differences in the recognition of revenue between separate performance obligations lead to the recognition of a contract asset, i.e., a legally not yet entitled right to consideration from a contract with a customer. Incremental costs to obtain a contract with a customer, such as incremental sales commissions, are generally recognised as assets and amortised over the applicable period benefited, which generally is the contract life. If, however, the amortisation period is less than one year, Sunrise expenses such costs in the period incurred. In contrast, activation fees lead to the recognition of a contract liability, i.e., the obligation to transfer goods or services to a customer for which the entity has received consideration from the customer. Contract assets and liabilities are determined at the contract level and not at the performance obligation level. Accrued income and deferred discounts are classified as part of contract assets. Revenue is recognised gross when Sunrise acts as a principal in a transaction. For content- based services and handsets sold via third-party retailers, where Sunrise acts as an agent, revenue is recognised net of direct costs. Direct costs Direct costs are related to acquiring, producing or gaining access to the product, content or service that is sold to the customer. These include, but are not limited to, costs for hardware, access, copyrights, programming, roaming, interconnection, new build and built-to-suit. Property, plant and equipment Property, plant and equipment ('PP&E') are measured at cost less accumulated depreciation and write-downs for impairment. Costs comprise purchase price and costs directly attributable to the acquisition until the date on which the asset is ready for use, as well as the estimated costs of dismantling and restoring the site. The costs of self-constructed assets include directly attributable payroll costs, materials, parts purchased, and services rendered by sub-suppliers during the construction period. Costs also include estimated asset retirement costs on a discounted basis if the related obligation meets the conditions for Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 216 Sunrise Annual Report 2025 I Financial Statements

recognition as a provision. The depreciation base is measured at cost less residual value and any write-downs. Depreciation is provided on a straight-line basis over the estimated useful life of the assets as follows: Asset Category Useful Lives Buildings 15 to 33 years Support capital and leasehold improvement 3 to 15 years Network 2 to 33 years Customer premises equipment ('CPE') 4 to 5 years The depreciation expense of property, plant and equipment is included in depreciation and amortisation expenses in the Consolidated Statements of Income or Loss. Property, plant and equipment that has been disposed of or scrapped is eliminated from accumulated costs and accumulated depreciation. Gains and losses arising from the sale of property, plant and equipment are measured as the difference between the sales price less selling expenses and the carrying value at the time of sale. The resulting gain or loss is recognised in the Consolidated Statements of Income or Loss in other Operating Income or Other Operating Expenses, respectively. Software that is an integral part of a tangible asset (e.g., telephone-exchange installations) is presented together with the related tangible assets. If indications exist that the value of an asset may be impaired, the recoverable amount of the asset is determined. If the recoverable amount of the asset, which is the higher of the fair value less costs to sell and the value in use, is less than its carrying amount, the carrying amount is reduced to the recoverable amount. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 217 Sunrise Annual Report 2025 I Financial Statements Intangible assets Intangible assets comprise software, licenses and rights, brands and other intangible assets required to operate the business, and software developed or customised by Sunrise. Intangible assets are measured at cost less accumulated amortisation and impairment losses and are amortised on a straight-line basis over their estimated useful lives. Broadcasting rights and spectrum licenses are generally multi-year contracts, for which an asset is recognised in the amount of the contract consideration with a corresponding liability for any unpaid portion of the total contract costs at contract inception. The rights are amortised on a straight-line basis over the contract term. Asset Category Useful Lives Software 3 to 5 years Licenses and rights 5 to 26 years Brands and customer relationships 6 to 10 years Other intangible assets 2 to 25 years The amortisation expense of intangible assets is included in depreciation and amortisation expenses in the Consolidated Statements of Income or Loss. Development projects, including costs of computer software purchased or developed for internal use, are recognised as intangible assets if the costs can be calculated reliably and if they are expected to generate future economic benefits. Costs of development projects include wages and external charges. Development projects that do not meet the criteria for recognition in the Consolidated Statements of Financial Position are expensed as incurred. Non-derivative financial instruments Cash and cash equivalents, current trade and other receivables, current related-party receivables and payables, certain other current assets, accounts payable and certain accrued liabilities represent financial instruments that are initially recognised at fair value and subsequently carried at amortised cost. Due to their relatively short maturities, the carrying values of these financial instruments approximate their respective fair values. Loans and other receivables are financial assets with fixed or determinable payments that are not quoted in an active market. Such loans and other receivables are recognised initially at fair value plus any directly attributable transaction costs. Subsequent to initial recognition, loans and receivables are measured at amortised cost using the effective interest method, less any impairment losses. Leases Sunrise leases mainly consist of rental of distribution systems, support equipment, buildings and land. Sunrise recognises a right-of-use ('RoU') asset and a lease liability at the lease commencement date. The RoU asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred. Furthermore, the RoU asset is adjusted for an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located. The RoU assets are subsequently depreciated using the straight-line method from the commencement date to the earlier of the useful life of the RoU asset or the end of the lease term. The useful lives per asset class are as follows: Asset Category Useful Lives Land, Buildings and Other 3 to 33 years Network 3 to 30 years In addition, RoU assets are periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability. The RoU assets and the lease liabilities are presented separately in the consolidated financial statements. Lease liabilities are initially measured at the present value of the future lease payments, discounted using the interest rate implicitly specified in the lease or the Sunrise incremental borrowing rate as the discount rate. Sunrise applies the short-term lease recognition exemption to leases of less than 12 months. Lease payments associated with these leases are recognised as an expense on a straight-line basis over the lease term. Inventories Inventories are measured at the lower of cost and net realisable value. The costs of merchandise include purchase price and delivery costs. The costs of work in progress comprise direct costs of merchandise, direct labour, other direct costs and related production overheads. Related costs for items sold are presented within direct costs in the Consolidated Statements of Income or Loss. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 218 Sunrise Annual Report 2025 I Financial Statements Trade receivables and other receivables Receivables are measured at amortised cost net of an allowance for uncollectible amounts. The allowance for trade receivables and contract assets is always measured at an amount equal to lifetime expected credit loss ('ECL'). When determining whether the credit risk of a financial asset has increased significantly, Sunrise considers both quantitative and qualitative information and analysis based on its historical experience, internal credit assessment and forward-looking information. Allowances for anticipated uncollectible amounts are based on individual assessments of major receivables and historically experienced losses on uniform groups of other receivables. This allowance is equal to the difference between the carrying amount and the present value of the amounts expected to be recovered. Significant financial difficulties of the debtor, the probability that the debtor will enter bankruptcy or financial reorganisation, and default or delinquency in payments are considered indicators that the receivable is impaired. The loss is recognised in the Consolidated Statements of Income or Loss within Other Operating Expenses. When a trade receivable is uncollectible, it is written off against the allowance account. Subsequent recoveries of amounts previously written off are credited against other operating expenses in the Consolidated Statements of Income or Loss. Cash and cash equivalents Cash and cash equivalents comprise cash at banks and in hand and deposits held at call with banks with a maturity of less than three months at inception. Bank overdrafts are included in current liabilities. Provisions An Asset Retirement Obligation ('ARO') is recognised when Sunrise has a legal or constructive obligation to remove the asset and restore the site where the asset was used at the end of the lease term (e.g., in connection with the future dismantling of mobile stations and restoration of property owned by third parties). Sunrise has estimated and capitalised the net present value of the obligations and increased the carrying amount of the asset by the respective amount. The estimated cash flows are discounted using a risk-adjusted interest rate, which is derived from Swiss government bonds along with a company-specific risk spread based on issued corporate bonds, and recognised as a provision. Subsequently, the unwinding of the discount is expensed in financial expenses. The capitalised amount is amortised over the expected lease period, including the potential extension option if it is expected to be exercised. Provisions are measured at management’s best estimate of the amount at which the liability is expected to be settled. If the timing of the settlement has a significant impact on the measurement of the liability, such liability is discounted. Pensions Sunrise pension plans comprise defined benefit plans established under Swiss pension legislation. Obligations are determined by independent qualified actuaries using the projected unit credit method assuming that each year of service gives rise to an additional unit of benefit entitlement and each unit is measured separately to build up the final obligations. Sunrise recognises a gain or loss on curtailment when a commitment is made to significantly reduce the number of employees, generally as a result of a restructuring or disposal/discontinuation of part of the business or the outsourcing of business activities. Gains or losses on curtailment or settlement of pension benefits are recognised in the Consolidated Statements of Income or Loss when the curtailment or settlement occurs. Differences between projected and realised changes in pension assets and pension obligations are referred to as actuarial gains and losses and are recognised in the Consolidated Statements of Other Comprehensive Income when such gains and losses occur. In the case of changes in benefits relating to employees’ previous service periods, a change in the estimated present value of the pension obligations will be immediately recognised. The present value of the pension obligation is measured using a discount rate based on the interest rate on high- quality corporate bonds where the currency and terms of the corporate bonds are consistent with the currency and estimated terms of the defined benefit obligation. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 219 Sunrise Annual Report 2025 I Financial Statements Amendments to IFRS Accounting Standards and Interpretations, whose application is not yet mandatory The following IFRS Accounting Standards and Interpretations published up to the end of 2025 are mandatory from the 2026 financial year onwards. Standard Name Effective From Amendments to IFRS 9 and IFRS 7 Classification and Measurement of Financial Instruments 1 January 2026 Amendments to IFRS 1, 7, 9, 10 and IAS 7 Annual Improvements to IFRS Accounting Standards 1 January 2026 Amendments to IFRS 9 Contracts Referencing Nature-Dependent Electricity 1 January 2026 IFRS 18 Presentation and Disclosure in Financial Statements 1 January 2027 IFRS 19 Subsidiaries Without Public Accountability: Disclosures 1 January 2027 Amendments to IFRS 10 Sale or Contribution of Assets between an Investor and its Associate or Joint Venture To be determined Amendments to IAS 21 Translation to a Hyperinflationary Presentation Currency 1 January 2027 Sunrise will review its financial reporting for the impact of those new and amended standards which take effect on or after 1 January 2026 and which Sunrise did not choose to adopt earlier than required. At present, Sunrise anticipates no material impact on the consolidated financial statements, except for IFRS 18 issued by the IASB on 9 April 2024. IFRS 18 will replace IAS 1, although many existing principles in IAS 1 are retained. The key concepts introduced in IFRS 18 relate to the structure of the statement of profit or loss, required disclosures in the financial statements for certain profit or loss performance measures that are reported outside an entity’s financial statements (that is, management-defined performance measures) and enhanced principles on aggregation and disaggregation which apply to both the primary financial statements and notes. IFRS 18 will not impact the recognition or measurement of items in the financial statements, but may change what an entity reports as its «operating profit or loss». IFRS 18 Presentation and Disclosure in Financial Statements (effective 1 January 2027) is expected to affect the Group’s presentation and disclosures, while not impacting recognition or measurement; based on the Group’s initial assessment, the overall effects are expected to be limited. In particular, the main areas of change relate to presentation of foreign exchange effects on accounts receivable and accounts payable (and related derivatives) within the statement of profit or loss, and to the statement of cash flows (including the indirect method starting from operating profit and classifying interest and dividends received within investing activities), as well as enhanced note disclosures for management-defined performance measures. The Group is continuing to evaluate the detailed implications. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 220 Sunrise Annual Report 2025 I Financial Statements

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(4) Use of Judgments and Estimates

The following specific estimates and judgments are considered important when portraying the Sunrise financial position:

- Useful life of intangible assets and property, plant and equipment, as shown in Note 3, is assigned based on periodic studies of the actual useful life and intended use of those assets. Such studies are completed or updated whenever new events occur with the potential to impact the way the useful life of the asset is determined, such as events or circumstances that indicate that the carrying value of the asset may not be recoverable and should therefore be tested for impairment. Any change in the estimated useful life of these assets is recognised in the financial statements as soon as any such change is determined. For details, see Note 14 and Note 15.

- Goodwill and intangible assets comprise a significant portion of the total assets of Sunrise. The impairment test for intangible assets is a complex process that requires significant management judgment in determining various assumptions, such as cash flow projections, discount rate and terminal growth rates. The sensitivity of the estimated measurement to these assumptions, consolidated or individually, can be significant. Furthermore, the use of different estimates or assumptions when determining the fair value of such assets may result in different values and could result in impairment charges. For details, see Note 15 and Note 16.

- Right-of-use assets and lease liabilities amount to a significant portion of the Sunrise Consolidated Statements of Financial Position (see Note 13). The valuation is based on several judgments, starting with the assessment of whether a contract contains a lease. Other material judgments made by Sunrise include assumptions concerning the lease terms and the probability that an extension option will be exercised.

- Net periodic pension cost for defined benefit plans is estimated based on certain actuarial assumptions, the most significant of which relate to discount rate and future salary increases. As shown in Note 10, the assumed discount rate reflects changes in market conditions. Sunrise believes these assumptions illustrate current market conditions.

- Estimates of deferred taxes and significant items giving rise to deferred assets and liabilities are shown in Note 19. These reflect the assessment of future taxes to be paid on items in the financial statements, giving consideration to both the timing and probability of these estimates. In addition, such estimates reflect expectations about the amount of future taxable income and, where applicable, tax planning strategies. Actual income taxes and income for the period may vary from these estimates as a result of changes in expectations about future taxable income, future changes in income tax law or the final review of tax returns by tax authorities.

- Provisions for asset retirement obligations are made for costs incurred in connection with the future dismantling of mobile stations and restoration of property owned by third parties. These provisions are primarily based on estimates of future costs for dismantling and restoration, long-term inflation and discount rate expectations, as well as the timing of the dismantling. See Note 17.

- Estimates of expected credit losses on trade receivables are based on judgements relating to customer credit risk and recovery patterns. In determining the allowance, Sunrise considers historical credit loss experience, customer-specific characteristics, prevailing practices in the Swiss market and, where relevant, forward-looking information. A key judgment in this area relates to the determination of the expected loss horizon and the point at which trade receivables are regarded as uncollectable and written off, which requires Sunrise to assess observed payment and recovery patterns over time and to determine when it is no longer reasonable to expect collection. Actual credit losses may differ from these estimates as a result of changes in customer payment behaviour, recovery experience or macroeconomic conditions. For further details, see Note 24.

221 **Sunrise Annual Report 2025 I** Financial Statements

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(5) Segment Reporting

For management purposes, Sunrise is organised into business units which reflect the different customer groups to which Sunrise provides its telecommunications products and services, and has the following three operating segments, which are its reportable segments:

- Residential Customers
- Business Customers & Wholesale
- Infrastructure & Support Functions

The Board of Directors assumes the role of the Chief Operating Decision Maker ('CODM') and monitors the operating results of the Residential Customers, Business Customers & Wholesale and Infrastructure & Support Functions segments separately for the purpose of making decisions about resource allocation and performance assessment.

Each of these segments engages in its particular business activity which is described below:

- **Residential Customers:** Provides fixed-line and mobile services to residential end customers as well as sales of handsets. Sunrise focuses on selling its products in the Swiss telecommunications market by marketing bundled offers in fixed/Internet, mobile and IPTV.

- **Business Customers & Wholesale:** Provides a full range of products and services, from fixed-line and mobile communications to Internet and data services as well as integration services to various business areas: small office and home office, small and medium-size managed enterprises and large corporate clients. The wholesale product portfolio covers voice, data, Internet and infrastructure services such as carrier and roaming services, which are marketed to business customers.

- **Infrastructure & Support Functions:** Activities comprise support units such as network, IT and operations (customer care) as well as staff functions like finance, human resources and strategy.

Performance is measured based on Adjusted EBITDAaL as included in the internal financial reports reviewed by the CODM. This is considered an adequate measure of the operating performance of the segments reported to the CODM for the purposes of resource allocation and performance assessment. Assets and liabilities are not allocated to operating segments in the management reports reviewed by the CODM, as the review focuses on adjusted EBITDAaL. Sunrise finance income, finance expenses and income tax expenses are reviewed on a total level, and are therefore not allocated to operating segments. As Sunrise mainly operates in Switzerland, no geographical information is further presented.


Sunrise
SALOMON
coop
8

222 **Sunrise Annual Report 2025 I** Financial Statements

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Segment information:

	Year ended 31 December 2025			
CHF in millions	**Residential Customers**	**Business Customers & Wholesale**	**Infrastructure & Support Functions**	**Total**
Total revenue	**2,107.2**	**859.0**	**17.2**	**2,983.4**
Direct costs	(508.2)	(305.9)	(17.1)	(831.2)
Indirect costs[1]	(392.1)	(114.2)	(447.9)	(954.2)
Lease expense[2]	(50.7)	(12.7)	(127.7)	(191.1)
Adj. EBITDA after lease expense (EBITDAaL)	**1,156.2**	**426.2**	**(575.5)**	**1,006.9**
Depreciation and amortisation of property, plant and equipment and intangible assets				(936.4)
Share-based compensation				(49.0)
Restructuring & other				13.5
Finance income/(expense)[3]				(163.4)
Income tax benefit				19.9
Net (loss)				**(108.5)**

[1] Excludes expenses for share-based compensation, restructuring and other.
[2] Contains depreciation and interest expenses for lease arrangements under IFRS 16. Excludes expenses for short-term leases, which are reported in line «Indirect costs».
[3] Excludes interest expenses for leases, which are included in line «Lease expense».

223 **Sunrise Annual Report 2025 I** Financial Statements

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	Year ended 31 December 2024			
CHF in millions	**Residential Customers**	**Business Customers & Wholesale**	**Infrastructure & Support Functions**	**Total**
Total revenue	**2,173.1**	**830.3**	**14.6**	**3,018.0**
Direct costs	(515.2)	(299.5)	(15.4)	(830.1)
Indirect costs[1]	(401.5)	(115.8)	(449.1)	(966.4)
Lease expense[2]	(52.0)	(13.5)	(133.9)	(199.4)
Adj. EBITDA after lease expense (EBITDAaL)	**1,204.4**	**401.5**	**(583.8)**	**1,022.1**
Depreciation and amortisation of property, plant and equipment and intangible assets				(917.9)
Share-based compensation				(19.1)
Restructuring & other				(49.9)
Finance income/(expense)[3]				(413.8)
Income tax benefit				16.7
Net (loss)				**(361.9)**

[1] Excludes expenses for share-based compensation, restructuring and other.
[2] Contains depreciation and interest expenses for lease arrangements under IFRS 16. Excludes expenses for short-term leases, which are reported in line «indirect costs».
[3] Excludes interest expenses for leases, which are included in line «Lease expense».

224 **Sunrise Annual Report 2025 I** Financial Statements

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CHF in millions	Year ended 31 December 2023 Residential Customers	Business Customers & Wholesale	Infrastructure & Support Functions	Total
Total revenue	**2,247.1**	**776.6**	**11.5**	**3,035.2**
Direct costs	(537.6)	(271.0)	(26.0)	(834.6)
Indirect costs[1]	(417.5)	(115.4)	(428.2)	(961.1)
Lease expense[2]	(51.0)	(11.2)	(133.7)	(195.9)
Adj. EBITDA after lease expense (EBITDAaL)	**1,241.0**	**379.0**	**(576.4)**	**1,043.6**
Depreciation and amortisation of property, plant and equipment and intangible assets				(992.1)
Share-based compensation				(22.5)
Restructuring & other				(86.1)
Finance income/(expense)[3]				(315.0)
Income tax benefit				59.9
Net (loss)				**(312.2)**

[1] Excludes expenses for share-based compensation, restructuring and other.
[2] Contains depreciation and interest expenses for lease arrangements under IFRS 16. Excludes expenses for short-term leases, which are reported in line «Indirect costs».
[3] Excludes interest expenses for leases, which are included in line «Lease expense».

225 Sunrise Annual Report 2025 I Financial Statements

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(6) Revenue from Contracts and Customers

Revenue by major category and reportable segment is set forth below:

CHF in millions	Year ended 31 December 2025 Residential Customers	Business Customers & Wholesale	Infrastructure & Support Functions	Total
Fixed:	974.0	505.9	—	1,479.9
Subscription	933.6	307.0	—	1,240.6
Non-subscription and hardware	40.4	198.9	—	239.3
Mobile:	1,027.9	347.1	—	1,375.0
Subscription	821.9	267.9	—	1,089.8
Non-subscription and hardware	206.0	79.2	—	285.2
Other:	105.3	6.0	17.2	128.5
Total	**2,107.2**	**859.0**	**17.2**	**2,983.4**

CHF in millions	Year ended 31 December 2024[4] Residential Customers	Business Customers & Wholesale	Infrastructure & Support Functions	Total
Fixed:	1,047.4	483.1	—	1,530.5
Subscription	1,003.3	295.8	—	1,299.1
Non-subscription and hardware	44.1	187.3	—	231.4
Mobile:	1,033.0	344.5	—	1,377.5
Subscription	824.6	264.4	—	1,089.0
Non-subscription and hardware	208.4	80.1	—	288.5
Other:	92.7	2.7	14.6	110.0
Total	**2,173.1**	**830.3**	**14.6**	**3,018.0**

[4] Reclassified to conform with 2025 presentation of product hierarchies (see details below).

226 Sunrise Annual Report 2025 I Financial Statements

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CHF in millions	Year ended 31 December 2023[5] Residential Customers	Business Customers & Wholesale	Infrastructure & Support Functions	Total
Fixed:	1,107.4	437.9	—	1,545.3
Subscription	1,059.2	276.2	—	1,335.4
Non-subscription and hardware	48.2	161.7	—	209.9
Mobile:	1,045.2	336.5	—	1,381.7
Subscription	843.0	254.3	—	1,097.3
Non-subscription and hardware	202.2	82.2	—	284.4
Other:	94.5	2.2	11.5	108.2
Total	**2,247.1**	**776.6**	**11.5**	**3,035.2**

Subscription revenue

Sunrise recognises service revenue from mobile and fixed services over the contractual period. Installation or activation fees related to the services provided are deferred as contract liabilities and recognised over the contractual period. Revenue from the sale of prepaid services is deferred and recognised at the time of use. Discounts that can be allocated to service revenues are evenly distributed over the minimum contract binding period.

Mobile subscriptions have no contract term beyond a 60-day notice period, whereas residential services require a minimum contract duration of 12 months. For contracts combined with a promotion, the typical minimum contract term is 24 months. For B2B service contracts, the contract term is typically between one and five years.

Non-subscription and hardware

Non-subscription revenues include mainly revenue from hardware sales, which are recognised at point-in-time upon delivery. Revenue from carrier and roaming services offered to medium-size and large enterprises and from fixed-line and mobile services on a wholesale basis to other operators are recognised over the contractual period.

Other

Revenue from sales of build-to-suit network sites is recognised at point-in-time when the sites are available for use and legal ownership is transferred. Net collectible fees earned from early termination of contracts are recognised when collected. Other revenue further includes revenue from subleases and is recognised over time.

Contract assets

Contract assets primarily relate to Sunrise rights to consideration for hardware sold within a bundle arrangement but not yet billed.

The following table provides information about contract assets and contract liabilities from contracts with customers.

[5] Reclassified to conform with 2025 presentation of product hierarchies (see details below).

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CHF in millions	31 December 2025	2024	2023
Contract assets	9.9	27.8	31.7

The following table includes revenue from contracts with an original duration of more than one year which is expected to be recognised in the future related to performance obligations that are unsatisfied (or partially unsatisfied) at the reporting date.

CHF in millions	Year ended 31 December 2026	2027	2028
Telecommunications services (mobile and fixed)	47.7	34.2	19.9

Sunrise makes use of the practical expedients in IFRS 15, according to which unsatisfied performance obligations under contracts with an expected original term of no more than one year and revenues recognised in accordance with the billed amounts are exempt from the disclosure requirement.

Contract liabilities

Contract liabilities primarily relate to deferred revenue including broadband cable services and subscription fees, as well as activation fees for which revenue is recognised over the term of the service contract.

CHF in millions	31 December 2025	2024	2023
Contract liabilities to residential customers	38.8	46.1	43.1
Contract liabilities to business customers	30.6	28.0	36.3
Contract liabilities to other telecommunications services	0.1	0.8	0.5
Total	**69.5**	**74.9**	**79.8**
Thereof current portion of contract liabilities	66.2	71.3	66.7
Thereof non-current portion of contract liabilities	3.3	3.5	13.1

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Contract costs
According to IFRS 15, commission fees directly attributable to a contract are capitalised and recognised as expenses over the estimated contract duration. This means that capitalised commission fees are amortised when the related revenues are recognised. The capitalised costs are amortised in other operating expenses or personnel expenses, depending on whether the costs are paid to external retailers or own employees.

CHF in millions	2025	2024	2023
Balance as of 1 January	80.4	69.3	62.5
Additional capitalised contract cost	81.5	88.1	71.6
Amortised contract cost	(79.5)	(77.0)	(64.8)
Balance as of 31 December	**82.4**	**80.4**	**69.3**

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Changes in product hierarchy
As of Q1 2025, there have been adjustments in the product hierarchies within the residential customer segment and within the business and wholesale customer segment. This change reflects a refinement of the product hierarchies based on the ways in which management analyses and steers the business. Consequently, the 2024 and 2023 amounts shown in the tables above include the following reclassifications within the segments:

	Year ended 31 December	
	2024	
CHF in millions	Residential Customers Segment	Business Customers and Wholesale Segment
Fixed revenue:	**45.6**	**0.1**
Subscription	15.5	2.4
Non-subscription and hardware	30.1	(2.3)
Mobile revenue:	**(8.1)**	**0.6**
Subscription	(8.9)	(1.8)
Non-subscription and hardware	0.8	2.4
Other	**(37.5)**	**(0.7)**
Total revenue	**—**	**—**

	Year ended 31 December	
	2023	
CHF in millions	Residential Customers Segment	Business Customers and Wholesale Segment
Fixed revenue:	**45.7**	**0.5**
Subscription	16.1	2.8
Non-subscription and hardware	29.6	(2.3)
Mobile revenue:	**(7.1)**	**0.3**
Subscription	(9.9)	(0.4)
Non-subscription and hardware	2.8	0.7
Other	**(38.6)**	**(0.8)**
Total revenue	**—**	**—**

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(7) Other Operating Income and Expenses

	Year ended 31 December		
CHF in millions	2025	2024[5]	2023[5]
Marketing & commissions	(185.7)	(188.7)	(195.4)
Network related costs	(117.2)	(146.1)	(150.5)
Professional services	(69.5)	(84.0)	(111.6)
Facility & energy	(64.2)	(64.6)	(54.4)
IT expenses	(80.2)	(99.2)	(78.8)
Administration	(39.8)	(39.7)	(39.5)
Call centre services	(42.0)	(40.8)	(47.0)
Allowance for receivables	(19.9)	(30.8)	(15.6)
Other expenses	(4.6)	(2.5)	(66.1)
Total other operating expenses	**(623.1)**	**(696.4)**	**(758.8)**
Capitalised labour as non-current assets	63.3	63.0	68.3
Other income	—	5.1	37.4
Total other operating income and capitalised labour	**63.3**	**68.1**	**105.7**

Other operating expenses

Year ended 31 December 2025 compared to year ended 31 December 2024
In 2025, expenditures for network- related costs decreased by CHF 28.9 million and IT expenses decreased CHF 19.0 million compared to 2024, primarily due to a transfer pricing agreement with the relevant tax authorities covering shared technology platform charges. The agreement establishes a mutually accepted cost amortisation for the covered period. Expenditures for professional services decreased by CHF 14.5 million in 2025 compared to 2024, primarily due to lower cost from updated agreements post spin-off.

Year ended 31 December 2024 compared to year ended 31 December 2023
In 2024, expenditures for professional services experienced a reduction amounting to CHF 27.6 million in comparison to the preceding year. This decline was primarily due to lower cost from updated agreements post spin-off. Furthermore, IT expenses increased by CHF 20.4 million primarily due to higher project spend related to a large customer onboarding in 2024 and higher overall project spend. In 2023, the category «Other» included a CHF 29.1 million ice-hockey distribution-rights penalty issued by the Competition Commission as well as CHF 28.5 million expenses related to restructuring.

The categories disclosed for other operating expenses do not include expenses that were included in other financial-statement line items (such as personnel expenses or depreciation).

[5] Reclassified to conform with 2025 presentation of OPEX hierarchy (details on next page).

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Changes in other operating expenses hierarchy
As of Q4 2025, there have been adjustments in the other operating expenses hierarchy. This change reflects a refinement of the other operating expenses hierarchy based on the ways in which management analyses and steers the business. Consequently, the 2024 and 2023 amounts shown in the table above include the following reclassifications:

	Year ended 31 December	
CHF in millions	2024	2023
Marketing & commissions	0.1	(0.2)
Network related costs	24.5	16.9
Professional services	21.7	18.6
Facility & energy	1.9	0.7
IT expenses	(41.6)	(29.4)
Administration	(5.0)	(0.1)
Call centre services	(6.1)	(7.8)
Allowance for receivables	4.5	1.3
Other expenses	—	—
Total other operating expenses	**—**	**—**

(8) Personnel Expenses

	Year ended 31 December		
CHF in millions	2025	2024	2023
Wages, salaries and social security charges	354.8	363.9	384.2
Pension costs	26.1	24.0	10.0
Share-based compensation	49.0	19.1	22.5
Total	**429.9**	**407.0**	**416.7**

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(9) Key Management Personnel Compensation

Key management personnel comprise the members of the Executive Committee and the members of the Board of Directors. Their compensation is as follows:

Remuneration of the Executive Leadership Team and Board of Directors

	Year ended 31 December		
CHF in millions	**2025**	**2024**	**2023**
Wages, salaries and social security charges	10.7	8.4	6.2
Pension costs	1.0	0.8	0.8
Share-based compensation	18.3	6.6	6.9
Termination benefits	—	0.7	2.5
Total	**30.0**	**16.5**	**16.4**

(10) Employee Benefit Obligations

Sunrise provides retirement benefits to its employees as required by Swiss law by means of a pension fund that is a separate legal entity. The Sunrise Pension Fund is a separate, semi-autonomous foundation governed by the Occupational Pensions and Foundations Office of the Canton of Zurich. Disability and death risks are reinsured by Zurich Insurance. The fixed assets of the Sunrise Pension Fund are managed by UBS Asset Management in Zurich in accordance with organisational guidelines and investment regulations. The Board of Trustees consists of an equal number of employer and employee representatives and is responsible for managing the Foundation in accordance with Swiss law. Per the Occupational Pensions Act, a temporary funding shortfall is permitted. The Board of Trustees must take appropriate measures to resolve the shortfall within a reasonable timeframe. If those measures do not lead to the desired results, the Pension Fund may temporarily charge remedial contributions to employers, insured persons and pensioners. The employer contribution must at least equal the aggregate contributions levied from the insured persons.

The pension fund operates a pension plan for all staff, which qualifies as a defined benefit plan under IAS 19. Future pension benefits are based primarily on years of credited service and on contributions made by the employee and employer over the service period, which vary according to age as a percentage of insured salary. The rate of annual interest credited to employee accounts on the balance representing the minimum amount required under pension law is defined by the Swiss government. In addition, the conversion factor used to convert the accumulated capital upon retirement into an annual pension is also defined by the Swiss government. In the case of overfunding, it may be possible to a limited extent to reduce the level of contributions from both employer and employee. Distribution of excess funds from the pension fund to Sunrise is not possible. These defined benefit plans expose Sunrise to actuarial risks, such as currency risk, interest rate risk and market (investment) risk.

233 **Sunrise Annual Report 2025 I** Financial Statements

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Pension (income) costs resulting from defined benefit plans

	Year ended 31 December		
CHF in millions	**2025**	**2024**	**2023**
Current service costs excluding interest costs	21.0	19.5	16.9
Net interest costs on defined benefit obligation and service costs	0.2	0.4	0.3
Past service costs/(income)	0.1	(2.1)	(13.5)
Administration costs	0.9	1.7	0.6
Termination benefits	0.8	0.2	0.2
Total	**23.0**	**19.7**	**4.5**

Assets and obligations

	31 December	
CHF in millions	**2025**	**2024**
Fair value of plan assets	876.0	851.4
Defined benefit obligation	(832.2)	(859.8)
Asset ceiling	(45.6)	—
Total	**(1.8)**	**(8.4)**

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Movement in other comprehensive income

	31 December		
CHF in millions	**2025**	**2024**	**2023**
Actuarial (gain)/loss due to			
Demographic assumptions	—	—	(0.1)
Financial assumptions	(21.1)	15.5	81.0
Experience adjustments	9.1	39.9	5.6
Actuarial (gain)/loss during period	**(12.0)**	**55.4**	**86.5**
Return on defined benefit plan assets (greater)/less than net interest recognised	(36.5)	(48.4)	(18.8)
Impact of changes in asset ceiling	45.6	—	(37.3)
Remeasurement effects recognised in OCI	**(2.8)**	**7.0**	**30.4**

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Movement in defined benefit obligations

CHF in millions	**2025**	**2024**
Balance as of 1 January	**859.9**	**802.1**
Included in the consolidated statements of income or loss		
Current service costs	21.0	19.5
Past service costs/(income)	0.1	(2.1)
Interest costs on defined benefit obligation	8.0	10.5
Administration costs and termination benefits	1.8	1.9
Settlements	—	—
Included in consolidated statements of other comprehensive income		
Actuarial (gain)/loss arising from:		
Demographic assumptions	—	—
Financial assumptions	(21.1)	15.5
Experience adjustment	9.1	39.9
Other		
Employee contributions	19.8	20.1
Benefits paid/transferred	(66.3)	(47.5)
Total defined benefit obligations as of 31 December	**832.3**	**859.9**

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Movement in fair value of plan assets

CHF in millions	2025	2024
Balance as of 1 January	**851.4**	**793.7**
Included in the consolidated statements of income or loss		
Interest income	7.8	10.1
Settlements	—	—
Included in consolidated statements of other comprehensive income		
Return on plan assets excluding interest income	36.5	48.4
Other		
Employer contributions	26.9	26.6
Employee contributions	19.8	20.1
Benefits paid	(66.3)	(47.5)
Total fair value of plan assets as of 31 December	**876.0**	**851.4**

Asset allocation of plan assets

	31 December					
	2025			2024		
	CHF in millions	Quoted	Unquoted	CHF in millions	Quoted	Unquoted
Cash and cash equivalents	5.3	—%	0.6%	12.1	—%	1.4%
Equity securities	323.1	36.9%	—%	301.6	35.4%	—%
Debt securities	305.2	34.8%	—%	305.8	35.9%	—%
Real estate	165.2	—%	18.9%	168.5	1.5%	18.3%
Other	77.2	—%	8.8%	63.4	—%	7.4%
Total	**876.0**	**71.7%**	**28.3%**	**851.4**	**72.8%**	**27.2%**

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Plan assets do not include any property used by Sunrise companies. Furthermore, the defined benefit plans do not hold any shares of Sunrise or its subsidiaries. Periodically, an asset-liability matching study is performed by the pension fund's asset manager, in which the consequences of the strategic investment policies are analysed (the latest study was conducted in 2025). The strategic investment policy of the pension fund can be summarised as follows: a strategic asset mix comprising 21% to 47% equity securities, 20% to 56% bonds, 12% to 38% real estate, 0% to 4% cash in banks and 0% to 7% other investments.

Principal actuarial assumptions

	31 December	
	2025	2024
Discount rate	1.20%	0.95%
Interest crediting rate	1.60%	1.25%
Future salary increases	1.50%	1.60%
Mortality rates	BVG/LPP 2020	BVG/LPP 2020

As of 31 December 2025, the weighted average duration of the defined benefit obligation was 12.8 years (2024: 12.6 years). For 2026, the Sunrise projected contributions to its pension funds total CHF 23.3 million. Reasonably possible changes at the reporting date to one of the relevant actuarial assumptions, holding other assumptions constant, would have affected the defined benefit obligation by the amounts shown below. As of the census date, 30 September 2025, 2,734 (30 September 2024: 2,799) active participants and 409 (30 September 2024: 411) participants receiving benefits were enrolled in the pension scheme.

Sensitivity analysis

	2025	
CHF in millions	Increase to	Decrease to
Discount rate (0.5% movement)	781.9	887.1
Future salary increases (1.0% movement)	842.9	822.2
Interest crediting rate (0.5% movement)	842.3	820.5

Although the analysis does not take account of the full distribution of cash flows expected under the plan, it does provide an approximation of the sensitivity of the assumptions shown. Sunrise offers a defined contribution plan for employees having an annual salary in excess of CHF 136,080 with an external provider. In 2025, the expenses for the defined contribution plan amount to CHF 5.1 million (2024: CHF 6.6 million).

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(11) Share-Based Compensation

In connection with the spin-off, the Liberty Global Compensation Committee adjusted the outstanding equity awards granted under the Liberty Global Long-Term Incentive Plan 2024 (Performance Incentive Plan) and converted the majority of the awards into Sunrise equity instruments, thereby ensuring alignment with the strategic priorities of Sunrise and its shareholders. For awards granted before 2024, no conversion to Sunrise equity instruments was made. For the latter awards, Sunrise needs to compensate LG. The amounts are disclosed in the table below in the line «Other». Furthermore, Sunrise delivers Sunrise RSU to holders of LG RSU awards to compensate them for the diluting effect of the spin-off (see Note 21). In addition, the members of the Executive Committee and certain other employees have received an Initial Award in the form of equity-based instruments to align their interests with those of the shareholders and to support long-term value creation. Upon vesting of the awards, the respective shares are either created out of the conditional share capital or distributed from treasury shares. The Initial Award contains RSUs, PSUs, and Shares. The awards related to this plan were granted on either 6 December 2024 or 30 December 2024. The Long-Term Incentive Plan ('LTIP') 2024 contains Restricted Share Units ('RSUs'), Performance Share Units ('PSUs') and Share Appreciation Rights ('SARs'). The awards related to this plan were granted on either 25 March 2024 or 2 August 2024. The LTIP 2025 contains Restricted Share Units ('RSUs') and Performance Share Units ('PSUs'). The awards related to this plan were granted on either 1 April 2025 or 1 September 2025.

The following share-based compensation related expenses have been recognised in the statements of income or loss:

CHF in millions	31 December 2025	31 December 2024
Non-performance based incentive awards	13.0	4.9
Performance-based incentive awards	7.7	1.2
Shares	4.9	0.8
Shareholding Incentive Plan (SHIP)[1]	4.3	2.3
Employee Share Purchase Plan (ESPP)[2]	16.5	—
Other	2.6	9.9
Total share-based payments costs	**49.0**	**19.1**

[1] Certain employees can elect to receive up to 100% of the earned bonus in shares with a 12.5% premium in Restricted Share Units, subject to a one-year vesting period if the shares are held for that duration.
[2] Sunrise rolled out an Employee Share Purchase Plan (ESPP) in 2025 for all Sunrise employees (excluding the senior leaders and the Executive Committee).

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General award information

The award types granted are RSUs, PSUs, SARs and Shares. RSUs grant the right to receive shares on specified future vesting dates, subject to continued employment with Sunrise. The RSUs vest in equal yearly instalments over the course of the total vesting period. PSUs grant the right to receive shares on specified future vesting dates, subject to both a service condition and a performance condition. The vesting of the award depends on the service condition, while the number of shares being awarded per PSU depends on the achievement of the performance condition. For the PSUs of the LTIP 2024 and 2025, the performance condition depends on the Relative Total Shareholder Return (rTSR) and the Cumulative Absolute Adjusted Free Cash Flow (FCF). The performance condition entitles the holder to between 0 and 1.85 shares per PSU. For the Initial Award PSUs, the performance criterion is the Implied Total Shareholder Return (TSR) based on achieved Internal Rate of Return (IRR) Performance %. The performance condition entitles the holder to between 0 and 1.5 shares per PSU. The PSUs vest in one instalment after the total vesting period. SARs give the participant the right to receive the value[3] of any increase in the share price over the base price of the grant date less withholding tax on the day the SAR is exercised. The SARs can be exercised at any time after vesting, until the expiration date. The SARs expire at the close of business on the tenth anniversary of the applicable grant date and vest in equal yearly instalments over the course of the total vesting period. Shares are awards in the form of shares that are transferred to the participant at grant date.

The following table provides an overview of Sunrise's LTI awards:

	Grant date	FV at grant date
Non-performance based incentive awards		
LTI 2024 RSU	25/3/2024	34.07
LTI 2024 SAR	25/3/2024	9.66
LTI 2024 RSU	2/8/2024	36.59
LTI 2024 SAR	2/8/2024	10.45
Initial Award RSU	6/12/2024	41.55
Initial Award RSU	30/12/2024	39.32
LTI 2025 RSU	1/4/2025	42.70
LTI 2025 RSU	1/9/2025	50.20
Performance-based incentive awards		
LTI 2024 PSU	25/3/2024	50.01
LTI 2024 PSU	2/8/2024	44.65
Initial Award PSU	6/12/2024	42.09
Initial Award PSU	30/12/2024	42.09
LTI 2025 PSU	1/4/2025	51.27
LTI 2025 PSU	1/9/2025	62.47

[3] Sunrise has the intent to settle these awards in shares.

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Fair value

The LTIP 2024 was converted into a plan with underlying Sunrise shares using an adjustment factor. This was applied with the aim of ensuring that the fair value ('FV') of this plan as a whole did not significantly change. For the PSUs, the performance condition was modified to reflect the performance of Sunrise rather than LG. The modifications were made with the aim of leaving the total FV unchanged.

The FV of the RSUs and Shares of the Initial Award is equal to the closing price of Sunrise Communications AG on the SIX Swiss Exchange on the respective grant date. The FV of the PSUs was based on a Monte Carlo model with one million simulations.

For the LTIP 2024, the FV of the PSUs was based on an assumed share price volatility of 24.70%, an entry price of CHF 40.61 and a risk-free rate of 1.01%.

For the LTIP 2025 granted in April, the FV of the PSUs was based on an assumed share price volatility of 23.97%, an entry price of CHF 42.70, and a risk-free rate of 1.07%.

For the LTIP 2025 granted in September, the FV of the PSUs was based on an assumed share price volatility of 24.28%, an entry price of CHF 49.14 and a risk-free rate of (0.11)%.

	2025					2024				
Number of units	PSUs	RSUs	SARs	Shares	Total	PSUs	RSUs	SARs	Shares	Total
Balance 1 January	421,608	399,399	461,244	—	1,282,251	—	—	—	—	—
Granted	278,930	136,589	—	—	415,519	421,608	408,262	471,729	99,186	1,400,785
Settled	(1,018)	(126,251)	(79,474)	—	(206,743)	—	—	—	(99,186)	(99,186)
Forfeited	(8,984)	(20,174)	(21,238)	—	(50,396)	—	(8,863)	(10,485)	—	(19,348)
Balance 31 December	**690,536**	**389,563**	**360,532**	—	**1,440,631**	**421,608**	**399,399**	**461,244**	—	**1,282,251**

	2025		2024	
	Number of SARs Units	Weighted Average Strike Price (CHF)	Number of SARs Units	Weighted Average Strike Price (CHF)
Balance 1 January	461,244	33.88	—	—
Granted	—	—	471,729	33.88
Settled	(79,474)	33.74	—	—
Forfeited	(21,238)	33.57	(10,485)	33.57
Balance 31 December	**360,532**	**33.93**	**461,244**	**33.88**

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(12) Other Operating Assets and Liabilities

The details of other current and non-current assets of Sunrise and other current and non-current liabilities are set forth below:

	31 December	31 December
CHF in millions	**2025**	**2024**
Other assets - current:		
Third party receivables	37.9	63.4
Prepayments	83.9	60.8
Contract assets	5.0	14.6
Contract costs	64.5	61.1
Inventories	51.9	58.5
Other	27.4	1.5
Total	**270.6**	**259.9**
Other assets - non-current:		
Trade receivables	35.5	34.3
Prepayments	43.2	82.1
Contract assets	4.9	13.2
Contract costs	18.0	19.2
Other	0.6	11.6
Total	**102.2**	**160.4**
Other liabilities - current:		
Accrued other liabilities	252.7	261.0
Accrued capital expenditures	59.2	63.5
Accrued payroll and employee benefits	44.4	68.3
Deferred revenue	66.2	71.3
Other	34.4	32.9
Total	**456.9**	**497.0**
Other liabilities - non-current:		
Other	230.6	48.2
Total	**230.6**	**48.2**

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Inventories

Write-downs of inventories to the net realisable value totalled CHF 2.1 million at 31 December 2025 (2024: CHF 0.7 million). The value of inventories recognised as an expense in direct costs and other operating expenses totalled CHF 226.5 million (2024: CHF 226.1 million). No inventories were expected to be sold after more than one year.

Other liabilities – non-current and current

The broadcasting rights agreement with National League AG executed in August 2025 resulted in a corresponding increase in other liabilities of CHF 216.0 million, reflecting the deferred payment structure of the contract. For more details please see Note 15 Intangible Assets. As of 31 December 2025, non-current liabilities increased by CHF 182.4 million and current liabilities decreased by CHF 40.1 million.

13) Leasing

Sunrise leased assets include telecommunications installations like mobile sites and transmission equipment such as leased lines, shops and offices as well as vehicles. Information about leases for which Sunrise is a lessee is presented below.

Right-of-use assets

	Year ended 31 December	
CHF in millions	**2025**	**2024**
Network	1,199.0	1,091.4
Land, buildings and other	168.9	171.1
Total RoU assets	**1,367.9**	**1,262.5**

At 31 December 2025 the weighted average discount rate was 5.0% (2024: 5.5%). During 2025, Sunrise recorded additions in RoU assets associated with leases of CHF 151.7 million (2024: CHF 126.30 million). Additionally, balance-sheet adjustments of CHF 63.8 million were recorded, mainly driven by revised assumptions regarding the exercise of lease extension options during the budget forecast period for evergreen network leases. Sunrise makes extensive use of evergreen contracts, as they provide flexibility in network planning in response to the rapidly evolving telecommunications technology landscape.

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Lease expenses

	Year ended 31 December		
CHF in millions	**2025**	**2024**	**2023**
Depreciation and amortisation			
Network	94.0	101.4	99.3
Land, buildings and other	35.9	28.3	28.7
Total depreciation and amortisation	**129.9**	**129.7**	**128.0**
Interest expense	61.3	69.8	67.9
Short-term lease expense	3.1	2.4	3.2
Total lease expense	**194.3**	**201.9**	**199.1**

244 Sunrise Annual Report 2025 I Financial Statements

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Lease liabilities
Maturities of Sunrise lease liabilities are presented below:

	Year ended 31 December	
CHF in millions	**2025**	**2024**
Within 1 year	181.4	164.1
Between 1 and 2 years	178.3	152.0
Between 2 and 3 years	151.6	148.8
Between 3 and 4 years	144.9	141.3
Between 4 and 5 years	139.3	135.2
After 5 years	863.9	925.7
Total payments	**1,659.4**	**1,667.1**
Less: present value discount	(382.2)	(447.8)
Present value of lease payments	**1,277.2**	**1,219.3**
Current portion	181.4	164.1
Non-current portion	1,095.8	1,055.2

Cash flows from leases

	Year ended 31 December	
CHF in millions	**2025**	**2024**
Principal payments	121.0	114.4
Interest payments	61.3	61.0
Payments for short-term leases	3.1	2.4
Total payments	**185.4**	**177.8**

245 **Sunrise Annual Report 2025 I** Financial Statements

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(14) Property, Plant and Equipment

CHF in millions[4]	Network	Customer Premises Equipment	Support Capital and Leasehold Improvement	Land and Buildings	Assets Under Construction	Total
Cost:						
Balance at 31 December 2023	**4,722.6**	**328.7**	**167.5**	**30.1**	**347.5**	**5,596.4**
Additions	291.3	88.9	27.8	—	—	408.0
Retirements and disposals	(211.9)	(101.3)	(20.9)	(5.3)	—	(339.4)
Reclassifications	(274.6)	(0.9)	25.8	0.1	173.2	(76.4)
Other	—	—	—	—	(1.0)	(1.0)
Balance at 31 December 2024	**4,527.4**	**315.4**	**200.2**	**25.0**	**519.7**	**5,587.6**
Additions	289.9	87.4	15.4	2.9	—	395.6
Retirements and disposals	(78.5)	(13.9)	(25.6)	(0.7)	—	(118.7)
Reclassifications	124.9	3.5	(0.3)	—	(184.8)	(56.7)
Other	0.1	—	(0.1)	—	(0.7)	(0.7)
Balance at 31 December 2025	**4,863.8**	**392.4**	**189.6**	**27.1**	**334.2**	**5,807.1**

[4] Reclassified to conform with redefinition of asset categories as described in footnote.

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CHF in millions[5]	Network	Customer Premises Equipment	Support Capital and Leasehold Improvement	Land and Buildings	Assets Under Construction	Total
Accumulated depreciation and impairment:						
Balance at 31 December 2023	**(3,037.9)**	**(159.9)**	**(83.3)**	**(19.5)**	**—**	**(3,300.6)**
Depreciation	(269.2)	(65.1)	(29.8)	(3.9)	—	(368.0)
Retirements and disposals	211.4	101.3	21.0	5.3	—	339.0
Reclassifications	68.2	(2.9)	0.2	—	—	65.5
Other	15.0	—	—	—	—	15.0
Balance at 31 December 2024	**(3,012.5)**	**(126.6)**	**(91.9)**	**(18.2)**	**—**	**(3,249.1)**
Depreciation	(297.6)	(58.4)	(58.0)	(3.6)	—	(417.6)
Retirements and disposals	78.1	12.8	25.6	0.6	—	117.1
Reclassifications	(26.8)	4.5	(3.5)	—	—	(25.8)
Other	—	—	—	—	—	—
Balance at 31 December 2025	**(3,258.8)**	**(167.7)**	**(127.8)**	**(21.2)**	**—**	**(3,575.5)**

CHF in millions	Network	Customer Premises Equipment	Support Capital and Leasehold Improvement	Land and Buildings	Assets Under Construction	Total
Property and equipment, net:						
Net carrying amount at 31 December 2024	1,514.9	188.8	108.3	6.8	519.7	**2,338.5**
Net carrying amount at 31 December 2025	1,605.0	224.7	61.8	5.9	334.2	**2,231.6**

The capitalisation process recognises all additions to PP&E as "Additions" to Assets Under Depreciation (Network, Customer Premises Equipment, and Land Buildings, and other), which are then reclassified simultaneously into Assets Under Construction within "Reclassifications", as long as construction or implementation of the underlying projects is ongoing. When projects are completed, the related assets are transferred from Assets Under Construction to Assets Under Depreciation as part of the reclassification process. This also results in recurring transfers of software assets from Assets Under Construction within PP&E to Intangible Assets. As a result of this process, the table above reflects negative reclassifications within the asset categories under depreciation. Following the spin-off, Sunrise has redefined its PP&E asset categories to reflect the nature and internal management of assets rather than the legacy structure of its former parent. Comparative information has been reclassified accordingly. These changes enhance transparency and relevance of the information presented. Consequently, the 2024 and 2023 net carrying amounts shown in the tables above include the following reclassifications between the newly defined (stated in the columns) and previously reported (stated in the rows) asset categories:

[5] Reclassified to conform with redefinition of asset categories as described in footnote.

247 **Sunrise Annual Report 2025 I** Financial Statements

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CHF in millions	Network	Customer Premises Equipment	Leasehold Improvement and Support Capital	Land and Buildings	Assets Under Construction	Total
Balance at 31 December 2023						
Distribution systems	681.7	—	—	—	—	681.7
Customer premises equipment	39.5	168.8	—	—	—	208.3
Support equipment and buildings	963.4	—	84.2	10.6	—	1,058.2
Assets under construction	—	—	—	—	347.5	347.5
Total	**1,684.6**	**168.8**	**84.2**	**10.6**	**347.5**	**2,295.7**

CHF in millions	Network	Customer Premises Equipment	Leasehold Improvement and Support Capital	Land and Buildings	Assets Under Construction	Total
Balance at 31 December 2024						
Distribution systems	427.8	—	—	—	—	427.8
Customer premises equipment	44.0	188.8	—	—	—	232.8
Support equipment and buildings	1,043.1	—	108.3	6.8	—	1,158.2
Assets under construction	—	—	—	—	519.7	519.7
Total	**1,514.9**	**188.8**	**108.3**	**6.8**	**519.7**	**2,338.5**

248 **Sunrise Annual Report 2025 I** Financial Statements

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(15) Intangible Assets

Changes in the carrying amounts of the intangible assets are as follows:

CHF in millions	Brands and Customers Relationships	Licenses and Rights	Software	Other Intangible Assets	Total
Cost:					
1 January 2024	1,955.8	652.1	635.2	17.2	3,260.3
Additions	—	2.0	99.9	—	101.9
Retirements and disposals	—	(153.5)	(32.6)	(8.0)	(194.1)
Reclassifications	—	—	76.4	—	76.4
Other	1.9	—	—	3.6	5.5
31 December 2024	**1,957.7**	**500.6**	**778.9**	**12.8**	**3,250.0**
Additions	3.1	218.7	82.4	7.8	312.0
Retirements and disposals	—	—	(22.2)	(0.1)	(22.3)
Reclassifications	—	—	60.2	—	60.2
Other	0.2	(1.6)	0.6	12.4	11.6
31 December 2025	**1,961.0**	**717.7**	**899.9**	**32.9**	**3,611.5**

249 **Sunrise Annual Report 2025 I** Financial Statements

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CHF in millions	Brands and Customers Relationships	Licenses and Rights	Software	Other Intangible Assets	Total
Accumulated amortisation:					
1 January 2024	(1,026.9)	(319.5)	(375.3)	(8.7)	(1,730.4)
Amortisation	(321.7)	(69.0)	(155.0)	(4.2)	(549.9)
Retirements and disposals	—	153.5	32.6	8.0	194.1
Reclassifications	—	—	(65.5)	—	(65.5)
Other	—	—	(13.9)	—	(13.9)
31 December 2024	**(1,348.6)**	**(235.0)**	**(577.1)**	**(4.9)**	**(2,165.6)**
Amortisation	(320.2)	(71.6)	(122.3)	(4.7)	(518.8)
Retirements and disposals	—	—	22.2	0.1	22.3
Reclassifications	—	—	—	—	—
Other	0.1	(0.2)	(3.5)	(11.3)	(14.9)
31 December 2025	**(1,668.7)**	**(306.8)**	**(680.7)**	**(20.8)**	**(2,677.0)**

CHF in millions	Brands and Customers Relationships	Licenses and Rights	Software	Other Intangible Assets	Total
Intangible assets subject to amortisation, net:					
Net carrying amount at 31 December 2024	609.1	265.6	201.8	7.9	**1,084.4**
Net carrying amount at 31 December 2025	292.3	410.9	219.2	12.1	**934.5**

250 **Sunrise Annual Report 2025 I** Financial Statements

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Brands and customer relationships
As of 31 December 2025, the most significant intangible assets are the customer base of former Sunrise Communications Group AG with a carrying amount of CHF 261.7 million as well as the Sunrise brand with a carrying amount of CHF 17.0 million. Both assets originated from the acquisition by former UPC GmbH in 2020 (renamed to Sunrise GmbH in 2022). The remaining useful lives are 1 year and 5 years, respectively.

Licenses and rights
As of 31 December 2025, licenses and rights consist primarily of two spectrum licenses and the broadcasting rights for the Swiss Ice Hockey National League . The frequency usage rights acquired in January 2013 are mostly used for 4G. The carrying amount is CHF 90.4 million with a remaining useful life of 3 years.

The frequency usage rights acquired in July 2019 are used for 5G. The carrying amount is CHF 50.7 million with a remaining useful life of 9 years.

Sunrise originally acquired the national and international broadcasting rights to National League ice-hockey matches in 2022 under a multi-season licence agreement. In August 2025, Sunrise agreed with National League AG to extend this rights framework through to the 2034/35 season. The extension covers an additional eight-season period and resulted in additions to intangible assets of CHF 216 million during the year, reflecting the consideration for the prolonged licensing rights. Following the extension, Sunrise updated the remaining useful life of the broadcasting-rights asset to a combined ten-year period, accounted for as a prospective change in accounting estimate in accordance with IAS 8. The asset is amortised on a straight-line basis over the revised term. The carrying amount of CHF 264.4 million of the broadcasting-rights intangible asset as at 31 December 2025 reflects both the original 2022 rights and the incremental cost recognised in 2025.

Software
Software mainly includes licenses and developments for Customer Relationship Management ('CRM') and accounting applications with varying remaining useful lives of less than 5 years.


BKW
Arosa

251 **Sunrise Annual Report 2025 I** Financial Statements

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(16) Goodwill

Goodwill allocation
For business combinations, goodwill is allocated as of the transaction date to Sunrise cash-generating units ('CGUs'). Sunrise CGUs with allocated goodwill consist of Residential, Business and Wholesale.

CHF in millions	Residential	Business	Wholesale	Total
Cost:				
1 January 2024	4,587.1	1,098.3	327.3	6,012.7
Additions from business combinations	—	—	—	—
31 December 2024	4,587.1	1,098.3	327.3	6,012.7
Additions from business combinations	—	—	—	—
31 December 2025	4,587.1	1,098.3	327.3	6,012.7

CHF in millions	Residential	Business	Wholesale	Total
Goodwill, net:				
Net carrying amount at 31 December 2024	4,587.1	1,098.3	327.3	6,012.7
Net carrying amount at 31 December 2025	4,587.1	1,098.3	327.3	6,012.7

Impairment tests for goodwill
Goodwill is subject to an annual impairment test conducted as of 30 September of each year. In 2025, there were no other recorded intangible assets with indefinite useful lives (2024: CHF 0). The recoverable amount of all CGUs has been determined based on their value-in-use using a discounted cash flow (DCF) method. The annual impairment test performed as of 30 September 2025 did not result in the recognition of any impairment losses for any of the Group's CGUs. The key assumptions used are listed below:

Key assumptions used in value in use calculations

	2025	2024
Long-term growth rate	—%	—%
WACC (pre-tax)	5.1%	5.3%

252 **Sunrise Annual Report 2025 I** Financial Statements

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The calculation basis for the DCF model is the Sunrise business plan as approved by the Executive Committee. The detailed planning horizon of the business plan covers five years. The free cash flows beyond the five-year planning period were extrapolated using a long-term growth rate. The discount rate is the weighted average cost of capital ('WACC') before tax of Sunrise. Budgeted gross margin and growth rates are based on past performance and management's expectations of market development. Revenue, as a further key assumption, is estimated using detailed revenue models including market dynamics, expectations for pricing and customer churn rates, amongst others. As of the impairment-test date, the recoverable amount for all CGUs was higher than the carrying amount. The annual impairment test for the reporting period did not result in any impairment of recognised goodwill. In accordance with IAS 36.134–136, Sunrise has disclosed the key assumptions and valuation approach used to determine the recoverable amount of the relevant CGUs. IAS 36.134(f) requires a sensitivity analysis only if a reasonably possible change in a key assumption would cause the carrying amount to exceed the recoverable amount. Management reviewed the key assumptions and performed targeted analyses, concluding that no reasonably possible change in any key assumption would result in an impairment. Therefore, the requirement to provide a sensitivity analysis under IAS 36.134(f) does not apply.

(17) Provisions

CHF in millions	Asset Retirement Obligations	Restructuring Obligations	Other Provisions	Total
Provisions as of 1 January 2024	**64.1**	**22.9**	**29.9**	116.9
Provisions made during the period	2.1	1.9	—	**4.0**
Change in present value	2.4	—	—	**2.4**
Provisions used during the period	(4.6)	(20.1)	(29.9)	**(54.6)**
Provisions as of 31 December 2024	**64.0**	**4.7**	**—**	**68.7**
Thereof current	—	4.7	—	**4.7**
Thereof non-current	64.0	—	—	**64.0**
Provisions as of 1 January 2025	**64.0**	**4.7**	**—**	**68.7**
Provisions made during the period	2.4	8.6	—	**11.0**
Change in present value	1.3	—	—	**1.3**
Provisions used during the period	(0.4)	(10.4)	—	**(10.8)**
Provisions as of 31 December 2025	**67.3**	**2.9**	**—**	**70.2**
Thereof current	—	2.9	—	**2.9**
Thereof non-current	67.3	—	—	**67.3**

253 Sunrise Annual Report 2025 I Financial Statements

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Provisions for asset retirement obligations relate to the future dismantling of mobile stations and restoration of property owned by third parties. Those leases generally contain provisions that require Sunrise to remove the asset and restore the sites to their original condition at the end of the lease term. The uncertainties relate primarily to the timing of the related cash outflows. The majority of these obligations are not expected to result in cash outflows within a year.

Restructuring obligations primarily include the full cost of planned business restructuring programmes. These programmes are expected to be completed within the next 12 months.

Other provisions are related to litigation and legal claims. Refer to Note 18 for further details on legal contingencies for Sunrise.

(18) Commitments and Contingencies

The total contractual and purchase commitments as of 31 December 2025 amounted to CHF 725.5 million (31 December 2024: CHF 886.7 million) for future investments in property, plant and equipment, right-of-use assets and intangible assets.

On 8 December 2017, Sunrise GmbH, formerly known as UPC Schweiz GmbH, entered into a mobile virtual network operator ('MVNO') agreement with Swisscom (Schweiz) AG ('Swisscom'), as subsequently amended (the 'Swisscom MVNO'), for the provision of mobile network services to certain of Sunrise GmbH's end customers. In January 2023, Swisscom filed a formal lawsuit against Sunrise GmbH, asserting that it is in breach of the Swisscom MVNO and claiming approximately CHF 90 million in damages. In April 2024, Sunrise agreed with Swisscom to resolve the matter, the terms of which are not material to us and, as a result, the lawsuit against Sunrise GmbH has been withdrawn.

On 5 March 2012, Sunrise GmbH was party to a dispute with Swisscom related to rates for interconnection, unbundled local loop ('ULL'), colocation, rebilling, leased lines and access to duct. On 25 August 2023, Swisscom made a non-prejudicial down payment for the unopposed portion in the amount of CHF 18.8 million (including VAT) of the total recovery. For this part, where the cash payment was received, the gain contingency was concluded as realised and undisputed, respectively. In Q3 2023, a gain contingency in the amount of CHF 17.2 million was recorded in other income.

In November 2023, Sunrise recorded a provision of CHF 29.1 million due to an ice-hockey broadcasting rights penalty issued by the Competition Commission. During the 12-month period ended 31 December 2024 Sunrise settled CHF 29.3 million related to this penalty.

In addition, Sunrise has significant commitments under (i) derivative instruments and (ii) defined benefit plans and similar agreements, pursuant to which we expect to make payments in future periods. For information regarding derivative instruments, including the net cash paid or received in connection with these instruments, see Note 24. For information regarding the Sunrise defined benefit plan, see Note 10.

Sunrise also has commitments pursuant to agreements with, and obligations imposed by, authorities, which may include obligations in certain markets to move aerial cable to underground ducts or to upgrade, rebuild or extend portions of Sunrise broadband communication systems. Such amounts are not fixed or determinable.

Sunrise is party to certain pending lawsuits and cases with public authorities and complaint boards. Based on a legal assessment of the possible outcome of each of these lawsuits and cases, management is of the opinion that these will have no significant adverse effect on the Sunrise statement of financial position.

254 Sunrise Annual Report 2025 I Financial Statements

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(19) Income Taxes

Income tax expense

	Year ended 31 December		
CHF in millions	**2025**	**2024**	**2023**
Current income tax expense	(18.3)	(20.6)	(17.3)
Current income tax benefit (expense) of prior periods	(4.5)	(19.2)	1.0
Deferred income tax benefit	42.7	56.5	76.2
Total income tax benefit	**19.9**	**16.7**	**59.9**

Current and deferred income taxes are recognised by each consolidated entity of Sunrise, regardless of who has the legal liability for settlement or recovery of the tax.

255 Sunrise Annual Report 2025 I Financial Statements

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Analysis of income taxes

The Sunrise tax rate reconciliation is based on the domestic tax rate of the main operating company domiciled in Switzerland, with a reconciling item in respect of the tax rates applied by Sunrise companies in other jurisdictions. This tax rate is used because Sunrise operational activities are mainly carried out in Switzerland and therefore provides the most meaningful information for the user of the consolidated financial statements. The use of the Sunrise weighted average tax rate based on the aggregation of the separate reconciliations of each individual jurisdiction/entity would result in a highly biased and therefore less meaningful expected tax rate due to the volatile results of the Dutch companies.

	Year ended 31 December		
CHF in millions	**2025**	**2024**	**2023**
Income (loss) before income taxes	(128.4)	(378.5)	(372.1)
Domestic income tax rate	18.3%	18.3%	18.4%
Expected income tax benefit /(expense)	**23.5**	**69.4**	**68.4**
Effect of income taxed at differing tax rates	(4.2)	5.0	(3.7)
Non-deductible items	(0.6)	(18.4)	(9.9)
Non-taxable income	—	—	0.1
Effect of changes in recognition of deferred tax assets	(0.6)	(0.6)	3.2
Adjustments to deferred tax balances arising from tax rate changes	0.7	—	0.5
Adjustments recognised for current and deferred tax of prior periods	0.8	(40.3)	1.0
Other effects	0.3	1.6	0.3
Total income tax benefit	**19.9**	**16.7**	**59.9**

256 Sunrise Annual Report 2025 I Financial Statements

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Deferred tax assets and liabilities
Deferred tax assets and liabilities by origin of the temporary difference:

	31 December 2025	
CHF in millions	**Assets**	**Liabilities**
Intangible assets	—	74.2
Property, plant and equipment	—	23.5
Unrealised foreign exchange results	5.8	77.0
Derivatives	86.4	0.1
Receivables	—	2.2
Right-of-use assets	—	—
Deferred revenue	0.1	16.8
Employee benefit obligations	0.2	—
Provisions	1.9	0.3
Lease liabilities	—	—
Other	0.1	0.4
Total	**94.5**	**194.5**
Netting of deferred tax assets and liabilities	79.2	(79.2)
Reflected in the Consolidated Statements of Financial Position as follows:		
Deferred tax assets	15.3	—
Deferred tax liabilities	—	115.4

257 **Sunrise Annual Report 2025 I** Financial Statements

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	31 December 2024	
CHF in millions	**Assets**	**Liabilities**
Intangible assets	—	135.2
Property, plant and equipment	—	34.2
Unrealised foreign exchange results	26.5	—
Derivatives	—	4.8
Receivables	—	3.9
Right-of-use assets	20.4	—
Deferred revenue	0.1	20.1
Employee benefit obligations	1.4	—
Provisions	8.9	0.3
Lease liabilities	—	1.0
Other	0.1	0.4
Tax net operating loss carry forward	0.4	—
Total	**57.8**	**199.9**
Netting of deferred tax assets and liabilities	34.2	(34.1)
Reflected in the Consolidated Statements of Financial Position as follows:		
Deferred tax assets	23.6	—
Deferred tax liabilities	—	165.8

258 **Sunrise Annual Report 2025 I** Financial Statements

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Net change in deferred tax assets and liabilities

CHF in millions	**2025**	**2024**	**2023**
Opening balance at the beginning of the period 1 January	142.2	206.7	294.7
Changes recognised in the consolidated statements of income or loss	(42.7)	(56.6)	(76.2)
Changes recognised in the consolidated statements of comprehensive income or loss	0.6	(1.2)	(5.4)
Changes recognised in the consolidated statements of changes in equity	—	(7.9)	(8.9)
Change in scope of consolidation/goodwill adjustment	—	0.0	3.7
Foreign currency effects	—	1.2	(1.2)
Closing balance at the end of the period 31 December	**100.1**	**142.2**	**206.7**

The change in the deferred tax position is mainly recognised in the Consolidated Statements of Income or Loss. The changes made via the Consolidated Statements of Comprehensive Income or Loss mainly relate to deferred taxes in connection with IAS 19. The changes directly recorded in equity are based on capital contributions with different accounting recognition under IFRS and tax base; see Note 20.

Temporary differences associated with investments
Deferred tax liabilities are recognised in respect of investments in subsidiaries, branches and associates, and interest in joint arrangements, except to the extent that Sunrise can control the timing of the reversal of the associated taxable temporary difference, and it is probable that such will not reverse in the foreseeable future. Due to the existing double taxation agreement between Switzerland and the Netherlands, any distributions have no direct tax consequences. Furthermore, dividend income is exempt from direct income taxes in the Netherlands. Therefore, as of 31 December 2025 and 31 December 2024, this exception was not considered to apply to any taxable differences.

Unrecognised deferred tax assets on tax loss carryforwards
As of 31 December 2025 and 31 December 2024 Sunrise has the following unused tax loss carryforwards for which no deferred tax assets are recognised:

	31 December	
CHF in millions	**2025**	**2024**
Due to expire within 1 year	—	—
Due to expire within 2 to 7 years	—	16.5
Amount not due to expire	—	—
Total	**—**	**16.5**

259 **Sunrise Annual Report 2025 I** Financial Statements

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Unrecognised deferred tax assets on deductible temporary differences
In the current and past period there were no deductible temporary differences for which no deferred tax asset has been recognised.

Other disclosures
OECD Pillar Two Model Rules (Global minimum tax)
Sunrise falls under the scope of application of the OECD minimum tax. The global minimum tax regulations provide for payment of an additional tax to account for the difference between the effective Global Anti Base Erosion ('GloBE') tax rate per country and the minimum rate of 15%. Switzerland adopted new legislation introducing the global minimum tax in December 2023 that entered into force on 1 January 2024. Sunrise does not expect the minimum tax to have any impact on its activities in Switzerland, as the effective tax rate is more than 15%. The same applies to the other countries in which Sunrise operates. Sunrise is monitoring developments in the minimum tax regulations and is assessing their impact on Sunrise on an ongoing basis.

Sunrise applies the exception to recognising and disclosing information about deferred income tax assets and liabilities in connection with income taxes related to minimum tax, as provided in the amendments to IAS 12 published in May 2023.

(20) Equity

Ordinary share capital
Authorised ordinary share capital consists of 71,276,895 (2024: 69,759,702) authorised Class A Shares with a par value of CHF 0.10, of which 70,108,614 are outstanding as at 31 December 2025 (2024: 68,858,888), and 25,805,386 (2024: 25,977,316) authorised Class B Shares with a par value of CHF 0.01.

Treasury shares
After the spin-off, Sunrise acquired 1,000,000 Class A common shares for CHF 100,000 from LGI Ltd., with 99,186 of these shares being used to fulfil share-based compensation obligations.

In July 2025, Sunrise Communications AG issued 1,500,000 Class A Shares at a nominal value of CHF 0.10 from conditional capital to Sunrise GmbH and they were repurchased by Sunrise Communications AG at nominal value, resulting in no change to total equity other than a reclassification between share capital and treasury shares.

Other reserves
This caption includes capital contributions from/distributions to related parties, share-based compensation related charges and distributions as well as Sunrise accumulated losses.

The capital charges in 2023 include distributions of CHF 50.9 million from a change in a service agreement related to technology and innovation services and a capital contribution of CHF 6.1 million related to the Dutch Sunrise Finco's current tax liability (see Note 19). The residual amount is mainly related to distributions recognised in connection with the exercise or vesting of stock-based compensation incentive awards.

The capital charges in 2024 are mainly related to the reorganisation transactions due to the spin-off execution. Sunrise received capital contributions from LG Europe Holding BV of CHF 1,106.2 million. The capital contributions were used for partial repayment of the Sunrise external debt. Further contributions from LG of 25.1 million related to the Dutch Sunrise Finco's current tax liability (see Note 19). The residual amount is mainly related to distributions recognised in connection with the exercise or vesting of stock-based compensation incentive awards.

In May 2025 Sunrise distributed a dividend of CHF 3.33 per Class A Share and CHF 0.33 per Class B Share, totalling CHF 240.4 million, that was paid exclusively from reserves from foreign capital contributions.

The Board of Directors has proposed a dividend of 3.42 per Class A Share and CHF 0.34 per Class B Share for the year ended 31 December 2025, to be distributed exclusively out of reserves from foreign capital contributions. The proposed dividend and the related amount per share are disclosed in these notes but have not been recognised as a liability at the end of the reporting period, as no present obligation existed at that date.

Currency translation reserve
The currency translation reserve is used to record cumulative translation differences on the net assets of foreign operations. The cumulative translation differences will be recycled to the Consolidated Statements of Comprehensive Income or Loss upon disposal of the foreign operations.

Actuarial gains or losses from defined benefit plans
Actuarial gains or losses from defined benefit plans include the pension reserve.

260 **Sunrise Annual Report 2025 I** Financial Statements

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(21) Earnings Per Share

The earnings-per-share calculation uses the weighted average number of shares in issue during the year. For the weighted average number of shares outstanding in periods prior to spin-off, the share amount distributed at spin-off net of treasury shares was used. The equity awards granted but not yet vested do not impact the diluted earnings per share, as the effect is anti-dilutive for 2024 and 2025 due to the net loss of Sunrise for the years ended 31 December 2024 and 2025.

	Year ended 31 December 2025	
	Class A	Class B
Allocation of net income (loss) attributable to Sunrise share classes (in CHF million)	(108.2)	(4.0)
Weighted average number of shares outstanding	69,486,095	25,862,650
Adjusted weighted average of shares outstanding	69,486,095	25,862,650
Basic and diluted earnings (loss) per share (in CHF)	**(1.6)**	**(0.2)**

	Year ended 31 December 2024	
	Class A	Class B
Allocation of net income (loss) attributable to Sunrise share classes (in CHF million)	(352.7)	(13.1)
Weighted average number of shares outstanding	69,619,207	25,977,316
Adjusted weighted average of shares outstanding	69,619,207	25,977,316
Basic and diluted earnings (loss) per share (in CHF)	**(5.1)**	**(0.5)**

261 **Sunrise Annual Report 2025 I** Financial Statements

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The number of shares outstanding is shown in absolute units below, rather than time-weighted units.

	2025		2024	
	Class A	Class B	Class A	Class B
Shares Outstanding as of 1 January	68,858,888	25,977,316	69,759,702	25,977,316
Acquisition of treasury shares	—	—	(1,000,000)	—
Distribution from treasury shares	1,232,533	—	99,186	—
Shares transferred between share classes	17,193	(171,930)	—	—
Shares Outstanding as of 31 December	**70,108,614**	**25,805,386**	**68,858,888**	**25,977,316**

The table below shows all potential ordinary shares, including those equity awards which are excluded from the calculation of the diluted earnings per share due to their anti-dilutive impact. The PSU plans shown below would not be included due to the performance condition not yet being achieved; however, they are displayed below to give a holistic overview of potential dilution in the future. The table below shows absolute units, rather than the 2025 time-weighted units.

	2025	2024
PSU plans	690,536	421,608
RSU plans	389,563	399,399
SAR plans[6]	73,772	63,814
Legacy LG RSU plans	655,081	1,402,510
Potential ordinary shares of Class A	**1,808,952**	**2,287,331**

For LG RSU awards granted before the spin-off, holders of Legacy LG RSU plans will receive Sunrise RSUs at the same ratio per RSU as the distribution of Sunrise Class A common shares to LG Class A common shareholders during the spin-off. These are referred to as «True-Up Sunrise RSUs» in the F-4 filing.

[6] Dilutive impact calculated based on closing share price of CHF 42.42 (2024: 39.32) as at 31 December. Comparative figure has been adjusted to reflect potential dilutive impact rather than the amount of outstanding SARs.

262 **Sunrise Annual Report 2025 I** Financial Statements

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(22) Financial Income and Expenses

	Year ended 31 December		
CHF in millions	**2025**	**2024**	**2023**
Finance income:			
Interest income	3.5	8.1	3.0
Dividend income	0.0	—	—
Realised and unrealised gains on derivative instruments	—	249.6	—
Foreign currency transaction gains	420.2	—	568.6
Gains due to changes in fair values of certain investments and debt, net	—	—	3.1
Other financial income	2.1	—	—
Total	**425.8**	**257.7**	**574.7**
Finance expenses:			
Interest expense	(313.3)	(432.9)	(431.1)
Realised and unrealised losses on derivative instruments	(290.1)	—	(524.5)
Foreign currency transaction losses	—	(295.2)	—
Losses on debt modification and extinguishment	(29.2)	(4.0)	(0.1)
Losses due to changes in fair values of certain investments and debt, net	(21.0)	(6.1)	—
Other financial expense	(2.7)	(4.4)	(1.5)
Total	**(656.3)**	**(742.6)**	**(957.2)**

Losses due to changes in fair values of certain investments and debt, net includes an impairment loss of CHF 20.2 million on its equity-accounted investment in CH Media TV AG. For details please refer to Note 25 Investments.

263 **Sunrise Annual Report 2025 I** Financial Statements

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(23) Borrowings

The CHF equivalents of the components of third-party debt are as follows:

	31 December 2025		Principal Amount	
	Weighted Average Interest Rate (%)[7]	Unused Borrowing Capacity	31 December	
CHF in millions			**2025**	**2024**
Sunrise holding bank facility	6.07%	485.7	1,547.2	2,239.0
Sunrise holding SPE notes	4.60%	—	2,143.3	1,468.8
Sunrise holding senior note	3.88%	—	268.0	629.3
Vendor financing	1.96%	—	387.2	350.0
Total third-party debt before deferred financing costs, discounts, premiums and accrued interest	**4.85%**	**485.7**	**4,345.7**	**4,687.1**

The following table provides a reconciliation of total third-party debt before deferred financing costs, discounts, premiums and accrued interest to total debt including interest:

	31 December	31 December
CHF in millions	**2025**	**2024**
Total third-party debt before deferred financing costs, discounts, premiums and accrued interest:	**4,345.7**	**4,687.1**
Deferred financing costs, discounts and premiums, net	(8.5)	(10.3)
Total carrying amount of third-party debt	**4,337.2**	**4,676.8**
Accrued interest on third-party debt	98.5	57.4
Total debt including interest	**4,435.7**	**4,734.2**
Current portion of debt	485.7	407.4
Non-current portion of debt	3,950.0	4,326.8

[7] Represents the weighted average interest rate in effect at 31 December 2025 for all borrowings outstanding pursuant to each debt instrument, including any applicable margin. The interest rates presented represent stated rates and do not include the impact of derivative instruments, deferred financing costs, original issue premiums or discounts and commitment fees. Including the effects of derivative instruments, but excluding the impact of original issue premiums, discounts, deferred financing costs, vendor financing and commitment fees, the weighted average interest rate of Sunrise aggregate third-party variable- and fixed-rate indebtedness was 2.8% (2024: 3.0%) at 31 December 2025. The weighted average interest rate calculation includes principal amounts outstanding associated with all Sunrise secured and unsecured borrowings.

264 **Sunrise Annual Report 2025 I** Financial Statements

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Sunrise holding bank facility

The Sunrise holding bank facility is the senior secured credit facility of certain consolidated entities of Sunrise. The details of Sunrise borrowings under the Sunrise holding bank facility are summarised in the following tables:

Year ended 31 December 2025

Sunrise Holding Bank Facilities	Maturity	Interest Rate	Facility Amount (in Borrowing Currency)	Outstanding Principal Amount	Unused Borrowing Capacity	Carrying Value
			in millions		CHF millions	
AAA	15 February 2032	Term SOFR + 2.5%	$1,950.0	1,547.2	—	1,540.5
Revolving Facility B	31 March 2031	SARON + 2.0%	CHF500.0	—	485.7	—
Total				**1,547.2**	**485.7**	**1,540.5**

Year ended 31 December 2024

Sunrise Holding Bank Facilities	Maturity	Interest Rate	Facility Amount (in Borrowing Currency)	Outstanding Principal Amount	Unused Borrowing Capacity	Carrying Value
			in millions		CHF millions	
AT	30 April 2028	Term SOFR + 2.4%	$700.0	635.4	—	633.8
AU	30 April 2029	EURIBOR + 2.5%	€400	375.8	—	374.7
AX	31 January 2029	Term SOFR + 3.0%	$1,044.7	948.3	—	944.0
AY	31 January 2029	EURIBOR + 3.0%	€297.6	279.6	—	278.8
Revolving Facility A	31 May 2026	EURIBOR + 2.5%	€10	—	9.4	—
Revolving Facility B	30 September 2029	EURIBOR + 2.5%	€720	—	652.6	—
Total				**2,239.0**	**662.0**	**2,231.2**

The Sunrise Holding Revolving Facility provides for maximum borrowing capacity of CHF 500.0 million, including CHF 37.5 million under the related ancillary facility. With the exception of CHF 14.3 million of borrowings under the ancillary facility (which are blocked as financial guarantees), the Sunrise Holding Revolving Facility was undrawn at 31 December 2025.

265 **Sunrise Annual Report 2025 I** Financial Statements

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Financing transactions

On 13 February 2025, the Group refinanced USD 1,045 million of Facility AX and partially repaid EUR 177.6 million of Facility AY through the drawdown of a new USD 1,300 million term loan («Facility AAA»).

Under the terms of the Additional Facility AAA Accession Agreement to Sunrise Financing Partnership, Facility AAA was issued at 99.75% of par and bears interest at a rate of Term SOFR + 2.50% (the Original Margin) per annum and is due on 15 February 2032.

The Original Margin depends on meeting the conditions and targets in the Sunrise Sustainability Report and ESG Certificate. These must be shared with the Facility Agent from the financial year ending 31 December 2026 to 31 December 2031. The proceeds from Facility AAA were applied directly to settle the previous facilities and did not involve the movement of cash through the Group's bank accounts. Consequently, the transaction's complete effect is not immediately apparent within the statement of cash flows.

On 6 May 2025, the Group cancelled the remaining EUR 10 million commitment under its former Revolving Facility A, and on 8 May 2025 it cancelled EUR 33.3 million of commitments under its former Revolving Facility B. On 30 June 2025, the Group amended Revolving Facility B, replacing the prior EUR 720.0 million revolving commitment (maturing September 2029) with a CHF 500 million facility (maturing March 2031), transitioning pricing from EURIBOR + 2.5% to SARON + 2.0%.

On 28 May 2025, the Group issued EUR 550.0 million of Senior Secured Notes maturing 15 May 2032 through its subsidiary Sunrise FinCo I BV and applied the proceeds in full to refinance its existing Term Loans AU and AY. Under the Notes Subscription Agreement, the Notes were issued at 100% of par, bear interest at a fixed rate of 4.625% per annum payable semi-annually in arrears on 15 January and 15 July, and are listed on The International Stock Exchange.

On 9 October 2025, the Group issued EUR 385.0 million of additional 4.625% Senior Secured Notes maturing 15 May 2032 through its subsidiary Sunrise FinCo I BV and applied the proceeds to refinance existing debt, including Term Loan AT and a portion of the USD 5.5% Senior Notes due 2028. Under the Notes Subscription Agreement, the Notes were issued at 100.125% of par, bear interest at a fixed rate of 4.625% per annum payable semi-annually in arrears on 15 January and 15 July, and are listed on The International Stock Exchange.

Concurrently, on 9 October 2025, the Group entered into an additional USD 650.0 million term loan under its Term Loan Facility AAA, maturing 15 February 2032, and applied the proceeds to refinance the remaining balance of Term Loan AT.

On 13 November 2025, the Group fully redeemed USD 75.0 million of 5.5% Senior Notes due 2028 issued by its subsidiary Sunrise HoldCo IV BV. The redemption was made at par, and the outstanding principal balance of the notes was reduced to zero. Interest accrued at a fixed rate of 5.5% per annum was paid in connection with the redemption.

On 10 December 2025, the Group partially repaid EUR 56.8 million of Senior Secured Notes due 2029 issued by its subsidiary UPCB Finance VII Limited. Following the repayment, the outstanding principal balance of the notes was reduced from EUR 374.9 million to EUR 318.1 million. Interest accrued at a fixed rate of 3.625% per annum was paid in connection with the repayment. All outstanding borrowings are classified as non-current as of 31 December 2025.

266 **Sunrise Annual Report 2025 I** Financial Statements

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Year ended 31 December 2025

Sunrise holding SPE notes	Maturity	Interest Rate	Original Issue Amount	Outstanding principal amount: Borrowing Currency	Outstanding principal amount: CHF Equivalent	Carrying Value CHF
				in millions		
2031 Sunrise holding senior secured notes	15 July 2031	4.88%	$1,250.0	$1,230.0	975.9	975.5
UPCB finance VII euro notes	15 June 2029	3.63%	€600.0	€318.1	296.3	295.8
Sunrise FinCo I B.V. 4.625% 2032 (€)	15 May 2032	4.63%	€935.0	€935.0	871.1	870.0
Total					**2,143.3**	**2,141.3**

Year ended 31 December 2024

Sunrise holding SPE notes	Maturity	Interest Rate	Original Issue Amount	Outstanding principal amount: Borrowing Currency	Outstanding principal amount: CHF Equivalent	Carrying Value CHF
				in millions		
2031 Sunrise holding senior secured notes	15 July 2031	4.88%	$1,250.0	$1,230.0	1,116.6	1,115.9
UPCB finance VII euro notes	15 June 2029	3.63%	€600.0	€374.9	352.2	351.3
Total					**1,468.8**	**1,467.2**

The Sunrise holding SPE notes are non-callable prior to their respective call date (as specified under the applicable indenture). If, however, at any time prior to the applicable call date, all or a portion of the loans under the related Funded Facility are voluntarily prepaid (an 'SPE Early Redemption Event'), then the Sunrise Holding SPE will be required to redeem an aggregate principal amount of its respective Sunrise holding SPE notes equal to the aggregate principal amount of the loans prepaid under the relevant Funded Facility. In general, the redemption price payable will equal 100% of the principal amount of the applicable Sunrise holding SPE notes to be redeemed and a «make-whole» premium, which is the present value of all remaining scheduled interest payments to the applicable call date using the discount rate as of the redemption date plus a premium (as specified in the applicable indenture). Upon the occurrence of an SPE Early Redemption Event on or after the applicable call date, the Sunrise Holding SPE will redeem an aggregate principal amount of its respective Sunrise holding SPE notes equal to the principal amount prepaid under the related Funded Facility at a redemption price (expressed as a percentage of the principal amount) plus accrued and unpaid interest and additional amounts (as specified in the applicable indenture), if any, to the applicable redemption date.

267 **Sunrise Annual Report 2025 I** Financial Statements

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Sunrise holding senior notes

Sunrise has issued certain senior notes that rank equally with all of the existing senior debt of such issuer and are senior to all existing subordinated debt of such issuer and which are secured by a pledge over the shares of Sunrise HoldCo IV. In addition, the indentures governing Sunrise senior notes contain customary incurrence-based covenants such as compliance with certain consolidated net leverage ratios, as well as restrictions with regard to the ability to sell certain assets. Also, in the case of a change of control, Sunrise must repurchase the relevant notes at a redemption price of 101%. Covenants are tested on a quarterly basis.

The details of the Sunrise holding senior notes are summarised in the following tables:

Year ended 31 December 2025

Sunrise holding senior notes	Maturity	Interest rate	Original Issue Amount	Outstanding principal amount: Borrowing Currency	Outstanding principal amount: CHF Equivalent	Carrying Value CHF
				in millions		
3.875% senior notes	15 June 2029	3.88%	€635.0	€287.9	268.0	267.8
Total					**268.0**	**267.8**

Year ended 31 December 2024

Sunrise holding senior notes	Maturity	Interest Rate	Original Issue Amount	Outstanding principal amount: Borrowing Currency	Outstanding principal amount: CHF Equivalent	Carrying Value CHF
				in millions		
3.875% senior notes	15 June 2029	3.88%	€635.0	€287.9	270.4	269.9
5.5% senior notes	14 January 2028	5.50%	$550.0	$395.3	358.9	358.1
Total					**629.3**	**628.0**

Transfers of financial assets – Airtime-receivable securitisation

On 30 December 2025, the Group sold trade receivables related to mobile services with a gross carrying amount of CHF 52.8 million (2024: CHF nil) to a third-party financial institution. The receivables were sold at par and derecognised because the Group transferred substantially all credit risk and surrendered control. The Group has no continuing involvement in the transferred receivables as defined in IFRS 7. Cash proceeds of CHF 51.5 million are presented in the statement of cash flows under «Proceeds from sale of trade receivables» within cash flows from operating activities.

268 **Sunrise Annual Report 2025 I** Financial Statements

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(24) Financial Instruments and Risk

Financial risk management
Sunrise operates a centralised risk management system that distinguishes between strategic and operating risks. The overall risk management programme of Sunrise focuses on the unpredictability of financial market risks and seeks to minimise potential adverse effects on the financial condition or performance of Sunrise. All identified risks are quantified (according to their realisation probability and impact) and noted on a risk schedule. Sunrise is exposed to a variety of financial risks, namely market risk, credit risk and liquidity risk. Financial risk management is governed by policies approved by key management personnel. These policies provide guidelines for overall risk management as well as specific areas such as interest rate risk.

Area	Risk management approach
Liquidity risk	Liquidity risk is managed by maintaining adequate cash balances, access to committed borrowing facilities and diversified sources of funding. Liquidity requirements are monitored on an ongoing basis through budgeting, rolling cash-flow forecasts and stress-testing, taking into account restrictions on the transfer of cash within the Group.
Capital management	The Group's objective in managing capital is to secure its ongoing financial needs, maintain its ability to continue as a going concern and preserve financial flexibility, while providing returns to shareholders. Capital is monitored through leverage metrics, debt maturity profiles and covenant compliance.
Credit risk	Credit risk is managed through established credit policies, customer credit assessments and ongoing monitoring of payment behaviour. Exposure is diversified across a broad customer base and financial counterparties, limiting concentrations of credit risk.

Foreign currency exposures
Substantially all of Sunrise debt is in currencies other than the Swiss franc (see Note 23 for additional information). Therefore, the Sunrise policy is to provide for an economic hedge against foreign currency exchange rate movements by using derivative instruments to synthetically convert unmatched debt into the applicable underlying currency.

269 Sunrise Annual Report 2025 I Financial Statements

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	31 December 2025			31 December 2024		
CHF in millions	**EUR**	**USD**	**Other**	**EUR**	**USD**	**Other**
Trade receivables	4.0	1.1	8.2	8.6	1.8	7.5
Trade payables	(19.7)	(7.8)	(12.1)	(21.5)	(19.2)	(10.3)
Sunrise Holding Bank facilities	—	(1,540.5)	—	(653.5)	(1,577.8)	—
Sunrise holding SPE notes	(1,165.8)	(975.5)	—	(351.3)	(1,115.9)	—
Sunrise holding senior notes	(267.8)	—	—	(269.9)	(358.1)	—
Cross currency swaps	(117.4)	(382.4)	—	(232.5)	(30.5)	—
FX Forwards	0.1	(0.1)	(0.3)	(0.3)	0.9	0.2
Interest Rate Options	—	—	—	—	—	—
Interest Rate Swaps	(7.6)	(41.4)	—	(86.0)	(93.5)	—
Net statement of financial position exposure	**(1,574.2)**	**(2,946.6)**	**(4.2)**	**(1,606.4)**	**(3,192.3)**	**(2.6)**

The following table shows the impact of a possible change in the Euro and the US dollar against the Swiss franc, all other variables held constant before the impact of economic hedging against foreign currency exchange rate movements. The impact on Sunrise profit before tax is mainly driven by foreign exchange gains/losses of Euro- and US dollar- denominated cash and cash equivalents, trade and other receivables as well as trade, borrowing and other payables. As of 31 December 2025 and 31 December 2024, Sunrise has no other material exposure to foreign currencies.

270 Sunrise Annual Report 2025 I Financial Statements

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Foreign currency sensitivity

		31 December	
		Effect on profit before tax	
CHF in millions	**Changes in %**	**2025**	**2024**
EUR/CHF	10	160.1	177.4
USD/CHF	10	278.6	380.4

Interest rate risk
Sunrise is exposed to changes in interest rates primarily as a result of its borrowing activities, which include fixed-rate and variable-rate borrowings by its subsidiaries. The Sunrise interest rate risk mainly arises from borrowings primarily under the Sunrise Holding Bank Facility, which are indexed to EURIBOR, Secured Overnight Financing Rate ('SOFR'), Term Secured Overnight Financing Rate ('Term SOFR'), Swiss Average Rate Overnight ('SARON') or other base rates. In general, Sunrise enters into derivative instruments to protect against increases in the interest rates on variable-rate debt. An instantaneous increase/decrease in the relevant base rate of 10 basis points would have increased/decreased the aggregate fair value of the Sunrise interest rate derivatives by approximately CHF 13.0 million (2024: CHF 13.0 million). Such a movement would be predominantly offset by gains or losses on interest expense.

Capital management
The Sunrise objectives in managing capital are to secure its ongoing financial needs, to continue as a going concern, to meet its financial targets, to provide returns to its shareholders and to maintain a cost-efficient and risk-optimised capital structure. Its managed capital structure consists of equity (as disclosed in Note 20), current and non-current borrowings (see Note 23) less cash and cash equivalents.

	31 December	
CHF in millions	**2025**	**2024**
Equity attributable to shareholders	4,049.5	4,360.8
Non-controlling interests (Note 20)	26.2	26.1
Total equity	**4,075.7**	**4,386.9**
Current borrowings (Note 23)	485.7	407.4
Non-current borrowings (Note 23)	3,950.0	4,326.8
Total borrowings	**4,435.7**	**4,734.2**
Less: Cash and cash equivalents	(273.2)	(351.8)
Managed capital	**8,238.2**	**8,769.3**

Liquidity risk

271 Sunrise Annual Report 2025 I Financial Statements

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In order to maintain this capital structure, Sunrise manages its liquidity to ensure its ability to service its borrowings. Liquidity risk arises when there is difficulty in Sunrise meeting its financial obligations. In addition to cash and cash equivalents, the primary sources of liquidity are cash provided by operations and access to the available borrowing capacity of various debt facilities. Sunrise uses budgeting and cash flow forecasting tools to ensure that there are sufficient resources to meet its liquidity requirements on a timely basis. Further, Sunrise also maintains a liquidity reserve to provide for unanticipated cash outflows. Cash flow forecasting is performed by the Sunrise treasury function. Rolling forecasts of Sunrise liquidity requirements are established on a regular basis to ensure sufficient cash is available to meet operational needs and to honour its obligations under its financing arrangements, including the maintenance of borrowing limits and covenant compliance. The table below summarises the maturity profile of Sunrise's financial liabilities based on contractual undiscounted cash outflows (inflows). All interest payments and repayments of financial liabilities are based on contractual agreements. Interest payments are determined using zero-coupon rates. For floating rate instruments, the calculation is computed using the base rate and applicable margin prevailing as of 31 December 2025.

	31 December 2025				
CHF in millions	**<1 year**	**Between 1 and 2 years**	**Between 2 and 5 years**	**Over 5 years**	**Total**
Trade payables and other payables	719.2	60.5	79.1	87.6	**946.4**
Accrued interest	98.5	—	—	—	**98.5**
Vendor financing	387.2	—	—	—	**387.2**
Borrowings – notional	—	—	564.3	3,393.8	**3,958.1**
Borrowings – interest	199.4	201.8	592.0	280.6	**1,273.8**
Lease liabilities (undiscounted)	181.4	178.3	435.8	863.9	**1,659.4**
Derivatives	72.3	76.2	(168.3)	(100.0)	**(119.8)**

Vendor Financing
Represents amounts owed to various creditors pursuant to interest-bearing vendor financing arrangements that are used to finance certain of Sunrise's property and equipment additions and operating expenses. These arrangements extend Sunrise's repayment terms beyond a vendor's original due dates (e.g., extension beyond a vendor's customary payment terms, which are generally 90 days or less) and as such are classified outside of accounts payable as third-party debt (Note 23) in the Sunrise Consolidated Statements of Financial Position. These obligations are generally due within one year and include VAT that was also financed under these arrangements. For the purposes of the Sunrise Consolidated Statements of Cash Flows, vendor financing additions represent operating-related expenses financed by an intermediary that are treated as constructive operating cash outflows and constructive financing cash inflows when the intermediary settles the liability with the vendor. When Sunrise pays the financing intermediary, it records financing cash outflows in its Consolidated Statements of Cash Flows.

Supplier finance arrangements
Sunrise participates in supplier finance arrangements for short-term liquidity management. The principal purpose of these arrangements is to facilitate efficient payment processing of supplier invoices and, where applicable, to put suppliers in a position to receive payments from the bank before the due date of the invoice. Sunrise does not extend payment terms beyond its normal operating cycle and supplier payment policies.

Sunrise does not derecognise the original trade payables relating to supplier finance arrangements because neither a legal release was obtained nor was the original liability substantially modified on entering into the arrangement.

272 Sunrise Annual Report 2025 I Financial Statements

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All supplier finance arrangements are classified as current as at 31 December 2025 and 2024:

CHF in millions	31 December 2025	31 December 2024
Carrying amount of liabilities under a supply finance arrangement		
Disclosed under trade payables	101.1	71.7
Thereof suppliers have received payment from finance providers	101.1	71.7
Range of payment due dates		
Liabilities that are part of the arrangement	1 - 60 Days	1 - 60 Days
Comparable trade payables that are not part of the arrangement [1]	30 - 90 Days	30 - 90 Days

Undrawn borrowing facilities

As part of the senior facilities agreement Sunrise benefits from a multi-currency revolving credit facility with a total commitment equal to CHF 500.0 million (2024: CHF 685.8 million). Of this amount CHF 37.5 million (2024: CHF 56.4 million) is available as an ancillary facility. With the exception of CHF 14.3 million (2024: CHF 23.8 million) of borrowings under the ancillary facility (which are blocked as financial guarantees), the Sunrise Holding Revolving Facility was undrawn at each financial year end.

Credit risk

Credit risk arising from supplying telecommunications services is managed by assessing the credit quality of the customer, considering its financial position, past experience, payment history and other factors. Sunrise periodically assesses the financial reliability of its customers and their credit limits. Sunrise is exposed to the risk that the counterparties to their derivative instruments and cash holdings will default on their obligations. In this regard, credit risk associated with derivative instruments is spread across a relatively broad counterparty base of banks and financial institutions. Collateral is generally not posted by either party under the derivative instruments.

Concentrations of credit risk with respect to trade receivables and contract assets are limited due to the nature of the Sunrise business with very low customer concentration. At 31 December 2025, Sunrise exposure to counterparty credit risk included (i) derivative assets with an aggregate fair value of CHF 0.10 million (netted on counter party level) , (ii) trade receivables of CHF 366.2 million and (iii) cash and cash equivalents and restricted cash of CHF 273.7 million.

[1] Comparable trade payables are, for example, trade payables of the entity within the same line of business or jurisdiction.

273 Sunrise Annual Report 2025 I Financial Statements

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Allowance for expected credit losses

The development of the allowance for expected credit losses of trade receivables for the indicated periods is set forth below:

CHF in millions	2025	2024
Allowance at 1 January	(31.9)	(30.6)
Provisions for impairment of trade receivables	(19.9)	(30.8)
Write-off of receivables	12.5	29.5
Impact from change in estimate (ECL)	(57.8)	—
Allowance at 31 December	**(97.1)**	**(31.9)**

274 Sunrise Annual Report 2025 I Financial Statements

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The detailed ageing of Sunrise trade receivables and the related allowance for expected credit losses is set forth below:

31 December 2025	Current (not due)	1-30 days (overdue)	31-60 days (overdue)	61-90 days (overdue)	91-120 days (overdue)	121-365 days (overdue)	Over 365 days (overdue)	Total
Trade receivables gross	145.7	75.6	15.7	8.1	4.3	30.4	95.5	375.3
Trade receivable gross - Ageing %	38.8%	20.1%	4.2%	2.2%	1.1%	8.1%	25.4%	100.0%
Allowance for doubtful accounts	(0.7)	(0.4)	(2.9)	(2.5)	(2.5)	(15.3)	(72.8)	(97.1)
Allowance for doubtful accounts - Ageing %	0.7%	0.4%	3.0%	2.6%	2.6%	15.8%	75.0%	100.0%
Trade receivables - Provision %	0.5%	0.5%	18.5%	30.9%	58.1%	50.3%	76.2%	25.9%
Unbilled revenue								52.5
Current trade receivables, net								**330.7**
Non-current trade receivables gross	35.5	—	—	—	—	—	—	35.5
Non-current trade receivables gross - Ageing %	100.0%	—%	—%	—%	—%	—%	—%	100.0%
Non-current trade receivables, net								**35.5**

31 December 2024	Current (not due)	1-30 days (overdue)	31-60 days (overdue)	61-90 days (overdue)	91-120 days (overdue)	121-365 days (overdue)	Over 365 days (overdue)	Total
Trade receivables gross	153.8	100.9	15.7	12.7	6.2	38.2	—	327.5
Trade receivable gross - Ageing %	47.0%	30.8%	4.8%	3.9%	1.9%	11.7%	—%	100.0%
Trade receivables - affiliates								0.2
Allowance for doubtful accounts	(1.0)	(0.9)	(2.4)	(1.8)	(1.7)	(24.1)	—	(31.9)
Allowance for doubtful accounts - Ageing %	3.1%	2.8%	7.6%	5.6%	5.3%	75.6%	—%	100.0%
Trade receivables - Provision %	0.6%	0.9%	15.4%	14.2%	27.3%	63.1%	—%	(9.7)%
Unbilled revenue								57.2
Current trade receivables, net								**353.0**
Non-current trade receivables gross	34.3	—	—	—	—	—	—	34.3
Non-current trade receivables gross - Ageing %	100.0%	—%	—%	—%	—%	—%	—%	100.0%
Non-current trade receivables, net								**34.3**

275 Sunrise Annual Report 2025 I Financial Statements

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Trade receivables are non-interest bearing and are generally collected within one year. When a trade receivable is determined to be uncollectible, it is written off against the allowance account. The allowance for expected credit losses of trade receivables is included within other operating items in the Consolidated Statements of Income or Loss. Following the completion of the spin-off and the related internal alignment of credit-related policies, Sunrise has revised its approach to determining the expected loss horizon for trade receivables. Sunrise now bases this assessment primarily on prevailing practices in the Swiss market, supported by a detailed analysis of customer characteristics and historical payment behaviour. The determination of when a receivable is considered uncollectible is therefore informed by both market standards and data-driven insights into the actual payment patterns and risk profiles of the Sunrise customer base. Receivables that remain outstanding beyond the market-based and data-driven loss horizon are written off accordingly, ensuring that the company's credit risk management reflects both local market realities and empirical evidence. The five-year loss horizon reflects historical evidence that effective collections, including through external collection agencies, continue to occur for certain receivables for up to five years past their due date. In practice, a trade receivable is considered uncollectible and written off when it is outstanding for more than five years past due, unless there is objective evidence that recovery remains probable, such as an agreed payment plan or an unresolved billing dispute.

Fair value estimation

The fair value of Sunrise's debt instruments is generally determined using the average of applicable bid and ask prices. The fair value of financial instruments that are not traded in an active market is determined by using valuation techniques. These valuation techniques maximise the use of observable market data where available and rely as little as possible on entity-specific estimates. If all significant inputs required to calculate the fair value of an instrument are observable, the instrument is included in level II.

For assets and liabilities that are recognised in the financial statements at fair value on a recurring basis, Sunrise determines whether transfers have occurred between levels in the hierarchy by re-assessing categorisation (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period. There were no transfers between the different hierarchy levels in 2025 and 2024.

The fair values of financial assets and financial liabilities are summarised in the following table. Not included therein are certain financial assets and liabilities whose carrying amount corresponds to a reasonable estimation of their fair value, measured at amortised cost. These include cash and cash equivalents, trade receivables, accrued liabilities, lease liabilities and trade payables, as well as other receivables and liabilities whose carrying amount corresponds to a reasonable estimation of their fair value.


PILATUS
helvetia
BKW
Sunrise
DREAM BIG. DO BIG.
coop

276 Sunrise Annual Report 2025 I Financial Statements

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		31 December			
		2025		2024	
	Fair value level	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Current assets carried at FVTPL:					
Derivative financial instruments	II	140.9	140.9	162.5	162.5
Non-current assets carried at FVTPL:					
Derivative financial instruments	II	9.6	9.6	5.1	5.1
Total		**150.5**	**150.5**	**167.6**	**167.6**
Current liabilities carried at FVTPL:					
Derivative financial instruments	II	73.1	73.1	179.3	179.3
Non-current liabilities carried at FVTPL:					
Derivative financial instruments	II	648.0	648.0	421.1	421.1
Non-current liabilities carried at amortised cost:					
Third-party debt	I	3,950.0	3,982.3	4,326.8	4,085.8
Total		**4,671.1**	**4,703.4**	**4,927.2**	**4,686.2**

The financial liabilities presented in the Statements of Financial Position comprise the Group's borrowings and accrued interest (Note 23) and derivative financial instruments (Note 24). The carrying amounts of these financial liabilities reconcile to the amounts disclosed in Notes 23 and 24.

	31 December					
	2025			2024		
CHF in millions	Current	Non-Current	Total	Current	Non-Current	Total
Financial Liabilities						
Third-party debt incl. vendor financing (Note 23)	387.2	3,950.0	4,337.2	350.0	4,326.8	4,676.8
Accrued interest on third-party debt	98.5	—	98.5	57.4	—	57.4
Derivative financial instruments	73.1	648.0	721.1	179.3	421.1	600.4
Total financial liabilities	**558.8**	**4,598.0**	**5,156.8**	**586.7**	**4,747.9**	**5,334.6**

277 **Sunrise Annual Report 2025 I** Financial Statements

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Reconciliation of movements in liabilities to cash flows from financing activities

CHF in millions	Debt and Accrued Interest	Derivative (Assets)/ Liabilities	Lease Liabilities	Other (Assets)/ Liabilities	Total
Balance as of 1 January 2025	4,734.2	432.9	1,219.3	63.9	6,450.3
Cash flows from financing activities:					
Interest paid	(198.5)	—	(61.3)	(1.5)	(261.3)
Borrowings of debt	1,260.8	—	—	—	1,260.8
Vendor financing additions	405.7	—	—	—	405.7
Repayments of debt and lease liabilities	(1,223.4)	—	(121.0)	—	(1,344.4)
Principal payments on operating-related vendor financing	(360.1)	—	—	—	(360.1)
Principal payments on capital-related vendor financing	(70.6)	—	—	—	(70.6)
Payment of financing costs and debt premiums	(16.6)	—	—	(2.7)	(19.3)
Net cash received related to derivative instruments	—	(151.3)	—	—	(151.3)
Total cash flows from financing activities	**(202.7)**	**(151.3)**	**(182.3)**	**(4.2)**	**(540.5)**
Losses on debt extinguishment	21.7	—	—	7.5	29.2
Realised and unrealised (gains) losses on derivative instruments, net	—	290.1	—	—	290.1
Interest accruals	246.9	—	61.3	5.1	313.3
Assets acquired under leases	—	—	173.4	—	173.4
Assets acquired under capital-related vendor financing arrangements, including VAT	62.1	—	—	—	62.1
Effect of changes in foreign exchange rates	(423.5)	—	—	—	(423.5)
Other changes	(3.0)	(1.2)	5.5	222.0[1]	223.3
Balance as of 31 December 2025	**4,435.7**	**570.5**	**1,277.2**	**294.3**	**6,577.7**

[1] The amount of CHF 222 million primarily relates to the measurement and recognition of financial liabilities arising from the ice-hockey broadcasting rights agreement entered into in 2025.

278 **Sunrise Annual Report 2025 I** Financial Statements

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CHF in millions	Debt and Accrued Interest	Derivative (Assets)/Liabilities	Lease Liabilities	Total
Balance as of 1 January 2024	5,537.3	607.3	1,257.6	7,402.2
Cash flows from financing activities:				
Interest paid	(359.2)	—	(61.0)	(420.2)
Vendor financing additions	363.4	—	—	363.4
Repayments of debt and lease liabilities	(1,064.7)	—	(114.4)	(1,179.1)
Principal payments on operating-related vendor financing	(327.9)	—	—	(327.9)
Principal payments on capital-related vendor financing	(49.1)	—	—	(49.1)
Net cash received related to derivative instruments	—	52.3	—	52.3
Total cash flows from financing activities	**(1,437.5)**	**52.3**	**(175.4)**	**(1,560.6)**
Losses on debt extinguishment	3.9	—	—	3.9
Realised and unrealised (gains) losses on derivative instruments, net	—	(249.6)	—	(249.6)
Interest accruals	358.2	—	69.8	428.0
Assets acquired under leases	—	—	126.3	126.3
Assets acquired under capital-related vendor financing arrangements, including VAT	52.1	—	—	52.1
Effect of changes in foreign exchange rates	271.8	15.6	—	287.4
Other related party charges	(51.8)	—	—	(51.8)
Other changes	0.2	7.3	(59.0)	(51.5)
Balance as of 31 December 2024	**4,734.2**	**432.9**	**1,219.3**	**6,386.4**

279 **Sunrise Annual Report 2025 I** Financial Statements

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CHF in millions	Debt and Accrued Interest	Derivative (Assets)/Liabilities	Lease Liabilities	Total
Balance as of 1 January 2023	5,942.1	(15.5)	1,347.9	7,274.5
Cash flows from financing activities:				
Interest paid	(364.1)	—	(58.4)	(422.5)
Vendor financing additions	271.2	—	—	271.2
Repayments of debt and lease liabilities	—	—	(107.6)	(107.6)
Principal payments on operating-related vendor financing	(171.8)	—	—	(171.8)
Principal payments on capital-related vendor financing	(124.8)	—	—	(124.8)
Payments on financing costs and debt premiums	0.1	—	—	0.1
Net cash received related to derivative instruments	—	117.1	—	117.1
Total cash flows from financing activities	**(389.4)**	**117.1**	**(166.0)**	**(438.3)**
Realised and unrealised (gains) losses on derivative instruments, net	—	524.4	—	524.4
Interest accruals	358.7	—	67.9	426.6
Assets acquired under leases	—	—	56.2	56.2
Assets acquired under capital-related vendor financing arrangements, including VAT	77.6	—	—	77.6
Effect of changes in foreign exchange rates	(453.4)	(13.3)	—	(466.7)
Other related party charges	1.7	—	—	1.7
Other changes	0.1	(5.4)	(48.4)	(53.7)
Balance as of 31 December 2023	**5,537.3**	**607.3**	**1,257.6**	**7,402.2**

280 **Sunrise Annual Report 2025 I** Financial Statements

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(25) Investments

The details of investments accounted for using the equity method are set forth below:

	31 December	
CHF in millions	**2025**	**2024**
Balance at 1 January	48.4	52.5
Additions	—	0.6
Share of net results	5.9	1.3
Dividends	(3.3)	(3.0)
Other	(21.0)	(3.0)
Balance at 31 December	**30.0**	**48.4**

Impairment of equity-accounted investment (CH Media TV AG)

As part of its regular monitoring of equity-accounted investments, Sunrise identified indicators of a reduced recoverable amount of its investment in CH Media TV AG. These indicators primarily related to recent market developments in the Swiss advertising and TV landscape, as well as updated expectations for the growth and cost profile of digital media services, leading to an impairment loss of CHF 20.2 million included in «Other».

281 **Sunrise Annual Report 2025 I** Financial Statements

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(26) Related-Party Transactions

The following table provides details of transactions with associates:

		31 December	
CHF in millions	**2025**	**2024**	**2023**
Credits (charges) included in:			
Revenue	0.3	0.3	0.3
Direct costs	(1.6)	(2.4)	(1.1)
Personnel expenses	—	—	—
Included in operating (loss)	**(1.3)**	**(2.1)**	**(0.8)**
Finance expense	—	—	—
Finance income	—	—	—
Included in net (loss)	**(1.3)**	**(2.1)**	**(0.8)**
Property and equipment transfers in, net	—	—	—

The following table provides details of transactions with LG related entities prior to 2025:

		31 December	
CHF in millions	**2025**	**2024**	**2023**
Credits (charges) included in:			
Revenue	—	2.8	4.3
Direct costs	—	(1.3)	(1.2)
Personnel expenses	—	(15.9)	(18.6)
Other operating expenses	—	(116.9)	(118.1)
Included in operating (loss)	**—**	**(131.3)**	**(133.6)**
Finance expense	—	(1.5)	(1.7)
Finance income	—	3.0	2.1
Included in net (loss)	**—**	**(129.8)**	**(133.2)**
Property and equipment transfers in, net	—	11.3	23.7

282 **Sunrise Annual Report 2025 I** Financial Statements

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Prior to the spin-off, the Sunrise business was a segment of LG such that transactions with LG were considered related-party transactions. Sunrise will remain a strategic partnership and entered into a separation and distribution agreement as well as various other agreements governing relationships with LG going forward, including technology and IT services, financial services, shared services, and a variety of transitional management services to drive operational efficiency and value maximisation. Information included in this Note with respect to LG is strictly limited to related-party transactions with Liberty Global prior to the spin-off on 8 November 2024.

As of the 2025 financial year, all transactions and balances with LG and its subsidiaries are classified as transactions with non-related parties.

The following table provides details of Sunrise's balances with associates:

	31 December	
CHF in millions	**2025**	**2024**
Current receivables [(a)]	0.1	—
Long-term note receivables	—	—
Other non-current assets	0.2	—
Total assets	**0.3**	**—**
Accounts payable	—	—
Accrued other liabilities	—	—
Non-current related party loan	—	—
Other non-current liabilities	—	0.1
Total liabilities	**—**	**0.1**

(a) These receivables are non-interest bearing, may be cash or loan settled and are included within trade receivables, net and other current assets.

283 **Sunrise Annual Report 2025 I** Financial Statements

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The following table provides details of Sunrise's balances with LG related-party entities prior to 2025:

	31 December	
CHF in millions	**2025**	**2024**
Current receivables (a)	—	1.8
Long-term note receivables	—	—
Other non-current assets	—	—
Total assets	**—**	**1.8**
Accounts payable	—	0.3
Accrued other liabilities	—	20.4
Non-current related party loan	—	—
Other non-current liabilities	—	—
Total liabilities	**—**	**20.7**

In 2024, the settlement of the long-term note receivables and the non-current related-party loan, together with other spin-off related transactions and cash-flows led to a net cash flow in the amount of CHF 112.7 million as disclosed in the Consolidated Statements of Cash Flows.

284 **Sunrise Annual Report 2025 I** Financial Statements

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(27) Subsidiaries and Associates

The following table lists the principal legal entities which are included in the consolidated financial statements:

Company Name	Operating Purpose	Registered Office	Currency	31 December 2025 Capital and Voting Rights Share in %	31 December 2024 Capital and Voting Rights Share in %
CH Media TV AG [1]	Media	Switzerland	CHF	20.00	20.00
ello communications S.A.	Telecommunications	Switzerland	CHF	60.00	60.00
ITV Betriebsgesellschaft GmbH [1]	Telecommunications	Switzerland	CHF	50.00	50.00
Naxoo S.A [1]	Telecommunications	Switzerland	CHF	48.80	48.80
REGIONALE GEMEINSCHAFTS-ANTENNEN-ANLAGE SPIEZ AG REGAS [1]	Telecommunications	Switzerland	CHF	30.00	30.00
Sitel S.A.	Telecommunications	Switzerland	CHF	66.70	66.70
Sunrise Financing Partnership	Holding	United States	CHF	100.00	100.00
Sunrise FinCo I B.V.	Holding	Netherlands	CHF	100.00	100.00
Sunrise FinCo II B.V.	Holding	Netherlands	CHF	100.00	100.00
Sunrise GmbH	Telecommunications	Switzerland	CHF	100.00	100.00
Sunrise HoldCo I B.V.	Holding	Netherlands	CHF	100.00	100.00
Sunrise HoldCo II B.V.	Holding	Netherlands	CHF	100.00	100.00
Sunrise HoldCo III B.V.	Holding	Netherlands	CHF	100.00	100.00
Sunrise HoldCo IV B.V.[2]	Holding	Netherlands	CHF	100.00	100.00
Sunrise HoldCo V B.V.	Holding	Netherlands	CHF	100.00	100.00
Sunrise HoldCo VI B.V.[3]	Holding	Netherlands	CHF	100.00	100.00
Sunrise Portugal S.A.	Telecommunications	Portugal	CHF	100.00	100.00
Swiss Open Fiber AG	Telecommunications	Switzerland	CHF	100.00	100.00
Swiss-Ski Store GmbH [1]	Other	Switzerland	CHF	50.00	50.00

[1] Investment is accounted for using the equity method.
[2] In 2023, Sunrise HoldCo IV B.V. was directly held by Sunrise HoldCo V B.V. (former Liberty Global Europe Financing B.V.). All other entities were indirect subsidiaries of Sunrise HoldCo V B.V. (former Liberty Global Europe Financing B.V).
[3] Since 2024, following the spin-off, Sunrise HoldCo VI B.V. is directly held. All other entities are indirect subsidiaries of Sunrise Communications AG.

285 Sunrise Annual Report 2025 I Financial Statements

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Company Name	Operating Purpose	Registered Office	Currency	31 December 2025 Capital and Voting Rights Share in %	31 December 2024 Capital and Voting Rights Share in %
TELDAS GmbH [1]	Telecommunications	Switzerland	CHF	23.00	23.00
Télédistal S.A.[4]	Telecommunications	Switzerland	CHF	38.90	38.90
Télévaux S.A.	Telecommunications	Switzerland	CHF	80.00	80.00
UPCB Finance VII Limited [5]	Holding	Cayman Islands	CHF	—	—

(28) Events After the Balance-Sheet Date

Subsequent event – non-adjusting: After 31 December 2025, Sunrise announced a restructuring programme. As the affected employees were informed in February 2026, no provision was recognised at year-end. The estimated restructuring provision to be recognised in 2026 is approximately CHF 26 million.

[4] Télédistal S.A. is controlled by Sitel S.A. (58.3%) and Sitel S.A. is controlled by Sunrise GmbH (66.7%).
[5] As of 31 December 2024, no shares are held, but the entity is controlled by Sunrise.

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290 **Sunrise Annual Report 2025 I** Financial Statements

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Statutory Financial Statements of Sunrise Communications AG

Balance Sheet as of 31 December

(in CHF 1,000)	Notes	2025	2024
Assets			
Current assets			
Cash and cash equivalents		128	79
Other current receivables		48,063	6,756
from third parties		3	—
from companies in which the entity holds an investment		48,060	6,756
Prepaid expenses		8	—
from third parties		8	—
Total current assets		**48,199**	**6,835**
Non-current assets			
Investments	3.1	6,725,000	6,725,000
Total non-current assets		**6,725,000**	**6,725,000**
Total Assets		**6,773,199**	**6,731,835**

291 **Sunrise Annual Report 2025 I** Financial Statements

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Liabilities and shareholder's equity			
Current liabilities			
Other current liabilities		19,762	15,903
due to companies in which the entity holds an investment		19,762	15,903
Accrued expenses and deferred income		24,717	1,861
due to third parties	4.5	23,700	1,861
due to companies in which the entity holds an investment		1,017	—
Current provisions		—	669
Total current liabilities		**44,479**	**18,433**
Non-current liabilities			
Other non-current liabilities		11,225	4,885
due to companies in which the entity holds an investment		11,225	4,885
Total non-current liabilities		**11,225**	**4,885**
Total Liabilities		**55,704**	**23,318**
Shareholder's equity			
Share capital	4.1	7,386	7,236
Legal capital reserves		6,491,693	6,717,864
Reserves from foreign capital contributions	4.2	2,572,614	3,355,364
Reserves from Swiss capital contributions	4.3	14,198	—
Reserves from other capital contributions		3,904,881	3,362,500
Treasury shares	4.8	(117)	(90)
Available earnings / accumulated losses		218,533	(16,493)
Results carried forward		(16,493)	—
Income (loss) for the period		235,026	(16,493)
Total shareholder's equity		**6,717,495**	**6,708,517**
Total Liabilities and Shareholder's equity		**6,773,199**	**6,731,835**

292 **Sunrise Annual Report 2025 I** Financial Statements

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Income Statement

(in CHF 1,000)	Notes	2025 1 January until 31 December	2024 3 May until 31 December
Dividend income	4.4	240,369	—
Other financial income		50	—
Total income		**240,419**	**—**
Personnel expenses		(2,001)	(258)
Other operating expenses		(2,420)	(15,566)
Total expenses		**(4,421)**	**(15,824)**
Operating Result		**235,998**	**(15,824)**
Income (loss) for the period before taxes		**235,998**	**(15,824)**
Direct taxes		(972)	(669)
Income (loss) for the period		**235,026**	**(16,493)**

293 **Sunrise Annual Report 2025 I** Financial Statements

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(1) General

Sunrise Communications AG, with its registered office in Opfikon («Company») was incorporated on 3 May 2024.

(2) Principles

(2.1) General aspects

These financial statements were prepared according to the provisions of the Swiss Law on Accounting and Financial Reporting (32nd title of the Swiss Code of Obligations). Where not prescribed by law, the significant accounting and valuation principles applied are described below. It should be noted that to ensure the Company's going concern, the Company's financial statements may be influenced by the creation and release of hidden reserves.

(2.2) Foregoing a cash flow statement and additional disclosures in the Notes

As Sunrise Communications AG prepares its consolidated financial statements in accordance with a recognised financial reporting standard (IFRS Accounting Standards), the Company is not presenting a cash flow statement and management report and, in accordance with the statutory provisions, does not disclose details of the maturities of long-term interest-bearing liabilities and audit fees.

(2.3) Investments

Investments include participations in subsidiaries. Participations in subsidiaries are recognised as investments as soon as Sunrise Communications AG holds the majority of voting and capital rights in the Company. Investments are valued at their acquisition cost adjusted for impairment losses.

(2.4) Treasury shares

Treasury shares are recognised at acquisition date at cost and deducted from shareholders' equity. In case of a resale, the gain or loss is recognised in «Legal capital reserves» within shareholder's equity.

(2.5) Share-based payments

Sunrise Communications AG established various share-based incentive programmes under which eligible participants are entitled to equity-based awards. Board members of Sunrise Communications AG are eligible to share-based incentive programmes based on Sunrise Communications AG shares.

Expenses related to share-based compensation are recognised over the vesting period based on the expected settlement amount at vesting date.

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(3) Information on Balance Sheet and Income Statement Items

(3.1) Investments

Company, Location	Share in capital and voting rights 2025	Share capital 2025	Share in capital and voting rights 2024	Share capital 2024
Sunrise HoldCo VI B.V., Schiphol-Rijk[1]	100.00%	108	100.00%	108
CH Media TV AG, Zurich	20.00%	1,000,000	20.00%	1,000,000
Ello communications S.A., Neuchatel	60.00%	1,000,000	60.00%	1,000,000
ITV Betriebsgesellschaft GmbH, Opfikon	50.00%	20,000	50.00%	20,000
Naxoo S.A., Geneva	48.80%	4,500,000	48.89%	4,500,000
REGIONALE GEMEINSCHAFTSANTENNENANLAGE SPIEZ AG REGAS, Spiez	30.00%	300,000	30.00%	300,000
Sitel S.A., Morges	66.67%	20,850,000	66.67%	20,850,000
Sunrise Financing Partnership, Denver	100.00%	—	100.00%	—
Sunrise FinCo I B.V., Schiphol-Rijk	100.00%	106	100.00%	106
Sunrise FinCo II B.V., Schiphol-Rijk	100.00%	18,600	100.00%	18,600
Sunrise GmbH, Opfikon	100.00%	2,000,000	100.00%	2,000,000
Sunrise HoldCo I B.V., Schiphol-Rijk	100.00%	24,478	100.00%	24,478
Sunrise HoldCo II B.V., Schiphol-Rijk	100.00%	18,023	100.00%	18,023
Sunrise HoldCo III B.V., Schiphol-Rijk	100.00%	22,400	100.00%	22,400
Sunrise HoldCo IV B.V., Schiphol-Rijk	100.00%	21,600	100.00%	21,600
Sunrise HoldCo V B.V., Schiphol-Rijk	100.00%	20,000	100.00%	20,000
Sunrise Portugal S.A., Lisbon	100.00%	150,000	100.00%	150,000
Swiss Open Fiber AG, Zurich	100.00%	100,000	100.00%	100,000
Swiss-Ski Store GmbH, Ittingen	50.00%	1,200,000	50.00%	1,200,000
Teldas GmbH, Zurich	23.00%	100,000	23.00%	100,000
Télédistal S.A., Echallens	38.89%	600,000	38.89%	600,000
Télélavaux S.A., Cully	80.00%	700,000	80.00%	700,000

[1] Directly held in 2025.
All other entities are held indirectly in 2025.

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(4) Other information

(4.1) Shareholder's capital and capital band

As of 31 December 2025, the share capital of Sunrise Communications AG amounts to CHF 7,385,743.36 and consists of 71,276,895 registered Class A common shares with a par value of CHF 0.10 each and 25,805,386 registered Class B shares with a par value of CHF 0.01 each. All shares are fully paid in. The share capital comprises all issued shares, irrespective of whether they are held by shareholders or by the Company as treasury shares.

During the financial year 2025, a total of 171,930 Class B shares were converted into 17,193 Class A shares in accordance with the Articles of Association. This conversion affected the distribution between share classes but had no impact on the total share capital.

On July 10, 2025, a call option granted under a share delivery agreement was exercised, resulting in the subscription of 1,500,000 registered Class A shares out of the Company's conditional share capital pursuant to Article 4c para. 1 of the Articles of Association. The Authorised Capital Increase pursuant to Article 651 of the Swiss Code of Obligations was subsequently executed by the Board of Directors on 18 July 2025 and led to an increase in share capital of CHF 150,000.

At the extraordinary Annual General Meeting of 8 November 2024, the Board of Directors had been authorised to increase the share capital within the capital band through the issuance of up to 7,235,743 fully paid-in registered Class A shares with a par value of CHF 0.10 each.

(4.2) Reserves from foreign capital contributions

The Swiss Federal Tax Administration (ESTV) confirmed the amount of CHFk 2,812,983 as reserves from foreign capital contributions as of 31 December 2024, in its letter dated 16 April 2025. As a result, CHFk 542,280 was transferred from reserves from foreign capital contributions to reserves from other capital contributions.

During the financial year, a repayment of CHFk 240,369 (2024: nil) was made out of the reserves from foreign capital contributions.

(4.3) Reserves from Swiss Capital contributions

The Swiss capital contribution reserve for the financial year amounts to CHFk 14'198 (2024: nil). The Swiss capital contribution reserve arose in connection with the conditional capital increase.

(4.4) Dividend income

In the reporting year, dividend income amounted to CHF 240,369,602 (2024: nil), which was received from Sunrise HoldCo VI B.V., Schiphol-Rijk.

(4.5) Accrued expenses

Accrued expenses include liabilities arising from share-based payment arrangements for employee equity awards in Sunrise shares.

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(4.6) Significant shareholders
The following shareholders owned more than five percent of voting rights as at 31 December:

Shareholder	Voting rights as at 31 December 2025
Michael T. Fries, John C. Malone, Leslie A. Malone, The Malone Family Land Preservation Fund	29.14%
The Baupost Group L.L.C. (Seth Klarman)	9.76%

(4.7) Shares or equity-based instruments on shares for members of the Board, Executive Committee and employees
In 2025, the allocation of shares and equity-based instruments held by the Board of Directors, the Executive Committee and other employees was as follows:

	Quantity shares	Value shares in CHF	Quantity PSUs	Value PSUs in CHF
Allocated to Board of Directors	33,187	1,468,495	—	—
Allocated to Executive Committee	16,704	663,316	152,986	7,843,286
Allocated to employees	361,810	15,553,577	125,874	6,521,662

In 2024, the allocation of shares and equity-based instruments held by the Board of Directors, the Executive Committee and other employees was as follows:

	Quantity shares	Value shares in CHF	Quantity PSUs	Value PSUs in CHF
Allocated to Board of Directors	13,174	547,380	—	—
Allocated to Executive Committee	82,208	3,415,742	322,708	13,582,780
Allocated to employees	3,804	158,056	11,412	480,331

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(4.8) Treasury shares

	Number of Class A shares	Average value in CHF	Amount in CHF
Opening Balance 1 January 2024	—	—	—
Purchase	1,000,000	0.1	100,000
Sale	—	—	—
Allocation for share-based compensation	99,186	0.1	9,919
Closing Balance 31 December 2024	900,814	0.1	90,081
Purchase	1,500,000	0.1	150,000
Sale	—	—	—
Allocation for share-based compensation	1,232,533	0.1	123,253
Closing Balance 31 December 2025	1,168,281	0.1	116,828

(4.9) Full-time equivalents
The Company does not have any employees.

(4.10) Assets pledged in favour of a third party
As of 31 December 2025, no assets were pledged in favour of a third party.

(4.11) Subsequent events
There are no significant events after the balance-sheet date which could impact the book value of the assets or liabilities or which should be disclosed here.

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Proposed appropriation of available earnings and proposed repayment of legal capital reserves (dividend distribution)

Appropriation of available earnings

	CHFk
Accumulated losses	(16,493)
Profit for the year	235,026
Available earnings to be carried forward	**218,533**

The Board of Directors propose to carry forward the available earnings of CHFk 218,533.

Repayment of legal capital reserves

	CHFk
Legal capital reserves - reserves from foreign capital contributions as of 31.12.2025	2,572,614
Repayment of legal capital reserves - reserves from foreign capital contributions	**(251,015)**
	2,321,598
Legal capital reserves - reserves from foreign capital contributions to be carried forward	**2,321,598**

The Board of Directors proposes a repayment out of the legal capital reserves – reserves from foreign capital contributions of CHF 251,015,444 (CHF 3.42 per Class A share and CHF 0.34 per Class B share). No repayment made on treasury shares.

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301 Sunrise Annual Report 2025 I Financial Statements This page is intentionally left blank 302 Sunrise Annual Report 2025 I Financial Statements This page is intentionally left blank Glossary Expression Declaration 4G A fourth-generation mobile communications standard enabling very high download speeds of up to 1,200 megabits per second. 5G Fifth-generation mobile communications, which are based on the existing mobile communications standard LTE (see «LTE»). 5G SA 5G Standalone AI Artificial intelligence. Describes the ability of a machine or software to imitate human capabilities, such as logical thinking, learning, planning and creativity. Generative Artificial Intelligence (also known as GenAI) – as a branch of artificial intelligence – is used to generate new content, such as text, images, music or videos. Allianz Digitale Inklusion Schweiz (ADIS) The association was founded by a large number of private and public stakeholders, a.o. Sunrise, and is committed to a fair and inclusive digital society. ARPU Average revenue per unit, calculated as the average monthly subscription revenue per average number of fixed customer relationships or mobile subscribers, as applicable Asut Swiss Association for Telecommunication and ICT – Asut represents the telecommunications industry. The association is committed to ensuring that both users and providers of services and products have the best possible framework conditions. BCS Basic cable service BTS Built-to-suit Broadband Wide-bandwidth data transmission that exploits signals at a wide spread of frequencies or several different simultaneous frequencies and is used in fast Internet access. Broadcast Refers to the real-time transmission by an indefinite number of receiving devices of designed video and/or audio content based on a transmission plan by means of telecommunications. Broadcasting includes, in particular, radio and television. Campus networks A local network dedicated to a specific geographical area. Unlike public mobile networks, its usage is restricted to people or devices affiliated with the campus, providing enhanced security and control. Capex Capital expenditure CDP Carbon Disclosure Project is an initiative launched by institutional investors that aims to promote dialogue between investors and businesses on climate-change issues. Businesses provide information on their greenhouse-gas emissions and climate action strategies. The data is collected and published annually. Chance5G Association that promotes and raises awareness of 5G. Cloud connectivity Methods and services that allow users and devices to connect to cloud computing resources over the Internet. It enables seamless access to cloud- based applications, storage and services, ensuring efficient data transfer and communication between local networks and cloud environments. CO2e Emissions of greenhouse gases other than carbon dioxide (CO2) are converted into CO2 equivalents (CO2e or CO2eq) according to their global- warming potential. ComCom The Federal Communications Commission Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 303 Sunrise Annual Report 2025 I Financial Statements connect connect is a leading European telecom magazine that conducts independent, large-scale tests of mobile networks, fixed networks and related services in Switzerland, Austria and Germany. Widely used as an industry benchmark. CPE Customer Premises Equipment DDTrO Swiss Ordinance on Due Diligence and Transparency in relation to Minerals and Metals from Conflict-Affected Areas and Child Labour DE&I Diversity, Equity and Inclusion Device as a Service (DaaS) Device-as-a-Service (DaaS) is a business model in which hardware devices such as laptops, tablets, smartphones and other such products are offered from retailers and manufacturers to customers through a subscription-based model rather than a one-time purchase. DSL Digital subscriber line economiesuisse Umbrella organisation for the Swiss business sector and the link between the political arena, the economy and society, that campaigns for the best possible framework conditions for Swiss businesses. EBITDA Earnings before interest, taxes, depreciation and amortisation EBITDAaL Earnings before interest, taxes, depreciation, amortisation and lease expenses EcoVadis The EcoVadis online platform supports the enforcement of environmental and social standards in global supply chains through standardised sustainability rankings of suppliers. EnAW Energie-Agentur der Wirtschaft is an association supporting companies in their efforts to improve their energy efficiency and reduce GHG emissions. eNPS Employee net promoter score is a metric that assesses employees' job satisfaction by measuring their readiness to recommend their company to others. ESG ESG refers to the consideration of environmental, social and governance aspects. FMC Fixed-mobile convergence FVNO Fixed virtual network operator FWA Fixed wireless access GHG Protocol The Greenhouse Gas (GHG) Protocol provides standardised frameworks and tools for measuring, managing and reporting greenhouse-gas emissions (Scope 1, Scope 2, Scope 3) across different organisational and geographic scales. GRI The Global Reporting Initiative (GRI) is an organisation that uses a participatory process to develop guidelines for the preparation of sustainability reports by companies. The GRI Standards represent global best practice for sustainability reporting. HFC network Hybrid fibre-coaxial network ICT Information and Communication Technology: The combination of the two terms information and communication technology stands for the convergence of information technology (information and data processing as well as the hardware required for this) and communication technology (technically supported communication). IFRS International Financial Reporting Standards ILO The International Labour Organisation is a United Nations agency whose mandate is to advance social and economic justice by setting international labour standards. Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements Shareholder Letter Sunrise at a glance Operational & Financial Review Sustainability Corporate Governance Compensation Financial Statements 304 Sunrise Annual Report 2025 I Financial Statements

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IoT	The Internet of things (IoT) describes devices with sensors, processing ability, software and other technologies that connect and exchange data with other devices and systems over the Internet or other communications network.
IPTV (IP streaming)	Internet Protocol television (IPTV) is the delivery of television content over Internet Protocol (IP) networks. This is in contrast to delivery through traditional terrestrial, satellite and cable transmission formats. Unlike downloaded media, IPTV offers the ability to stream the source media continuously and hence can begin playing the content (such as a TV channel) almost immediately.
ISO 14001	An international environmental management standard that sets globally recognised requirements for an environmental management system.
ISO 27001	An international standard for information security management systems.
LCA	Life cycle assessment. Assesses a product or service in terms of its total generated emissions, energy or materials use throughout the entire life cycle, i.e., from the sourcing of raw materials, the production, transportation, usage and end of life treatment (recycling, refurbishment or disposal).
LEED	Leadership in Energy and Environmental Design is a green-building certification programme used worldwide. It includes a set of rating systems for the design, construction, operation and maintenance of green buildings and homes which aims to help building owners and operators be environmentally responsible and use resources efficiently.
LGBTQIA+	Lesbian, gay, bisexual, transgender, queer, questioning, intersex, asexual, and the + holds space for the expanding and new understanding of different parts of the very diverse gender and sexual identities.
MNO	Swisscom, Sunrise and Salt, collectively, as mobile network operators
MVNO	Mobile virtual network operator
Narrowband	Narrowband refers to data communication and telecommunications tools, technologies and services that utilize a narrower set or band of frequencies in the communication channel. Typically implemented in telecommunication technologies to carry voice data on a limited number of frequency sets.
NFC	Near-field communication
NIR	Non-ionizing radiation. Wireless technology emits radiation in the radio-frequency region of the electromagnetic spectrum as a type of non-ionizing radiation.
NPS	Net promoter score
OFCOM	The Federal Office of Communications deals with issues relating to telecommunications and broadcasting (radio and television) and performs sovereign and regulatory tasks in these areas. It prepares the decisions of the Federal Council, the Federal Department of the Environment, Transport, Energy and Communications (DETEC) and the Federal Communications Commission (ComCom).
Ombudscom	The Telecom Dispute Resolution Service mediates on behalf of the Federal Office of Communications (OFCOM) in civil-law disputes based on telecommunications services or value-added services.
Opex	Operational expenditure
OTT services	Over-the-top telecommunications services delivered over the Internet.
P&E additions	Property and equipment additions are capital expenditures (may include buildings, machinery, vehicles, furniture and technology equipment) that are recorded on the company's balance sheet and depreciated over their useful life.
RGU	Revenue-generating unit
Roaming	Roaming allows cellular customers to automatically make and receive voice calls, send and receive data and access other services, including home data services, while travelling outside their home network's coverage area by using a visited network.
Sunrise Communications AG	Sunrise Communications AG is the Sunrise Group's holding company, listed on the SIX Swiss Exchange and organised under the laws of Switzerland.

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Sunrise GmbH	Sunrise GmbH is the main operating company of Sunrise.
Sunrise Group	Sunrise Group (also «Group», «Sunrise», «we») refers to Sunrise Communications AG and all its affiliates.
Swico	Swiss association for ICT and Internet services and disposal and recycling of electronic equipment, that represents the interests of established companies and start-ups in politics, business and society. Also, the Swico industry solution enables companies to handle occupational health and safety efficiently.
Swisscleantech	Swisscleantech is a Swiss business association that currently has over 500 member companies from all sectors working together towards a CO2-neutral Switzerland by 2050.
SBTi	Science Based Target initiative. Defines and promotes best practice in emissions reductions and net-zero targets in line with climate science. Develops standards, tools and guidance to enable companies and financial institutions to set science-based targets in line with the latest climate science.
Scopes	To distinguish between direct and indirect emission sources, the GHG Protocol (see GHG Protocol) defines three areas of validity for reporting and accounting for greenhouse gases.
Scope 1	Scope 1 includes all emissions directly generated in the company, e.g., as a result of the consumption of fuel or fuel oil.
Scope 2	Scope 2 covers all indirect emissions associated with the generation of energy purchased by the Company from external sources, e.g., electricity and district heating.
Scope 3	Scope 3 applies to all other emissions generated along the corporate value chain. This comprises both indirect emissions in the company itself (e.g., business trips, commuting), and emissions from upstream value-chain stages (e.g., procurement, logistics) and downstream stages (e.g., during customer use of products and services, during disposal).
SDGs	Sustainable Development Goals: The 17 goals for sustainable development are political objectives of the United Nations (UN) which aim to ensure sustainable development on economic, social and ecological levels. With the Agenda 2030, all UN member states – including Switzerland – have committed to achieving these goals by 2030. The basic principle of the agenda is «Leave no one behind», because sustainable development can only be successful and efficient if the poorest and most neglected populations are reached first.
SME	Small and medium-sized enterprise
SOHO	Small office / home office
Suissedigital	Swiss association for communication networks focusing on broadband services
UN Global Compact	The United Nations Global Compact (UNGC) is a nonbinding United Nations pact that encourages businesses worldwide to follow its ten principles on human rights, labour, environment and anti-corruption and report on the progress made towards adopting the ten principles.

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Published by
Sunrise Communications AG
Thurgauerstrasse 101B
8152 Glattpark (Opfikon)

Publication Director
Séverine de Rougemont, Sunrise GmbH, Glattpark (Opfikon)

Lead Sustainability Report
Marisa Hürlimann, Sunrise GmbH, Glattpark (Opfikon)

Design concept, layout and execution
Carmen Andrea Fausch, Sunrise GmbH, Glattpark (Opfikon)

Proofreading
Peter Riley, Sunrise GmbH, Glattpark (Opfikon)

Photos
© Sunrise GmbH, Glattpark (Opfikon)

307 **Sunrise Annual Report 2025 I** Financial Statements